                                                FILED PURSUANT TO RULE 424(b)(3)
                                                FILE NO. 333-77293

                            EMERALD FINANCIAL CORP.
                                14092 PEARL ROAD
                            STRONGSVILLE, OHIO 44136

                                  MAY 19, 1999

Dear Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders of Emerald Financial Corp. The meeting will be held on Thursday, July 8, 1999, 10:30 a.m., Eastern Daylight Savings Time, at Quality Catering Party Center, 9200 Pearl Road, Strongsville, Ohio.

     At the Annual Meeting, holders of Emerald common stock will be asked to adopt the Affiliation Agreement between Emerald and Fifth Third Bancorp and approve the merger between Emerald and Fifth Third. Shareholders will also be asked to elect three nominees to serve as directors of Emerald until the 2002 Annual Meeting or until the merger of Emerald with and into Fifth Third is completed.

     When the merger of Emerald into Fifth Third becomes effective, each outstanding share of Emerald common stock (other than shares held by shareholders who perfect dissenters' rights) will be exchanged for Fifth Third common stock. Your Board of Directors has concluded that the merger of Emerald with and into Fifth Third is in the best interests of Emerald and its shareholders. We have received a fairness opinion from McDonald Investments Inc., Emerald's financial advisor, that the exchange ratio is fair from a financial point of view to the holders of Emerald common stock. Your Board of Directors unanimously recommends that you vote FOR the merger proposal at the Annual Meeting.

     Emerald shareholders are entitled to exercise dissenters' rights with respect to their common stock. The terms of the proposed merger and important information relating to Emerald and Fifth Third Bancorp are explained in the accompanying Prospectus/Proxy Statement. Please give this document your prompt attention.

          TO APPROVE THE PROPOSED MERGER, IT WILL BE NECESSARY TO OBTAIN THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST TWO THIRDS OF THE OUTSTANDING SHARES OF EMERALD COMMON STOCK. AN ABSTENTION OR FAILURE TO VOTE HAS THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

     We have enclosed a Blue proxy card for your use in voting at the Annual Meeting. Please indicate your voting instructions and sign, date and mail the Blue proxy card promptly in the postage-paid envelope provided. Regardless of whether you plan to attend the Annual Meeting in person, it is important that you return the enclosed Blue proxy card so that your shares will be voted at the Annual Meeting.

     You are also cordially invited to attend a Special Meeting of Shareholders of Emerald Financial Corp. The meeting will be held after the Annual Meeting on Thursday, July 8, 1999, at 11:30 a.m., Eastern Daylight Savings Time, at Quality Catering Party Center, 9200 Pearl Road, Strongsville, Ohio.

     The Special Meeting is being held because the merger with Fifth Third is also considered a "control share acquisition" under Ohio law and such control share acquisition must be approved by the shareholders of Emerald at a special meeting. At the Special Meeting, holders of Emerald common stock will be asked to approve the control share acquisition by Fifth Third of more than a majority of the voting power of Emerald. Your Board of Directors unanimously recommends that you vote FOR the control share acquisition proposal at the Special Meeting.

          THE CONTROL SHARE ACQUISITION MUST BE APPROVED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTING POWER OF EMERALD REPRESENTED AT THE SPECIAL MEETING, EXCLUDING ANY SHARES OF EMERALD COMMON STOCK OWNED BY ANY OFFICER OF EMERALD OR ANY DIRECTOR OF EMERALD WHO IS ALSO AN EMPLOYEE OF EMERALD.

     We have enclosed a White proxy card for your use in voting at the Special Meeting. Please indicate your voting instructions and sign, date and mail the White proxy card promptly in the postage-paid envelope provided. Regardless of whether you plan to attend the Special Meeting in person, it is important that you return the enclosed White proxy card so that your shares will be voted at the Special Meeting.

     Thank you for your attention to these important matters.

                                          Sincerely,
                                          /s/ Thomas P. Perciak
                                          Thomas P. Perciak
                                          President and Chief Executive Officer

                            EMERALD FINANCIAL CORP.
                                14092 PEARL ROAD
                            STRONGSVILLE, OHIO 44136
                                 (440) 238-7311
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JULY 8, 1999
                            ------------------------

     Notice is hereby given that the Annual Meeting of Shareholders of Emerald Financial Corp. will be held at Quality Catering Center, 9200 Pearl Road, Strongsville, Ohio 44136 on Thursday, July 8, 1999 at 10:30 a.m., Eastern Daylight Savings Time. A Prospectus/Proxy Statement for the Annual Meeting is enclosed. The purpose of the meeting is to consider and vote upon:

     1. adoption of the February 27, 1999 Affiliation Agreement by and between Emerald and Fifth Third Bancorp and approval of the merger of Emerald with and into Fifth Third pursuant to Section 1701.78 of the Ohio Revised Code;

     2. election of three directors for the term expiring in the year 2002; and

     3. such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     The Board of Directors is not aware of any other business to come before the Annual Meeting. Any action may be taken on the foregoing proposals at the meeting on the date specified above, or on any date or dates to which the meeting may be adjourned or postponed. Shareholders at the close of business on May 14, 1999 are entitled to receive notice of and to vote at the Annual Meeting.

     You are requested to complete and sign the enclosed Blue proxy card, which is solicited by the Board of Directors, and to return the Blue proxy card promptly in the postage-paid return envelope provided. Please sign your name on the proxy exactly as indicated thereon. FAILURE TO VOTE IN PERSON OR BY PROXY IS EQUIVALENT TO A VOTE AGAINST THE MERGER PROPOSAL BEING SUBMITTED TO SHAREHOLDERS FOR THEIR CONSIDERATION AT THE MEETING.

     EMERALD'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ADOPTION OF THE AFFILIATION AGREEMENT AND APPROVAL OF THE MERGER AND FOR ELECTION OF THE NOMINEES IDENTIFIED IN THE PROSPECTUS/PROXY STATEMENT. PLEASE DO NOT SEND YOUR EMERALD STOCK CERTIFICATES AT THIS TIME.

                                          By Order of the Board of Directors
                                          /s/ Paula M. Dewey
                                          Paula M. Dewey

                                          Secretary
Strongsville, Ohio
May 19, 1999

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE EMERALD THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. A SELF-ADDRESSED, PREPAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                            EMERALD FINANCIAL CORP.
                                14092 PEARL ROAD
                            STRONGSVILLE, OHIO 44136
                                 (440) 238-7311

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JULY 8, 1999

                            ------------------------

     Notice is hereby given that the Special Meeting of Shareholders of Emerald Financial Corp. will be held following the Annual Shareholders' Meeting at Quality Catering Center, 9200 Pearl Road, Strongsville, Ohio 44136 on Thursday, July 8, 1999 at 11:30 a.m., Eastern Daylight Savings Time. A Prospectus/Proxy Statement is enclosed. The purpose of the meeting is to consider and vote upon:

        1. approval of the acquisition by Fifth Third Bancorp of a controlling interest in Emerald Financial Corp. pursuant to and in accordance with Ohio Revised Code Section 1701.831;

        2. such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     The Board of Directors is not aware of any other business to come before the Special Meeting. Any action may be taken on the foregoing proposals at the meeting on the date specified above, or on any date or dates to which the meeting may be adjourned or postponed. Shareholders at the close of business on May 14, 1999 are entitled to receive notice of and to vote at the Special Meeting.

     You are requested to complete and sign the enclosed White proxy card, which is solicited by the Board of Directors, and to return the White proxy card promptly in the postage-paid return envelope provided. Please sign your name on the proxy exactly as indicated thereon.

     EMERALD'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE ACQUISITION BY FIFTH THIRD OF A CONTROLLING INTEREST IN EMERALD UNDER OHIO REVISED CODE SECTION 1701.831. PLEASE DO NOT SEND YOUR EMERALD STOCK CERTIFICATES AT THIS TIME.

                                          By Order of the Board of Directors
                                          /s/ Paula M. Dewey
                                          Paula M. Dewey

                                          Secretary
Strongsville, Ohio
May 19, 1999

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE EMERALD THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. A SELF-ADDRESSED, PREPAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

           PROXY STATEMENT FOR EMERALD FINANCIAL CORP. ANNUAL MEETING
             ------------------------------------------------------

                       PROSPECTUS OF FIFTH THIRD BANCORP
             ------------------------------------------------------

     The boards of directors of Emerald Financial Corp. and Fifth Third Bancorp have agreed that Fifth Third will acquire Emerald in a merger. If the merger is approved by the shareholders of Emerald and all other closing conditions are satisfied, each outstanding share of Emerald common stock will be exchanged for
 .30 of a share of Fifth Third common stock. In connection with the merger, Emerald's wholly owned subsidiary, The Strongsville Savings Bank, an Ohio-chartered savings association, will be acquired by Fifth Third Bank, Northwestern Ohio, N.A. The board of directors of Emerald believes that the merger is in Emerald's and your best interests.

     The merger cannot be completed unless the shareholders of Emerald approve the merger. Emerald has scheduled its 1999 annual meeting for its shareholders to vote on the merger and elect three directors. The date, time and place of the annual meeting are as follows:

                   10:30 a.m., Eastern Daylight Savings Time
                                  July 8, 1999
                         Quality Catering Party Center
                                9200 Pearl Road
                               Strongsville, Ohio

     The Emerald board of directors has also called a special meeting for its shareholders to vote upon the control share acquisition by Fifth Third of more than a majority of the voting power of Emerald. The special meeting will be held after the annual meeting at 11:30 a.m., Eastern Daylight Savings Time, on July 8, 1999, at the Quality Catering Party Center, 9200 Pearl Road, Strongsville, Ohio.

     Whether or not you plan to attend the annual or special meeting, please take the time to vote by completing and mailing the enclosed proxy cards to us. YOUR VOTE IS VERY IMPORTANT.

     Fifth Third common stock is traded on the Nasdaq National Market under the symbol "FITB."
             ------------------------------------------------------

     FOR A DESCRIPTION OF CERTAIN SIGNIFICANT CONSIDERATIONS IN CONNECTION WITH THE MERGER AND RELATED MATTERS DESCRIBED IN THIS DOCUMENT, SEE "RISK FACTORS" BEGINNING ON PAGE 9.
             ------------------------------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
             ------------------------------------------------------

     THE SHARES OF FIFTH THIRD COMMON STOCK ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.
             ------------------------------------------------------

          The date of this proxy statement/prospectus is May 19, 1999

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................      1

SUMMARY.....................................................      2

RISK FACTORS................................................      9

THE ANNUAL AND SPECIAL MEETINGS.............................     12
  Purpose of the Meetings...................................     12
  Voting and Revocability of Proxies........................     12
  Votes Required............................................     13
  Solicitation of Proxies...................................     14

PROPOSAL -- MERGER OF EMERALD INTO FIFTH THIRD..............     14
  Structure of the Merger...................................     14
  Corporate Governance......................................     15
  Merger Consideration......................................     15
  No Fractional Shares......................................     15
  Effective Time of the Merger..............................     15
  Exchange of Certificates..................................     16
  Background and Reasons for the Merger.....................     16
  Opinion of Financial Advisor to Emerald...................     19
  Federal Income Tax Consequences...........................     27
  Accounting Treatment......................................     28
  Resale of Fifth Third Common Stock by Affiliates..........     28
  Dissenters' Rights of Appraisal...........................     29

TERMS OF THE AFFILIATION AGREEMENT..........................     31
  Representations and Warranties............................     31
  Conduct Pending Merger....................................     31
  Conditions to Closing.....................................     32
  Termination; Amendment; Waiver............................     33
  Interests of Certain Persons in the Merger................     34
  Effect on Emerald Employees...............................     36

FIFTH THIRD BANCORP.........................................     37
  Description of Business...................................     37
  Recent Developments.......................................     38
  Additional Information....................................     39

EMERALD FINANCIAL CORP......................................     39
  Description of Business...................................     39
  Additional Information....................................     40

SELECTED HISTORICAL FINANCIAL DATA OF FIFTH THIRD...........     41

SELECTED HISTORICAL FINANCIAL DATA OF EMERALD...............     43

DESCRIPTION OF CAPITAL STOCK AND COMPARATIVE RIGHTS OF
  SHAREHOLDERS..............................................     45
  Voting Rights.............................................     45
  Dividends.................................................     46
  Preemptive Rights.........................................     47
  Rights Upon Liquidation...................................     47
  Indemnification and Personal Liability of Directors and
     Officers...............................................     47
  Shareholders' Meetings; Quorum............................     47

                                                                PAGE
                                                                ----
  Removal of Directors......................................     47
  Amendment to Articles of Incorporation and Code of
     Regulations............................................     48
  Vacancies on the Board of Directors.......................     49
  Advance Notice Requirements for Nominations of Directors
     and Presentation of New Business at Meetings of
     Shareholders...........................................     49
  Stock Repurchases.........................................     49
  Subscription, Conversion, Redemption Rights; Stock
     Nonassessable..........................................     49
  Change-of-Control Provisions..............................     50

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT OF EMERALD.....................................     51

ELECTION OF EMERALD DIRECTORS...............................     53
  Committees of the Board of Directors and Board
     Attendance.............................................     54
  Compensation Committee Interlocks and Insider
     Participation..........................................     54
  Directors' Compensation...................................     55
  Management of Emerald.....................................     56
  Executive Compensation....................................     57
  Change-in-Control Arrangements............................     61
  Board Report on Executive Compensation....................     62
  Compensation of Chief Executive Officer...................     62
  Performance Graph.........................................     63
  Transactions with Related Persons.........................     64
  Section 16(a) Beneficial Ownership Reporting Compliance...     64
  Shareholder Proposals.....................................     64

INDEPENDENT AUDITORS........................................     65

EFFECT OF GOVERNMENTAL POLICIES.............................     65

REGULATION OF FINANCIAL INSTITUTIONS........................     65
  Holding Company Regulation................................     66
  Capital Requirements......................................     67
  Regulation of Banks.......................................     69
  Regulation of Savings Associations........................     69

LEGAL MATTERS...............................................     73

EXPERTS.....................................................     73

WHERE YOU CAN FIND MORE INFORMATION.........................     74

ANNEXES:

Annex A: Affiliation Agreement dated as of February 27, 1999 by and between Fifth Third Bancorp and Emerald Financial Corp. (excluding exhibits)

Annex B:     Fairness Opinion of McDonald Investments Inc.

Annex C:     Section 1701.85 of the Ohio Revised Code

Annex D:     Acquiring Person Statement

Annex E:     Shareholder Support Agreement

Annex F:     Summary 1998 Annual Report of Emerald Financial Corp.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHY DO EMERALD AND FIFTH THIRD WANT TO MERGE?

A: Emerald believes that shareholder value will be maximized and that its customers will benefit through an affiliation with Fifth Third. Fifth Third wants to better serve its customers in Emerald's service areas and to expand Fifth Third's presence in those markets.

Q:  HOW WILL I BENEFIT?

A: The Emerald board of directors believes that you will benefit by becoming a shareholder of a bank holding company with a strong financial performance record like Fifth Third's. The Emerald board also believes that you will benefit from the opportunity for potential future appreciation of Fifth Third common stock.

Q:  WHAT WILL I RECEIVE FOR MY EMERALD SHARES?

A: You will receive .30 of a share of Fifth Third common stock for each share of Emerald common stock that you own at the effective time of the merger. Fifth Third will not issue any fractional shares. Instead, you will receive cash for any fractional share owed to you in an amount based on the last trading price of Fifth Third common stock on the effective date of the merger. As of May 17, 1999, the value of .30 of a share of Fifth Third common stock was $21.69.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We hope to complete the merger as soon as possible after the shareholders' meetings, assuming the required shareholder approval is obtained. The merger is also subject to the approval of federal banking regulatory authorities and the satisfaction of other closing conditions.

Q:  WHEN AND WHERE WILL THE ANNUAL AND SPECIAL MEETINGS TAKE PLACE?

A: The annual meeting will be held at 10:30 a.m., Eastern Daylight Savings Time, on July 8, 1999, at Quality Catering Party Center, 9200 Pearl Road, Strongsville, Ohio. The special meeting will be held after the annual meeting at 11:30 a.m., Eastern Daylight Savings Time, on July 8, 1999, at Quality Catering Party Center, 9200 Pearl Road, Strongsville, Ohio.

Q:  WHAT DO I NEED TO DO NOW?

A: After reviewing this document, indicate on your proxy cards how you want to vote, sign them and mail them in the enclosed return envelopes as soon as possible. The BLUE proxy card is for the annual meeting and the WHITE proxy card is for the special meeting. Please return both proxy cards.

Q:  HOW WILL MY SHARES BE VOTED IF I RETURN BLANK PROXY CARDS?

A: If you sign and send in your proxy cards and do not indicate how you want to vote, your proxies on the BLUE proxy card will be counted as a vote in favor of the merger and for the election of the nominees for director named in this document at the annual meeting and your proxy on the WHITE proxy card will be voted in favor of the control share acquisition by Fifth Third at the special meeting.

Q:  WHAT WILL BE THE EFFECT IF I DO NOT VOTE?

A: If you do not return your BLUE proxy card or otherwise vote at the annual meeting, it will have the same effect as if you voted against the merger at the annual meeting, but will have no effect on the election of directors. Failure to return your WHITE proxy card or otherwise vote at the special meeting will not affect the approval of the control share acquisition by Fifth Third.

Q:  CAN I VOTE MY SHARES IN PERSON?

A: Yes. You may attend both the annual and special meeting and vote your shares in person, rather than signing and mailing your proxy cards.

Q:  CAN I REVOKE MY PROXIES AND CHANGE MY MIND?

A: Yes. You may take back your proxies up to and including the day of the meetings by following the directions on page 12. Then you can either change your vote or attend the meetings and vote in person.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you instruct your broker on how to vote. Your broker will send you directions on how you can instruct your broker to vote. Your broker cannot vote your shares without instructions from you.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, we will send you written instructions for exchanging your stock certificates.

Q:  WHO CAN ANSWER MY QUESTIONS ABOUT THE MERGER?

A: If you have more questions about the merger, please call John F. Ziegler, Chief Financial Officer of Emerald, at (440) 238-7311.

                                    SUMMARY

  This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the annexes, and the other documents we have provided or referred you to. For more information about Fifth Third and Emerald, see "Where You Can Find More Information" (page 74).

                                 THE COMPANIES

FIFTH THIRD BANCORP
38 FOUNTAIN SQUARE PLAZA
CINCINNATI, OHIO 45236
(513) 579-5300

  Fifth Third is a registered multi-bank holding company, incorporated under Ohio law, which conducts its principal activities through its banking and non-banking subsidiaries. Fifth Third's ten subsidiary depository institutions operate a general banking business from 471 offices located throughout Ohio, Indiana, Kentucky, Michigan, Florida and Arizona. At March 31, 1999, on a consolidated basis, Fifth Third had assets of approximately $29.7 billion, deposits of approximately $18.9 billion, and shareholders' equity of approximately $3.3 billion. Fifth Third common stock is traded on the Nasdaq National Market under the symbol "FITB."

EMERALD FINANCIAL CORP.
14092 PEARL ROAD
STRONGSVILLE, OHIO 44136
(440) 238-7311

  Emerald Financial Corp. is a unitary savings and loan holding company incorporated under Ohio law. Emerald owns all of the stock of The Strongsville Savings Bank which is headquartered in Strongsville, Ohio. The Strongsville Savings Bank operates its main office and 15 community financial centers located within Cuyahoga, Medina and Lorain counties of northeastern Ohio. At March 31, 1999, Emerald, on a consolidated basis, had total assets of approximately $677.1 million, total deposits of approximately $562.4 million and shareholders' equity of approximately $61.7 million. Emerald common stock is traded on the Nasdaq National Market under the symbol "EMLD."

                                   THE MERGER

  Pursuant to the affiliation agreement between Emerald and Fifth Third dated as of February 27, 1999, at the effective time of the merger, Emerald will merge with and into Fifth Third. Fifth Third will issue shares of its common stock to the existing shareholders of Emerald in exchange for their shares of Emerald common stock. In a simultaneous transaction, The Strongsville Savings Bank will merge with and into Fifth Third Bank, Northwestern Ohio, N.A.

                       EMERALD SHAREHOLDERS WILL RECEIVE
                        FIFTH THIRD STOCK IN THE MERGER

  If the merger is approved, you will have the right to receive .30 of a share of Fifth Third common stock for each share of Emerald common stock that you own as of the effective time of the merger, assuming you do not exercise dissenters' rights. Based on the closing price per share of Fifth Third common stock on the Nasdaq National Market on May 17, 1999, the value of .30 of a share of Fifth Third common stock was $21.69.

  In the event of any stock dividends, reclassifications, recapitalization, split-ups, exchanges of shares, distributions or combinations or subdivisions of Fifth Third common stock before the merger is completed, the number of shares of Fifth Third common stock which you have the right to receive will be adjusted so as to give you the economic benefit of such event or action.

                      NO FRACTIONAL SHARES WILL BE ISSUED

  Fifth Third will not issue any fractional shares. Instead, you will receive cash for any fractional share of Fifth Third common stock owed to you in an amount based on the last trading price of Fifth Third common stock on the date on which the merger occurs.

                         TAX CONSEQUENCES OF THE MERGER

   If you do not dissent to the merger, the exchange of shares will be tax-free to you for federal income tax purposes, except for taxes payable on any cash you receive for fractional shares. If you properly dissent to the merger, you will generally be treated as having received cash in redemption for your shares and will be subject to taxes payable on the cash payment. The material federal income tax consequences are set out in greater detail on page 27.

  Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the merger to you.

                             REASONS FOR THE MERGER

  The Emerald board believes that in the rapidly changing environment of the banking industry, Emerald's long-term goal of enhancing shareholder value will be reached by merging with Fifth Third. In addition, the Emerald board believes that the customers and community served by Emerald will benefit from the merger.

  You can find a more detailed discussion of the background to the affiliation agreement and Emerald's and Fifth Third's reasons for the merger in this document under "Proposal-Merger of Emerald into Fifth Third- Background and Reasons for the Merger," beginning on page 16.

                          OPINION OF FINANCIAL ADVISOR

  In deciding to approve the merger, the Emerald board considered an opinion from McDonald Investments Inc., the financial advisor to Emerald, that the exchange ratio is fair from a financial viewpoint. This opinion has been updated at the date of this document and is attached as Annex B to this document. We encourage you to read and consider this opinion.

                     RECOMMENDATION TO EMERALD SHAREHOLDERS

  The Emerald board believes that the merger is in your best interests and unanimously recommends that you vote FOR approval of the affiliation agreement and FOR the control share acquisition by Fifth Third of more than a majority of the voting power of Emerald.

                        THE ANNUAL AND SPECIAL MEETINGS

  The annual meeting of the Emerald shareholders will be held at 10:30 a.m., Eastern Daylight Savings Time, on July 8, 1999, at Quality Catering Party Center, 9200 Pearl Road, Strongsville, Ohio. Holders of Emerald common stock outstanding on May 14, 1999 are entitled to vote at the annual meeting and will be asked to consider and vote upon:

  - the approval of the affiliation agreement;

  - the election of three directors for a three year term or until the merger is completed; and

  - any other matters as are properly presented at the annual meeting.

  None of these matters are dependent upon the adoption of any other matter. As of the date of this document, the Emerald board does not know of any other matters that will be presented at the annual meeting.

  Because the merger will also constitute a "control share acquisition" by Fifth Third under Ohio law, this action must be approved by the Emerald shareholders at a special meeting. Therefore, a separate special meeting will be held after the annual meeting at 11:30 a.m., Eastern Daylight Savings Time, on July 8, 1999, at Quality Catering Party Center, 9200 Pearl Road, Strongsville, Ohio. Holders of Emerald common stock outstanding on May 14, 1999 are entitled to vote at the special meeting and will be asked to consider and vote upon the control share acquisition by Fifth Third of more than a majority of the voting power of Emerald in connection with the merger. The merger can not be completed unless the control share acquisition is approved at the special meeting.

                                 VOTES REQUIRED

  At the annual meeting, the affiliation agreement must be approved by the affirmative vote of at least two-thirds of the shares of Emerald common stock outstanding at the close of business on May 14, 1999.

  Approval of the affiliation agreement will also authorize the Emerald board to exercise its discretion on whether to proceed with the merger in the event Emerald has the right to terminate the affiliation agreement. This determination may be made without notice to, or the resolicitation of proxies from, the Emerald shareholders.

  A plurality of the votes cast by holders of Emerald common stock represented in person or by proxy at the annual meeting is sufficient to elect directors of Emerald.

  At the special meeting, the control share acquisition by Fifth Third of more than a majority of the voting power of Emerald must be approved by (1) a majority of the shares of Emerald common stock represented at the special meeting, and (2) a majority of the shares of Emerald common stock represented at the special meeting which are not deemed to be "interested shares" under the Ohio Control Share Acquisition Act.

                 OWNERSHIP OF FIFTH THIRD FOLLOWING THE MERGER

  Based on the number of shares of Fifth Third and Emerald common stock outstanding on the record date, Fifth Third will issue approximately 3,430,000 shares of its common stock to Emerald shareholders in the merger. This will constitute approximately 1.3% of the outstanding stock of Fifth Third immediately after the merger.

                            CONDITIONS TO THE MERGER

  Fifth Third and Emerald will complete the merger only if certain conditions are satisfied. Some of the conditions are listed below:

  - the approval of the affiliation agreement by Emerald shareholders;

  - the receipt of certain regulatory approvals under federal banking laws and expiration of any waiting periods; and

  - the receipt by Fifth Third of non-competition agreements executed by the directors of Emerald.

  Some of the conditions to the merger may be waived by the company entitled to assert the condition.

                               RIGHT TO TERMINATE

  The boards of directors of Fifth Third and Emerald may jointly agree in writing to terminate the affiliation agreement without completing the merger. In addition, either company can individually terminate the affiliation agreement if:

  - the other party materially breaches any of the representations or warranties it made or fails to comply with any of its obligations under the affiliation agreement;

  - the business, assets or financial condition of the other party materially and adversely changes;

  - the merger is not completed by October 31, 1999; or

  - Emerald's shareholders do not approve the affiliation agreement. Additionally, Emerald may terminate the affiliation agreement if the average closing price of Fifth Third common stock for the 30 trading days ending five trading days before the effective time of the merger is less than $45.00 per share and Fifth Third may terminate if the average closing price over the same period is over $85.00 per share.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

  When considering the Emerald board's recommendation that Emerald's shareholders vote in favor of the merger, you should be aware that certain Emerald directors and officers may have interests in the merger that are different from, or in addition to, yours.

EMERALD EMPLOYMENT AND SEVERANCE AGREEMENT PAYMENTS

  Fifth Third has agreed to honor the change-in-control provisions of the employment agreements with Thomas P. Perciak, Emerald's President and Chief Executive Officer, and John F. Ziegler, Emerald's Executive Vice President and Chief Financial Officer and to pay these amounts to them at the effective time of the merger, except to the extent any such payment would constitute an "excess parachute payment" under sec.280(G) of the Internal Revenue Code. Accordingly, Mr. Perciak expects to receive a change-in-control payment of approximately $434,000 under his employment agreement, and Mr. Ziegler expects to receive a change-in-control payment of approximately $235,000 under his employment agreement.

  Eight officers of The Strongsville Savings Bank, three of whom are also officers of Emerald, have severance agreements. Each severance agreement provides that in the event of the involuntary termination of the executive (other than for cause) or the executive's voluntary termination for good reason within six months after a change in control, the executive would receive a lump sum payment. Fifth Third has agreed to honor the change-in-control provisions of these severance agreements and to pay them at the effective time of the merger, except to the extent any such payment would constitute an "excess parachute payment" under sec.280(G) of the Internal Revenue Code. The aggregate amount of all severance payments under these agreements will be approximately $657,400. William J. Harr, Jr., Emerald's Vice President, will receive approximately $115,500, Paula M. Dewey,

Emerald's Secretary and Vice President, will receive approximately $90,700, and Cynthia W. Gannon, Emerald's Treasurer and Vice President, will receive approximately $82,300.

RETENTION BONUSES

  At the effective time of the merger, Emerald will pay retention bonuses to certain employees of The Strongsville Savings Bank, totaling $177,615. Additionally, Mr. Perciak will receive a retention bonus of $115,000 from Fifth Third.

EXECUTIVE SUPPLEMENTAL BENEFIT PLANS

  Ten officers of The Strongsville Savings Bank, five of whom are also officers of Emerald, have Executive Supplemental Benefit Plans which provide for payments upon retirement, death or disability. These agreements also provide for an acceleration of these benefits on a change in control of Emerald, which would be paid if the officer is terminated without cause or leaves employment for good reason after the change in control.

  In the affiliation agreement, Fifth Third agreed that it would assume the obligations of Emerald and The Strongsville Savings Bank under Mr. Perciak's and Mr. Ziegler's Executive Supplemental Benefit Plans. Mr. Perciak and Mr. Ziegler, however, have agreed that the merger will not cause the acceleration of the benefits payable to them under these plans.

  The merger will accelerate the benefits payable to the other eight officers who have Executive Supplemental Benefit Plans. If payments are made to these individuals in 1999, they would total approximately $144,000, including $18,701 to Mr. Harr, $6,637 to Mrs. Gannon and $59,729 to Mrs. Dewey.

STOCK OPTIONS

  Upon the approval of the affiliation agreement by the Emerald shareholders, all unvested outstanding options to purchase Emerald common stock will become immediately exercisable, including 67,500 options held by Mr. Perciak, 67,500 held by Mr. Ziegler and 12,500 held by Mr. Harr. At the effective time of the merger, all outstanding options to purchase Emerald common stock will be converted into options to purchase Fifth Third common stock.

FIFTH THIRD EMPLOYMENT AGREEMENTS

  In the affiliation agreement, Fifth Third agreed to enter into employment agreements with Thomas P. Perciak and John F. Ziegler. Mr. Perciak will be employed as an executive vice president of Fifth Third Bank, Northwestern Ohio, N.A. with a base salary of $366,700 in the first year, $383,800 in the second year and $401,500 in the third year. Mr. Ziegler will be employed as a vice president of Fifth Third Bank, Northwestern Ohio, N.A. with a base salary of $213,800 in the first year, $224,200 in the second year and $237,500 in the third year. Messrs. Perciak and Ziegler are also eligible to receive annual bonuses of up to 65% of base salary.

BOARD MEMBER COMPENSATION

  Mr. Perciak, Kenneth J. Piechowski, an Emerald board member, and Mike Kalinich, Sr., Chairman of the Emerald board, will be appointed to the Cleveland board of directors of Fifth Third Bank, Northwestern Ohio, N.A. Messrs. Piechowski and Kalinich, as non-employee directors, will receive the same remuneration as other non-employee directors for their service, which generally includes fees for meeting attendance and stock options.

INDEMNIFICATION AND LIABILITY INSURANCE

  Fifth Third will assume all provisions for indemnification and limitation of liability now existing in favor of the directors and officers of Emerald and its subsidiaries. Fifth Third also will purchase and keep in effect for a three-year period, a policy of directors' and officers' liability insurance having liability limits and providing coverage for acts or omissions of the type currently covered by Emerald's existing directors' and officers' liability insurance for acts or omissions occurring at or prior to the merger as long as such coverage may be obtained on a commercially reasonable basis.

                          EFFECT ON EMERALD EMPLOYEES

  Fifth Third will consider employing as many of the employees of Emerald and The Strongsville Savings Bank who desire employment within the Fifth Third holding company system to the extent of available positions and consistent with Fifth Third's standard staffing levels and personnel policies.

  Each employee of Emerald and The Strongsville Savings Bank who becomes an employee of Fifth Third or any of its subsidiaries or affiliates at or immediately subsequent to the merger, including executive officers of Emerald, will be entitled to participate in all employee benefit plans sponsored by Fifth Third or its subsidiaries or affiliates on the same terms and to the same extent as similarly situated employees of Fifth Third.

  The affiliation agreement also provides for the payment on termination of severance amounts to employees of Emerald and The Strongsville Savings Bank who do not have severance or employment agreements.

                        DISSENTERS' RIGHTS OF APPRAISAL

  If you (1) do not vote to approve the affiliation agreement and (2) deliver a written demand for payment of the fair cash value of your shares of Emerald common stock not later than ten days after the annual meeting, you shall be entitled, if and when the merger is completed, to receive the fair cash value of your shares of Emerald common stock. Your right to receive the fair cash value of your Emerald shares, however, is contingent upon your strict compliance with the procedures set forth in Ohio Revised Code Section 1701.85, a copy of which is attached to this document as Annex C. If you wish to submit a written demand for payment of the fair cash value of your shares of Emerald common stock, you should deliver your demand no later than July 18, 1999 to Paula M. Dewey, Corporate Secretary, Emerald Financial Corp., 14092 Pearl Road, Strongsville, Ohio 44136.

                                   ACCOUNTING

  Fifth Third expects the merger to qualify for pooling-of-interests accounting treatment.

                              RECENT DEVELOPMENTS

  Fifth Third's strategy for growth includes strengthening its presence in core markets, expanding into contiguous markets and broadening its product offerings. Consistent with this strategy, in addition to the merger, Fifth Third recently acquired Ashland Bankshares, Inc., a bank holding company headquartered in Ashland, Kentucky and Enterprise Federal Bancorp, Inc., a savings and loan holding company headquartered in West Chester, Ohio. In addition, Fifth Third's pending acquisition of South Florida Bank Holding Corporation, a bank holding corporation headquartered in Fort Meyers, Florida is expected to be completed during the second quarter of 1999, before the completion of the merger with Emerald.

COMPARATIVE MARKET PRICES AND DIVIDENDS

     Fifth Third common stock and Emerald common stock are traded on the Nasdaq National Market under the symbols "FITB" and "EMLD", respectively. On February 26, 1999, the business day immediately preceding the public announcement of the execution of the affiliation agreement setting forth the terms of the merger, and on May 17, 1999, the most recent practicable date prior to the printing of this document, the market prices of Fifth Third common stock and Emerald common stock and the equivalent price per share of Emerald common stock giving effect to the merger were as follows:

                                                              FEBRUARY 26, 1999    MAY 17, 1999
                                                              -----------------    ------------
Fifth Third
  Common Stock..............................................       $66.06            $ 72.31
  (Closing sales price)
Emerald
  Common Stock..............................................       $14.50            $ 21.13
  (Closing sales price)
Equivalent Price Per Share of Emerald Common Stock..........       $19.82            $ 21.69

     The following table sets forth (in per share amounts), for the quarterly periods indicated, the high and low sales prices and the dividends declared during each quarterly period:

                                        FIFTH THIRD COMMON STOCK          EMERALD COMMON STOCK
                                      -----------------------------    ---------------------------
                                                          DIVIDENDS                      DIVIDENDS
                                       HIGH      LOW      DECLARED     HIGH      LOW     DECLARED
                                      ------    ------    ---------    -----    -----    ---------
1996:
First Calendar Quarter..............  $26.44    $19.33     $0.116      $5.00    $4.63     $0.028
Second Calendar Quarter.............   25.78     22.00      0.116       5.44     4.88      0.030
Third Calendar Quarter..............   25.94     22.11      0.129       5.63     5.13      0.030
Fourth Calendar Quarter.............   33.00     25.56      0.129       5.63     5.25      0.030
1997:
First Calendar Quarter..............   39.78     27.00      0.129       6.13     5.31      0.030
Second Calendar Quarter.............   38.06     30.94      0.147       7.50     5.69      0.030
Third Calendar Quarter..............   44.33     36.33      0.147       8.13     6.63      0.030
Fourth Calendar Quarter.............   55.67     41.08      0.147      11.06     7.88      0.030
1998:
First Calendar Quarter..............   58.83     49.50      0.170      12.38    10.25      0.035
Second Calendar Quarter.............   63.13     47.50      0.170      16.25    10.63      0.035
Third Calendar Quarter..............   67.25     49.25      0.170      14.00    10.00      0.085
Fourth Calendar Quarter.............   74.13     50.31      0.200      11.88     9.75      0.040
1999:
First Calendar Quarter..............   75.44     62.38      0.200      21.19    10.25      0.050
Second Calendar Quarter
  (through May 17, 1999)............   74.25     64.50        N/A      21.88    18.38      0.050

COMPARATIVE PER SHARE DATA

     The following table sets forth certain per share information for both Fifth Third and Emerald at the dates indicated and for the periods then ended. The equivalent values of this information are based on the exchange ratio of .30 of a share of Fifth Third common stock for each share of Emerald common stock. Neither Emerald nor Fifth Third can give any assurances that the following table will accurately reflect figures and values applicable at the date of completion of the merger.

                                                                                     EQUIVALENT SHARES
                                                                                        BASIS -- .30
                                                                                         SHARES OF
                                                                                        FIFTH THIRD
                                    FIFTH THIRD                     EMERALD             COMMON STOCK
                       --------------------------------------   ----------------     ------------------
                          HISTORICAL          PRO FORMA(1)         HISTORICAL
                       -----------------    -----------------   ----------------
                       BASIC     DILUTED    BASIC     DILUTED   BASIC    DILUTED     BASIC     DILUTED
                       ------    -------    ------    -------   -----    -------     ------    --------
EARNINGS PER SHARE
Three Months Ended
  March 31, 1999:      $ 0.56     $0.55     $ 0.56     $0.55    $0.16     $0.16      $0.17      $0.17
Twelve months ended
  December 31:
1998.................  $ 1.80     $1.76     $ 1.80     $1.76    $0.76     $0.72      $0.54      $0.53
1997.................  $ 1.76     $1.73     $ 1.76     $1.73    $0.61     $0.59      $0.53      $0.52
1996.................  $ 1.45     $1.42     $ 1.45     $1.42    $0.35     $0.35      $0.44      $0.43
DIVIDENDS DECLARED
  PER SHARE
Three Months Ended
  March 31, 1999:      $ 0.20        --     $ 0.20        --    $0.05        --      $0.06         --
Twelve Months Ended
  December 31:
1998.................  $0.710        --     $0.710        --    $0.20        --      $0.21         --
1997.................  $0.569        --     $0.569        --    $0.12        --      $0.17         --
1996.................  $0.489        --     $0.489        --    $0.12        --      $0.15         --
BOOK VALUE PER SHARE
At March 31, 1999:     $12.26        --     $12.33        --    $5.60        --      $3.68         --
At December 31,
  1998:..............  $11.91        --     $11.96        --    $5.33        --      $3.57         --

---------------

(1) Does not include the impact of Fifth Third's recent acquisitions of Ashland Bankshares, Inc. or Enterprise Federal Bancorp, Inc. or Fifth Third's pending acquisition of South Florida Bank Holding Corporation.

                                  RISK FACTORS

     In making your determination as to how to vote on the merger, you should consider the following factors:

RISKS RELATING TO THE MERGER

  THE EXCHANGE RATIO IS FIXED AND WILL NOT BE ADJUSTED TO REFLECT ANY CHANGES IN STOCK VALUE PRIOR TO THE EFFECTIVE TIME OF THE MERGER.

     The precise value of the merger consideration to be paid to Emerald's shareholders will not be known at the time of the annual and special meetings. The affiliation agreement provides that .30 of a share of Fifth Third common stock will be issued in the merger in exchange for each share of Emerald common stock. This exchange ratio is fixed and will not be adjusted to reflect any changes in the value of either Emerald or Fifth Third common stock between the date of the affiliation agreement and the effective time of the merger. In addition, the value of Fifth Third common stock will fluctuate prior to the effective time of the merger and may be higher or lower than on the date of the affiliation agreement or the date of the annual and special meetings. Additionally, Emerald may terminate the affiliation agreement if the average closing price of Fifth Third common stock for the 30 trading days ending five trading days before the effective time of the merger is less than $45.00 per share and Fifth Third may terminate the affiliation agreement if the average closing price over the same period is greater than $85.00 per share.

  THE VALUE OF EMERALD'S COMMON STOCK MAY VARY IN THE FUTURE.

     If the merger is not completed, the value of Emerald common stock could increase or decrease in the future. Such value could be either higher or lower than the merger consideration being offered by Fifth Third in the merger.

  EMERALD'S SHAREHOLDERS WILL HAVE NO CONTROL OF FIFTH THIRD'S FUTURE
  OPERATIONS.

     Emerald's shareholders own 100% of Emerald and, in the aggregate, have the power to approve or reject any matters requiring the approval of shareholders under Ohio law and Emeralds' articles of incorporation. After the merger, Emerald's shareholders, in the aggregate, will hold approximately 1.3% of the outstanding shares of Fifth Third common stock. Even if all of the former Emerald shareholders voted in concert on all matters presented to Fifth Third's shareholders from time to time, this number of Fifth Third shares likely will not have a major impact on whether these proposals are approved or rejected.

  CERTAIN DIRECTORS AND EXECUTIVE OFFICERS OF EMERALD WILL RECEIVE BENEFITS IN THE MERGER IN ADDITION TO THE MERGER CONSIDERATION RECEIVED BY ALL OTHER EMERALD SHAREHOLDERS.

     Certain directors and executive officers of Emerald will receive benefits in the merger in addition to the merger consideration received by you and all of the other Emerald shareholders:

     - Mr. Perciak will receive a change-in-control payment of approximately $434,000 and Mr. Ziegler will receive a change-in-control payment of approximately $235,000;

     - The merger will constitute a change in control under the severance agreements held by eight officers of The Strongsville Savings Bank, three of whom are also officers of Emerald, which will result in total payments of approximately $657,400 to these officers;

     - Fifth Third will pay Mr. Perciak a $115,000 retention bonus at the effective time of the merger;

     - Benefits under Executive Supplemental Benefit Plans will accelerate for eight officers of Emerald and The Strongsville Savings Bank;

     - Fifth Third will assume the Executive Supplemental Benefit Plans of Mr. Perciak and Mr. Ziegler, but their benefits will not be accelerated;

     - Mr. Perciak and Mr. Ziegler will enter into employment agreements with Fifth Third Bank, Northwestern Ohio, N.A.;

     - Messrs. Perciak and Ziegler have agreed that the merger will not constitute a change in control under their split dollar insurance agreements and Fifth Third has agreed to continue to pay the premiums on the underlying split dollar insurance policies;

     - Fifth Third will assume all provisions for indemnification and limitation of liability now existing in favor of the directors and officers of Emerald and will purchase and keep in effect for a three-year period, a policy of directors' and officers' liability insurance; and

     - All unvested outstanding options to purchase shares of Emerald common stock will become fully exercisable upon approval of the affiliation agreement by the Emerald shareholders and will be converted into options to purchase shares of Fifth Third common stock at the effective time of the merger.

POST MERGER RISKS

  FIFTH THIRD'S ACQUISITION STRATEGY COULD POSE RISKS.

     Fifth Third has grown through acquisitions in recent years and anticipates that it will make additional acquisitions in the future. Fifth Third frequently evaluates strategic opportunities not only in the banking industry but also in related financial service industries. One or more future acquisitions could be material to Fifth Third. Fifth Third may need to issue more common stock to pay for those acquisitions, which would further dilute the ownership interest of all Fifth Third shareholders at the time of the acquisition. Acquisitions also could require Fifth Third to use substantial cash or other liquid assets or to incur debt. In those events, Fifth Third could become more susceptible to economic downturns and competitive pressures.

  FIFTH THIRD FACES INTENSE COMPETITION FOR FINANCIAL SERVICES.

     Fifth Third competes with hundreds of commercial banks, savings and loans and other financial services providers. In addition to the challenge of attracting and retaining customers for traditional banking services, Fifth Third's competitors now include securities dealers, brokers, mortgage bankers, investment advisors and finance and insurance companies who seek to offer one-stop financial services to their customers that may include services that banks have not been able or allowed to offer to their customers in the past. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems and the accelerating pace of consolidation among financial services providers. Fifth Third's ability to maintain its history of strong financial performance and return on investment to shareholders will depend in part on Fifth Third's ability to expand its scope of available financial services as needed to meet the needs and demands of its customers.

  FIFTH THIRD MAY ENCOUNTER DIFFICULTIES IN COMBINING THE OPERATIONS OF ACQUIRED ENTITIES WITH FIFTH THIRD'S OWN OPERATIONS.

     Because the markets and industries in which Fifth Third operates are highly competitive, and because of the inherent uncertainties associated with the integration of an acquired company, there can be no assurance that Fifth Third will be able to realize fully the strategic objectives and operating efficiencies in all of its acquisitions, including Emerald. In addition, Fifth Third may lose key personnel, either from the acquired entity or from itself, as a result of acquisitions. These factors could contribute to the benefits expected from acquisitions not being achieved within expected time frames.

  GOVERNMENTAL REGULATION AND LEGISLATION COULD LIMIT FIFTH THIRD'S FUTURE
  GROWTH.

     Fifth Third and its subsidiaries are subject to extensive state and federal regulation, supervision, and legislation which govern almost all aspects of the operations of Fifth Third and its subsidiaries. These laws may change from time to time and are primarily intended for the protection of consumers, depositors, and the deposit insurance funds. The impact of any changes to these laws may negatively impact Fifth Third's ability to expand its services and to increase the value of its business. In addition, Fifth Third's earnings are affected by the monetary policies of the Federal Reserve Board. These policies, which include regulating the national supply of bank reserves and bank credit, can have a major effect upon the source and cost of funds and the rates of return earned on loans and investments. The Federal Reserve influences the size and distribution of bank reserves through its open market operations and changes in cash reserve requirements against member bank deposits. We cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on Fifth Third, but such changes could be materially adverse to Fifth Third's shareholders.

  CHANGES IN INTEREST RATES COULD REDUCE FIFTH THIRD'S INCOME AND CASH FLOWS.

     Fifth Third's income and cash flows depend to a great extent on "interest rate differentials" and the resulting net interest margins (i.e., the difference between the interest rates earned on interest-earning assets such as loans and investment securities, and the interest rates paid on interest-bearing liabilities such as deposits and borrowings). These rates are highly sensitive to many factors which are beyond Fifth Third's control, including general economic conditions and the policies of various governmental and regulatory agencies, in particular, the Federal Reserve Board. Changes in monetary policy, including changes in interest rates, will influence the origination of loans, the purchase of investments, the generation of deposits, and the rates received on loans and investment securities and paid on deposits. Fluctuations in these areas may adversely affect Fifth Third.

  FIFTH THIRD'S OPERATIONS MUST BE YEAR 2000 COMPLIANT.

     As with other bank holding companies and other businesses generally, Fifth Third is exposed to the risk that the year 2000 could cause system failures which could be disruptive to Fifth Third's operations. Although Fifth Third has undertaken significant projects to minimize the risk that the year 2000 will result in any significant problems for Fifth Third, some factors are not within Fifth Third's direct control and could disrupt Fifth Third's operations.

  FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE.

     This document, including information incorporated by reference into this document, contains or may contain forward-looking statements that involve risks and uncertainties. This document contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of Fifth Third and Emerald, including statements preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, those risks discussed above.

                        THE ANNUAL AND SPECIAL MEETINGS

     This document and the accompanying BLUE proxy card are being furnished to you in connection with the solicitation by the board of directors of Emerald of proxies to be used at the annual meeting to be held at 10:30 a.m., Eastern Daylight Savings Time, on July 8, 1999, at Quality Catering Party Center, 9200 Pearl Road, Strongsville, Ohio, and at any adjournments thereof. The accompanying notice and WHITE proxy card are being furnished to you in connection with the solicitation by the Emerald board of directors of proxies to be used at a separate special meeting to be held after the annual meeting at 11:30 a.m., Eastern Daylight Savings Time, on July 8, 1999, at Quality Catering Party Center, 9200 Pearl Road, Strongsville, Ohio, and at any adjournments thereof. This document, the enclosed Fifth Third 1998 Annual Report to Shareholders, notices of Emerald's annual and special meetings, and BLUE and WHITE proxy cards are first being sent to you on or about May 24, 1999.

PURPOSE OF THE MEETINGS

     The purpose of the annual meeting of Emerald's shareholders is to approve the affiliation agreement, and the transactions contemplated thereby, including the merger of Emerald with and into Fifth Third, and elect three Emerald directors for a three-year term or until the merger is completed. Emerald's shareholders also may consider and vote upon such other matters as are properly brought before the annual meeting, including a proposal to adjourn the annual meeting to permit further solicitation of proxies by the Emerald board in the event that there are not sufficient votes to approve the affiliation agreement at the time of the annual meeting. However, no proxy which is voted against the affiliation agreement will be voted in favor of adjournment to solicit further proxies for such proposal. As of the date of this document, the Emerald board knows of no business that will be presented for consideration at the annual meeting, other than matters described in this document.

     The purpose of the separate special meeting is to approve the control share acquisition by Fifth Third of more than a majority of the voting power of Emerald in connection with the merger. Because Ohio law requires this approval to take place at a special meeting of shareholders, we have scheduled the separate special meeting to take place after the annual meeting at 11:30 a.m., Eastern Daylight Savings Time, on July 8, 1999, at Quality Catering Party Center, 9200 Pearl Road, Strongsville, Ohio.

VOTING AND REVOCABILITY OF PROXIES

     Shareholders who execute proxies retain the right to revoke them at any time prior to their exercise. Unless revoked, the shares represented by proxies will be voted at the annual and special meetings and all adjournments thereof. Proxies may be revoked by: (1) written notice to Paula M. Dewey, Corporate Secretary, Emerald Financial Corp., P.O. Box 360515, Strongsville, Ohio 44136-0009, (2) filing a later dated proxy prior to a vote being taken on a particular proposal at either the annual or special meeting or (3) attending either the annual or special meeting and voting in person.

     Proxies solicited by the Emerald board will be voted in accordance with the directions given on the proxy cards. IF YOU DO NOT INDICATE YOUR VOTE ON THE PROXY, YOUR PROXY WILL BE VOTED FOR APPROVAL OF THE AFFILIATION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED IN THIS DOCUMENT AT THE ANNUAL MEETING (REPRESENTED BY THE BLUE PROXY CARD) AND IN FAVOR OF THE CONTROL SHARE ACQUISITION BY FIFTH THIRD AT THE SPECIAL MEETING (REPRESENTED BY THE WHITE PROXY CARD). YOU ALSO WILL BE DEEMED TO HAVE WAIVED THE APPRAISAL RIGHTS OF A DISSENTING SHAREHOLDER. The proxies confer discretionary authority on the persons named on the proxy cards to vote Emerald common stock with respect to matters incident to the conduct of the annual and special meetings. If any other business is presented at either the annual or special meetings, proxies will be voted in accordance with the discretion of the proxy holders. Proxies marked as abstentions will have the same effect as a vote against the merger at the annual meeting and against the control share acquisition by Fifth Third at the special meeting.

     If you do not return your BLUE proxy card or otherwise vote at the annual meeting, it will have the same effect as if you voted against the merger at the annual meeting, but will have no effect on the election of directors, or the control share acquisition. Failure to return your WHITE proxy card or otherwise vote at the special meeting will have no effect on the vote at the special meeting to approve the control share acquisition by Fifth Third of more than a majority of the voting power of Emerald.

VOTES REQUIRED

     APPROVAL OF AFFILIATION AGREEMENT. The affirmative vote of at least two-thirds of the shares of Emerald common stock outstanding as of May 14, 1999 is required for the approval of the affiliation agreement and the transactions contemplated thereby at the annual meeting.

     We expect that substantially all of the 3,881,793 shares of Emerald common stock beneficially owned by directors and executive officers of Emerald at the May 14, 1999 record date (35.1% of the 11,052,301 total outstanding shares at that date) will be voted for the approval of the affiliation agreement and the transactions contemplated thereby. In connection with the execution of the affiliation agreement, Mrs. Joan M. Dzurilla, a director of Emerald who holds approximately 2,464,740 shares or 22.3% of the Emerald common stock, executed a shareholder support agreement with Fifth Third. In this agreement, Mrs. Dzurilla agreed to vote her shares of Emerald common stock in favor of the affiliation agreement and the merger and waived all rights under the Ohio Revised Code available to her to demand appraisal of her shares of Emerald common stock. Mrs. Dzurilla's 2,464,740 shares of Emerald common stock are included in the 3,881,793 shares of Emerald common stock beneficially owned by directors and executive officers of Emerald. A copy of the shareholder support agreement is attached to this document as Annex E.

     ELECTION OF EMERALD DIRECTORS. A plurality of the votes cast by holders of Emerald common stock represented in person or by proxy at the annual meeting is sufficient to elect the directors of Emerald, meaning that the nominees receiving the greatest number of votes will be elected as directors of Emerald. Abstentions have no effect on the election of directors.

     OHIO CONTROL SHARE ACQUISITION ACT. Section 1701.831 of the Ohio Revised Code, the Ohio Control Share Acquisition Act, provides that any "control share acquisition" of an Ohio issuing public corporation shall be made only with the prior authorization of the shareholders of the issuing public corporation in accordance with the provisions of the Ohio Control Share Acquisition Act. A "control share acquisition" is defined under the Ohio Control Share Acquisition Act to mean the acquisition, directly or indirectly, by any person of shares of an issuing public corporation that, when added to all other shares of the issuing public corporation that person owns, would entitle that person, directly or indirectly, to exercise voting power in the election of directors within the following ranges: more than 20%, more than 33 1/3%, and a majority. The merger constitutes a "control share acquisition" under the Ohio Control Share Acquisition Act.

     The Ohio Control Share Acquisition Act also requires that the acquiring person must deliver an acquiring person statement to the Ohio issuing public corporation. Emerald received the acquiring person statement from Fifth Third on April 19, 1999. The Ohio issuing public corporation must then call a special meeting of its shareholders to vote upon the proposed acquisition within 50 days after receipt of the acquiring person statement unless the acquiring person agrees to a later date. Fifth Third has agreed to allow the special meeting to be held on July 8, 1999. A copy of the acquiring person statement is attached hereto as Annex D. Emerald's shareholders will have the opportunity to vote upon Fifth Third's proposed acquisition at the separate special meeting. A notice and WHITE proxy card for the special meeting accompany this document.

     The Ohio Control Share Acquisition Act further specifies that the shareholders of the Ohio issuing public corporation must approve the proposed control share acquisition by certain percentages at a special meeting of shareholders at which a quorum is present. For purposes of the Ohio Control Share Acquisition Act, a quorum is deemed to be a majority of the voting power of Emerald in the election of directors. Accordingly, failure to return your WHITE proxy card or otherwise vote at the special meeting, while not acting as a vote against the control share acquisition, will reduce the likelihood that a quorum is present at the special meeting. If we do not achieve a quorum at the special meeting, we may have to reschedule the special meeting and continue to solicit proxies for it which could delay the merger and increase Emerald's costs in holding the meeting.

     In order to comply with the Ohio Control Share Acquisition Act, Fifth Third may only acquire the shares of Emerald upon the affirmative vote of (1) a majority of the voting power of the shares of Emerald common stock that is represented in person or by proxy at the separate special meeting, and (2) a majority of the voting power of the shares of Emerald common stock that is represented in person or by proxy at the special meeting excluding those shares of Emerald common stock deemed to be "interested shares" for purposes of the Ohio Control Share Acquisition Act.

     "Interested shares" are defined under the Ohio Control Share Acquisition Act to mean shares in respect of which the voting power is controlled by any of the following persons: (1) an acquiring person (in this case, Fifth Third); (2) any officer of Emerald; and (3) any employee who is also a director of Emerald. "Interested shares" also include shares of Emerald common stock that are acquired by any person after the date of the first public disclosure of the proposed merger (in this case February 24, 1999) and the May 14, 1999 record date of the special meeting, if either (1) the aggregate consideration paid by that person, and any person acting in concert with him, for such shares of Emerald common stock exceeds $250,000, or (2) the number of shares acquired by that person, and any person acting in concert with him, exceeds one-half of one percent of the outstanding shares of Emerald common stock. In order to determine whether any shares acquired after February 24, 1999 constitute "interested shares" pursuant to the preceding sentence, Emerald will examine its stock records as of February 24, 1999, as of the record date and as of the last business day preceding the special meeting. If any record holder (other than a broker, bank or other nominee) has increased his ownership interest by more than one-half of one percent of the outstanding share of Emerald common stock, or by a number of shares in excess of $250,000 divided by the average closing price of a share of Emerald common stock during the period from February 24, 1999 through the record date, these additional shares held by this holder will be deemed "interested shares" upon receipt by Emerald of a validly executed WHITE proxy card from this record holder. A record holder may rebut a presumption that shares are "interested shares" by providing Emerald with documentation satisfactory to Emerald's legal counsel establishing that these shares are not "interested shares" within the definition of Section 1701.01(CC)(2) of the Ohio Revised Code.

     As of the record date, 894,459 of the shares of Emerald common stock held by employee directors and officers of Emerald would be "interested shares" under the Ohio Control Share Acquisition Act. Except as set forth in the preceding paragraph, all other shares will be presumed to be disinterested shares unless Emerald acquires actual knowledge of facts that evidence that these other shares must be deemed "interested shares."

SOLICITATION OF PROXIES

     Emerald will pay all the costs of soliciting proxies, except that Fifth Third will pay for the expenses of printing and mailing this document. Emerald will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, directors, officers and regular employees of Emerald or The Strongsville Savings Bank may solicit proxies personally or by telephone without additional compensation.

                 PROPOSAL -- MERGER OF EMERALD INTO FIFTH THIRD

     The following description summarizes all material terms of the affiliation agreement. We urge you to read the affiliation agreement, a copy of which is attached as Annex A to this document and is incorporated by reference into this document.

STRUCTURE OF THE MERGER

     Upon completion of the merger, Emerald will merge with and into Fifth Third and Emerald will cease to exist as a separate entity. In a related simultaneous transaction, The Strongsville Savings Bank will merge with and into Fifth Third Bank, Northwestern Ohio, N.A.

CORPORATE GOVERNANCE

     The respective boards of directors of Fifth Third and Fifth Third Bank, Northwestern Ohio, N.A. after the merger is completed will consist of all of the members of such boards of directors who are in office at the effective time of the merger. These directors will continue to serve for the term for which they were elected, subject to the applicable code of regulations and in accordance with law. Additionally, in the affiliation agreement Fifth Third agreed to appoint Thomas P. Perciak, President, Chief Executive Officer and a director of Emerald, Kenneth J. Piechowski, a director of Emerald, and Mike Kalinich, Sr., Chairman of the Emerald board of directors, to the Cleveland board of directors of Fifth Third Bank, Northwestern Ohio, N. A. The officers of Fifth Third and Fifth Third Bank, Northwestern Ohio, N.A. after the merger is completed will be those officers who are in office at the effective time of the merger, subject to the applicable code of regulations and in accordance with law. Fifth Third has also agreed to enter into employment contracts with Mr. Perciak and John F. Ziegler, Executive Vice President, Chief Financial Officer and a director of Emerald, as officers of Fifth Third Bank, Northwestern Ohio, N.A.

MERGER CONSIDERATION

     Each share of Emerald common stock (excluding treasury shares and shares that properly dissent to the merger) that is issued and outstanding immediately prior to the effective time of the merger will be canceled and converted, by virtue of the merger and without any further action, into the right to receive
 .30 of a share of Fifth Third common stock. In the event of any stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares, distributions or combinations or subdivisions of Fifth Third common stock before the effective time of the merger, the exchange ratio will be adjusted so as to give shareholders of Emerald the economic benefit of such event or action.

     THE VALUE OF THE FIFTH THIRD COMMON STOCK TO BE RECEIVED BY YOU WILL DEPEND ON THE MARKET PRICE OF SHARES OF FIFTH THIRD COMMON STOCK AT THE EFFECTIVE TIME OF THE MERGER. THE MARKET PRICE OF FIFTH THIRD COMMON STOCK IS SUBJECT TO CHANGE AT ALL TIMES BASED ON THE FUTURE FINANCIAL CONDITION AND OPERATING RESULTS OF FIFTH THIRD, FUTURE MARKET CONDITIONS AND OTHER FACTORS. ON FEBRUARY 26, 1999, THE BUSINESS DAY IMMEDIATELY PRECEDING PUBLIC ANNOUNCEMENT OF THE MERGER, FIFTH THIRD'S COMMON STOCK CLOSED AT $66.06. BETWEEN FEBRUARY 26, 1999 AND MAY 17, 1999, FIFTH THIRD'S COMMON STOCK TRADED AS HIGH AS $74.75 AND AS LOW AS $64.25. ON MAY 17, 1999, FIFTH THIRD'S COMMON STOCK CLOSED AT $72.31. THE MARKET PRICE OF FIFTH THIRD COMMON STOCK AT THE EFFECTIVE TIME OF THE MERGER MAY BE SUBSTANTIALLY HIGHER OR LOWER THAN RECENT PRICES. YOU ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR FIFTH THIRD COMMON STOCK.

NO FRACTIONAL SHARES

     Only whole shares of Fifth Third common stock will be issued in connection with the merger. In lieu of fractional shares, each holder of Emerald common stock otherwise entitled to a fractional share of Fifth Third common stock will be paid, without interest, an amount of cash equal to the amount of this fraction multiplied by the closing price of Fifth Third common stock as reported on the Nasdaq National Market on the date the merger is completed. No shareholder will be entitled to interest, dividends, voting rights or other rights in respect of any fractional share.

EFFECTIVE TIME OF THE MERGER

     Unless we agree otherwise, the effective time of the merger will occur on a Friday which is as soon as is reasonably possible following the date on which all conditions contained in the affiliation agreement have been met or waived, including the expiration of all applicable waiting periods. It is anticipated that the effective time of the merger will occur in August 1999, although no assurance can be given in this regard. Emerald and Fifth Third each will have the right, but not the obligation, to terminate the affiliation agreement if the effective time of the merger does not occur on or before October 31, 1999, subject to certain conditions.

EXCHANGE OF CERTIFICATES

     After the effective time of the merger, you will cease to have any rights as a shareholder of Emerald, and your sole rights will pertain to the rights to receive shares of Fifth Third common stock and cash in lieu of fractional shares, if any, into which your shares of Emerald common stock will have been converted pursuant to the affiliation agreement or fair value in cash if you perfect your dissenter's rights pursuant to Ohio law.

     As soon as practicable after the effective time of the merger, if you have not dissented to the merger, Fifth Third will send to you a letter of transmittal for use in submitting to Fifth Third, acting as exchange agent, certificates formerly representing shares of Emerald common stock to be exchanged for certificates representing Fifth Third common stock (and, to the extent applicable, cash in lieu of fractional shares of Fifth Third common stock) which you are entitled to receive as a result of the merger. You will also receive instructions for handling lost Emerald share certificates. You will not be entitled to receive any dividends or other distributions which may be payable to holders of record of Fifth Third common stock following the effective time of the merger until you have surrendered and exchanged your certificates evidencing ownership of Emerald common stock. Any dividends payable on Fifth Third common stock after the effective time of the merger will be paid to the exchange agent and, upon receipt of the certificates representing Emerald common stock, the exchange agent will forward to you (1) certificates representing your shares of Fifth Third common stock, (2) dividends declared thereon subsequent to the effective time of the merger, without interest, and (3) the cash value of any fractional shares, without interest. You should not submit share certificates until you have received written instructions to do so.

     At the effective time of the merger, the stock transfer books of Emerald will be closed and no transfer of Emerald common stock will thereafter be made on Emerald's stock transfer books. If a certificate formerly representing Emerald common stock is presented to Emerald or Fifth Third, it will be forwarded to the exchange agent for cancellation and exchange for a certificate representing shares of Fifth Third common stock. At the time Emerald's reorganization into a holding company was completed, Emerald did not require that all certificates representing an interest in The Strongsville Savings Bank be surrendered in exchange for an Emerald certificate. Although Emerald shareholders may hold stock certificates in the name of The Strongsville Savings Bank, those stock certificates nevertheless evidence Emerald shares. Whether a shareholder holds stock certificates issued in the name of Emerald or The Strongsville Savings Bank, following closing of the merger transaction those certificates must be exchanged for a certificate representing shares of Fifth Third common stock.

BACKGROUND AND REASONS FOR THE MERGER

     Emerald reviews on an ongoing basis its options to enhance shareholder value. Emerald's primary shareholder enhancement strategy has been to build a strong retail banking franchise, with the most significant step towards enhancing shareholder value being management's strategy of expanding Emerald's residential acquisition, development and construction lending business through internal growth and new branches. Emerald expanded its banking franchise with new branches in Medina Township in 1994, Broadview Heights and Columbia Station in 1995, Avon and Brunswick in 1996, and Avon Lake in 1999. Two additional branches in Northfield and Medina are scheduled to open later this year. These new branch locations are in some of the fastest growing communities in northeastern Ohio. The new branches represent logical market extensions, providing The Strongsville Savings Bank with a stable source of deposits and construction and mortgage loan originations for the future. Emerald has also in the past considered various mergers and acquisitions of companies as a means to enhance shareholder value.

     Emerald has from time to time received overtures from larger banking institutions, including Fifth Third, interested in expanding into the Cleveland market or combining their existing franchise with Emerald. In early January 1999, a senior executive of Fifth Third contacted Mr. Perciak to request a meeting. During that telephone conversation, the senior executive of Fifth Third expressed strong interest in pursuing conversations with Emerald concerning a merger and made a nonbinding expression of interest at $16.00 per share, in a share-for-share exchange.

     Following Fifth Third's expression of interest, Emerald's board of directors in January 1999 requested that McDonald Investments Inc. meet with the Emerald board to review the current operations of Emerald with a focus on the strategic opportunities to enhance shareholder value during the next several years, the related risks of these options, and the current merger and acquisition market. After a thorough review, Emerald's board and management identified certain factors which could limit the ability of Emerald to continue the historical earnings per share and stock price growth of Emerald in the future. These factors included:

     - shrinking profit margins in the traditional mortgage and deposit gathering banking business;

     - the prudence of relying on and significantly increasing residential real estate development lending;

     - the need to broaden Emerald's product line so as to diversify Emerald's revenue stream and reduce its dependence on residential real estate development lending;

     - prospective lower earnings during the implementation and start-up periods of broadening Emerald's product line, during which time these capital investments and structural changes would not be contributing to earnings;

     - the uncertainty of successfully diversifying Emerald's revenues;

     - the prices being received for sales of financial institutions in the prevailing market could decline over the ensuing years;

     - the need for a more significant commitment of resources to technology;
       and

     - the highly competitive and rapidly changing financial services industry.

     At Emerald's January 1999 board of directors meeting, McDonald also reviewed the merger evaluation process, and Emerald's legal counsel reviewed generally the fiduciary obligations of directors in the merger evaluation process.

     On February 2, 1999, Messrs. Perciak and Ziegler, Emerald's senior executive officers, met with Messrs. Robert P. Niehaus and P. Michael Brumm, each an Executive Vice President of Fifth Third, and Mr. Robert J. King, Jr., President and Chief Executive Officer of Fifth Third Bank, Northwestern Ohio, N.A. Messrs. Niehaus, Brumm and King outlined Fifth Third's nonbinding expression of interest for a strategic alliance with Emerald. Fifth Third's proposal included a fixed exchange ratio of 0.2645 shares of Fifth Third common stock for each share of Emerald common stock. This corresponded to an increased value of $18.00 per Emerald share based upon Fifth Third's closing stock price of $68.0625 on January 28, 1999. Fifth Third requested that it be permitted to negotiate with Emerald on an exclusive basis, but Emerald did not agree to negotiate exclusively with Fifth Third. With the assistance of McDonald, Emerald identified bank and thrift holding companies which might logically have an interest in combining with Emerald. McDonald held confidential discussions with several companies on February 3 and 4, 1999, and after consultation with Emerald, it was concluded that none of the companies could at that time structure an offer providing the combination of an attractive current valuation, increased trading liquidity and potential for future appreciation represented by Fifth Third's proposal.

     On February 8, 1999, at Emerald's request, a representative of McDonald held discussions with Fifth Third by telephone concerning the proposed exchange ratio. Subject to Fifth Third's satisfactory due diligence review of Emerald's operations, Fifth Third agreed on February 8, 1999 to increase its exchange ratio to 0.30 shares of Fifth Third common stock for each share of Emerald common stock (corresponding to a $19.05 per share value of Emerald stock based upon Fifth Third's closing stock price of $63.50 per share on February 8, 1999). This increased offer to an exchange ratio of 0.30 shares represented an increase of approximately $6 million over the February 2, 1999 proposal and $40 million over the early January 1999 indication of interest.

     On February 9, 1999, Mr. Perciak and a representative of McDonald met with representatives of Fifth Third, including George A. Schaefer, Jr., President and Chief Executive Officer of Fifth Third, and Messrs. Brumm, Neal E. Arnold, Fifth Third's Chief Financial Officer, Executive Vice President and

Treasurer, and Niehaus, at Fifth Third's headquarters to explore the benefits of a merger as well as to clarify many financial and non-financial issues related to a merger.

     On February 10, 1999, the Emerald board of directors held a special meeting. At that meeting, the Emerald board of directors authorized management to negotiate a possible strategic alliance with Fifth Third and retain McDonald to evaluate Fifth Third's unsolicited offer for a business combination. On February 11, 1999, Fifth Third and Emerald executed a confidentiality agreement. Subsequently, Emerald provided Fifth Third with various regulatory and internal documents. Fifth Third conducted an on-site due diligence investigation of Emerald on Sunday, February 21, and Monday, February 22, 1999. Discussion and negotiations with respect to the definitive affiliation agreement and related agreements between Fifth Third, Emerald, and their financial and legal advisors took place during the week of February 22, 1999.

     On Saturday, February 27, 1999, the Emerald board reviewed the terms of the affiliation agreement and received presentations from Emerald's legal counsel and McDonald. At this meeting, legal counsel again reviewed generally the fiduciary obligations of directors, and commented on the form of definitive agreement, the non-competition and affiliate agreements to be entered into between Emerald's directors and executive officers and Fifth Third, and the change-in-control provisions of employment and severance agreements previously entered into with certain officers of Emerald and The Strongsville Savings Bank that would be affected by the merger. See "Terms of the Affiliation
Agreement -- Interests of Certain Persons in the Merger." At the February 27, 1999 Emerald board meeting, McDonald made an extensive presentation concerning
(1) an analysis of Fifth Third's proposal and its impact on Emerald's shareholders, (2) Fifth Third's financial, market and dividend history, and (3) a general review of the merger evaluation process to date. McDonald also orally advised Emerald's board of directors that, as of that date, the exchange ratio was fair to the holders of Emerald common stock from a financial point of view.

     Without assigning any relative or specific weights, the Emerald board of directors considered the following material factors in its decision to approve the affiliation agreement:

     - the financial condition, operations and prospects of Emerald and the anticipated effect of these factors on shareholder value;

     - the prospects for growth and expanded products and services, and other anticipated impacts on depositors, employees, customers and communities served by Emerald;

     - the value of the exchange ratio, based upon the closing price of Fifth Third stock on February 26, 1999, represented an implied premium of between 35% and 65% over recent market prices of Emerald;

     - the financial and valuation analyses prepared, and the oral fairness opinion rendered, by McDonald;

     - the terms of the affiliation agreement and the other documents executed in connection with the affiliation agreement as negotiated (including the transaction structure, the form and amount of the merger consideration, and the potential impact of the proposed affiliation agreement and the shareholder support agreement on other institutions that might have an interest in a business combination with Emerald);

     - the value of the merger consideration will vary as a result of any changes in the price of Fifth Third common stock and that any such changes in value will not be limited by a collar arrangement;

     - the substantially greater liquidity of Fifth Third common stock compared to Emerald common stock;

     - the financial condition, operations and prospects of Fifth Third and the anticipated effect thereon of the proposed transaction;

     - the potential for appreciation in the value of Fifth Third common stock as well as the risks associated with the fact that Fifth Third's common stock currently trades at a substantial premium to the stocks of comparable bank holding companies;

     - the nature and compatibility of Fifth Third's management and business philosophy;

     - the expectation that the merger will generally be a tax-free transaction to Emerald's shareholders;

     - the expected treatment of the merger as a pooling-of-interests for financial reporting purposes; and

     - regulatory and similar factors.

     After extensive consideration of the terms and conditions of the affiliation agreement and other related matters, including the proposed employment contracts of Fifth Third Bank, Northwestern Ohio, N.A., with Messrs. Perciak and Ziegler, the Emerald board of directors unanimously approved the affiliation agreement and the transactions contemplated thereby. The affiliation agreement was signed by Fifth Third and Emerald effective Saturday, February 27, 1999, and a public announcement of the agreement was made on Monday, March 1, 1999.

     In approving the affiliation agreement, the Emerald board of directors was aware that (1) the affiliation agreement contains certain provisions prohibiting Emerald from initiating, soliciting, or negotiating other offers or agreements to acquire Emerald (see "Terms of the Affiliation Agreement -- Conduct Pending Merger" and " -- Representations and Warranties"), and (2) the shareholder support agreement may have the effect of discouraging persons who may now, or prior to the effective time of the merger, be interested in acquiring all of or a significant interest in Emerald from considering or proposing such an acquisition, even if the person were prepared to offer to pay consideration to shareholders of Emerald which had a higher current market price than the merger consideration to be received for each share of Emerald common stock pursuant to the affiliation agreement. See "The Annual and Special Meetings -- Votes Required." However, the Emerald board of directors was also aware that these terms were specifically bargained for inducements for Fifth Third to enter into the affiliation agreement, and that the obligation of the Emerald board of directors under the affiliation agreement to recommend approval of the affiliation agreement by its shareholders was explicitly made subject to, among other conditions, the fiduciary obligations of the Emerald board of directors under applicable law. Accordingly, the affiliation agreement permits the Emerald board of directors, if required by the exercise of its fiduciary duties under applicable law, to withdraw, modify or change its recommendation.

     In addition, in connection with its approval of the proposed merger, the Emerald board of directors was advised by McDonald that the indicated value of the merger exceeded the upper end of McDonald's range of estimates of Emerald's stand-alone value (i.e., the market price of Emerald common stock if Emerald remained an independent company). In presenting this advice, McDonald stated that these findings were necessarily based upon economic, market, monetary and other conditions as they existed and could be evaluated at that time, represented its best business judgment under the circumstances and should not be construed in any way as a financial fairness or other form of expert opinion.

     THE BOARD OF DIRECTORS OF EMERALD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF EMERALD VOTE FOR ADOPTION OF THE AFFILIATION AGREEMENT.

     Fifth Third's primary reason for entering into the merger is to further a long-range commitment of realigning and expanding its banking system to better meet and satisfy the needs of its customers, including those in Emerald's service area. Fifth Third's acquisition strategy has generally been to fill in its markets along the interstate highways in Ohio, Kentucky and Indiana. These acquisitions are designed to strengthen Fifth Third's ability to compete in these markets by increasing its presence, consumer access and sales force.

OPINION OF FINANCIAL ADVISOR TO EMERALD

     MERGER -- GENERAL. Pursuant to an engagement letter dated February 10, 1999 between Emerald and McDonald, Emerald retained McDonald to act as its sole financial advisor in connection with the merger and related matters. As part of its engagement, McDonald agreed, if requested by Emerald, to render an opinion with respect to the fairness, from a financial point of view, to the holders of Emerald common stock, of the exchange ratio as set forth in the affiliation agreement. McDonald is a nationally recognized specialist in the financial services industry, in general, and in Midwestern banks and thrifts in particular. McDonald is regularly engaged in valuations of similar businesses and in advising institutions with regard to mergers and acquisitions, as well as raising debt and equity capital for such institutions. Emerald selected McDonald as its financial advisor based upon McDonald's qualifications, expertise and reputation in such capacity.

     On February 27, 1999, McDonald delivered to the Emerald board of directors its oral opinion, which McDonald subsequently confirmed in writing, that the exchange ratio was fair to Emerald shareholders, from a financial point of view, as of the date of such opinion. McDonald has also delivered to the Emerald board of directors a written opinion as of the date of this document (the "McDonald Opinion"), which is substantially similar to the February 27, 1999 opinion. No limitations were imposed by Emerald on McDonald with respect to the investigations made or the procedures followed in rendering its opinion.

     THE FULL TEXT OF THE MCDONALD OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND EXTENT OF REVIEW BY MCDONALD, IS ATTACHED AS ANNEX B TO THIS DOCUMENT AND IS INCORPORATED HEREIN BY REFERENCE. IT SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY IN CONJUNCTION WITH THIS DOCUMENT. THE FOLLOWING SUMMARY OF MCDONALD'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. MCDONALD'S OPINION IS ADDRESSED TO THE EMERALD BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF EMERALD AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE EMERALD ANNUAL AND SPECIAL MEETINGS DESCRIBED IN THIS DOCUMENT.

     McDonald, in connection with rendering its February 27, 1999 opinion:

     - reviewed Emerald's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 1997, December 31, 1996 and December 31, 1995, including the audited financial statements contained therein; and Emerald's Quarterly Report on Form 10-Q for the three month periods ended September 30, 1998, June 30, 1998 and March 31, 1998; and Emerald's fiscal year ended December 31, 1998 earnings release dated January 17, 1999.

     - reviewed Fifth Third's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 1998, December 31, 1997 and December 31, 1996, including the audited financial statements contained therein; and Fifth Third's Quarterly Report on Form 10-Q for the three month period ended September 30, 1998, June 30, 1998 and March 31, 1998;

     - reviewed certain other information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of Emerald and Fifth Third;

     - participated in meetings and telephone conferences with members of senior management of Emerald and Fifth Third concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters we believed relevant to our inquiry;

     - reviewed certain stock market information for the Emerald common stock and Fifth Third common stock and compared it with similar information for certain companies, the securities of which are publicly traded;

     - compared the results of operations and financial condition of Emerald and Fifth Third with that of certain companies which we deemed to be relevant for purposes of this opinion;

     - reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which we deemed to be relevant for purposes of this opinion;

     - reviewed the affiliation agreement dated February 27, 1999 and its schedules and exhibits and certain related documents; and

     - performed such other reviews and analyses as we have deemed appropriate.

     The oral and written opinions provided by McDonald to Emerald were necessarily based upon economic, monetary, financial market and other relevant conditions as of the dates thereof.

     In connection with its review and arriving at its opinion, McDonald relied upon the accuracy and completeness of the financial information and other pertinent information provided by Emerald to McDonald for purposes of rendering its opinion. McDonald did not assume any obligation to independently verify any of the provided information as being complete and accurate in all material respects. With regard to the financial forecasts established and developed for Emerald with the input of Emerald management, as well as projections of cost savings, revenue enhancements and operating synergies, McDonald assumed that these materials had been reasonably prepared on bases reflecting the best available estimates and judgments of Emerald as to the future performance of the separate and combined entities and that the projections provided a reasonable basis upon which McDonald could formulate its opinion. Emerald does not publicly disclose such internal management projections of the type utilized by McDonald in connection with McDonald's role as financial advisor to Emerald with respect to review of the merger. Therefore, such projections cannot be assumed to have been prepared with a view towards public disclosure. The projections were based upon numerous variables and assumptions that are inherently uncertain, including, among others, factors relative to the general economic and competitive conditions facing Emerald and Fifth Third. Accordingly, actual results could vary significantly from those set forth in the respective projections.

     McDonald does not claim to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect thereto and therefore assumes that such allowances for Emerald and Fifth Third are adequate to cover such losses. In addition, McDonald does not assume responsibility for the review of individual credit files, did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of Emerald or Fifth Third, nor was McDonald provided with such appraisals. Furthermore, McDonald assumes that the merger will be consummated in accordance with the terms set forth in the affiliation agreement, without any waiver of any material terms or conditions by Emerald, and that obtaining the necessary regulatory approvals for the merger will not have an adverse effect on either separate institution or the combined entity. Moreover, in each analysis that involves per share data for Emerald, McDonald adjusted the data to reflect full dilution, i.e., the effect of the exercise of outstanding options and/or warrants utilizing the treasury stock method. In particular, McDonald assumes that the merger will be recorded as a "pooling-of-interests" in accordance with generally accepted accounting principles.

     In connection with rendering its opinion to the Emerald board of directors, McDonald performed a variety of financial and comparative analyses which are briefly summarized below. Such summary of analyses does not purport to be a complete description of the analyses performed by McDonald. Moreover, McDonald believes that these analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete understanding of the scope of the process underlying the analyses and, more importantly, the opinion derived from them. The preparation of a financial advisor's opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of such analyses. In its full analysis, McDonald also included assumptions with respect to general economic, financial market and other financial conditions. Furthermore, McDonald drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in McDonald's analyses were not necessarily indicative of actual future results or values, which may significantly diverge more or less favorably from such estimates. Estimates of company valuations do not purport to be appraisals nor to necessarily reflect the prices at which companies or their respective securities actually may be sold. None of the analyses performed by McDonald were assigned a greater significance by McDonald than any other in deriving its opinion.

     COMPARABLE COMPANY ANALYSIS: McDonald reviewed and compared actual stock market data and actual and estimated selected financial information for Fifth Third with corresponding information for 16 publicly traded banks with assets between $10 billion and $50 billion, (the "Fifth Third Peer Group"). The Fifth Third Peer Group is listed below (ranked by asset size):

1.   State Street Corp.                  Boston, MA
2.   Firstar Corp.                       Milwaukee, WI
3.   SouthTrust Corp.                    Birmingham, AL
4.   Regions Financial Corp.             Birmingham, AL
5.   Comerica Inc.                       Detroit, MI
6.   Mercantile Bancorp.                 St. Louis, MI
7.   BB&T Corp.                          Winston-Salem, NC
8.   Summit Bancorp                      Princeton, NJ
9.   Huntington Bancshares Inc.          Columbus, OH
10.  Northern Trust Corp.                Chicago, IL
11.  First Security Corp.                Salt Lake City, UT
12.  Marshall & Ilsley Corp.             Milwaukee, WI
13.  First American Corp.                Nashville, TN
14.  AmSouth Bancorp.                    Birmingham, AL
15.  First Tennessee National Corp.      Memphis, TN
16.  Synovus Financial Corp.             Columbus, GA

     The table below represents a summary analysis of the Fifth Third Peer Group based on market prices as of February 25, 1999 and the latest publicly available financial data as of or for the year ended December 31, 1998:

                                               MEAN     MEDIAN    FIFTH THIRD
                                              ------    ------    -----------
Price to 1998 Earnings......................    21.6x     20.5x       33.3x
Price to Estimated 1999 Earnings............    18.6x     17.2x       27.6x
Price to Book Value.........................   364.8%    334.1%      545.2%
Price to Tangible Book Value................   396.3%    330.4%      617.3%
Dividend Yield..............................    2.09%     2.15%       1.23%
Return on Average Assets....................    1.41%     1.39%       1.85%
Return on Average Equity....................   17.73%    17.27%      17.92%
Leverage Ratio..............................    6.80%     6.75%       9.84%
Efficiency Ratio............................   58.10%    57.39%      40.90%

     McDonald reviewed and compared actual stock market data and actual and estimated selected financial information for Emerald with corresponding information for 13 publicly traded Midwestern thrifts with assets between $300 million and $1.0 billion, (the "Emerald Peer Group"). The Emerald Peer Group is listed below (ranked by asset size):

1.   Ottawa Financial Corp.              Holland, MI
2.   First Defiance Financial Corp.      Defiance, OH
3.   First Northern Capital Corp.        Green Bay, WI
4.   FFY Financial Corp.                 Youngstown, OH
5.   HF Financial Corp.                  Sioux Falls, SD
6.   Camco Financial Corp.(*)            Cambridge, OH

7.   Fidelity Bancorp Inc.               Chicago, IL
8.   First Midwest Financial Inc.        Storm Lake, IA
9.   PVF Capital Corp.                   Cleveland, OH
10.  FSF Financial Corp.                 Hutchinson, MN
11.  Ameriana Bancorp(*)                 New Castle, IN
12.  Home Bancorp                        Fort Wayne, IN
13.  Winton Financial Corp.              Cincinnati, OH

---------------

* Camco Financial Corp. and Ameriana Bancorp financial data as of September 30, 1998.

     The following table below represents a summary analysis of the Emerald Peer Group based on market prices as of February 25, 1999 and the latest publicly available financial data as of or for the year ended December 31, 1998:

                                                 MEAN     MEDIAN    EMERALD
                                                 ----     ------    -------
Price to Last Twelve Month Earnings...........    15.1x     15.4x     22.2x
Price to Estimated 1999 Earnings..............    14.1x     14.4x     20.8x
Price to Book Value...........................   136.8%    132.5%      300%
Price to Tangible Book Value..................   145.1%    138.4%      303%
Dividend Yield................................    2.46%     24.8%     1.25%
Return on Average Assets......................     .92%      .95%     1.24%
Return on Average Equity......................    9.48%     9.07%     14.8%
Leverage Ratio................................    9.11%     9.07%     8.02%
Efficiency Ratio..............................    56.8%     56.5%     48.6%

     COMPARABLE TRANSACTION ANALYSIS: McDonald reviewed and compared actual information for groups of comparable pending and completed transactions it deemed pertinent to an analysis of the merger, including all pending thrift merger and/or acquisition transactions in the Midwest and nationwide as well as all transactions completed in the Midwest since June 1, 1998 (the "Pending Midwest Transactions," "Pending Nationwide Transactions" and "Completed Midwest Transactions," respectively). The mean and median ratios of (1) price to last twelve months earnings, (2) price to book value, (3) price to tangible book value, and (4) price to assets for each group were compared to the same ratios for the merger.

     The following is a list of the Pending Midwest Transactions:

BUYER                                    SELLER
-----                                    ------
Old Kent Financial, Grand Rapids, MI     CFSB Bancorp, Inc., Lansing, MI
Bremer Financial Corp., St. Paul, MN     Northwest Equity, Amery, WI
Mahaska Investment, Oskaloosa, IA        Midwest Bancshares Inc., Burlington,
                                         IA
Anchor BanCorp Wisconsin, Wayzata, WI    FCB Financial Corp., Oshkosh, WI
Sky Financial Group, Inc., Bowling       Wood Bancorp Inc., Bowling Green, OH
  Green, OH
Winton Financial Corp., Cincinnati,      BenchMark Federal SB, Cincinnati, OH
  OH
Republic Bancorp, Owosso, MI             D&N Financial Corp., Hancock, MI
GLB Bancorp, Inc., Mentor, OH            Maple Leaf Financial Inc., Newbury,
                                         OH
Fifth Third Bancorp, Cincinnati, OH      Enterprise Federal Bancorp, West
                                         Chester, OH
FBOP Corporation, Oak Park, IL           Calumet Bancorp Inc., Dolton, IL
First FSB Siouxland, Sioux City, IA      Mid-Iowa Financial Corp., Newton, IA
Lutheran Brotherhood, Morris, MN         Metro Community Bank FSB,
                                         Minneapolis, MN

     The following table represents a summary analysis of the Pending Midwest Transactions based on the announced transaction values:

                                                 MEAN     MEDIAN    EMERALD*
                                                 ----     ------    --------
Price to Last Twelve Month Earnings...........    20.7x     20.0x      27.1x
Price to Book Value...........................     215%      209%       392%
Price to Tangible Book Value..................     227%      209%       396%
Price to Assets...............................    21.2%     21.1%      32.1%

---------------

* Emerald pricing data is based on Fifth Third share price as of February 25, 1999.

     The following is a list of the Pending Nationwide Transactions:

BUYER                                           SELLER
-----                                           ------
Old Kent Financial Corp., Grand Rapids, MI      CFSB Bancorp, Inc., Lansing, MI
Bremer Financial Corp., St. Paul, MN            Northwest Equity, Amery, WI
Mahaska Investment, Oskaloosa, IA               Midwest Bancshares Inc., Burlington, IA
HUBCO Inc., Mahwah, NJ                          Little Falls Bancorp, Little Falls, NJ
BSB Bancorp, Inc., Binghamton, NY               Skaneateles Bancorp, Skaneateles, NY
CNB Bancorp Inc., Gloversville, NY              Adirondack Financial Services, Gloversville,
                                                NY
Anchor BanCorp Wisconsin, Wayzata, WI           FCB Financial Corp., Oshkosh, WI
Sky Financial Group, Inc., Bowling Green, OH    Wood Bancorp, Inc., Bowling Green, OH
Dime Bancorp, New York, NY                      Lakeview Financial, Paterson, NJ
First National Bank Shelby, Shelby, NC          First Carolina FSB, Kings Mountain, NC
Winton Financial Corp., Cincinnati, OH          BenchMark Federal SB, Cincinnati, OH
Republic Bancorp, Owosso, MI                    D&N Financial Corp, Hancock, MI
GLB Bancorp, Inc., Mentor, OH                   Maple Leaf Financial Inc., Newbury OH
Crown Group Inc., Casselberry, FL               Delaware First Financial, Wilmington, DE
Temple-Inland Inc., Diboll, TX                  HF Bancorp Inc., Hemet, CA
Centura Banks Inc., Rocky Mount, NC             First Coastal Bancshares, Virginia Beach, VA
Southwest Bancorp of Texas, Houston, TX         Fort Bend Holding, Rosenberg, TX
Kearny FSB, Kearny, NJ                          1st Bergen Bancorp, Wood-Ridge, NJ
Capital Bank, Raleigh, NC                       Home SB of Siler City, Siler City, NC
Fifth Third Bancorp, Cincinnati, OH             Enterprise Federal Bancorp, West Chester, OH
United National, Bridgewater, NJ                Raritan Bancorp Inc., Bridgewater, NJ
FBOP Corporation, Oak Park, IL                  Calumet Bancorp Inc., Dolton, IL
Greater Community, Totown, NJ                   First Savings Bancorp, Little Falls, NJ
Sovereign Bancorp, Wyomissing, PA               Peoples Bancorp Inc., Lawrenceville, NJ
First FSB Siouxland, Sioux City, IA             Mid-Iowa Financial Corp., Newton, IA
Richmond County Financial, Staten Island, NY    Bayonne Bancshares, Bayonne, NJ
Lutheran Brotherhood, Morris, MN                Metro Community Bank FSB, Minneapolis, MN
Central Financial Acceptance, City of           Mission S & LA, FA, Riverside, CA
  Commerce, CA
Union Planters Corp., Memphis, TN               First Mutual Bancorp, Decatur, IL
St. Francis Capital, Milwaukee, WI              Reliance Bancshares, Milwaukee, WI
Roslyn Bancorp Inc., Roslyn, NY                 TR Financial Corp., Garden City, NY

     The following table represents a summary analysis of the Pending Nationwide Transactions based on the announced transaction values:

                                                MEAN     MEDIAN    EMERALD*
                                                ----     ------    --------
Price to Last Twelve Month Earnings...........   23.3x    23.7x       27.1x
Price to Book Value...........................    197%     175%        392%
Price to Tangible Book Value..................    208%     178%        396%
Price to Assets...............................   21.8%    20.7%       32.1%

---------------

* Emerald pricing data based on Fifth Third share price as of February 25, 1999.

     The following is a list of the Completed Midwest Transactions:

BUYER                                                       SELLER
-----                                                       ------
FirstMerit Corp, Akron, OH                                  Signal Corp., Wooster, OH**
Union Planters Corp., Memphis, TN                           First Mutual Bancorp, Decatur, IL
St. Francis Capital, Milwaukee, WI                          Reliance Bancshares, Milwaukee, WI
German American Bancorp, Jasper, IN                         1st Bancorp, Vincennes, IN
MAF Bancorp, Inc., Clarendon Hills, IL                      Westco Bancorp Inc., Westchester, IL
State Financial Services Corp, Hales Corners, WI            Home Bancorp of Elgin, Elgin, IL
National City Bancshares, Evansville, IN                    Princeton Federal Bank FSB, Princeton, KY
Enterprise Federal Bancorp, Westchester, OH                 Security Savings HC, Milford, OH
Second Bancorp Inc., Warren, OH                             Trumbull Financial Corp., Warren, OH
FirstMerit Corp., Akron, OH                                 Security First Corp., Mayfield Heights, OH
Charter One Financial Inc., Cleveland, OH                   CS Financial Corp., Cleveland, OH
Blackhawk Bancorp, Bebit, WI                                First Financial Bancorp Inc., Belvidere, IL
Central Bancshares Inc., Lexington, KY                      Pioneer Financial Corp., Winchester, KY
Commercial Federal, Omaha, NE                               AmerUs Bank, Des Moines, IA
Citizens Financial Services, Munster, IN                    SuburbFed Financial, Flossmoor, IL
Union Planters Corp., Memphis, TN                           Capital Savings Bancorp, Jefferson City, MO
Alliance Bancorp, Hinsdale, IL                              Southwest Bancshares, Hometown, IL
Southside Bancshares, St. Louis, MO                         Public Service Bank FSB, St. Louis, MO
Blue River Bancshares, Shelbyville, IN                      Shelby County Bancorp, Shelbyville, IN
Fifth Third Bancorp, Cincinnati, OH                         CitFed Bancorp, Inc., Dayton, OH
Fifth Third Bancorp, Cincinnati, OH                         State Savings Co., Columbus, OH
First State Bancshares, Farmington, MO                      Joachim Bancorp Inc., DeSoto, MO

---------------

** Signal Corp. converted from a thrift to a bank holding company in 1998. All other transactions in the list include thrift sellers.

     The following table represents a summary analysis of the Completed Midwest Transactions based on the announced transaction values:

                                                MEAN     MEDIAN    EMERALD*
                                                -----    ------    ---------
Last Twelve Month Earnings....................   23.6x    23.4x       27.1x
Price to Book Value...........................    211%     194%        392%
Price to Tangible Book Value..................    222%     196%        396%
Price to Assets...............................   24.5%    23.0%       32.1%

---------------

     * Emerald pricing data based on Fifth Third share price as of February 25, 1999.

     CONTRIBUTION ANALYSIS: McDonald analyzed the contribution of Emerald and Fifth Third to the pro forma company relative to the approximate ownership of the pro forma company. The analysis indicated that

Emerald shareholders would hold approximately 1.2% of the pro forma diluted shares. Emerald's approximate contributions to the pro forma company are listed below by category:

                                                    EMERALD
                                                    -------
Assets..........................................      2.3%
Loans...........................................      2.8%
Deposits........................................      2.9%
Equity..........................................      1.7%
Tangible Equity.................................      1.9%
Last Twelve Month Earnings......................      1.6%
1999 Estimated Earnings.........................      1.3%
2000 Estimated Earnings.........................      1.2%

     ACCRETION/DILUTION ANALYSIS: On the basis of financial projections and estimates of on-going cost savings accruing to the pro forma company, as well as estimated one-time costs related to the transaction, McDonald compared pro forma equivalent earnings, cash dividends, book value and tangible book value to the stand-alone projections for Emerald.

     The accretion/dilution analysis demonstrated, among other things, that the merger would result in:

     - dilution to earnings per share for Emerald shareholders in 1999, because it was assumed that closing would not occur until the fourth quarter of 1999, with less than 1% dilution in 2000, turning accretive in 2001 and continuing over the remaining period of the analysis;

     - significantly higher cash dividends per share for Emerald shareholders over the entire period of the analysis, assuming Fifth Third maintained its historical cash dividend policy; and

     - dilution to both book value per share and tangible book value per share for Emerald shareholders over the entire period of the analysis.

     DISCOUNTED CASH FLOW ANALYSIS: McDonald performed a discounted cash flow analysis with regard to Emerald on a stand-alone basis. This analysis utilized a range of discount rates of 12% to 17% and a range of earnings terminal multiples of 16.0x to 28.0x. The analysis resulted in a range of present values of $8.11 to $17.05 per share for Emerald on a stand-alone basis. As indicated above, this analysis was based on Emerald senior management estimates and is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. McDonald noted that the discounted cash flow analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

     OTHER ANALYSES: McDonald also reviewed certain other information including pro forma estimated balance sheet composition and pro forma financial performance.

     NO OTHER COMPANY USED AS A COMPARISON IN THE ABOVE ANALYSES IS IDENTICAL TO EMERALD, FIFTH THIRD OR THE COMBINED ENTITY AND NO OTHER TRANSACTION IS IDENTICAL TO THE MERGER. ACCORDINGLY, AN ANALYSIS OF THE RESULTS OF THE FOREGOING IS NOT PURELY MATHEMATICAL; RATHER, SUCH ANALYSES INVOLVES COMPLEX CONSIDERATIONS AND JUDGEMENTS CONCERNING DIFFERENCES IN FINANCIAL MARKET AND OPERATING CHARACTERISTICS OF THE COMPANIES AND OTHER FACTORS THAT COULD AFFECT THE PUBLIC TRADING VOLUME OF THE COMPANIES TO WHICH EMERALD, FIFTH THIRD AND THE COMBINED ENTITY ARE BEING COMPARED.

     IN CONNECTION WITH RENDERING THE MCDONALD OPINION, MCDONALD PERFORMED PROCEDURES TO UPDATE, AS NECESSARY, CERTAIN OF THE ANALYSES DESCRIBED ABOVE AND REVIEWED THE ASSUMPTIONS ON WHICH SUCH ANALYSES DESCRIBED ABOVE WERE BASED AND THE FACTORS CONSIDERED IN CONNECTION THEREWITH. MCDONALD DID NOT PERFORM ANY ANALYSES IN ADDITION TO THOSE DESCRIBED ABOVE IN CONNECTION WITH RENDERING THE MCDONALD OPINION.

     McDonald has in the past provided certain other financial services to Emerald and has received compensation for such services. McDonald is a member of all principal securities exchanges in the United States and in the conduct of its broker-dealer activities has from time to time purchased securities from, and sold securities to, Emerald and/or Fifth Third. As a market maker McDonald may also have purchased and sold the securities of Emerald and/or Fifth Third for McDonald's own account and for the accounts of its customers.

     Emerald paid McDonald a $100,000 retainer at the time it was engaged to serve as Emerald's financial advisor and a $100,000 fee for its services in rendering the fairness opinion on February 27, 1999. Emerald also has agreed to pay McDonald a transaction fee equal to the percentage of the value received by Emerald's shareholders in the merger, determined by reference to the closing sales prices of Fifth Third common stock for a specified period prior to the closing. Under no circumstances will McDonald's transaction fee be less than 0.9% or greater than 1.1% of the value received by Emerald's shareholders, as determined in accordance with McDonald's engagement agreement. The entire amount of this transaction fee is contingent upon consummation of the merger. Fees previously paid to McDonald by Emerald in connection with its engagement will be credited against the amount of the transaction fee payable to McDonald at closing. Assuming that the transaction had closed on May 17, 1999, the amount of the total fee payable to McDonald would have been approximately $2.5 million (excluding the fees already paid). Emerald has also agreed to reimburse McDonald for up to $5,000 in reasonable out of pocket expenses incurred in connection with its engagement, and to indemnify McDonald against certain liabilities, including liabilities under the federal securities laws.

FEDERAL INCOME TAX CONSEQUENCES

     Fifth Third and Emerald will receive an opinion from Graydon, Head & Ritchey that for federal income tax purposes the merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

     In rendering its opinion, Graydon, Head & Ritchey will rely upon representations contained in letters from Fifth Third and Emerald delivered for purposes of the opinion. The opinion of Graydon, Head & Ritchey will also be based on the assumption that the merger will be completed in accordance with the provisions of the affiliation agreement, that the merger will qualify as a statutory merger under state law and that the representations made by Fifth Third and Emerald in the affiliation agreement are accurate. An opinion of counsel only represents counsel's best legal judgment on the matters addressed in the opinion, and has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court considering the issues. Neither Fifth Third nor Emerald has requested or will request a ruling from the Internal Revenue Service with regard to any of the federal income tax consequences of the merger.

     Provided that the merger constitutes a reorganization within the meaning of
Section 368(a)(1)(A) of the Internal Revenue Code, for federal income tax purposes:

     - no gain or loss will be recognized by Emerald as a result of the merger;

     - no gain or loss will be recognized by Fifth Third as a result of the merger;

     - no gain or loss will be recognized by a shareholder of Emerald who receives solely Fifth Third common stock in exchange for Emerald common stock pursuant to the terms of the affiliation agreement, except to the extent of any cash received for any fractional share interest in Fifth Third common stock to which the shareholder may be entitled;

     - the aggregate federal income tax basis of the Fifth Third common stock received by an Emerald shareholder who receives solely Fifth Third common stock in exchange for Emerald common stock pursuant to the terms of the affiliation agreement will be, in each instance, the same as the aggregate federal income tax basis of the Emerald common stock surrendered in exchange therefor, reduced by any amount allocated to a fractional share of Fifth Third common stock with respect to which cash is received;

     - the holding period of the Fifth Third common stock received (including any fractional share deemed received) by an Emerald shareholder will include, in each case, the period during which the Emerald common stock surrendered in exchange therefor was held, provided that the Emerald common stock was held as a capital asset by the shareholder on the date of the exchange;

     - a holder of Emerald common stock who receives cash in lieu of a fractional share of Fifth Third common stock will, in general, recognize capital gain under Section 302 of the Internal Revenue Code on the excess of the amount received for the fractional share over the shareholder's adjusted basis in the fractional share; and

     - an Emerald shareholder who perfects dissenters' rights with respect to such person's shares of Emerald common stock will, in general, recognize capital gain under Section 302 of the Internal Revenue Code on the excess of the amount received for perfecting dissenters' right over the shareholder's adjusted basis in their Emerald shares.

     The foregoing discussion is intended only as a summary of the material federal income tax consequences of the merger. The foregoing discussion does not address the tax consequences that may be relevant to particular taxpayers in light of their personal circumstances (for example, individuals who receive Fifth Third common stock in exchange for Emerald common stock acquired as a result of the exercise of employee stock options or otherwise as compensation) or to taxpayers subject to special treatment under the Internal Revenue Code (for example, insurance companies, financial institutions, dealers in securities, tax-exempt organizations, foreign corporations, foreign partnerships, or other foreign entities and individuals who are not citizens or residents of the United States).

     No information is provided herein with respect to the tax consequences, if any, of the merger under applicable state, local, foreign, and other tax laws. The foregoing discussion is based upon the provisions of the Internal Revenue Code, applicable Treasury regulations thereunder, Internal Revenue Service rulings, and judicial decisions as in effect as of the date of this document. There can be no assurance that future legislative, administrative, or judicial changes or interpretations will not affect the accuracy of the statements or conclusions set forth herein. Any such change could apply retroactively and could affect the accuracy of this discussion.

     You are urged to consult your own tax advisor as to the specific tax consequences to you of the merger, including the application of federal, state, local, foreign and other tax laws.

ACCOUNTING TREATMENT

     The merger is intended to qualify for pooling-of-interests accounting treatment. Under pooling-of-interests accounting treatment, as of the effective time of the merger, the assets and liabilities of Emerald will be added to those of Fifth Third at their recorded book values and the shareholders' equity account of Emerald will be included on Fifth Third's consolidated balance sheet.

RESALE OF FIFTH THIRD COMMON STOCK BY AFFILIATES

     The shares of Fifth Third common stock to be issued to shareholders of Emerald in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an "affiliate" of Emerald or Fifth Third at the time of the shareholder meetings. Generally, an affiliate includes a director, an executive officer or a 10% or more shareholder at the time of the special meeting.

     Rule 145 under the Securities Act restricts the sale of Fifth Third common stock received in the merger by affiliates. During the first year following the effective time of the merger, affiliates of Emerald who do not become affiliates of Fifth Third may resell the Fifth Third common stock received by them in connection with the merger upon compliance with the following conditions of Rule 144:

     - Fifth Third must have satisfied its reporting requirements under the Exchange Act for the 12 months preceding the proposed sale;

     - the number of shares sold in any three month period is limited to the greater of (1) one percent of Fifth Third's shares outstanding or (2) the average weekly trading volume during the four calendar weeks preceding the sale; and

     - the shares must be sold by a broker in a routine open market transaction that does not involve the solicitation of orders for purchase.

     Shares of Fifth Third common stock sold by (1) an affiliate's spouse or relative living in the affiliate's household, or (2) any trust or estate in which the affiliate or person listed in (1) collectively owns ten percent or more of the beneficial interest or of which any of these persons serves as trustee or executor, or (3) any corporation in which the affiliate or any person specified in (1) beneficially owns at least ten percent of an equity interest, will be aggregated with the number of shares sold by the affiliate for purposes of determining whether the volume limitations of Rule 144 are exceeded.

     After the one-year period, affiliates of Emerald who are not affiliates of Fifth Third may resell their shares without regard to the volume limitation or manner of sale requirement so long as Fifth Third has satisfied its reporting requirements under the Exchange Act during the prior twelve-month period.

     If Fifth Third has not satisfied its reporting requirements, affiliates may not resell their shares of Fifth Third common stock received in the merger until two years have elapsed since completion of the merger. At that time, the shares may be sold without any restriction.

     Sales and other dispositions of Fifth Third common stock by any affiliate of Emerald who becomes an affiliate of Fifth Third in connection with the merger must be made in compliance with the requirements of Rule 144 set forth above until such person has not been an affiliate of Fifth Third for at least three months and a period of at least two years has elapsed since the date the shares were acquired in connection with the merger.

     Even if the shares are sold, pledged or donated in compliance with Rule 145, the shares will remain subject to Rule 145 in the hands of the recipient until the restrictive period applicable to the affiliate transferor have expired.

     The affiliation agreement provides that Emerald will use its best efforts to cause each director, executive officer and other person who is deemed by Emerald to be an affiliate (for purposes of Rule 145 and for purposes of qualifying the merger for pooling-of-interests accounting treatment) of Emerald to execute and deliver to Fifth Third a written agreement intended to ensure compliance with the Securities Act and to ensure that the merger will qualify as a pooling-of-interests. Under that agreement, affiliates of Emerald may not dispose of any shares received in the merger during the period beginning 30 days before the effective time of the merger and ending when financial results covering at least 30 days of post-merger operations of Fifth Third have been published.

DISSENTERS' RIGHTS OF APPRAISAL

     You are entitled to relief as a dissenting shareholder under Ohio Revised Code Section 1701.85 only if you comply strictly with all of the procedural and other requirements of Section 1701.85, a copy of which is attached hereto as Annex C. The following is a description of the material terms of Section 1701.85.

     An Emerald shareholder who wishes to perfect his rights as a dissenting shareholder in the event the affiliation agreement is approved and adopted:

     - must be a record holder of the shares of Emerald common stock as to which he seeks relief on the record date;

     - must not vote his shares of Emerald common stock in favor of approval and adoption of the affiliation agreement; and

     - must deliver to Emerald, not later than ten days after the annual meeting, a written demand for payment of the fair cash value of the shares as to which he seeks relief. The written demand must state the name of the shareholder, his address, the number of shares as to which he seeks relief and the amount claimed as the fair cash value for those shares.

     Voting against the approval and adoption of the affiliation agreement will not satisfy the requirements of a written demand for payment. Any written demand for payment should be mailed or delivered to: Paula M. Dewey, Corporate Secretary, Emerald Financial Corp., 14092 Pearl Road, Strongsville, Ohio 44136. As the written demand must be delivered to Emerald within the ten-day period following the annual meeting, we recommend that a dissenting shareholder use certified or registered mail, return receipt requested, to confirm that he has made a timely delivery.

     If Emerald sends the dissenting shareholder, at the address specified in his demand, a request for the certificate(s) representing his shares, the dissenting shareholder must deliver the certificate(s) to Emerald within 15 days of the date Emerald sent the request. Emerald may endorse the certificate(s) with a legend to the effect that the shareholder has demanded the fair cash value of the shares represented by the certificate(s). If the shareholder fails to deliver the certificate(s) within 15 days of the request, Emerald may terminate his right to dissent. Emerald must notify the shareholder of its election to terminate his rights as a dissenting shareholder within 20 days after the lapse of the 15-day period.

     If the dissenting shareholder and Emerald cannot agree on the fair cash value per share of the shares of Emerald common stock, either may, within three months after the service of the written demand by the shareholder, file a petition in the Court of Common Pleas of Cuyahoga County, Ohio. If the court finds that the shareholder is entitled to be paid the fair cash value of any shares, the court may appoint one or more appraisers to receive evidence and to recommend a decision on the amount of the fair cash value.

     The fair cash value of a share of Emerald common stock to which a dissenting shareholder is entitled under Section 1701.85 will be determined as of the day prior to the special meeting. Fair cash value will be computed as the amount a willing seller and willing buyer would accept or pay if neither was compelled to sell or buy, excluding any appreciation or depreciation in market value resulting from the merger. Notwithstanding the foregoing, the fair cash value may not exceed the amount specified in the shareholder's written demand. The court will make a finding as to the fair cash value of a share and render judgment against Emerald for its payment with interest at such rate and from such date as the court considers equitable. The court will assess or apportion the costs of the proceedings as it considers equitable.

     The rights of any dissenting shareholder will terminate if:

     - the dissenting shareholder has not complied with Section 1701.85, unless Emerald, by its board of directors, waives this failure;

     - Emerald abandons or is finally enjoined or prevented from carrying out, or the shareholders of Emerald rescind their adoption of, the affiliation agreement;

     - the dissenting shareholder withdraws his written demand with the consent of Emerald, by its board of directors; or

     - Emerald and the dissenting shareholder have not agreed upon the fair cash value per share of the Emerald common stock and neither has timely filed or joined in a petition in an appropriate court for a determination of the fair cash value of the shares.

     Because a BLUE proxy card which does not contain voting instructions will be voted for approval of the affiliation agreement, a shareholder who wishes to exercise dissenters' rights must either (1) not sign and return the BLUE proxy card or, (2) sign and return the BLUE proxy card, and vote against or abstain from voting on the approval of the affiliation agreement. The WHITE proxy card is for voting on the control share acquisition by Fifth Third of more than a majority of the voting power of Emerald at the special meeting. A vote or failure to vote on the WHITE proxy card will not affect your ability to exercise dissenters' rights.

     In connection with the execution of the affiliation agreement, Mrs. Joan M. Dzurilla, a director of Emerald who holds approximately 2,464,740 shares or 22.3% of the Emerald common stock, executed a Shareholder Support Agreement with Fifth Third to vote her shares of Emerald common stock in favor of the affiliation agreement and the merger and has waived all rights under the Ohio Revised Code available to her to demand appraisal of her shares of Emerald common stock.

     For a discussion of the tax consequences to a shareholder who exercises dissenters' rights, see "Proposal -- Merger of Emerald into Fifth Third- Federal Income Tax Consequences."

                       TERMS OF THE AFFILIATION AGREEMENT

REPRESENTATIONS AND WARRANTIES

     Fifth Third and Emerald have made numerous representations and warranties to each other relating to, among other things, the following:

     - their incorporation, good standing, corporate power and similar corporate matters;

     - their capitalization;

     - their authorization, execution, delivery and performance and the enforceability of the affiliation agreement and the absence of violations;

     - compliance with laws and regulations;

     - the absence of material changes since December 31, 1998; and

     - their financial statements.

     The affiliation agreement also contains representations and warranties of Emerald relating to employee benefit matters and the absence of undisclosed liabilities and a representation and warranty by Fifth Third that it has enough authorized Fifth Third common stock to accomplish the merger.

     No representations or warranties made by either Emerald or Fifth Third will survive beyond the effective time of the merger.

CONDUCT PENDING MERGER

     Except with the prior approval of Fifth Third or as necessary to permit the directors of Emerald to exercise their fiduciary duties, the affiliation agreement provides that Emerald and its representatives will not directly or indirectly, initiate, solicit, negotiate with, encourage discussions with, provide information to, or agree to a transaction with, any corporation, partnership, person or other entity or group concerning any of the following "Acquisition Transactions":

     - any merger of either Emerald or The Strongsville Savings Bank;

     - any sale of substantial assets, sale of shares of capital stock or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock; or

     - any similar transaction involving Emerald or The Strongsville Savings
       Bank.

     Emerald promptly shall communicate to Fifth Third the terms of any proposal which it may receive in respect of an Acquisition Transaction and any request by or indication of interest on the part of any third party with respect to initiation of any Acquisition Transaction or discussions with respect thereto.

     In addition, Emerald has agreed that prior to the effective time of the merger, Emerald will carry on its business in the ordinary course and will give Fifth Third and Fifth Third's representatives reasonable access during business hours to its books, records and properties. In addition without Fifth Third's prior written consent, neither Emerald nor The Strongsville Savings Bank will, among other things (except for certain construction and improvement projects):

     - make any changes in its capital or corporate structures;

     - issue any additional shares of Emerald common stock or any other equity securities other than pursuant to the exercise of options granted prior to the date of the affiliation agreement;

     - issue as borrower any long-term debt or convertible or other securities of any kind, or right to acquire any of its securities;

     - make any material changes in its method of business operations;

     - make, enter into any agreement to make, or become obligated to make any capital expenditures in excess of $25,000;

     - make, or enter into any agreement to make, or renew any agreement for services to be provided to Emerald or The Strongsville Savings Bank, or permit the automatic renewal of any such agreement, other than certain scheduled agreements, except any agreement for services having a term of not more than three months or requiring the expenditure of not more than $25,000;

     - other than certain disclosed agreements, with respect to Emerald only, declare or pay any cash dividends on its stock other than normal and customary dividends per quarter paid consistent with past practices, which shall not exceed $.05 per share or be paid more frequently than once per calendar quarter;

     - pay any stock dividends or make any other distributions on its stock;

     - change or otherwise amend any benefit plans other than as required by law or as contemplated in the affiliation agreement;

     - provide any increases in employee salaries or benefits other than in the ordinary course of business;

     - open for business any branch office which has been approved by the appropriate regulatory authorities but not yet opened or apply to the appropriate regulatory authorities to establish a new branch office or expand any existing branch office, except for the applications for the proposed Northfield and Medina branch offices (which have been approved);

     - acquire, become obligated to acquire, or enter into any agreement to acquire, any banking or non-banking company or any branch offices of any such companies; or

     - sell or otherwise dispose of or encumber any portion of shares of the capital stock of The Strongsville Savings Bank which are now owned by Emerald.

CONDITIONS TO CLOSING

     The affiliation agreement must be approved by the affirmative vote of holders of at least two-thirds of the outstanding shares of Emerald common stock. In order for the merger to be completed, the control share acquisition by Fifth Third of Emerald must also be approved by: (1) a majority of the shares of Emerald common stock represented in person or by proxy at the separate special meeting, and (2) a majority of the shares of Emerald common stock represented in person or by proxy at the separate special meeting, excluding any shares of Emerald common stock owned by any executive officer of Emerald or any director of Emerald who is also an employee of Emerald. The merger also must be approved in writing by the Federal Reserve Board, an application for which has been filed. No assurance can be given that the required governmental approvals will be forthcoming.

     Fifth Third's and Emerald's obligations to complete the merger are subject to additional conditions set forth in the affiliation agreement. These include the absence at the effective time of the merger of any material actions, proceedings or investigations of any kind pending or threatened with respect to the transactions contemplated by the affiliation agreement and both institutions having performed all of the obligations required of them under the affiliation agreement.

     Fifth Third's obligation to complete the merger is further subject to conditions set forth in the affiliation agreement, including:

     - the continuing truth and accuracy in all material respects of all of the representations and warranties of Emerald;

     - delivery by Emerald's counsel of a legal opinion addressed to Fifth Third relating to Emerald's incorporation, good standing, corporate power and authority to enter into the affiliation agreement;

     - the aggregate amount of consolidated shareholders' equity of Emerald immediately prior to the effective time of the merger, as shown by and reflected on its books and records of accounts on a consolidated basis in accordance with generally accepted accounting principles consistently applied, being not less than $54,784,000; and

     - the total issued and outstanding shares of Emerald common stock not exceeding 11,449,963 shares.

     In addition, Fifth Third's obligation to complete the merger is subject to the receipt of noncompetition agreements executed by each of the current directors of Emerald. Pursuant to these agreements, the Emerald directors will be prohibited from engaging in any retail banking or commercial deposit or lending business, asset management and all other services which are customarily provided by banks or which are otherwise provided by Fifth Third or its affiliates in the states of Ohio, Kentucky, Indiana, Florida or Arizona for a period beginning on the effective date of the merger and ending on the earlier of three years commencing at the effective time of the merger or two years after the removal of the director from the board of directors.

     Emerald's obligation to complete the merger is further subject to conditions set forth in the affiliation agreement, including:

     - the continuing truth and accuracy in all material respects of Fifth Third's representations and warranties;

     - delivery by counsel employed by Fifth Third of a legal opinion addressed to Emerald relating to Fifth Third's incorporation, good standing, corporate power and authority to enter into the affiliation agreement and the validity and registration of the shares of Fifth Third common stock to be issued to Emerald shareholders;

     - registration by Fifth Third of the shares of Fifth Third common stock to be issued to Emerald shareholders and listing of those shares on the Nasdaq National Market;

     - the execution and delivery by Fifth Third Bank, Northwestern Ohio, N.A. of employment contracts with Thomas P. Perciak and John F. Ziegler and Fifth Third having provided or made provisions for payment of severance payments to certain employees of Emerald and The Strongsville Savings Bank;

     - the receipt by Fifth Third and Emerald of an opinion from Graydon, Head & Ritchey that, on the basis of the facts, representations and assumptions set forth in the opinion, the merger will qualify as a reorganization as described in Section 368(a) of the Internal Revenue Code; and

     - the receipt by Fifth Third and Emerald of a letter from each of the respective independent public accountants to the effect that the merger will qualify for pooling-of-interests accounting treatment.

TERMINATION; AMENDMENT; WAIVER

     The affiliation agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger by written notice delivered by Fifth Third to Emerald or by Emerald to Fifth Third in the following instances:

     - if there has been a material misrepresentation, a material breach of warranty or a material failure to comply with any covenant on the part of the other party with respect to the representations, warranties and covenants set forth in the affiliation agreement and that misrepresentation, breach or failure to comply has not been cured within 30 days after notice, provided the party in default has no right to terminate for its own default;

     - if the business or assets or financial condition of the other party have materially and adversely changed from that in existence at December 31, 1998;

     - if the merger has not been completed by October 31, 1999, provided the terminating party is not in material breach or default of any representation, warranty or covenant contained in the affiliation agreement on the date of the termination;

     - by the mutual written consent of Fifth Third and Emerald;

     - automatically if Emerald's shareholders fail to approve and adopt the affiliation agreement;

     - if any event occurs which renders impossible the satisfaction in any material respect one or more of the conditions to the obligations of the other party to effect the merger, and non-compliance is not waived by the unaffected party; or

     - by Emerald if the average closing price of Fifth Third common stock for the 30 trading days ending five trading days before the effective time of the merger is less than $45.00 per share or by Fifth Third if the average closing price of Fifth Third common stock for the 30 trading days ending five trading days before the effective time of the merger is greater than $85.00 per share.

     The affiliation agreement may be amended, modified or supplemented by the written agreement of each of the parties, upon the authorization of each company's respective board of directors at any time before or after approval of the merger by Emerald's shareholders. Approval of any amendment, modification or supplement by Emerald's shareholders is not required unless this action would adversely change the consideration to be provided to Emerald's shareholders pursuant to the affiliation agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Shares of Emerald common stock held by or for the benefit of directors and executive officers of Emerald will be canceled and converted into the right to receive shares of Fifth Third common stock on the same basis as shares held by other shareholders of Emerald. In addition, directors and executive officers of Emerald may be deemed to have the following interests in the merger that are different from, or in addition to, those of shareholders of Emerald.

     EMERALD EMPLOYMENT AND SEVERANCE AGREEMENT PAYMENTS. Emerald has employment agreements with Thomas P. Perciak, Emerald's President and Chief Executive Officer, and John F. Ziegler, Emerald's Executive Vice President and Chief Financial Officer. Fifth Third has agreed in the affiliation agreement to honor the change-in-control provisions of these employment agreements and to pay to them at the effective time of the merger the change-in-control payments specified therein, except to the extent any such payment would constitute an "excess parachute payment" under sec.280(G) of the Internal Revenue Code. Accordingly, Mr. Perciak expects to receive a change-in-control payment of approximately $434,000 under his employment agreement, and Mr. Ziegler expects to receive a change-in-control payment of approximately $235,000 under his employment agreement.

     Eight officers of The Strongsville Savings Bank, three of whom are also officers of Emerald, have severance agreements. Each severance agreement provides that in the event of the involuntary termination of the executive other than for cause or the executive's voluntary termination for good reason within six months after a change in control, the executive would receive a lump sum payment equal to the executive's annual base salary, plus the continuation of benefits until the earlier of the executive's employment by another employer or the expiration of twelve months from the executive's date of termination. Although some of these officers are expected to continue to serve as officers or employees of Fifth Third Bank, Northwestern Ohio, N.A. after the merger, Fifth Third has agreed to honor the change-in-control provisions of these severance agreements and to pay them at the effective time of the merger, except to the extent any such payment would constitute an "excess parachute payment" under sec.280(G) of the Internal Revenue Code. The aggregate amount of all severance payments under these agreements will be approximately $657,400. William J. Harr, Jr., Emerald's Vice President, will receive approximately $115,500, Paula M. Dewey, Emerald's Secretary and Vice President, will receive approximately $90,700, and Cynthia W. Gannon, Emerald's Treasurer and Vice President, will receive approximately $82,300. See "Election of Emerald Directors -- Executive Compensation -- Employment Agreements" and "-- Change-in-Control Arrangements -- Severance Agreements."

     RETENTION BONUSES. The affiliation agreement allows Emerald to pay retention bonuses to certain employees of The Strongsville Savings Bank who are not officers or directors. These payments will total $177,615 and are payable at the effective time of the merger. Additionally, Mr. Perciak will be paid a $115,000 retention bonus by Fifth Third at the effective date of the merger if he remains employed by The Strongsville Savings Bank at that time.

     EXECUTIVE SUPPLEMENTAL BENEFIT PLANS. Ten officers of The Strongsville Savings Bank, five of whom are also officers of Emerald, have Executive Supplemental Benefit Plans which provide for payments upon retirement, death or disability. These agreements also provide for an acceleration of these benefits on a change in control of Emerald, which would be paid if the officer is terminated without cause or leaves employment for good reason after the change in control.

     In the affiliation agreement, Fifth Third agreed that it would assume the obligations of Emerald and The Strongsville Savings Bank under Mr. Perciak's and Mr. Ziegler's Executive Supplemental Benefit Plans, but the merger will not cause the acceleration of the benefits payable to them under these plans. Payments for a subsequent change in control, retirement, death or disability may be owed under these agreements in the future. If the merger would have triggered the change-in-control provisions of these agreements, Mr. Perciak would have received approximately $1,169,097 and Mr. Ziegler would have received approximately $361,093.

     The merger will accelerate the benefits payable to the other eight officers, including Mr. Harr, Mrs. Gannon, and Mrs. Dewey. If payments are to be made to these individuals in 1999, they would total approximately $144,000, and Mr. Harr would receive $18,701, Mrs. Gannon would receive $6,637 and Mrs. Dewey would receive $59,729. For more information regarding the Executive Supplemental Benefit Plans, see "Election of Emerald Directors- Executive Compensation-Retirement Plan Information."

     STOCK OPTIONS. Upon the approval of the affiliation agreement by the Emerald shareholders, all outstanding options to purchase Emerald common stock will become fully exercisable, including 67,500 options held by Mr. Perciak, 67,500 options held by Mr. Ziegler, 12,500 options held by Mr. Harr, 12,500 options held by Mrs. Gannon and 12,500 options held by Mrs. Dewey.

     At the effective time of the merger, all outstanding awards, options or other rights to purchase Emerald common stock under Emerald's 1994 Long Term Incentive Plan and 1998 Stock Option and Incentive Plan will be converted into options to purchase Fifth Third common stock. The number of shares subject to stock options will be adjusted to allow the holder, upon exercise, to receive shares of Fifth Third common stock calculated by multiplying the exchange ratio by the number of shares of Emerald common stock subject to the Emerald stock options, and the exercise price of the Emerald stock options will be adjusted by dividing the exercise price per share by the exchange ratio.

     For more information regarding stock options held by executive officers of Emerald, also see "Election of Emerald Directors -- Executive
Compensation -- Stock Options."

     FIFTH THIRD EMPLOYMENT AGREEMENTS. In the affiliation agreement, Fifth Third agreed to enter into employment agreements with Thomas P. Perciak and John
F. Ziegler. Each employment agreement is for a term of three years after the effective time of the merger.

     Mr. Perciak will be employed as an executive vice president of Fifth Third Bank, Northwestern Ohio, N.A. His employment agreement provides for annual base salaries of $366,700 in the first year, $383,800 in the second year and $401,500 in the third year. Mr. Perciak is also eligible to receive bonuses of up to 65% of his base salary for each year. Upon Mr. Perciak's death, total disability, termination (other than for good cause) or resignation for a good reason, he will receive his base salary for the remaining term of his contract plus the pro rata amount of his bonus for that year. Mr. Perciak's employment agreement also provides that the merger will not constitute a change in control under his split-dollar insurance agreement and that Fifth Third will continue to pay the premiums due under his split-dollar insurance policy, regardless of whether or not he continues to be employed by Fifth Third. Fifth Third has also agreed to make a determination of whether it will continue Mr. Perciak's key-man life insurance policy within six months after the effective time of the merger and if Fifth Third decides to not continue this policy, to grant Mr. Perciak a right of first refusal to purchase this policy from Fifth Third for the interpolated terminal reserve value of the policy.

     Mr. Ziegler will be employed as a vice president of Fifth Third Bank, Northwestern Ohio, N.A. His employment agreement provides for annual base salaries of $213,800 in the first year, $224,200 in the second year and $237,500 in the third year. Mr. Ziegler is also eligible to receive bonuses of up to 65% of his base salary for each year. Upon Mr. Ziegler's death, total disability, termination (other than for good cause) or resignation for a good reason, he will receive two-thirds of his base salary for the remaining term of his contract plus the pro rata amount of his bonus for that year. Mr. Ziegler's employment agreement also provides that the merger will not constitute a change in control under his split-dollar insurance agreement and that Fifth Third will continue to pay the premiums due under his split-dollar insurance policy, regardless of whether or not he continues to be employed by Fifth Third. Fifth Third has also agreed to make a determination of whether it will continue Mr. Ziegler's key-man life insurance policy within six months after the effective time of the merger and if Fifth Third decides to not continue this policy, to grant Mr. Ziegler a right of first refusal to purchase this policy from Fifth Third for the interpolated terminal reserve value of the policy.

     BOARD MEMBER COMPENSATION. Messrs. Perciak, Piechowski and Kalinich will be appointed to the Cleveland board of directors of Fifth Third Bank, Northwestern Ohio, N.A. Messrs. Piechowski and Kalinich, as non-employee directors, will receive the same remuneration as the other non-employee directors for their service, which generally includes fees for meeting attendance and stock options.

     INDEMNIFICATION AND LIABILITY INSURANCE. The affiliation agreement provides that all provisions for indemnification and limitation of liability now existing in favor of the directors or officers of Emerald and The Strongsville Savings Bank, arising under applicable Ohio and federal law and under the Emerald articles of incorporation and code of regulations, or under the articles of incorporation or code of regulations of The Strongsville Savings Bank, shall be assumed by Fifth Third and shall continue in full force and effect with respect to acts or omissions occurring on or prior to the effective time of the merger for a period of three years after the effective time of the merger or, in the case of claims asserted prior to the third anniversary of the effective time of the merger until such matters are resolved. Fifth Third also shall purchase and keep in force for a three-year period, a policy of directors' and officers' liability insurance having liability limits and providing coverage for acts or omissions of the type currently covered by Emerald's existing directors' and officers' liability insurance for acts or omissions occurring at or prior to the effective time of the merger, but only to the extent that this insurance may be purchased or kept in full force on commercially reasonable terms. Fifth Third and Emerald have agreed that these costs shall be commercially reasonable so long as they do not exceed 150% of the annual costs currently paid for such coverage by Emerald. Fifth Third has agreed that all rights to indemnification existing in favor of officers and directors and employees of Fifth Third affiliates shall be accorded to officers and directors and employees of Emerald or any of its subsidiaries who become affiliated with any Fifth Third affiliate in such capacities after the effective time of the merger and that this indemnification will relate to covered actions or inactions only after the effective time of the merger. See also "Description of Capital Stock and Comparative Rights of Shareholders -- Indemnification and Personal Liability of Directors and Officers."

EFFECT ON EMERALD EMPLOYEES

     EMPLOYMENT. Fifth Third shall consider employing as many of the employees of Emerald and The Strongsville Savings Bank who desire employment within the Fifth Third holding company system as possible, to the extent of available positions and consistent with Fifth Third's standard staffing levels and personnel policies.

     EMPLOYEE BENEFIT PLANS. Each employee of Emerald and The Strongsville Savings Bank who becomes an employee of Fifth Third or any of its subsidiaries or affiliates at or immediately subsequent to the merger, including the executive officers of Emerald, shall be entitled to participate in all employee benefit plans sponsored by Fifth Third or its subsidiaries or affiliates on the same terms and to the same extent as similarly situated employees of Fifth Third. The former Emerald employees will not be subject to any exclusion or penalty for pre-existing conditions that were covered under The Strongsville Savings Bank's medical plan immediately prior to the effective time of the merger or any waiting period relating to coverage under Fifth Third's medical plan.

     401(K) PLAN. The affiliation agreement also provides that Emerald will take all actions necessary to discontinue any and all contributions under any employee pension benefit plan (as defined in Section 3(2) of ERISA) as of a date not later than 30 days prior to the effective time of the merger. Provided that The Strongsville Savings Bank Profit Sharing Plan is first amended in a manner approved in advance by Fifth Third to provide for the allocation of the contribution for the period prior to the effective time of the merger, Emerald and The Strongsville Savings Bank have the right to make discretionary contributions to the Profit Sharing Plan with respect to the 1999 plan year, but these contributions are not to exceed $270,000. In addition, Emerald and The Strongsville Savings Bank are entitled to continue to make employer contributions to the Profit Sharing Plan so long as these contributions are required by the plan and are consistent with prior levels and rates of employer contributions. For information regarding the Profit Sharing Plan, see "Election of Emerald Directors -- Executive Compensation -- Retirement Plan Information."

     BONUSES. The affiliation agreement allows Emerald to pay the normal bonuses which would otherwise be received by employees of Emerald had Emerald not entered into the affiliation agreement with Fifth Third. These payments include bonuses to officers which are expected to be approximately $293,700, Christmas bonuses totaling approximately $80,000, and officer and branch manager bonuses totaling approximately $95,000.

     SEVERANCE. The affiliation agreement provides for the payment of severance amounts to employees of Emerald who do not have an employment or severance agreement under certain conditions upon termination of employment or specific other circumstances. In the case of officers of Emerald or The Strongsville Savings Bank, those amounts will be equal to two weeks of pay for each year of service up to a maximum of 12 weeks of pay. In the case of all other employees, the amounts will be equal to two weeks of pay for each year of service up to a maximum of 8 weeks of pay.

                              FIFTH THIRD BANCORP

DESCRIPTION OF BUSINESS

     Fifth Third is an Ohio corporation organized in 1975 as a bank holding company registered under the Bank Holding Company Act and subject to regulation by the Federal Reserve Board. Fifth Third, with its principal office located in Cincinnati, is a multi-bank holding company that owns all of the outstanding stock of nine commercial banks and one savings bank with 471 offices in Ohio, Kentucky, Indiana, Michigan, Florida and Arizona. Those institutions are: Fifth Third Bank; Fifth Third Bank, Central Ohio; Fifth Third Bank, Northwestern Ohio, N.A.; Fifth Third Bank, Ohio Valley; Fifth Third Bank, Western Ohio; Fifth Third Bank, Florida; Fifth Third Bank, Northern Kentucky, Inc.; Fifth Third Bank, Kentucky, Inc.; Fifth Third Bank, Indiana; and Fifth Third Bank, Southwest, F.S.B.

     At March 31, 1999, Fifth Third, its affiliated banks and other subsidiaries had consolidated total assets of $29.7 billion, consolidated total deposits of $18.9 billion and consolidated total shareholders' equity of approximately $3.3 billion.

     Fifth Third, through its subsidiaries, engages primarily in commercial, retail and trust banking, investment services and leasing activities and also provides credit life, accident and health insurance, discount brokerage services and property management for its properties. Those subsidiaries consist of The Fifth Third Company, Fifth Third Securities, Inc., The Fifth Third Leasing Company, Midwest Payment Systems, Inc.,

Fifth Third International Company and Heartland Capital Management, Inc. Fifth Third's affiliates provide a full range of financial products and services to the retail, commercial, financial, governmental, educational and medical sectors, including a wide variety of checking, savings and money market accounts, and credit products such as credit cards, installment loans, mortgage loans and leasing. Each of the banking affiliates has deposit insurance provided by the Federal Deposit Insurance Corporation through the Bank Insurance Fund and the Savings Association Insurance Fund.

     Fifth Third, through its banking subsidiaries, also participates in several regional shared ATM networks, including "Money Station(R)," "Honor(R)" and "Star." These networks include approximately 5,400, 42,000 and 44,000 ATMs, respectively. All Fifth Third banking subsidiaries also participate in the "PLUS System(R)" network, which is an international ATM network with approximately 625,000 ATMs.

     Fifth Third is a corporate entity legally separate and distinct from its affiliates. The principal source of Fifth Third's income is dividends from its affiliates. There are certain regulatory restrictions as to the extent to which the affiliates can pay dividends or otherwise supply funds to Fifth Third. See "Description of Capital Stock and Comparative Rights of
Shareholders -- Dividends."

RECENT DEVELOPMENTS

     Fifth Third's strategy for growth includes strengthening its presence in core markets, expanding into contiguous markets and broadening its product offerings.

     Fifth Third believes it has an excellent track record in integrating acquired businesses. Since 1989, Fifth Third has completed 27 acquisitions, which have contributed to its growth. Consistent with this strategy, in addition to the merger with Emerald, Fifth Third recently entered into agreements to acquire Ashland Bankshares, Inc., Enterprise Federal Bancorp, Inc. and South Florida Bank Holding Corporation.

     ASHLAND BANKSHARES, INC. On April 16, 1999, Fifth Third acquired Ashland Bankshares, Inc., a bank holding company based in Ashland, Kentucky which owns Bank of Ashland, Inc. As of December 31, 1998, Ashland had total assets of $171.1 million and total deposits of $141.4 million. Fifth Third issued approximately 1,225,000 shares of Fifth Third common stock to shareholders of Ashland in that merger. Based on the fair market value per share of Fifth Third common stock as of April 16, 1999, these shares had an aggregate value of approximately $84.5 million.

     ENTERPRISE FEDERAL BANCORP, INC. On May 14, 1999, Fifth Third acquired Enterprise Federal Bancorp, Inc., a savings and loan holding company based in Cincinnati, Ohio which owns Enterprise Federal Savings Bank. As of December 31, 1998, Enterprise Federal Bancorp, Inc. had total assets of $554.1 million and total deposits of $343.2 million. Fifth Third issued approximately 1,522,306 shares of Fifth Third common stock to shareholders of Enterprise in that merger. Based on the fair market value per share of Fifth Third common stock as of May 14, 1999, these shares had an aggregate value of approximately $110.7 million.

     SOUTH FLORIDA BANK HOLDING CORPORATION. On October 22, 1998, Fifth Third agreed to acquire South Florida Bank Holding Corporation, a bank holding company based in Ft. Myers, Florida which owns South Florida Bank. As of December 31, 1998, South Florida had total assets of $90.2 million and total deposits of $77.0 million.

     In connection with the acquisition of South Florida, shareholders of South Florida will receive .34800 shares of Fifth Third common stock for each outstanding share of South Florida capital stock. Fifth Third expects to issue approximately 440,000 shares of Fifth Third common stock to shareholders of South Florida. Based on the fair market value per share of Fifth Third common stock as of May 17, 1999, these shares would have an aggregate value of approximately $31.8 million. Fifth Third expects that its acquisition of South Florida will be accounted for as a pooling-of-interests and will be completed in the second quarter of 1999 prior the time of the merger with Emerald.

ADDITIONAL INFORMATION

     For more detailed information about Fifth Third, reference is made to the Fifth Third Annual Report on Form 10-K, as amended, for the year ended December 31, 1998 and Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, which are incorporated into this document by reference, and to the Fifth Third 1998 Annual Report to Shareholders which accompanies this document. See "Where You Can Find More Information."

                            EMERALD FINANCIAL CORP.

DESCRIPTION OF BUSINESS

     Emerald is a unitary thrift holding company organized in 1996 to become the holding company of The Strongsville Savings Bank. Emerald became the holding company of The Strongsville Savings Bank in a tax-free exchange of shares of The Strongsville Savings Bank for shares of Emerald common stock on March 6, 1997. In addition, Emerald formed Emerald Development Corp., a wholly owned subsidiary, on June 3, 1997. The development company was formed to take advantage of opportunities to develop real estate as well as to enter into joint real estate development ventures in the future.

     Founded in 1961, The Strongsville Savings Bank is an Ohio-chartered, federally insured savings association. The Strongsville Savings Bank is a community-oriented financial institution serving its market area with a wide selection of residential loans and retail financial services, emphasizing customer service. The Strongsville Savings Bank's business consists primarily of attracting deposits from the general public and originating and investing in loans secured by first mortgage liens on residential and other real estate, primarily in northeastern Ohio. The Strongsville Savings Bank also invests in certain government obligations and other investments permitted by federal law and regulations. The principal source of funds for The Strongsville Savings Bank's lending activities are increases in deposit accounts, principal and interest payments of loans and proceeds from the sale of loans. The Strongsville Savings Bank's principal source of earnings is interest income from loans and other interest-earning assets. Its principal expenses are interest paid on deposit accounts and operating expenses. The Strongsville Savings Bank's services include consumer and commercial checking accounts, savings accounts, certificates of deposit, residential and commercial real estate loans, home equity lines of credit, and secured and unsecured consumer loans and rental of safe-deposit boxes.

     The Strongsville Savings Bank's branch network is comprised of full-service banking offices, proprietary ATMs, access to a network of metropolitan, regional and national ATMs, and electronic fund transfer services. The Strongsville Savings Bank has historically concentrated its business activities in the northeastern Ohio area, primarily Cuyahoga, Lorain, Medina, and Summit Counties. The Strongsville Savings Bank conducts its lending and deposit-gathering activities through its headquarters in Strongsville, Ohio, and through its network of area Community Financial Centers in the suburbs to the south and west of Cleveland, Ohio.

     The Strongsville Savings Bank is very active in the origination of loans to developers and builders of residential housing in its market area, including loans to (1) acquire lots and land for residential subdivision, (2) to develop raw land by financing the cost of improvements such as streets, sewers and utilities, and (3) to construct houses on such improved property. The Strongsville Savings Bank currently is a leading residential real estate construction lender in Cuyahoga, Medina and Lorain Counties. Central to The Strongsville Savings Bank's operating philosophy is the development and maintenance of strong personal relationships with local realtors, builders, developers, public officials and other real estate-related professionals.

     Emerald is a legal entity separate and distinct from its subsidiaries. Accordingly, the right of Emerald, and thus the right of Emerald's creditors, to participate in any distribution of the assets or earnings of any subsidiary, other than in its capacity as a creditor of such subsidiary, is subject to the prior payment of claims of creditors of the subsidiary. The principal sources of Emerald's revenues are dividends and fees from its subsidiaries. See "Regulation of Financial Institutions -- Regulation of Savings Associations -- Limitations on Capital Distributions" for a discussion of the restrictions on Emerald subsidiaries' ability to pay dividends to Emerald.

     At March 31, 1999, Emerald's total assets were $677.1 million, its total deposits were $562.4 million, and its total shareholders' equity was $61.7 million.

ADDITIONAL INFORMATION

     For more detailed information about Emerald, reference is made to the Emerald Annual Report on Form 10-K for the year ended December 31, 1998, Current Report on Form 8-K filed March 2, 1999 and Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 which are incorporated into this document by reference and the Emerald Summary 1998 Annual Report which is attached hereto as Appendix F. See "Where You Can Find More Information."

               SELECTED HISTORICAL FINANCIAL DATA OF FIFTH THIRD

     The following table sets forth certain historical financial data concerning Fifth Third for the five years ended December 31, 1998. This information is based on information contained in Fifth Third's 1998 Annual Report on Form 10-K for the fiscal year ended on December 31, 1998 which is incorporated by reference into this document and is also included in Fifth Third's 1998 Annual Report to Shareholders which is enclosed with this document and should be read in conjunction therewith, as well as Fifth Third's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, which is incorporated by reference into this document. Financial data for all periods has been restated to reflect the second quarter 1998 mergers with CitFed Bancorp, Inc. and State Savings Company. Both mergers were accounted for as poolings-of-interest.

                                        THREE MONTHS
                                       ENDED MARCH 31,                        YEARS ENDED DECEMBER 31,
                                     -------------------   --------------------------------------------------------------
                                       1999       1998      1998(2)        1997       1996(1)        1995         1994
                                     --------   --------   ----------   ----------   ----------   ----------   ----------
                                                           (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
SUMMARY OF OPERATIONS:
Interest income....................  $496,278   $506,744   $2,018,677   $1,919,083   $1,772,410   $1,518,713   $1,195,401
Interest expense...................   226,084    263,890    1,015,853    1,006,833      931,377      825,497      558,091
                                     --------   --------   ----------   ----------   ----------   ----------   ----------
Net interest income................   270,194    242,854    1,002,824      912,250      841,033      693,216      637,310
Provision for credit losses........    23,360     22,828      109,171       90,095       68,382       45,934       41,183
                                     --------   --------   ----------   ----------   ----------   ----------   ----------
Net interest income after provision
  for credit losses................   246,834    220,026      893,653      822,155      772,651      647,282      596,127
Other operating income.............   174,966    140,120      636,194      501,769      418,907      345,391      284,614
Operating expenses.................   192,800    173,283      803,577      630,508      621,654      499,564      465,723
                                     --------   --------   ----------   ----------   ----------   ----------   ----------
Income before income taxes.........   229,000    186,863      726,270      693,416      569,904      493,109      415,018
Applicable income taxes............    78,553     62,632      250,142      232,558      187,560      162,662      139,393
                                     --------   --------   ----------   ----------   ----------   ----------   ----------
Net income.........................  $150,447   $124,231   $  476,128   $  460,858   $  382,344   $  330,447   $  275,625
                                     ========   ========   ==========   ==========   ==========   ==========   ==========
COMMON SHARE DATA:
Earnings per share.................  $   0.56   $   0.47   $     1.80   $     1.76   $     1.45   $     1.31   $     1.12
Diluted earnings per share.........      0.55       0.46         1.76         1.73         1.42         1.27         1.08
Cash dividends declared per
  share............................      0.20       0.17         0.71      .56 8/9      .48 8/9      .42 2/3      .35 5/9
Book value at period end...........     12.26      10.77        11.91        10.52         9.56         8.23         6.97
Average shares outstanding
  (000's)..........................   267,149    262,738      265,338      262,338      263,523      251.863      246,722
Average diluted shares outstanding
  (000's)..........................   272,823    268,073      270,674      266,680      269,444      260,867      255,581

---------------

(1) Operating expenses for 1996 include the special Savings Association Insurance Fund assessment of $37.9 million pretax ($24.6 million after tax or $.09 per share). For comparability, excluding the impact of this assessment, net income, earnings per share and diluted earnings per share would have been $407.0 million, $1.54 and $1.51, respectively.

(2) Provision for credit losses and operating expenses for 1998 include $16.7 million and $89.7 million of merger-related charges (total $106.4 million or $.28 per share). For comparability, excluding the impact of these merger-related charges, net income, earnings per share and diluted earnings per share would have been $551.7 million, $2.08 and $2.04, respectively.

                                        MARCH 31                                       DECEMBER 31,
                                -------------------------   -------------------------------------------------------------------
                                   1999          1998         1998(2)        1997         1996(1)        1995          1994
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                            (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
FINANCIAL CONDITION AT PERIOD
  END:
Securities....................  $ 9,321,875   $ 9,091,695   $ 8,420,638   $ 8,224,475   $ 7,826,797   $ 5,683,298   $ 4,925,105
Loans and leases..............   18,041,547    17,461,563    17,779,023    17,312,943    16,034,523    14,813,197    12,992,774
Assets........................   29,652,198    28,983,753    28,921,782    27,710,673    26,076,597    22,110,700    19,399,912
Deposits......................   18,861,705    18,829,066    18,780,355    19,019,896    18,161,327    16,090,989    13,931,299
Short-term borrowings.........    4,694,369     4,697,971     3,693,927     3,650,931     3,581,173     2,064,095     2,703,054
Long-term debt and convertible
  subordinated notes..........    1,788,318     1,796,211     2,288,151     1,508,683     1,199,101     1,364,438       665,791
Shareholders' equity..........    3,278,887     2,832,179     3,178,522     2,762,836     2,561,335     2,102,738     1,727,115
RATIOS:
PROFITABILITY RATIOS:
Return on average assets......         2.08%         1.78%         1.93%         1.74%         1.64%         1.58%         1.54%
Return on average
  shareholders' equity........         19.3%         18.6%         18.7%         18.4%         17.4%         17.0%         16.9%
Net interest margin...........         4.23%         3.87%         3.94%         3.84%         3.78%         3.67%         3.91%
Overhead ratio(3).............         42.0%         43.9%         42.3%         43.3%         45.0%         46.6%         49.2%
Other operating income to
  total income(4).............         39.1%         35.9%         38.4%         35.2%         32.9%         32.9%         31.3%
CAPITAL RATIOS:
Average shareholders' equity
  to average assets...........        10.78%         9.59%        10.33%         9.48%         9.46%         9.31%         9.12%
Tier 1 risk-adjusted
  capital.....................        12.24%        10.81%        12.09%        11.19%        11.73%        11.43%        11.58%
Total risk-adjusted capital...        14.33%        13.02%        14.22%        13.54%        14.46%        14.69%        13.70%
Tier 1 leverage...............        10.37%         9.40%        10.39%         9.50%         9.17%         9.46%         9.51%
RATIO OF EARNINGS TO FIXED
  CHARGES:(5)
Including deposit interest....         2.00x         1.18x         1.71x         1.68x         1.61x         1.59x         1.74x
Excluding deposit interest....         3.81x         3.14x         3.17x         3.37x         3.39x         3.22x         4.04x
CREDIT QUALITY RATIOS:
Reserve for credit losses to
  nonperforming assets........       608.35%       279.56%       517.04%       318.95%       279.94%       248.70%       345.11%
Reserve for credit losses to
  loans and leases
  outstanding.................         1.50%         1.45%         1.50%         1.45%         1.46%         1.51%         1.55%
Net charge-offs to average
  loans and leases
  outstanding.................         0.44%         0.55%          .55%          .45%          .41%          .23%          .14%
Nonperforming assets to loans,
  leases and other real estate
  owned.......................         0.25%         0.52%          .29%          .45%          .52%          .61%          .45%

---------------

(1) Operating expenses for 1996 exclude the impact of the special Savings Association Insurance Fund assessment of $37.9 million pretax ($24.6 million after tax or $.09 per share). Including the impact of this assessment, return on average assets, return on average equity and the overhead ratio were 1.55%, 16.3% and 47.9%, respectively.

(2) Provision for credit losses and operating expenses for 1998 exclude $16.7 million and $89.7 million of merger-related charges (total $106.4 million or $.28 per share). For comparability, including the impact of these merger-related charges, return on average assets, return on average equity and the overhead ratio were 1.67%, 16.2% and 47.6%, respectively.

(3) Operating expenses divided by the sum of taxable-equivalent net interest income and other operating income.

(4) Other operating income excluding securities gains and losses as a percent of net interest income and other operating income excluding securities gains and losses.

(5) Earnings represent income before income taxes plus fixed charges. Fixed charges include interest expense and the proportion deemed representative of the interest factor of rental expense.

                 SELECTED HISTORICAL FINANCIAL DATA OF EMERALD

     The following table sets forth certain historical financial data concerning Emerald. This information is based on information contained in Emerald Financial Corp.'s 1998 Annual Report on Form 10-K for the fiscal year ended on December 31, 1998 and Emerald's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, which are incorporated by reference in this document. This information is also contained in Emerald's Summary 1998 Annual Report which is attached as Annex F to this document.

                                                      THREE MONTHS
                                                     ENDED MARCH 31,               YEARS ENDED DECEMBER 31,
                                                    -----------------   -----------------------------------------------
                                                     1999      1998     1998(2)    1997     1996(1)    1995      1994
                                                    -------   -------   -------   -------   -------   -------   -------
                                                                  (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
SUMMARY OF OPERATIONS:
Interest income...................................  $11,982   $11,206   $46,099   $44,960   $39,858   $35,410   $27,122
Interest expense..................................    7,272     6,934    28,736    28,255    24,494    21,342    14,113
                                                    -------   -------   -------   -------   -------   -------   -------
Net interest income...............................    4,710     4,272    17,363    16,705    15,364    14,068    13,009
Provision for credit losses.......................       22       114       710       215       305       238        92
                                                    -------   -------   -------   -------   -------   -------   -------
Net interest income after provision for credit
  losses..........................................    4,688     4,158    16,653    16,490    15,059    13,830    12,917
Other operating income(3).........................      774       989     4,545     2,306     2,435     2,052     1,194
Operating expenses................................    2,897     2,393     9,790     9,485    12,005     8,626     7,370
                                                    -------   -------   -------   -------   -------   -------   -------
Income before income taxes........................    2,565     2,754    11,408     9,311     5,489     7,256     6,741
Applicable income taxes(3)........................      833       898     3,652     3,170     1,941     2,539     2,331
                                                    -------   -------   -------   -------   -------   -------   -------
Net income........................................  $ 1,732   $ 1,856   $ 7,756   $ 6,141   $ 3,548   $ 4,717   $ 4,410
                                                    =======   =======   =======   =======   =======   =======   =======
COMMON SHARE DATA(2):
Earnings per share................................  $  0.16   $  0.18   $  0.76   $  0.61   $  0.35   $  0.47   $  0.44
Diluted earnings per share........................     0.16      0.17      0.72      0.59      0.35      0.47      0.44
Cash dividends per share..........................     0.05      0.04      0.20      0.12      0.12      0.10      0.08
Book value at period end..........................     5.60      4.96      5.33      4.78      4.27      4.06      3.67
Average shares outstanding (000's)................   10,577    10,199    10,263    10,130    10,123    10,123    10,123
Average diluted shares outstanding (000's)........   10,688    10,748    10,745    10,431    10,222    10,123    10,123

---------------

(1) Operating expenses for 1996 include the special Savings Association Insurance Fund assessment of $2.5 million pretax ($1.6 million after tax or $0.16 per share). For comparability, excluding the impact of this assessment, net income, earnings per share and diluted earnings per share would have been $5.2 million, $0.51 and $0.51, respectively.

(2) Per share amounts and shares outstanding reflect the two-for-one stock split effected in the form of a stock dividend declared April 15, 1998 to shareholders of record on May 1, 1998 and distributed May 15, 1998.

(3) For the year ended December 31, 1998, other operating income includes the cumulative effect of a change in accounting principles related to the adoption of Statement of Financial Accounting Standards No. 133 of $177,000 and related income taxes of $60,000.

                                                  MARCH 31                             DECEMBER 31,
                                             -------------------   ----------------------------------------------------
                                               1999       1998       1998       1997     1996(1)      1995       1994
                                             --------   --------   --------   --------   --------   --------   --------
                                                              (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
FINANCIAL CONDITION AT PERIOD END:
Securities.................................  $ 83,618   $ 98,641   $ 96,156   $ 99,833   $121,860   $127,954   $116,974
Loans and leases, net......................   551,690    465,855    532,070    469,280    425,855    336,351    281,843
Assets.....................................   677,055    615,799    668,459    603,965    567,490    492,097    419,258
Deposits...................................   562,413    529,373    559,235    520,690    493,471    432,563    363,050
Short-term borrowings......................       380      1,042      1,293      1,042      1,040      1,000      1,000
Long-term debt and convertible subordinated
  notes....................................    46,190     26,782     46,939     27,096     24,194     12,333     14,583
Shareholders' equity.......................    61,682     50,852     54,784     48,515     43,158     41,091     37,153
RATIOS:
PROFITABILITY RATIOS:
Return on average assets...................      1.03%      1.23%      1.24%      1.03%      0.99%      1.03%      1.18%
Return on average shareholders' equity.....     11.88%     14.93%     14.83%     13.45%     12.25%     12.07%     12.47%
Net interest margin........................      2.95%      2.95%      2.89%      2.87%      3.00%      3.15%      3.58%
Overhead ratio(2)..........................     53.73%     48.97%     48.58%     51.17%     57.00%     57.04%     52.74%
Other operating income to total
  income(3)................................     14.11%     19.22%     13.84%      9.88%      8.04%      6.98%      6.91%
Dividend payout............................     31.25%     19.44%     25.84%     19.79%     22.94%     21.46%     18.08%
CAPITAL RATIOS:
Average shareholders' equity to average
  assets...................................      8.68%      8.26%      8.33%      7.68%      8.06%      8.52%      9.46%
Tier 1 risk-adjusted capital...............     12.79%     12.76%     12.19%     12.42%     12.52%     13.13%     13.50%
Total risk-adjusted capital................     13.20%     13.21%     12.60%     12.85%     12.93%     13.51%     14.22%
Tier 1 leverage............................      8.47%      7.94%      8.02%      7.74%      7.49%      8.14%      8.64%
RATIO OF EARNINGS TO FIXED CHARGES:(4)
Including deposit interest.................      1.35x      1.40x      1.39x      1.33x      1.22x      1.34x      1.48x
Excluding deposit interest.................      4.82x      7.24x      6.52x      6.24x      6.17x      8.45x     18.39x
CREDIT QUALITY RATIOS:
Reserve for credit losses to nonperforming
  loans....................................     91.02%     93.55%     88.87%     75.80%     83.76%     56.91%    120.11%
Reserve for credit losses to loans and
  leases outstanding.......................      0.34%      0.37%      0.33%      0.35%      0.33%      0.35%      0.34%
Net charge-offs (recoveries) to average
  loans and leases outstanding.............     (0.03)%     0.00%      0.11%      0.00%      0.01%      0.01%     (0.01)%
Nonperforming assets to total assets.......      0.35%      0.45%      0.35%      0.55%      0.30%      0.42%      0.19%

---------------

(1) Operating expenses for 1996 exclude the impact of the special Savings Association Insurance Fund assessment of $2.5 million pretax ($1.6 million after tax or $0.16 per share). Including the impact of this assessment, return on average assets, return on average equity and the overhead ratio were 0.68%, 8.38% and 71.85%, respectively.

(2) Operating expenses divided by the sum of taxable equivalent net interest income and other operating income.

(3) Other operating income excluding securities gains and losses as a percent of net interest income and other operating income excluding securities gains and losses.

(4) Earnings represent income before income taxes plus fixed charges. Fixed charges include interest expense and the proportion deemed representative of the interest factor of rental expense.

                  DESCRIPTION OF CAPITAL STOCK AND COMPARATIVE
                             RIGHTS OF SHAREHOLDERS

     Fifth Third and Emerald are each corporations organized under the laws of the State of Ohio.

     Fifth Third is authorized to issue 500,000,000 shares of Fifth Third common stock, no par value, and 500,000 shares of preferred stock, no par value. As of March 31, 1999, Fifth Third had outstanding 267,374,461 shares of Fifth Third common stock and no shares of Fifth Third preferred stock. Pursuant to article fourth of Fifth Third's second amended articles of incorporation, as amended, the board of directors of Fifth Third may, without further action of the shareholders, (1) divide into one or more new series the authorized shares of Fifth Third preferred stock which have not previously been designated, (2) fix the number of shares constituting any new series, and (3) fix the dividend rates, payment dates, whether dividend rights shall be cumulative or non-cumulative, conversion rights, redemption rights (including sinking fund provisions) and liquidation preferences. Except as otherwise provided by law, holders of any series of Fifth Third preferred stock shall not be entitled to vote on any matter.

     Emerald is authorized to issue 20,000,000 shares of Emerald common stock, no par value per share. As of May 14, 1999, Emerald had outstanding 11,052,301 shares of Emerald common stock.

     Set forth below is a description of Fifth Third common stock and Emerald common stock. This description and analysis are brief summaries of relevant provisions of the articles of incorporation and code of regulations of Fifth Third and of the articles of incorporation and code of regulations of Emerald and are qualified in their entirety by reference to these documents.

VOTING RIGHTS

     Holders of both Fifth Third common stock and Emerald common stock are entitled to one vote per share on all matters submitted to a vote of shareholders.

     Fifth Third's code of regulations provides for the division of its board of directors into three classes of approximately equal size. Directors of Fifth Third's board of directors are elected for three-year terms, and the terms of office of approximately one-third of the members of the classified board of directors expire each year. This classification of the board of Fifth Third may make it more difficult for a shareholder to acquire immediate control of Fifth Third and remove management by means of a hostile takeover. Since the terms of approximately one-third of the incumbent directors expire each year, at least two annual elections are necessary for the shareholders to replace a majority of directors, whereas a majority of the directors of a non-classified board of directors may be replaced in one annual meeting.

     The Emerald board is also classified. The Emerald board is divided into three classes, each containing three directors; and the election of each class of directors constitutes a separate election. Directors serve for terms of three years and until their respective successors are duly elected and qualified, or until their prior resignation, disqualification, disability or removal from office. As a result of the classification of the Emerald board, a minimum of two annual meetings of shareholders would be necessary for a majority of the members of the Emerald board to stand for election.

     Fifth Third's articles of incorporation contain another potential anti-takeover device. As stated above, Fifth Third is authorized to issue 500,000 shares of Fifth Third preferred stock, and its board of directors may designate various characteristics and rights of Fifth Third preferred stock, including conversion rights. Accordingly, as an anti-takeover measure, Fifth Third's board of directors may authorize the conversion of shares of Fifth Third preferred stock into any number of shares of Fifth Third common stock and thus dilute the outstanding shares of Fifth Third common stock.

     The holders of Fifth Third common stock have the right to vote cumulatively in the election of directors. Under applicable Ohio law, unless a corporation's articles of incorporation are amended to provide that no shareholder of the corporation may cumulate his or her voting power, each shareholder has the right to vote cumulatively in the election of directors of the corporation if (1) written notice is given by any shareholder of the corporation to the president, a vice president or the secretary of such corporation, not less than forty-eight hours before the time fixed for holding the meeting at which directors are to be elected, indicating that the shareholder desires that voting for the election of directors be cumulative, and (2) announcement of the giving of this notice is made upon the convening of the meeting by the chairman or the secretary or by or on behalf of the shareholder giving the notice. In this event, each shareholder will be entitled to cumulate the voting power he or she possesses and to give one nominee as many votes as the number of directors to be elected multiplied by the number of his or her shares, or to distribute these votes on the same principle among two or more candidates, as each shareholder sees fit. The availability of cumulative voting rights enhances the ability of minority shareholders to obtain representation on the board of directors.

     Emerald shareholders do not have a right to vote cumulatively in the election of directors. Therefore, each share of Emerald common stock is entitled to one vote in the election of any director.

DIVIDENDS

     Holders of Fifth Third common stock and Emerald common stock are each entitled to dividends as and when declared by the respective boards of directors of each institution out of funds legally available for the payment of dividends. Fifth Third and Emerald have, in the past, declared and paid dividends on a quarterly basis, and intend to continue to do so in the immediate future in such amounts as their respective boards of directors shall determine.

     Most of the revenues of Fifth Third and Emerald available for payment of dividends derive from amounts paid to each corporation by its respective subsidiaries. Under applicable banking law, the total of all dividends declared in any calendar year by a national bank or a state-chartered bank may not, without the approval of the Comptroller of the Currency, the Federal Reserve Board, or the Federal Deposit Insurance Corporation, as the case may be, exceed the aggregate of the bank's net profits (as defined) and retained net profits for the preceding two years. Under the law applicable to savings associations, the amount of dividends which a savings association may make without the approval of the Office of Thrift Supervision depends upon the amount of capital possessed by the savings association. Office of Thrift Supervision regulations impose limits on capital distributions by savings institutions. Under Office of Thrift Supervision regulations, the term capital distributions includes cash dividends and repurchases of shares. In general, an institution must seek Office of Thrift Supervision approval to make a capital distribution if the institution's distributions during a year exceed or would exceed net income for that year plus retained net income for the preceding two years. An institution would also have to seek Office of Thrift Supervision approval for a capital distribution if the institution would not be at least adequately capitalized after the distribution, as determined under the prompt corrective action regulations discussed in "Regulation of Financial Institutions -- Capital Requirements -- Prompt Corrective Action," or if the institutions's safety and soundness, compliance and Community Reinvestment Act ratings are not in the two highest categories.

     The affiliates of Fifth Third include both state and nationally chartered banks and savings banks. Under the applicable regulatory limitations, during the year 1998, the affiliates of Fifth Third could declare aggregate dividends limited to their 1998 eligible net profits, as defined, and their retained 1997 and 1996 net income, without the approval of their respective regulators. The principal regulators of these affiliates have the statutory authority to prohibit a depository institution under their supervision from paying dividends. Neither Emerald nor any affiliate of Fifth Third has ever been prohibited from declaring dividends or restricted in paying any dividends declared.

     If, in the opinion of the applicable regulatory authority, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), the authority may require, after notice and hearing, that the bank cease and desist from the practice. The Federal Reserve Board has similar authority with respect to bank holding companies. In addition, the Federal Reserve Board, the Comptroller of the Currency and the Federal Deposit Insurance Corporation have issued policy statements which provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings. Finally, the regulatory authorities have established guidelines with respect to the maintenance of appropriate levels of capital by a bank, bank holding company or savings association under their jurisdiction. Compliance with the standards set forth in these guidelines could limit the amount of dividends which Fifth Third and Emerald, and their respective affiliates, may pay in the future.

PREEMPTIVE RIGHTS

     Neither shareholders of Fifth Third nor shareholders of Emerald have preemptive rights.

RIGHTS UPON LIQUIDATION

     In the event of any liquidation, dissolution or winding up of Emerald, the holders of Emerald common stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of Emerald (including the payment of all fees, taxes and other expenses incidental thereto), the remaining assets of Emerald available for distribution. With respect to Fifth Third, so long as Fifth Third has not issued any shares of Fifth Third preferred stock, Fifth Third's shareholders have identical rights on liquidation, dissolution or winding up. If Fifth Third preferred stock is issued, the holders of Fifth Third preferred stock may have priority over the holders of Fifth Third common stock in the event of liquidation or dissolution.

INDEMNIFICATION AND PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

     Fifth Third's code of regulations provides for the indemnification of each director and officer of the corporation, to the fullest extent permitted by Ohio law, against all expenses and liabilities reasonably incurred by or imposed on him or her in connection with any proceeding or threatened proceeding in which he or she may become involved by reason of his or her being or having been a director or officer.

     Emerald's code of regulations provides for the indemnification of each director, officer, employee and agent of Emerald to the full extent permitted by Ohio law. If the merger is completed, Fifth Third will assume the obligations of Emerald for the indemnification of its officers and directors.

     Neither Fifth Third nor Emerald have any additional indemnification agreements with their directors or executive officers.

SHAREHOLDERS' MEETINGS; QUORUM

     Special meetings of Fifth Third's shareholders may be called at any time by the board of directors or by the shareholders of Fifth Third upon the written application of the holders of at least 25% of all Fifth Third capital stock entitled to vote on the matters to be considered at the meeting. These applications must set forth the purpose or purposes of the meeting. Special meetings of Emerald's shareholders may be called at any time by the chairman of the board, the president, a vice president authorized to exercise the authority of the president, the directors in a meeting, a majority of the directors acting without a meeting or upon the written request of the holders of 25% of all shares outstanding and entitled to vote at the meeting.

     The presence in person or by proxy of the holders of a majority of the shares of stock entitled to vote at a meeting on every matter that is to be voted on constitutes a quorum under Fifth Third's code of regulations. Emerald's code of regulations provide that the shareholders present in person or by proxy at any meeting of shareholders shall constitute a quorum for such meeting.

REMOVAL OF DIRECTORS

     Ohio law provides that the directors may remove any director: (1) if by order of court he has been found to be of unsound mind, or if he is adjudicated a bankrupt; or (2) if within sixty days, or within such other period of time as is prescribed in the articles or the regulations, from the date of his election he does not qualify by accepting in writing his election to the office or by acting at a meeting of the directors, and by acquiring the qualifications specified in the articles or the regulations; or if, for such period as is prescribed in the articles or the regulations, he ceases to hold the required qualifications.

     Where, as in the case of Fifth Third, the shareholders have a right to vote cumulatively in the election of directors, then, unless the articles or the regulations expressly provide that no director may be removed from office or that removal of directors requires a greater vote than that specified in this division, all the directors, all the directors of a particular class, or any individual director may be removed from office, without assigning any cause, by the vote of the holders of a majority of the voting power entitling them to elect directors in place of those to be removed, except that, unless all the directors, or all the directors of a particular class, are removed, no individual director shall be removed if the votes of a sufficient number of shares are cast against his removal that, if cumulatively voted at an election of all the directors, or all the directors of a particular class, as the case may be, would be sufficient to elect at least one director.

     Fifth Third's code of regulations provide that no director shall be removed without cause during his term of office and that any director may be removed for cause at any time by the action of the holders of record of a majority of the outstanding shares of Fifth Third common stock entitled to vote thereon at a meeting of the stockholders, and the vacancy in the board of directors caused by such removal may be filled by action of the stockholders at such meeting or any subsequent meeting.

     Emerald's code of regulations provide that any director, all the directors of a particular class or the entire board of directors may be removed at any time: (1) for cause, by the affirmative vote of holders of the majority, and (2) without cause, by the holders of at least two-thirds, of the outstanding shares of Emerald common stock entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of Emerald shareholders called for this purpose. Upon the removal of any director by the Emerald shareholders, a new director may be elected at the same meeting of shareholders to hold office for the remainder of the term of the director so removed. Failure by the Emerald shareholders to fill the unexpired term of a removed director at this meeting of shareholders is be deemed to create a vacancy on the Emerald board of directors, which is filled by the Emerald board of directors as provided in Emerald's code of regulations. In the event that the holders of the shares of any class of Emerald common stock are entitled to elect one or more directors by virtue of the Emerald articles of incorporation, the removal provisions of Emerald's code of regulations apply, in respect to the removal of a director or directors so elected by a class, to the vote of the holders of the outstanding shares of that class and not to the vote of the outstanding shares of Emerald as a whole.

AMENDMENT TO ARTICLES OF INCORPORATION AND CODE OF REGULATIONS

     Ohio law provides that except in certain circumstances, amendments to a corporation's articles of incorporation must be adopted by the affirmative vote of the holders of shares entitling them to exercise two-thirds of the voting power of the corporation on the proposal or, if the articles provide or permit, by the affirmative vote of a greater or lesser proportion, but not less than a majority, of this voting power, and by such affirmative vote of the holders of shares of any particular class as is required by the articles.

     Except for amendments by the Fifth Third board of directors concerning the fixing of the terms of any series of Fifth Third preferred stock, Fifth Third's articles of incorporation contain no other provisions concerning amendments. Emerald's articles of incorporation contain no provisions concerning amendments.

     Ohio law provides that the code of regulations of a corporation may be amended, or new regulations may be adopted, by the shareholders at a meeting held for that purpose, by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the corporation on the proposal, or may be amended, or new regulations may be adopted, without a meeting by the written consent of the holders of shares entitling them to exercise two-thirds of the voting power on the proposal, or if the articles or regulations so provide or permit, by the affirmative vote or written consent of the holders of shares entitling them to exercise a greater or lesser proportion but not less than a majority of the voting power.

     Fifth Third's code of regulations provide that, except for certain provisions regarding the election and removal of directors (which may only be amended by the vote or consent of two-thirds of the voting power of Fifth Third), the Fifth Third code of regulations may be altered, amended or repealed at a meeting held for this purpose by the affirmative vote of the holders of shares of Fifth Third common stock entitling them to exercise a majority of the voting power or may be adopted without a meeting by the written consent of the holders of shares of Fifth Third common stock entitling them to exercise two-thirds of the voting power.

     Emerald's code of regulations may be altered, amended, repealed, replaced or supplemented by a majority vote of Emerald shareholders at any meeting held for this purpose, or by written consent without a meeting of the holders of Emerald shares entitling them to exercise a majority of the voting power of Emerald.

VACANCIES ON THE BOARD OF DIRECTORS

     Ohio law provides that, unless the articles or the regulations otherwise provide, the remaining directors, though less than a majority of the whole authorized number of directors, may, by the vote of a majority of their number, fill any vacancy in the board for the unexpired term. A vacancy exists if the shareholders increase the authorized number of directors but fail at the meeting at which the increase is authorized, or an adjournment of that meeting, to elect the additional directors provided for, or if the shareholders fail at any time to elect the whole authorized number of directors. In case of any removal of a director pursuant to the second paragraph of " -- Removal of Directors" above, a new director may be elected at the same meeting for the unexpired term of each director removed. Failure to elect a director to fill the unexpired term of any director removed is deemed to create a vacancy in the board.

     Fifth Third's code of regulations provide that, except for vacancies created by the removal of a director (which is filled as stated above in "-- Removal of Directors"), in the case of any increase in the number of directors, or any vacancy created by the death, resignation or otherwise of a director, the additional director or directors may be elected, or, as the case may be, the vacancy or vacancies may be filled either: (1) by the Fifth Third board of directors at any meeting by the affirmative vote of a majority of the remaining directors (though less than a quorum), or (2) by the holders of Fifth Third common stock entitled to vote thereon, either at an annual meeting of stockholders or at a special meeting called for that purpose.

     Emerald's code of regulations provide that vacancies may be filled by a majority vote of the remaining Emerald directors for that period of time to the next Emerald shareholders' meeting, at which meeting the Emerald shareholders will elect a director to fill the unexpired term.

ADVANCE NOTICE REQUIREMENTS FOR NOMINATIONS OF DIRECTORS AND PRESENTATION OF NEW BUSINESS AT MEETINGS OF SHAREHOLDERS

     The code of regulations of Emerald provides that any shareholder desiring to make a nomination for the election of directors at a meeting of shareholders must submit written notice not less than 60 days in advance of the meeting and must provide certain information relating to the nomination. Failure to comply with these advance notice requirements would preclude such nominations from being considered at the meeting. Additionally, Emerald's code of regulations provides that new business proposed by shareholders must be stated in writing and filed with the secretary of Emerald at least five days before the meeting. Fifth Third does not have any similar provisions.

STOCK REPURCHASES

     Fifth Third's articles of incorporation authorizes Fifth Third's board of directors to purchase, repurchase, redeem or otherwise acquire shares issued by Fifth Third at such times and on such terms as the board determines is in the best interests of Fifth Third. Emerald is more restricted in its ability to purchase shares issued by it. Besides any power to repurchase shares that Emerald may have specifically under applicable law, Emerald's articles of incorporation only authorize Emerald to repurchase shares from the estate of a deceased shareholder.

SUBSCRIPTION, CONVERSION, REDEMPTION RIGHTS; STOCK NONASSESSABLE

     Neither Fifth Third common stock nor Emerald common stock has subscription or conversion rights, and there are no mandatory redemption provisions applicable thereto. Shares of Fifth Third common stock issued to shareholders of Emerald pursuant to the affiliation agreement will be validly issued, fully paid and non-assessable, and will not, upon such issuance, be subject to preemptive rights of any shareholder of Fifth Third.

CHANGE-OF-CONTROL PROVISIONS

     The articles of incorporation and code of regulations of Fifth Third contain various provisions which could make more difficult a change in control of Fifth Third or discourage a tender offer or other plan to restructure Fifth Third. The ability of Fifth Third to issue shares of Fifth Third preferred stock may have the effect of delaying, deferring or preventing a change in control of Fifth Third. Additionally, Fifth Third's classified board of directors may make it more difficult for a shareholder to acquire immediate control of Fifth Third.

     Emerald's code of regulations also contains provisions for a classified board of directors which may make it more difficult for a shareholder to acquire immediate control of Emerald.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                           AND MANAGEMENT OF EMERALD

     The following table shows the share ownership of (1) each Emerald director and nominee, (2) each Emerald executive officer named in the Summary Compensation Table and (3) all executive officers and directors of Emerald as a group. The column showing shares acquirable by exercise of options reflects options granted under Emerald's 1998 Stock Option and Incentive Plan and The Strongsville Savings Bank 1994 Long-Term Incentive Plan. In connection with the holding company reorganization of The Strongsville Savings Bank completed on March 6, 1997, Emerald adopted and assumed all obligations under the 1994 Long-Term Incentive Plan. Options issued under the 1994 Long-Term Incentive Plan became options to acquire a like number of shares of Emerald common stock, exercisable on the same terms and conditions. Information in the table below is as of May 14, 1999. Except as may be noted, all shares are owned directly or indirectly by the named individuals or by their spouses and minor children, over which shares the named individuals effectively exercise voting and investment power. Except as disclosed in the table, no other person is known by management of Emerald to be the beneficial owner of more than 5% of Emerald's common stock.

                                         SHARES BENEFICIALLY     SHARES ACQUIRABLE BY
 NAME AND ADDRESS OF BENEFICIAL OWNER           OWNED           EXERCISE OF OPTIONS(1)    PERCENT OF CLASS
 ------------------------------------    -------------------    ----------------------    ----------------
George P. Bohnert......................           17,412                 4,000                    (2)
Joan M. Dzurilla.......................        2,464,740(3)              4,000                  22.36%
  14092 Pearl Road
  Strongsville, OH 44136
William A. Fraunfelder, Jr.............           41,507(4)              4,000                    (2)
Glenn W. Goist.........................           33,700                 4,000                    (2)
William J. Harr, Jr....................           43,237                12,500                    (2)
Mike Kalinich, Sr......................          105,600                10,000                   1.05%
Thomas P. Perciak......................          449,331(5)             80,000                   4.76%
  14092 Pearl Road
  Strongsville, Ohio 44136
Kenneth J. Piechowski..................            1,284                20,000                    (2)
John J. Plucinsky......................          204,374                20,000                   2.03%
John F. Ziegler........................          277,444(6)             80,000                   3.29%
All directors, nominees and executive
  officers as a group (12 persons).....        3,881,793               263,500                  35.52%

---------------

(1) Options to acquire the shares reflected in the table were granted on April 17, 1998. Options granted to Emerald directors who are not officers or employees are currently exercisable in their entirety. A portion of the options held by Emerald executive officers became exercisable on April 17, 1999. The remainder becomes exercisable (a) incrementally over their remaining terms or (b) upon shareholder approval of the Affiliation Agreement between Emerald and Fifth Third, whichever first occurs. The entire option grant to the named individuals is reflected in the table.

(2) Less than 1%.

(3) Mrs. Dzurilla holds 176,140 shares through the Joan M. Dzurilla Charitable Remainder Trust, of which she is the settlor and sole trustee. A charitable organization is the sole beneficiary of the trust.

(4) Does not include 3,800 shares held by Mr. Fraunfelder's spouse. Mr. Fraunfelder disclaims beneficial ownership of those shares.

(5) Mr. Perciak has sole voting and investment power over 217,531 shares, including shares held in his 401(k) plan account. Mr. Perciak shares voting and investment power over 221,800 shares held by the Thomas P. Perciak Trust, of which he and his spouse are trustees, and 10,000 shares held jointly by

    Mr. Perciak and his father. The figures representing Mr. Perciak's ownership do not include, and he disclaims beneficial ownership of, 49,422 shares held by his spouse, 20,000 shares acquirable upon exercise of options held by his spouse, and 36,800 shares held jointly by his spouse and her parents.

(6) Of these shares, Mr. Ziegler holds 1,900 shares as custodian for his minor children. Includes 23,400 shares Mr. Ziegler owns jointly with his mother.

     The shares shown in the table include shares that are pledged or may be pledged from time to time by the directors and executive officers of Emerald. According to a Schedule 13D, Amendment No. 5, beneficial ownership report filed by Mrs. Dzurilla with the SEC on March 4, 1999, Mrs. Dzurilla has pledged 567,700 shares to a brokerage firm, securing margin debt of approximately $226,631. According to a Schedule 13D beneficial ownership report filed by Mr. Perciak with the SEC on March 8, 1999, Mr. Perciak incurred indebtedness of approximately $2,256,181 with an Ohio-based financial institution in connection with his exercise of options to acquire Emerald common stock. The indebtedness is secured by a pledge of the 214,000 shares acquired by exercise of options. Mr. Ziegler has also pledged to that institution 156,000 shares as security for a loan of approximately $1,331,000. Mr. Ziegler acquired those 156,000 shares by exercise of options in 1999, using the proceeds of such loan. Emerald directors Bohnert, Goist and Fraunfelder and officers not named in the preceding table have also pledged shares acquired by exercise of options to the Ohio-based financial institution as security for the loans they obtained for the purpose of exercising options. The table includes 16,000 shares pledged by each of Emerald directors Bohnert, Fraunfelder and Goist securing their individual indebtedness of $73,000; 53,500 shares pledged by Cynthia W. Gannon, Treasurer of Emerald, securing indebtedness of $408,536; 41,500 shares pledged by Paula M. Dewey, Secretary of Emerald, securing indebtedness of $338,684; and 40,000 shares pledged by William J. Harr, Jr., Vice President of Emerald, securing indebtedness of $362,500.

                         ELECTION OF EMERALD DIRECTORS

     Emerald's board of directors is divided into three classes, each consisting of three directors. Directors are elected to serve for three-year terms or until their successors are elected and qualified, with one class standing for election in each year. The following table identifies the three individuals being nominated to serve for the term ending in the year 2002 (or until the merger with Fifth Third is completed), as well as all directors whose terms of office continue through the 1999 Annual Meeting. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute(s) as the Emerald board of directors may recommend. Except as disclosed in this document, there are no arrangements or understandings between any nominee and any other person pursuant to which the nominee was selected. Each of the directors and nominees identified in the table has been a director of Emerald since its inception in 1996. The table indicates the period during which they have been directors of Emerald's subsidiary, The Strongsville Savings Bank.

                                      DIRECTOR    TERM
 DIRECTOR'S NAME AND POSITION    AGE   SINCE     EXPIRES     PRINCIPAL OCCUPATION IN THE LAST 5 YEARS
 ----------------------------    ---  --------   -------     ----------------------------------------
                                                NOMINEES
George P. Bohnert..............  58     1993      2002     Certified public accountant, Foerster &
                                                           Bohnert, Ltd.
Kenneth J. Piechowski..........  50     1996      2002     Director of the Diaconate of the Catholic
                                                           Diocese of Cleveland. Mr. Piechowski has been
                                                           employed full time by the Diocese since 1988
John J. Plucinsky, M.D.........  71     1978      2002     Doctor of internal medicine for over 30
                                                           years, with a specialty in hematology and
                                                           oncology

                                          CONTINUING DIRECTORS
Joan M. Dzurilla...............  72     1985      2000     Private investor; retired as Vice President
                                                           of The Strongsville Savings Bank in 1994.
                                                           Mrs. Dzurilla is a registered nurse
William A. Fraunfelder, Jr.....  55     1989      2001     Attorney; Referee in the Juvenile Division of
                                                           the Cuyahoga Court of Common Pleas for 30
                                                           years
Glenn W. Goist, D.D.S..........  58     1990      2001     Practicing dentist for more than 25 years
Mike Kalinich, Sr..............  68     1967      2000     Chairman of the Board since 1991. President
  Chairman of the Board                                    of the Kalinich Fence Company, Inc. for over
                                                           30 years. Director of Southwest Community
                                                           Health Center, Middleburg Heights, Ohio, and
                                                           Trustee Emeritus of the Strongsville Chamber
                                                           of Commerce
Thomas P. Perciak..............  51     1982      2000     Managing Officer of The Strongsville Savings
  President and Chief Executive                            Bank since April 1979; President and Chief
  Officer                                                  Executive Officer since January 1985;
                                                           President and Chief Executive Officer of
                                                           Emerald since its inception in 1996. Member
                                                           of the Board of Trustees of The Strongsville
                                                           Chamber of Commerce, Advisory Board of St.
                                                           Andrew's Abbey and Southwest Community Health
                                                           Center Foundation. Chairman of the Southwest
                                                           Health Center Foundation Board
John F. Ziegler................  46     1987      2001     Joined The Strongsville Savings Bank in 1975;
  Executive Vice President and                             Treasurer since 1983; Chief Financial Officer
  Chief Financial Officer                                  since 1992; Executive Vice President and
                                                           Chief Financial Officer of Emerald since its
                                                           inception in 1996

     Except as may be noted in this document, there are no family relationships among any of the Emerald directors or executive officers. Except as may be disclosed in this document, none of the directors and executive officers of Emerald serves as a director of any company that has a class of securities registered under, or which is subject to the periodic reporting requirements of, the Securities Exchange Act of 1934 or any investment company registered under the Investment Company Act of 1940. None of the directors or executive officers of Emerald has been involved in any legal proceedings concerning bankruptcy, either individually or in respect of any businesses with which they have been involved, nor have any of these persons been convicted of any crime, excluding traffic violations and similar minor offenses.

     THE EMERALD BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR ELECTION OF THE NOMINEES IDENTIFIED ABOVE TO SERVE AS DIRECTORS UNTIL THE 2002 ANNUAL MEETING OR UNTIL THE MERGER WITH FIFTH THIRD IS COMPLETED.

COMMITTEES OF THE BOARD OF DIRECTORS AND BOARD ATTENDANCE

     Since the holding company reorganization of The Strongsville Savings Bank became effective on March 6, 1997, the Emerald board of directors has been comprised of the same people who constitute the board of directors of The Strongsville Savings Bank. The Emerald board of directors conducts its business through regular and special meetings and through committees. All committees report their activities to the Emerald board of directors monthly.

     The Emerald board of directors met thirteen times in 1998. No director attended less than 75% of the aggregate number of meetings of the board of directors of The Strongsville Savings Bank or Emerald held in 1998 and the total number of meetings held by all committees on which he or she served in 1998.

     Emerald's board of directors selects nominees for election as directors. Nominations may also be made by Emerald shareholders. According to Emerald's code of regulations, shareholder nominations for director must be made in writing and delivered to the Secretary of Emerald at least 60 days before Emerald's annual meeting. A shareholder's nomination must contain information specified in the Emerald code of regulations, including background information concerning the shareholder's nominee, including name, age, business and home address, relationships with the person making the recommendation, educational background, description of the nominee's principal occupation and business experience for the last five years, directorships or trusteeships in public companies, the reasons the person is being recommended, and a statement that such person would consent to serve as director. The shareholder's written nomination must also indicate the name and address of the shareholder and the number of shares of Emerald common stock beneficially owned by the shareholder.

     Emerald's audit committee is comprised of Messrs. Bohnert, Fraunfelder and Goist. The audit committee recommends the appointment of Emerald's independent public accountants, reviews and approves the audit plan and fee estimate of the independent public accountants, appraises the effectiveness of the internal and external audit efforts, evaluates the adequacy and effectiveness of Emerald's accounting policies and financial and accounting management, supervises Emerald's internal auditor, and reviews and approves the annual financial statements. Mr. Bohnert serves as Chairman of the Emerald audit committee. The Emerald audit committee met four times in 1998.

     The wage and salary committee of The Strongsville Savings Bank's board of directors acts as Emerald's compensation committee. The wage and salary committee reviews the performance of Emerald's managers, employees and officers and recommends appropriate salaries, incentives and benefits. The wage and salary committee does not determine the compensation and benefits paid to the senior executive officers. The compensation and benefits of the senior executive officers of Emerald is determined by the full board of directors. Messrs. Perciak and Ziegler, the two most senior executive officers, do not participate in the deliberations and voting upon their compensation and benefits. The Strongsville Savings Bank's wage and salary committee met twice in 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In 1998, The Strongsville Savings Bank's wage and salary committee consisted of Mrs. Dzurilla and Messrs. Kalinich and Perciak. Neither Mr. Kalinich nor Mrs. Dzurilla is an officer of Emerald or The

Strongsville Savings Bank. Although Mr. Kalinich was a Vice President of The Strongsville Savings Bank until 1991, he was an officer in name only, with no operational authority. Mrs. Dzurilla served as a Vice President of The Strongsville Savings Bank from 1989 until 1994.

     The Strongsville Savings Bank refers title insurance business to National Land Title Insurance Company and City Title Company Agency, Inc. Joseph and Michael Dzurilla, the adult sons of Director Joan M. Dzurilla, own the stock of NLTI Financial, which owns 100% of National Land Title Insurance Company. City Title Company Agency, Inc. is a real estate title insurance agency wholly owned by National Land Title Insurance Company. City Title Company Agency, Inc. performs title searches, title examinations and insurability determinations related to title insurance commitments for mortgage loan transactions insured by National Land Title Insurance Company. City Title Company Agency, Inc. and National Land Title Insurance Company charge for title business work at a rate consistent with the standards for that industry. City Title Company Agency, Inc. performed services in 1998 related to loan transactions such as title insurance and commitments, title examinations and post-closing services. Borrowers of The Strongsville Savings Bank paid City Title Company Agency, Inc. $324,447.35 in 1998 for services related to loan transactions.

DIRECTORS' COMPENSATION

     Each nonemployee director of Emerald received $650 for each Emerald board of directors meeting held from January through April 1998, and $700 for each Emerald board of directors meeting held thereafter. Mr. Kalinich received additional compensation as Chairman of the Emerald board of directors, totaling $21,167 in 1998. Nonemployee directors serving on committees, including the executive committee, the wage and salary committee and the audit committee, received fees of $300 for attendance at each committee meeting in 1998.

     The foregoing cash compensation of Emerald directors has been paid to directors for their service on the board of directors of The Strongsville Savings Bank, and committees thereof. Since the formation of Emerald, none of its executive officers or directors has received any cash remuneration from Emerald, except that directors who serve on Emerald's option committee receive fees for attendance at option committee meetings. Because Emerald's business principally consists of acting as holding company for The Strongsville Savings Bank, Emerald does not expect that cash compensation will be paid to officers of Emerald in addition to that paid to them by The Strongsville Savings Bank.

MANAGEMENT OF EMERALD

     Set forth below are the names, ages and principal occupations in the last five years of the executive officers of Emerald. These officers are elected annually by the Emerald board of directors:

NAME AND POSITION                           AGE        PRINCIPAL OCCUPATION IN THE LAST 5 YEARS
-----------------                           ---        ----------------------------------------
Thomas P. Perciak.........................  51     Chief Executive Officer and President of Emerald
  Chief Executive Officer                          Financial Corp. since its inception in 1996 and
  and President                                    of The Strongsville Savings Bank since 1985. Mr.
                                                   Perciak has been the managing officer of the Bank
                                                   since 1979. He is also active in community
                                                   organizations and serves on the Board of Trustees
                                                   of the following organizations: The Strongsville
                                                   Chamber of Commerce, Advisory Board of St.
                                                   Andrew's Abbey, and Southwest Community Health
                                                   Center Foundation Board. Mr. Perciak also serves
                                                   as the Chairman of the Southwest Health Center
                                                   Foundation Board.
John F. Ziegler...........................  46     Chief Financial Officer and Executive Vice
  Chief Financial Officer                          President of Emerald Financial Corp. since its
  and Executive Vice President                     inception in 1996 and of The Strongsville Savings
                                                   Bank since 1992. Mr. Ziegler has been employed by
                                                   the Bank since 1975, became the Treasurer in 1983
                                                   and has served as Vice President since 1988.
Paula M. Dewey............................  54     Secretary and Vice President of Emerald Financial
  Secretary and Vice President                     Corp. since its inception in 1996 and of The
                                                   Strongsville Savings Bank since 1992. Mrs. Dewey
                                                   has been employed by the Bank since 1978 and has
                                                   been Secretary of the Bank since January 1991.
                                                   She was elected Vice President responsible for
                                                   construction lending in January 1992; she has
                                                   been in charge of construction lending since 1987
                                                   and served as Assistant Vice President from 1987
                                                   until January 1992.
Cynthia W. Gannon.........................  41     Treasurer and Vice President of Emerald Financial
  Treasurer and Vice President                     Corp. since its inception in 1996 and of The
                                                   Strongsville Savings Bank since 1994. Mrs. Gannon
                                                   has served as the Bank's Treasurer since January
                                                   30, 1992. She served as the Bank's Controller
                                                   from January 1988 through January 1992 and is a
                                                   certified public accountant.
William J. Harr, Jr.......................  36     Vice President of Emerald Financial Corp. since
  Vice President                                   1998 and of The Strongsville Savings Bank since
                                                   1992. Mr. Harr has served as the Vice President
                                                   responsible for escrow/mortgage operations since
                                                   1994. He served as branch manager of the Bank's
                                                   main office in Strongsville from January 1990 to
                                                   January 1992 and as a loan officer from July 1986
                                                   to January 1990.

EXECUTIVE COMPENSATION

     The following table shows the cash compensation paid by The Strongsville Savings Bank in 1998, 1997 and 1996 to its most highly compensated executive officers, including its chief executive officer. No other executive officer received compensation, including salary and bonus, in excess of $100,000 in 1998.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM COMPENSATION
                                                                        -----------------------------------
                                                                                 AWARDS             PAYOUTS
                                         ANNUAL COMPENSATION            ------------------------    -------
                                  ----------------------------------       ($)           (#)
                                                            ($)         RESTRICTED    SECURITIES      ($)          ($)
        NAME AND                  ($)(1)       ($)      OTHER ANNUAL      STOCK       UNDERLYING     LTIP       ALL OTHER
   PRINCIPAL POSITION     YEAR    SALARY      BONUS     COMPENSATION      AWARDS       OPTIONS      PAYOUTS    COMPENSATION
   ------------------     ----    -------    -------    ------------    ----------    ----------    -------    ------------
Thomas P. Perciak.......  1998    219,200    131,515(2)      (3)            0           80,000         0          38,185(4)
  President and Chief     1997    199,200    103,431         (3)            0           14,000         0          35,268
  Executive Officer       1996    191,500    101,274         (3)            0                0         0          12,155
John F. Ziegler.........  1998    144,000     86,369(2)      (3)            0           80,000         0          23,875(4)
  Executive Vice          1997    130,900     67,967         (3)            0           12,000         0          20,450
  President and Chief     1996    125,800     66,529         (3)            0                0         0          15,081
  Financial Officer
William J. Harr, Jr.....  1998    110,000     22,115(2)      (3)            0           20,000         0          17,004(4)
  Vice President          1997     88,400     27,524         (3)            0            6,000         0          10,112
                          1996     85,000     23,804         (3)            0                0         0           9,461

---------------

(1) Includes amounts deferred at the election of the named executive officers pursuant to The Strongsville Savings Bank's 401(k) Plan.

(2) The Strongsville Savings Bank gave a 1998 Christmas bonus to each employee, including the three officers named in the Summary Compensation Table. The Christmas bonus of each of Messrs. Perciak, Ziegler and Harr was $4,215, $2,769 and $2,115, respectively. These amounts are included in the bonus figures in the table. Mr. Harr was also awarded a year-end merit bonus of $20,000. The bonus amounts reported are earned in the fiscal year noted even though such amounts may be payable in subsequent years.

(3) Perquisites and other personal benefits have not exceeded the lesser of $50,000 or ten percent (10%) of a named executive officer's salary and bonus.

(4) Includes (i) the dollar amount of contributions by The Strongsville Savings Bank to vested and unvested accounts under The Strongsville Savings Bank's trusteed profit-sharing retirement plan and 401(k) Plan and (ii) the current dollar value of the benefit realized or realizable as a result of The Strongsville Savings Bank's payment of the premiums on split-dollar life insurance policies. The dollar value of such benefit is calculated on an actuarial basis for the period between payment of the premium by The Strongsville Savings Bank and the anticipated date of repayment to The Strongsville Savings Bank of premiums previously paid for the split-dollar life insurance policies. The split dollar life insurance program is structured so that all premium payments are returned to The Strongsville Savings Bank when the executive attains age 65. The current dollar value of the benefit to Messrs. Perciak and Ziegler of the split-dollar life insurance premiums paid in 1998 is $18,563.76 and $4,253.83, respectively. The current dollar value of the benefit to Mr. Harr of the split-dollar life insurance premiums paid in 1998 is $1,481.52. The Strongsville Savings Bank contributed $14,821 to Mr. Perciak's profit-sharing account in 1998 and made discretionary contributions of $4,800 to his 401(k) Plan account. The bank contributed $14,821 to Mr. Ziegler's profit-sharing account in 1998 and made discretionary contributions of $4,800 to his 401(k) Plan account. The bank contributed $11,559 to Mr. Harr's profit-sharing account in 1998 and made discretionary contributions of $3,963 to his 401(k) Plan account.

     STOCK OPTIONS. The following table relates to options granted in 1998 to the Emerald executive officers named in the Summary Compensation Table. The 5% and 10% assumed rates of appreciation are specified by the rules of the SEC. They do not represent Emerald's estimates or projections of future prices for Emerald's common stock. The exercise price of options granted in 1998 equaled the average of the bid and asked prices of a share of Emerald common stock on the grant date. The options granted in 1998 to the identified Emerald executive officers were granted under Emerald's 1998 Stock Option and Incentive Plan.

                                                  INDIVIDUAL GRANTS
                             ------------------------------------------------------------
                             NUMBER OF                                                       POTENTIAL REALIZABLE VALUE AT
                             SECURITIES     PERCENT OF                                          ASSUMED ANNUAL RATES OF
                             UNDERLYING    TOTAL OPTIONS                                      STOCK PRICE APPRECIATION FOR
                              OPTIONS       GRANTED TO      EXERCISE OR                               OPTION TERM
                              GRANTED      EMPLOYEES IN     BASE PRICE       EXPIRATION      ------------------------------
NAME                            (#)         FISCAL YEAR       ($/SH)            DATE              5%              10%
----                         ----------    -------------    -----------      ----------      ------------    --------------
Thomas P. Perciak..........    80,000         25.72%         $13.3125      April 18, 2008      $669,773        $1,697,336
John F. Ziegler............    80,000         25.72%         $13.3125      April 18, 2008      $669,773        $1,697,336
William J. Harr, Jr........    20,000          6.43%         $13.3125      April 18, 2008      $167,443        $  424,334

     The following table shows the number and value of unexercised stock options held on December 31, 1998 by the Emerald executive officers named in the Summary Compensation Table, as well as information concerning their exercises of options in 1998. The options have exercise prices per share equal to the average of the closing bid and asked prices of Emerald common stock on the grant date and expire 10 years after the grant date. The options were granted under Emerald's 1998 Stock Option and Incentive Plan and the 1994 Long-Term Incentive Plan.

                                                                 SECURITIES UNDERLYING             VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS AT FISCAL         IN-THE-MONEY OPTIONS
                                 SHARES                               YEAR END(#)                 AT FISCAL YEAR END($)*
                               ACQUIRED ON       VALUE       ------------------------------    ----------------------------
NAME                           EXERCISE(#)    REALIZED($)    EXERCISABLE     UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
----                           -----------    -----------    ------------    --------------    -----------    -------------
Thomas P. Perciak............         0        $      0        214,000           80,000        $1,315,000       $(195,000)
John F. Ziegler..............         0        $      0        156,000           80,000        $  954,000       $(195,000)
William J. Harr, Jr..........    46,000        $287,500         40,000           20,000        $  237,125       $ (48,750)

---------------

* Represents the aggregate market value of options to purchase Emerald common stock awarded to the named executive officers, based upon (a) the $10.875 estimated fair market value per share of Emerald common stock on December 31, 1998 and (b) the exercise prices of $4.56 and $7.12 for exercisable options. The $13.3125 exercise price of the unexercisable options exceeded the estimated year-end fair market value per share of Emerald common stock.

     All options granted to the identified Emerald executive officers under the 1994 Long-Term Incentive Plan had become exercisable by December 31, 1998. Options granted to the identified executive officers under Emerald's 1998 Stock Option and Incentive Plan were granted on April 17, 1998. A portion of the options became exercisable on April 17, 1999. The remainder becomes exercisable
(a) incrementally over the 10-year term of the options or (b) upon shareholder approval of the Affiliation Agreement between Emerald and Fifth Third, whichever first occurs.

     RETIREMENT PLAN INFORMATION. Neither Emerald nor The Strongsville Savings Bank has a retirement plan for officers or employees providing defined benefits based upon salary, years of service or other measures. Instead, The Strongsville Savings Bank has implemented a profit-sharing plan under which The Strongsville Savings Bank may make entirely discretionary cash contributions. The Strongsville Savings Bank has also implemented a 401(k) Plan whereby matching contributions will be made for each participating officer or employee who elects to defer a portion of his or her salary for investment in the 401(k) Plan. The amount of salary that may be deferred by any individual and the amount (and vesting) of the matching contributions are subject to limitations (matching contributions of up to 60% of the deferral, subject to maximum matching contribution amount; no matching contributions for deferral in excess of 5% of salary; incremental vesting of the matching contribution over a period of six years).

     Recognizing the importance of building and retaining a competent management team, effective January 1, 1995 The Strongsville Savings Bank entered into Executive Supplemental Benefit Agreements with six of its officers, including the three executive officers identified in the Summary Compensation Table. The Executive Supplemental Benefit Agreements were adopted following The Strongsville Savings Bank board of directors review of a comprehensive compensation study presented by KPMG LLP as compensation consultants. The Executive Supplemental Benefit Agreements provide for payments in the event of retirement, death, disability or a change in control. Under the terms of each agreement, death, disability and post-employment/retirement benefits are provided to each covered employee. By defining the amounts each executive will receive upon formal retirement, each executive has been given what The Strongsville Savings Bank board of directors believes to be a reasonable incentive to remain with The Strongsville Savings Bank until retirement.

     The Executive Supplemental Benefit Agreements of Messrs. Perciak, Ziegler and Harr provide for payment of an annual benefit upon their retirement. "Retirement Date" is defined in the Agreements to mean the first day of the month following the executive officer's 65th birthday on which he or she elects to retire (or an early retirement date that may be agreed to by The Strongsville Savings Bank board of directors). The retirement benefit vests ratably each year, becoming fully vested at age 65 or, if sooner, (i) upon death or permanent disability or (ii) upon a change in control of Emerald. Rather than receiving annual payments, Mr. Perciak and Mr. Ziegler may petition The Strongsville Savings Bank board of directors or the appropriate committee thereof for payment of the entire retirement benefit in one lump sum (discounted to the present value at that time, using a 6% discount rate). The benefit payable in the event of a change in control would also be paid in a lump sum, similarly discounted to present value. Likewise, Mr. Perciak and Mr. Ziegler may petition for full vesting of benefits if they choose to retire before reaching age 65.

     Mr. Perciak's Executive Supplemental Benefit Agreement dated July 15, 1997 provides for annual payment for 20 years following retirement (assuming full vesting) based on a July 1997 present value of $645,000 plus earnings or appreciation thereon. His Executive Supplemental Benefit Agreement dated January 1, 1995, as amended July 15, 1997, provides for annual payment for 20 years following retirement (assuming full vesting) in amounts ranging from $17,959 for retirement in 1999 to $134,693 for retirement at age 65.

     Mr. Ziegler's Executive Supplemental Benefit Agreement dated July 15, 1997 provides for annual payment for 20 years following retirement (assuming full vesting) based on a July 1997 present value of $307,827 plus earnings or appreciation thereon. His Executive Supplemental Benefit Agreement dated January 1, 1995, as amended July 15, 1997, provides for annual payment for 20 years following retirement (assuming full vesting) in amounts ranging from $2,565 for retirement in 1999 to $25,647 for retirement at age 65.

     The retirement benefit payable to Mr. Harr under his Executive Supplemental Benefit Agreement would be $23,585 annually for 20 years for retirement at age 65, or a lump sum of $18,701 for a change in control in 1999.

     A payment in respect of a change in control would be made under the Executive Supplemental Benefit Agreements if the executive officer is involuntarily terminated (except for cause) or voluntarily terminates his or her employment for "good reason." In general terms, "good reason" is defined to include a change in the executive officer's status, title or responsibilities that does not represent a promotion, a reduction in base salary, certain relocations or a material reduction in benefits. Following the 1997 holding company reorganization of The Strongsville Savings Bank, the Executive Supplemental Benefit Agreements' definition of "change in control" was amended. As amended, a "change in control" includes the following circumstances:

        - the acquisition by a person or persons acting in concert of the power to vote 25% or more of a class of Emerald's voting securities, or the acquisition by a person of the power to direct Emerald's management or policies, if the Emerald board of directors or the Office of Thrift Supervision has made a determination that such acquisition constitutes or will constitute an acquisition of control for the purposes of the Savings and Loan Holding Company Act or the Change in Bank Control Act and the regulations thereunder;

        - during any period of two consecutive years, individuals who at the beginning of the two-year period constitute the board of directors of The Strongsville Savings Bank or Emerald cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of the two-year period has been approved in advance by directors representing at least two thirds of the directors then in office who were directors in office at the beginning of the period;

        - Emerald shall have merged into or consolidated with another corporation, or merged another corporation into Emerald, on a basis whereby less than 50% of the total voting power of the surviving corporation is represented by shares held by former shareholders of Emerald prior to such merger or consolidation; or

        - Emerald shall have sold substantially all of its assets to another person. The term "person" refers to an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or other entity.

     Under the Executive Supplemental Benefit Agreement, the benefit payable to Mr. Perciak would be $627,743 under his January 1, 1995 Executive Supplemental Benefit Agreement and $541,354, plus earnings, under his July 15, 1997 Executive Supplemental Benefit Agreement for a change in control in 1999 and involuntary termination (except for cause) or voluntary termination for good reason within six months thereafter. For Mr. Ziegler, the benefit payable under similar circumstances would be $92,753 under his January 1, 1995 Executive Supplemental Benefit Agreement and $268,340, plus earnings, under his July 15, 1997 Executive Supplemental Benefit Agreement in the event of a change in control in 1999 and involuntary termination (except for cause) or voluntary termination for good reason within six months thereafter. Lastly, for Mr. Harr the benefit payable would be $18,701. Change-in-control benefit payments under the Executive Supplemental Benefit Agreements will be made in a lump sum.

     Although the merger will constitute a change in control of Emerald under the terms of the Executive Supplemental Benefit Agreements, the affiliation agreement provides that Fifth Third will honor, assume and perform the obligations of Emerald and The Strongsville Savings Bank under the Executive Supplemental Benefit Agreements of Messrs. Perciak and Ziegler. Messrs. Perciak and Ziegler have agreed that the change in control represented by the merger with Fifth Third will not cause accelerated vesting of their benefits under the Executive Supplemental Benefit Agreements. Accordingly, Messrs. Perciak and Ziegler will not be entitled to receive at completion of the merger the change-in-control payments specified in their January 1, 1995 and July 15, 1997 Executive Supplemental Benefit Agreements. The change-in-control, retirement, disability or other payments specified in those agreements could, however, become owing to Messrs. Perciak and Ziegler in the future.

     Messrs. Perciak, Ziegler and Harr are also the owners of split-dollar insurance policies on their lives. The split-dollar insurance policy on Mr. Perciak's life had a net present value of $163,482 at the time of its acquisition in 1997. Mr. Perciak is the owner of the policy and he and his successors or assigns are entitled to exercise all rights thereunder. The policy has been collaterally assigned to The Strongsville Savings Bank. The purpose of the collateral assignment is to secure repayment to The Strongsville Savings Bank of premiums paid on the policy, which premiums will be repaid from proceeds of the policy upon Mr. Perciak's death or earlier termination of the policy. The split-dollar insurance policy on Mr. Ziegler's life had a net present value of $71,203 at the time of its acquisition in 1997. Mr. Ziegler is the owner of the policy and he and his successors or assigns are entitled to exercise all rights thereunder. This policy has also been collaterally assigned to The Strongsville Savings Bank. The split-dollar insurance policy on Mr. Harr's life had a net present value of $5,939 at the time of its acquisition. Mr. Harr is the owner of the policy and he and his successors or assigns are entitled to exercise all rights thereunder. This policy has also been collaterally assigned to The Strongsville Savings Bank.

     EMPLOYMENT AGREEMENTS. Each of Mr. Perciak and Mr. Ziegler serves pursuant to an employment agreement with The Strongsville Savings Bank. The employment agreements have three-year terms, renewed at each anniversary date for an additional year based upon a determination of The Strongsville Savings Bank board of directors that the performance of the executive has met the board's requirements and standards. The effect of the annual renewal is that each contract then has a new three-year term. Each contract was renewed for an additional year by board action on November 18, 1998.

     Under the terms of his employment agreement, Mr. Perciak's base salary, currently $230,160, is subject to annual adjustment by the board of directors. He is also entitled to annual incentive compensation of 2.5% of Emerald's pre-tax profits (up to 50% of base salary). If Mr. Perciak (i) is involuntarily terminated (other than for cause) within six months after a change in control of Emerald or (ii) voluntarily terminates his employment for good reason within six months after a change in control of Emerald, he will receive his base salary for the remaining term of the employment agreement. For purposes of the change-in-control features of the employment agreement, "change in control" is defined in the same fashion as "change in control" for purposes of the Executive Supplemental Benefit Agreements. See, " -- Retirement Plan Information."

     Under the terms of his employment agreement, Mr. Ziegler's base salary, currently $151,200, is likewise subject to annual adjustment by the board of directors. He is also entitled to annual incentive compensation of 1% of Emerald's pre-tax profits (up to 50% of base salary). Additionally, if Mr. Ziegler (i) is terminated at any time other than for cause, (ii) voluntarily terminates his employment for good reason within six months after a change in control (defined in the same manner as in Mr. Perciak's agreement) or (iii) is involuntarily terminated within six months following a change in control, he will receive his base salary for the remaining term of the employment agreement.

     Mr. Perciak's and Mr. Ziegler's compensation arrangements also include a split-dollar life insurance policy and Executive Supplemental Benefit Agreements. See, " -- Retirement Plan Information."

     Although Messrs. Perciak and Ziegler are expected to serve as officers of Fifth Third Bank, Northwestern Ohio, N.A. after the merger, Fifth Third has agreed in the affiliation agreement to honor the change-in-control provisions of their employment agreements and to pay to them at the effective time of the merger the change-in-control payments specified therein, except to the extent any such payment would constitute an "excess parachute payment" under sec.280(G) of the Internal Revenue Code of 1986. Accordingly, Mr. Perciak expects to receive a change-in-control payment of approximately $434,000 under his employment agreement, and Mr. Ziegler expects to receive a change-in-control payment of approximately $235,000 under his employment agreement.

CHANGE-IN-CONTROL ARRANGEMENTS

     SEVERANCE AGREEMENTS. The Strongsville Savings Bank has entered into severance agreements with eight officers other than Messrs. Perciak and Ziegler, including Mr. William J. Harr, Jr., an executive officer identified in the Summary Compensation Table and Mrs. Deborah A. Perciak, Vice President of The Strongsville Savings Bank and spouse of Thomas P. Perciak, Emerald's and The Strongsville Savings Bank's President and Chief Executive Officer. Three of these officers, Mrs. Dewey, Mrs. Gannon and Mr. Harr, also serve as officers of Emerald. Each severance agreement has a term of one year, renewable each year for an additional year upon a determination by The Strongsville Savings Bank board of directors that the executive has met the board's performance standards. Each severance agreement terminates when the executive reaches the retirement age of 65.

     Each severance agreement provides that in the event of the involuntary termination of the executive (other than for cause) or the executive's voluntary termination for good reason within six months after a change in control, the executive would receive a lump sum payment equal to the executive's annual base salary, plus the continuation of benefits until the earlier of the executive's employment by another employer or the expiration of twelve months from the executive's date of termination. If the executive incurs legal fees or expenses enforcing the severance agreement, Emerald or The Strongsville Savings Bank would pay all such fees and expenses if the executive prevails, and an amount up to $25,000 if the executive does not prevail. Payments to the executives under the severance agreements would not constitute excess parachute payments under the Internal Revenue Code.

     The definition in the severance agreements of "change in control" was amended in 1997. As amended, a change in control is defined in the same manner that term is defined for purposes of the Executive Supplemental Benefit Agreements. See, " -- Retirement Plan Information" above.

     Although some or all of these officers are expected to continue to serve as officers or employees of Fifth Third Bank, Northwestern Ohio, N.A. after the merger, Fifth Third has agreed to honor the change-in-control provisions of these severance agreements and to pay them at the effective time of the merger, except to the extent any such payment would constitute an "excess parachute payment" under sec.280(G) of the Internal

Revenue Code. Accordingly, Mr. Harr expects to receive a change-in-control payment of approximately $115,500 and the other seven officers expect to receive an aggregate of approximately $541,900.

BOARD REPORT ON EXECUTIVE COMPENSATION

     The full Emerald board of directors determines the executive compensation to be paid to the two most senior executive officers, Messrs. Perciak and Ziegler. Mr. Perciak and Mr. Ziegler are excluded from discussion and board deliberation regarding compensation paid to them.

     For other officers of Emerald, the function of administering executive compensation policies is currently performed by The Strongsville Savings Bank's wage and salary committee. In this process, officers are evaluated on their performance during the year compared to The Strongsville Savings Bank's performance, thrift industry compensation surveys and comparable positions at other thrift institutions. Because the Emerald board of directors regards Messrs. Perciak and Ziegler as having the greatest impact on corporate performance, the board members have established a compensation philosophy of providing base pay and incentive compensation for these executive officers reflective of The Strongsville Savings Bank's financial performance compared to similarly situated thrifts. For individuals other than Messrs. Perciak and Ziegler, the wage and salary committee seeks to establish executive officer base salaries at a level commensurate with corporate performance, peer group competitors and the individual officers' performance. The Emerald board and the wage and salary committee continue to review all elements of executive compensation in order to ensure that the total compensation program, and each compensation element, meets Emerald's and The Strongsville Savings Bank's business objectives and philosophy.

     As a general rule, it has been the Emerald board of directors' and the option committee's policy to take into account tax and financial accounting considerations in connection with the granting of options or other forms of grants and awards under the 1994 Long-Term Incentive Plan and the 1998 Stock Option and Incentive Plan. In 1993, the Omnibus Budget Reconciliation Act added
Section 162(m) to the Internal Revenue Code, the effect of which is generally to eliminate the deductibility of compensation over $1 million paid to certain highly compensated executive officers of publicly held corporations, such as the executive officers identified in the "Summary Compensation Table." Section 162(m) applies to all remuneration (both cash and non-cash) that would otherwise be deductible for tax years beginning on or after January 1, 1994, unless expressly excluded. Although the Emerald board and option committee reserve the right to make grants and awards under the 1994 Long-Term Incentive Plan and the 1998 Stock Option and Incentive Plan under circumstances in which the compensation component thereof would not be fully deductible for federal income tax purposes, they do not currently expect to do so.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Mr. Perciak received an increase in base salary for 1998 of $20,000, or approximately 10%. Although the Emerald board of directors generally takes into consideration the overall performance of The Strongsville Savings Bank, the board does not use any specific measures or weighting of that performance in establishing Mr. Perciak's base salary. Mr. Perciak's compensation package is formalized in an employment agreement. See, " -- Executive Compensation." Mr. Perciak and Executive Vice President Ziegler are eligible to receive up to 50% of base salary in the form of annual incentive compensation under the terms of their employment contracts. Mr. Perciak earned incentive compensation in fiscal year 1998 for the maximum amount possible under his employment contract.

     In reviewing Mr. Perciak's performance as President and Chief Executive Officer of Emerald and the justification for renewal of his employment contract for an additional year, the Emerald directors favorably considered Mr. Perciak's performance relative to the following factors: the increase in fee income, the growth in deposits, loans and profitability attributable to The Strongsville Savings Bank's corporate performance (return on assets and return on equity), the volume of residential acquisition and development lending attributable to Mr. Perciak, the market share performance of The Strongsville Savings Bank and The Strongsville Savings Bank's compliance with safe and sound banking principles and Community Reinvestment Act/consumer regulation requirements. At its November 18, 1998 meeting, the Emerald board determined that each of Messrs. Perciak and Ziegler had met the standards of the board for executive officer performance. Therefore, their employment contracts were renewed for one additional year.

     Submitted by Emerald's Board of Directors: Thomas P. Perciak, John F. Ziegler, George P. Bohnert, Jr., Joan M. Dzurilla, William A. Fraunfelder, Jr., Glenn W. Goist, Mike Kalinich, Sr., Kenneth J. Piechowski and John J. Plucinsky

PERFORMANCE GRAPH

     The stock of The Strongsville Savings Bank began trading publicly on October 5, 1993, having been sold in an initial public offering at the price of $3.25 per share (adjusted for subsequent stock splits). Effective March 6, 1997, each share of The Strongsville Savings Bank stock was converted into one share of Emerald common stock, and The Strongsville Savings Bank became a wholly owned subsidiary of Emerald. Emerald common stock was approved for designation as a Nasdaq National Market security on March 6, 1997.

     The following graph compares the cumulative total shareholder return on Emerald common stock to the cumulative total return of (i) a broad index of the National Association of Securities Dealers, Inc. Automated Quotations System ("Nasdaq") and (ii) the MG Savings and Loan Index, which is comprised of 360 publicly traded savings associations and thrift holding companies. The graph compares cumulative total shareholder return for the period commencing December 31, 1993 and ending December 31, 1998, assuming that $100 was invested on December 31, 1993 and that all dividends were reinvested.

                   COMPARISON OF THE CUMULATIVE TOTAL RETURN
                         AMONG EMERALD FINANCIAL CORP.
                     MG S&L INDEX, AND NASDAQ MARKET INDEX

                                                    EMERALD FINANCIAL                NASDAQ                      MG S&L
                                                    -----------------                ------                      ------
'12/31/93'                                                  100                         100                         100
'12/31/94'                                                105.4                      104.99                       95.79
'12/31/95'                                               116.77                      136.18                      151.72
'12/31/96'                                               137.83                      169.23                         198
'12/31/97'                                               276.89                         207                      332.91
'12/31/98'                                               276.04                      291.96                      291.84

TRANSACTIONS WITH RELATED PERSONS

     Some of the Emerald directors and officers, as well as firms and companies with which they are associated, are and have been customers of The Strongsville Savings Bank and have engaged in various banking transactions with The Strongsville Savings Bank in 1998. Loan transactions with these persons were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, prevailing at the time for comparable transactions with others, and did not present more than a normal risk of collectibility or other unfavorable features.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Emerald's directors and executive officers, as well as persons who own more than 10% of a registered class of Emerald's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Emerald common stock. Based solely on review of the copies of such reports furnished to Emerald and written representations to Emerald, to the best of Emerald's knowledge all
Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with in 1998. However, Director Piechowski purchased 454.545 shares through a voluntary contribution to Emerald's dividend reinvestment plan in September 1998, but did not file a Form 4 with the Securities and Exchange Commission to reflect the purchase until October 26, 1998.

SHAREHOLDER PROPOSALS

     The proxy is solicited by Emerald's management and board of directors and confers discretionary authority to vote on any matters that properly come before the annual meeting or any adjournments thereof. Article I, Section G of Emerald's code of regulations states that no business is eligible for consideration at an annual or special meeting of shareholders unless a written statement setting forth the business and the purpose therefor is delivered to the Emerald board of directors not less than five days prior to the annual or special meeting at which such business is to be taken up. If any matter not set forth in the Notice of Annual Meeting of Shareholders is properly brought before the 1999 Annual Meeting, the persons named as proxies will vote thereon in accordance with their best judgment.

     If the affiliation agreement is not adopted or the merger is not completed before the Emerald 2000 annual meeting, Emerald plans to hold its 2000 annual meeting on April 20, 2000. In order for a shareholder proposal to be included in next year's proxy statement, it must be received by the Secretary at Emerald's office at 14092 Pearl Road, Strongsville, Ohio 44136 by November 19, 1999.

     If a shareholder intends to present a proposal at the 2000 annual meeting of shareholders without seeking to include the proposal in Emerald's proxy materials for that meeting (assuming the merger is not completed by that time and, therefore, that Emerald holds an annual meeting in the year 2000), Emerald's management proxies will be entitled to use the discretionary voting authority that will be contained in the proxies for the 2000 annual meeting of shareholders to vote on the shareholder's proposal at the 2000 annual meeting, unless prior notice of the proposal is given to Emerald. Prior notice must be given to Emerald at least 45 days before the anticipated March 20, 2000 proxy mailing date for the 2000 annual meeting of shareholders. Accordingly, a stockholder who desires to present a proposal at the 2000 annual meeting without seeking to include the proposal in Emerald's proxy materials for that meeting should provide notice of the proposal to Emerald no later than February 2, 2000. If the shareholder fails to do so, Emerald's management proxies for the 2000 annual meeting will be entitled to use their discretionary voting authority on that proposal, without any discussion of the matter in Emerald's proxy materials.

                              INDEPENDENT AUDITORS

     The Emerald board of directors has appointed the firm of KPMG LLP as Emerald's independent auditors for the year ending December 31, 1999. KPMG LLP has acted as Emerald's independent auditors since September 17, 1997.

     Representatives of KPMG LLP will be present at the annual meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     Effective September 17, 1997, the engagement of Deloitte & Touche LLP as Emerald's independent auditors was terminated by Emerald. The decision to change accountants was approved by the Emerald board of directors upon the recommendation of the Emerald audit committee. The audit report of Deloitte & Touche LLP on the consolidated financial statements of Emerald and subsidiaries as of and for the year ended December 31, 1996 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty or audit scope; however, their opinion did contain an explanatory paragraph relating to the adoption of SFAS 122, "Accounting for Mortgage Servicing Rights" during 1995. For the year ended December 31, 1996 and the subsequent interim period through September 17, 1997, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused Deloitte & Touche LLP to reference to the subject matters of the disagreements in connection with Deloitte & Touche LLP's opinion. Additionally, there were no disagreements with Deloitte & Touche LLP regarding any of these matters, either those resolved to their satisfaction or those not resolved to their satisfaction. None of the events listed in Item 304(a)(1)(v)(A) through (D) of Regulation S-K promulgated under the Securities Act of 1933 occurred during the year ended December 31, 1996 or the subsequent interim period from January 1, 1997 through September 17, 1997. During the year ended December 31, 1996 and the subsequent interim period from January 1, 1997 through September 17, 1997, there was no consultation with KPMG LLP regarding: (1) application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Emerald's financial statements; or
(2) any matter that was the subject of disagreement (as defined in paragraph 304(a)(1)(iv) of Regulation S-K) or a reportable event (as defined in paragraph 304(a)(1)(v) of Regulation S-K).

                        EFFECT OF GOVERNMENTAL POLICIES

     The earnings of both Emerald and Fifth Third and their subsidiaries are affected not only by domestic and foreign economic conditions, but also by the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve Board, foreign governments and other official agencies. The Federal Reserve Board can and does implement national monetary policy, such as the curbing of inflation and combating of recession, by its open market operations in United States Government securities, control of the discount rate applicable to borrowings and the establishment of reserve requirements against deposits and certain liabilities of depository institutions. The actions of the Federal Reserve Board influence the growth of bank loans, investments and deposits and affect interest rates charged on loans or paid on deposits. The nature and impact of future changes in monetary and fiscal policies are not predictable.

     From time to time various proposals are made in the United States Congress and in state legislatures and before various regulatory authorities that would alter the powers or the existing regulatory framework for banks, bank holding companies, savings banks and other financial institutions. It is impossible to predict whether any of the proposals will be adopted and the impact, if any, of their adoption on the business of Emerald or Fifth Third and their subsidiaries.

                      REGULATION OF FINANCIAL INSTITUTIONS

     The following is a discussion of some of the regulatory requirements applicable to bank holding companies, banks, savings and loan holding companies and savings banks. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. In addition to being governed by federal and state laws specifically governing bank holding companies, banks, savings and loan holding companies and savings banks, Fifth Third, Emerald and each of their respective subsidiaries are also governed by the corporate law of their state of incorporation to the extent these laws do not conflict with the laws specifically governing bank holding companies, banks, savings and loan holding companies and savings banks.

HOLDING COMPANY REGULATION

     BANK HOLDING COMPANIES IN GENERAL. As a bank holding company, Fifth Third is registered with and subject to regulation by the Federal Reserve Board. A bank holding company is required to file with the Federal Reserve Board an annual report and such additional information as the Federal Reserve Board may require pursuant to the Bank Holding Company Act.

     The Federal Reserve Board also may make examinations of a holding company and each of its subsidiaries. The Bank Holding Company Act requires that the Federal Reserve Board must first approve a bank holding company's acquisition of substantially all of the assets of any bank, or acquisition of ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company would own or control directly or indirectly, more than 5% of the voting shares of such bank.

     The Bank Holding Company Act also restricts the types of businesses and operations in which a bank holding company and its subsidiaries (other than bank subsidiaries) may engage. Generally, permissible activities are limited to banking and activities found by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto.

     Federal law provides that an insured institution shall be liable for any loss incurred by the Federal Deposit Insurance Corporation in connection with the default or potential default of, or federal assistance provided to, an insured institution which is controlled by the same holding company. Such loss would be apportioned among all of the insured institutions controlled by the holding company.

     SAVINGS AND LOAN HOLDING COMPANIES IN GENERAL. Emerald is a unitary savings and loan holding company subject to the regulatory oversight, examination and enforcement authority of the Office of Thrift Supervision. Emerald is required to register and file periodic reports with the Office of Thrift Supervision. If the Office of Thrift Supervision determines that the continuation of a particular activity by a savings and loan holding company constitutes a serious threat to the financial condition of its subsidiary institutions, the Office of Thrift Supervision may impose restrictions on the holding company. Such restrictions may include limiting the payment of dividends, transactions with affiliates or any other activities deemed to pose a serious threat to the subsidiary institutions. Other than these limitations, the business of a unitary savings and loan holding company such as Emerald is subject to no other regulatory restrictions under federal law.

     Generally, no savings and loan holding company may (1) acquire or retain control of a savings association or another savings and loan holding company or control the assets thereof or (2) acquire or retain more than 5% of the voting shares of a savings association or holding company thereof, which is not a subsidiary, without the prior written approval of the Director of the Office of Thrift Supervision. Except with the prior approval of the Director of the Office of Thrift Supervision, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's stock may also acquire control of any savings institution, other than a subsidiary institution, or any other savings and loan holding company.

     Congress is considering legislation which would eliminate the separate federal regulation of savings and loan associations. Pursuant to such legislation, Congress may eliminate the Office of Thrift Supervision, as a result of which The Strongsville Savings Bank may be regulated under federal law as a bank. Such change in regulation could likely change the range of activities in which Emerald may engage.

     In addition, Emerald might become subject to different holding company regulations which may limit the activities in which Emerald may engage and may subject Emerald to other additional regulatory requirements, including separate capital requirements. Emerald cannot now predict when or whether Congress may actually pass legislation regarding the regulatory requirements of Emerald or The Strongsville Savings Bank. Although such legislation may change the activities in which Emerald or The Strongsville Savings Bank are authorized to engage, it is not anticipated that the current activities of Emerald or The Strongsville Savings Bank will be materially affected by those activity limits.

     ACQUISITIONS OF SAVINGS ASSOCIATIONS BY HOLDING COMPANIES. Section 4 of the Bank Holding Company Act prohibits bank holding companies from acquiring or retaining shares of any company that is not a bank or is engaging in any activity other than managing and controlling banks, except under certain circumstances. The primary exception permits bank holding companies to conduct activities and acquire companies engaged solely in activities the Federal Reserve Board has determined to be closely related to banking and a proper incident thereto. Section 346 of the Reigle Community Development and Regulatory Improvement Act of 1994 ("Section 346") amended Section 4 of the Bank Holding Company Act to establish a new notice procedure for obtaining Federal Reserve Board approval under Section 4(a)(2) and 4(c)(8) of the Bank Holding Company Act. Under Section 346, a proposal requiring Federal Reserve Board approval under Section 4(a)(2) or 4(c)(8) may be consummated 60 days after providing the Federal Reserve Board with complete written notice of the proposal, unless the notice period is extended as provided in the statute. Section 346 also permits proposals to be consummated at any time during this notice period if approved by the Federal Reserve Board during this period. This interim rule replaced the application procedures of Section 4(c)(8) of the Bank Holding Company Act with a new notice procedure and streamlined the procedures for obtaining Federal Reserve Board approval for nonbanking proposals in several respects. The interim rule contemplates action by the Federal Reserve Board on nonbanking proposals involving listed activities (including the acquisition of a thrift or thrift assets) within 30 days after a notice containing all of the information required by the rule has been received by the Federal Reserve Board. In approving the activities contained in such a notice, the Federal Reserve Board is precluded from opposing any restrictions on transactions between the bank holding company and the acquired savings association, except as required by Section 23A or 23B of the Federal Reserve Act or any other applicable law.

CAPITAL REQUIREMENTS

     CAPITAL REQUIREMENTS FOR FIFTH THIRD. The Federal Reserve Board, the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation maintain guidelines to implement risk-based capital requirements for bank holding companies, state member banks, national banks and state nonmember banks, respectively. The Strongsville Savings Bank will merge into Fifth Third Bank, Northwestern Ohio, N.A., a national bank regulated by the Office of the Comptroller of the Currency. The guidelines provide for a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposures into explicit account in assessing capital adequacy and minimizes disincentives to holding liquid, low-risk assets.

     Under the guidelines, banking organizations are required to have capital equivalent to 8% of assets, weighted by risk. Banking organizations must have at least 4% Tier 1 capital, which consists of core capital elements including common shareholders' equity, retained earnings and perpetual preferred stock, to risk-weighted assets. The other half of required capital (Tier 2) can include, among other supplementary capital elements, limited-life preferred stock and subordinated debt and loan loss reserves up to certain limits. The banking regulatory authorities also require institutions to have a minimum leverage ratio (Tier 1 capital to average assets) of 4%.

     Under Federal Reserve Board policy, a holding company is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each of its subsidiaries. This support may be required at times when the holding company may not find itself able to provide it.

     Fifth Third, and each of its subsidiary depository institutions, is in compliance with both the current leverage ratios and the final risk-based capital standards. As of March 31, 1999, Fifth Third had a leverage ratio of 10.37%, its Tier 1 risk-based capital ratio was 12.24% and its total risk-based capital ratio was 14.33%.

     CAPITAL REQUIREMENTS FOR EMERALD. Because Emerald is a unitary savings and loan holding company, it is not subject to any capital maintenance requirements. The Strongsville Savings Bank, however, is required by applicable law and regulations to meet certain minimum capital requirements. The capital standards include a leverage limit, or core capital requirement, a tangible capital requirement, and a risk-based capital requirement.

     The leverage limit requires "core capital" of at least 3% of adjusted total assets for the highest-rated institutions, and a minimum of 4% for all others. "Core capital" is comprised of common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, minority interests in consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits of mutual associations.

     The tangible capital requirement provides that The Strongsville Savings Bank must maintain "tangible capital" of not less than 1.5% of its adjusted total assets. "Tangible capital" is defined as core capital minus any "intangible assets."

     Pursuant to the risk-based capital requirement, The Strongsville Savings Bank must maintain "risk-based capital" in an amount equal to not less than 8% of risk-weighted assets. Capital includes core capital plus certain additional items.

     The Office of Thrift Supervision has added an interest rate risk component to the risk-based capital requirement. Pursuant to that requirement, a savings association would have to measure the effect of an immediate 200 basis point change in interest rates on the value of its portfolio, as determined under the methodology established by the Office of Thrift Supervision. If the measured interest rate risk is above the level deemed normal under the regulation, the association will be required to deduct one-half of that excess exposure from its total capital when determining its level of risk-based capital. The Office of Thrift Supervision has the authority to impose a higher individualized capital requirement on any savings association it deems to have excess interest rate risk. The Office of Thrift Supervision also may adjust the risk-based capital requirement on an individual basis for any association to take into account risks due to concentrations of credit and non-traditional activities.

     The Strongsville Savings Bank was in compliance with all regulatory capital requirements at March 31, 1999, with a leverage capital ratio of 8.47%, a tangible capital ratio of 8.47% and a risk-based capital ratio of 13.20%.

     PROMPT CORRECTIVE ACTION. The Office of Thrift Supervision and other federal bank regulatory agencies have adopted regulations governing prompt corrective action to resolve the problems of capital deficient and otherwise troubled savings associations and banking organizations. At each successively lower defined capital category, an institution is subject to more restrictive and numerous mandatory or discretionary regulatory actions or limits, and the applicable agency has less flexibility in determining how to resolve the problems of the institution. The agencies have defined these capital levels as follows: (1) well-capitalized institutions must have total risk-based capital of at least 10%, core or Tier 1 risk-based capital (consisting only of items that qualify for inclusion in core or Tier 1 capital) of at least 6% and core or Tier 1 capital of at least 5%; (2) adequately capitalized institutions are those that meet the regulatory minimum of total risk-based capital of at least 8%, core or Tier 1 risk-based capital (consisting only of items that qualify for inclusion in core or Tier 1 capital) of at least 4% and core or Tier 1 capital of at least 4% (except for institutions receiving the highest examination rating and with an acceptable level of risk, in which case the core or Tier 1 capital level is at least 3%); (3) undercapitalized institutions are those that do not meet regulatory limits, but that are not significantly undercapitalized; (4) significantly undercapitalized institutions have total risk-based capital of less than 6%, core or Tier 1 risk-based capital (consisting only of items that qualify for inclusion in core or Tier 1 capital) of less than 3% and core or Tier 1 capital of less than 3%; and (5) critically undercapitalized institutions are those with core or Tier 1 capital of less than 2% of total assets. In addition, the agency generally can downgrade an institution's capital category, notwithstanding its capital level, if, after notice and opportunity for hearing, the institution is deemed to be engaging in an unsafe or unsound practice, because the institution has not corrected deficiencies that resulted in the institution receiving a less than satisfactory examination rating on matters other than capital or the institution is deemed to be in an unsafe or unsound condition.

     An undercapitalized institution must submit a capital restoration plan to the applicable agency within 45 days after it becomes undercapitalized. Such institution will be subject to increased monitoring and asset growth restrictions and will be required to obtain prior approval for acquisitions, branching and engaging in new lines of business. Furthermore, critically undercapitalized institutions must be placed in conservatorship or receivership within 90 days of reaching that capitalization level, except under limited circumstances. The capital levels of The Strongsville Savings Bank at March 31, 1999, met the standards for well-capitalized institutions.

     Federal law prohibits a financial institution from making a capital distribution to anyone or paying management fees to any person having control of the institution if, after such distribution or payment, the institution would be undercapitalized. In addition, each company controlling an undercapitalized institution must guarantee that the institution will comply with its capital restoration plan until the institution has been adequately capitalized on an average during each of the four preceding calendar quarters and must provide adequate assurances of performance. The aggregate liability pursuant to such guarantee is limited to the lesser of (a) an amount equal to 5% of the institution's total assets at the time it became undercapitalized or (b) the amount necessary to bring the institution into compliance with all capital standards applicable to such institution at the time the institution fails to comply with its capital restoration plan.

REGULATION OF BANKS

     The operations of the subsidiary banks of Fifth Third are subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services which may be offered. Various consumer laws and regulations also affect the operations of these banking subsidiaries.

     National banks are subject to the supervision of and are regularly examined by the Comptroller of the Currency. In addition, national banks must be members of the Federal Reserve System and their deposits are insured by the Federal Deposit Insurance Corporation and, as such, are subject to regulation and examination by each agency. State-chartered banking corporations are subject to federal and state regulation of their business and activities, including, in the case of banks chartered in Ohio, by the Ohio Division of Financial Institutions, in the case of banks chartered in Kentucky, by the Kentucky Department of Financial Institutions, in the case of banks chartered in Indiana, by the Indiana Department of Financial Institutions, and in the case of banks chartered in Florida, the Florida Department of Banking and Finance.

REGULATION OF SAVINGS ASSOCIATIONS

     SUPERVISION AND EXAMINATION. The Office of Thrift Supervision is responsible for the regulation and supervision of all savings associations, including The Strongsville Savings Bank and Fifth Third's federal savings bank subsidiary, Fifth Third Bank, Southwest, F.S.B.

     The Office of Thrift Supervision issues regulations governing the operations of savings associations, regularly examines such institutions and imposes assessments on savings associations based on their asset size to cover the costs of this supervision and examination. It also promulgates regulations that prescribe permissible activities for federally chartered associations, including the types of lending that such associations may engage in and the investments in real estate, subsidiaries and securities they may make. The Office of Thrift Supervision also may initiate enforcement actions against savings associations and certain persons affiliated with them for violations of laws or regulations or for engaging in unsafe or unsound practices. If the grounds provided by law exist, the Office of Thrift Supervision may appoint a conservator or receiver for a savings association.

     Savings associations are also subject to regulatory oversight under various consumer protection and fair lending laws. These laws govern, among other things, truth-in-lending disclosure, equal credit opportunity, fair credit reporting and community reinvestment. Failure to abide by federal laws and regulations governing community reinvestment could limit the ability of an institution to open a new branch or engage in a merger transaction.

     LIQUIDITY. Office of Thrift Supervision regulations require that a savings association maintain an average daily balance of liquid assets (cash, certain time deposits, bankers' acceptances, and specified United States Government, state or federal agency obligations) equal to a monthly average of not less than 4% of its net withdrawable savings deposits plus borrowings payable in one year or less. Monetary penalties may be imposed upon associations failing to meet liquidity requirements. The average eligible liquidity of The Strongsville Savings Bank at March 31, 1999, was approximately $33.3 million, or 4.63%, and exceeded the applicable 4% liquidity requirement by approximately $4.5 million.

     QUALIFIED THRIFT LENDER TEST. Savings associations are required to meet the QTL test. The QTL test requires savings associations to maintain a specified level of investments in assets that are generally related to domestic residential real estate. If a savings association fails to meet the QTL test, the association and its holding company become subject to certain operating and regulatory restrictions. A savings association that fails to meet the QTL test will not be eligible for new Federal Home Loan Bank advances. If The Strongsville Savings Bank were to fail the QTL test, Emerald would lose its status as a unitary savings and loan holding company and could be subject to activity restrictions as a consequence. On March 31, 1999, The Strongsville Savings Bank met the QTL test.

     LIMITATIONS ON CAPITAL DISTRIBUTIONS. The Office of Thrift Supervision imposes various restrictions or requirements on the ability of associations to make capital distributions, including dividend payments.

     Office of Thrift Supervision regulations impose limits on capital distributions by savings institutions. Under Office of Thrift Supervision regulations, the term capital distributions includes cash dividends and repurchases of shares. In general, an institution must seek Office of Thrift Supervision approval to make a capital distribution if the institution's distributions during a year exceed or would exceed net income for that year plus retained net income for the preceding two years. An institution would also have to seek Office of Thrift Supervision approval for a capital distribution if the institution would not be at least adequately capitalized after the distribution, as determined under the prompt corrective action regulations discussed above, or if the institution's safety and soundness, compliance and Community Reinvestment Act ratings are not in the two highest categories.

     As a subsidiary of Emerald, The Strongsville Savings Bank is required to give the Office of Thrift Supervision 30-days' notice prior to declaring any dividend on its stock. The Office of Thrift Supervision may object to the distribution during that 30-day period.

     Federal Deposit Insurance Corporation regulations provide that an insured depository institution shall make no capital distribution if after making the distribution, the institution would be undercapitalized.

     LENDING LIMITS. Office of Thrift Supervision regulations generally limit the aggregate amount that The Strongsville Savings Bank can lend to one borrower to an amount equal to 15% of the association's unimpaired capital and surplus. A savings association may lend to one borrower an additional amount not to exceed 10% of the association's unimpaired capital and surplus, if the additional amount is fully secured by certain forms of "readily marketable collateral." Real estate is not considered "readily marketable collateral." The Office of Thrift Supervision has granted special authority to The Strongsville Savings Bank to lend up to 30% of its tangible capital to one borrower for the development of residential housing. This authority must be renewed annually in October. In applying the loans-to-one borrower lending limits, the regulations require that loans to certain related borrowers be aggregated. At March 31, 1999, The Strongsville Savings Bank was in compliance with these lending limits.

     DEPOSIT INSURANCE AND ASSESSMENTS. The Federal Deposit Insurance Corporation is an independent federal agency that insures the deposits, up to prescribed statutory limits, of federally insured banks and thrifts and safeguards the safety and soundness of the banking and thrift industries. The Federal Deposit Insurance Corporation administers two separate insurance funds, the Bank Insurance Fund for commercial banks and state savings banks and the Savings Association Insurance Fund for savings associations. The Federal Deposit Insurance Corporation has examination authority over all insured depository institutions, including The Strongsville Savings Bank, and has authority to initiate enforcement actions against federally insured savings associations, if the Federal Deposit Insurance Corporation does not believe the Office of

Thrift Supervision has taken appropriate action to safeguard safety and soundness and the deposit insurance fund.

     The Federal Deposit Insurance Corporation is required to maintain designated levels of reserves in each fund. The Federal Deposit Insurance Corporation may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to its target level within a reasonable time and may decrease such rates if such target level has been met. The Federal Deposit Insurance Corporation has established a risk-based assessment system for both Savings Association Insurance Fund and Bank Insurance Fund members. Under this system, assessments vary based on the risk the institution poses to its deposit insurance fund. The risk level is determined based on the institution's capital level and the Federal Deposit Insurance Corporation's level of supervisory concern about the institution.

     Prior to October 1, 1996, the reserves of the Savings Association Insurance Fund were below the level required by law, because a significant portion of the assessments paid into the fund have been and are being used to pay the cost of prior thrift failures, while the reserves of the Bank Insurance Fund met the level required by law in May 1995. Because of the differing reserve levels of the funds, deposit insurance assessments paid by healthy associations were reduced significantly below the level paid by healthy savings associations effective in mid-1995. Assessments paid by healthy savings associations exceeded those paid by healthy commercial banks by approximately $.19 per $100 in deposits in late 1995. Such excess equaled approximately $.23 per $100 in deposits beginning in 1996.

     Federal legislation, which was effective September 30, 1996, provided for the recapitalization of the Savings Association Insurance Fund by means of a special assessment of $.657 per $100 of Savings Association Insurance Fund deposits held at March 31, 1995, in order to increase Savings Association Insurance Fund reserves to the level required by law. Certain banks holding Savings Association Insurance Fund-insured deposits were required to pay the same special assessment on 80% of deposits at March 31, 1995. In addition, part of the cost of prior thrift failures, which had previously been paid only by Savings Association Insurance Fund members, will be paid by Bank Insurance Fund members.

     The Strongsville Savings Bank had $377.6 million in deposits at March 31, 1995, and paid a special assessment of $2,481,000 in September 1996, which was accounted for and recorded as of September 30, 1996. This assessment was tax-deductible, but reduced earnings for the year ended December 31, 1996.

     TRANSACTIONS WITH AFFILIATES AND INSIDERS. Loans to executive officers, directors and principal shareholders and their related interests must conform to the lending limit on loans to one borrower, and the total of such loans to executive officers, directors, principal shareholders and their related interests cannot exceed the association's unimpaired capital and surplus (or 200% of unimpaired capital and surplus for qualifying institutions with less than $100 million in deposits). Most loans to directors, executive officers and principal shareholders must be approved in advance by a majority of the "disinterested" members of the board of directors of the association with any "interested" director not participating. All loans to directors, executive officers and principal shareholders must be made on terms substantially the same as offered in comparable transactions with the general public or as offered to all employees in a company-wide benefit program, and loans to executive officers are subject to additional limitations. The Strongsville Savings Bank was in compliance with such restrictions at March 31, 1999.

     All transactions between savings associations and their affiliates must comply with Sections 23A and 23B of the Federal Reserve Act. An affiliate is any company or entity which controls, is controlled by or is under common control with the financial institution. In a holding company context, the parent holding company of a savings association and any companies that are controlled by such parent holding company are affiliates of the institution. Generally, Sections 23A and 23B of the Federal Reserve Act:

     - limit the extent to which a financial institution or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus for any one affiliate and 20% of such capital stock and surplus for the aggregate of such transactions with all affiliates, and

     - require that all such transactions be on terms substantially the same, or at least as favorable to the institution or the subsidiary, as those provided to a non-affiliate.

     The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and similar types of transactions. In addition to limits in Sections 23A and 23B, The Strongsville Savings Bank may not make any loan or other extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for a bank holding company and may not purchase or invest in securities of any affiliate, except shares of a subsidiary. Exemptions from Sections 23A or 23B of the Federal Reserve Act may be granted only by the Federal Reserve Board. The Strongsville Savings Bank was in compliance with these requirements at March 31, 1999.

     FEDERAL RESERVE REQUIREMENTS. Federal Reserve Board regulations currently require savings associations and banks to maintain reserves of 3% of net transaction accounts (primarily NOW accounts) up to $46.5 million (subject to an exemption of up to $4.9 million), and of 10% of net transaction accounts in excess of $46.5 million. At March 31, 1999, The Strongsville Savings Bank was in compliance with its reserve requirements.

     FEDERAL HOME LOAN BANK SYSTEM. The Federal Home Loan Banks provide credit to their members in the form of advances. As a member of the Federal Home Loan Bank System, The Strongsville Savings Bank is required to hold a minimum stock balance equal to the greater of 1.0% of its mortgage-related assets, or 0.3% of its total assets. The Strongsville Savings bank is in compliance with this requirement and had an aggregate investment in Federal Home Loan Bank stock of $3.9 million at March 31, 1999.

     Federal Home Loan Bank advances to member institutions who meet the QTL Test are generally limited to 50% of the member's assets, less other advances. At March 31, 1999, the maximum limit on advances to The Strongsville Savings Bank was approximately $292 million. The granting of advances is also subject to the Federal Home Loan Bank's collateral and credit underwriting guidelines.

     Upon the origination or renewal of a loan or advance, Federal Home Loan Banks are required to obtain and to maintain a security interest in collateral in one or more of the following categories: fully disbursed, whole first mortgage loans on improved residential property or securities representing a whole interest in such loans; securities issued, insured or guaranteed by the United States Government or an agency thereof; deposits in any Federal Home Loan Bank; or other real-estate related collateral (up to 30% of the member's capital) acceptable to the applicable Federal Home Loan Bank, if such collateral has a readily ascertainable value and the Federal Home Loan Bank can perfect its security interest in the collateral.

     Each Federal Home Loan Bank is required to establish standards of community investment or service that its members must maintain for continued access to long-term advances from the Federal Home Loan Banks. The standards take into account a member's performance under the Community Reinvestment Act and its record of lending to first-time home buyers.

     STATE REGULATION. As an Ohio-chartered savings institution, The Strongsville Savings Bank is subject to regulation and supervision by the Ohio Division of Financial Institutions as well.

     The Strongsville Savings Bank is subject to examination at least once within every 18-month period by the Division. The lending and investment authority of The Strongsville Savings Bank is prescribed by Ohio laws and regulations, as well as applicable federal laws and regulations.

     The Strongsville Savings Bank is required by Ohio law and regulations to comply with certain reserve and net worth requirements. Currently, Ohio-chartered savings institutions are required to establish and maintain a reserve for the absorption of bad debts and other losses in an amount at least equal to 3% of the institution's savings account balance. For purposes of complying with this reserve requirement, such savings institutions are able to include the amount of any permanent stock issued and outstanding, contributed surplus, undivided profits, specific loss or valuation reserves and any other nonwithdrawable accounts. In addition, Ohio-chartered savings institutions that are rated a "composite one" (the highest rating under the uniform financial institution rating system) are required to establish and maintain a ratio of net worth to total assets of not less than 3%. All other Ohio-chartered savings institutions are required to have a ratio of net worth to total assets of not less than 4%. Net worth consists of common stockholders' equity, noncumulative perpetual preferred stock (including any related surplus), minority interests in the equity capital accounts of consolidated subsidiaries and subordinated debentures (in varying amounts and percentages). At March 31, 1999, The Strongsville Savings Bank was in compliance with applicable reserve and net worth requirements.

     In addition, Ohio law authorizes an Ohio-chartered savings institutions to invest in, among other things:

     - commercial real estate loans (including commercial construction real estate loans) up to 20% of total assets;

     - land acquisition and development loans up to 2% of total assets;

     - consumer loans, commercial paper and corporate debt securities up to 20% of total assets;

     - commercial business loans up to 10% of total assets; and

     - capital stock, obligations and other securities of service corporations up to 15% of total assets.

     Ohio law also sets forth the maximum loan-to-value ratios with respect to various types of loans.

     The investment authority of Ohio-chartered savings institutions is broader in many respects than that of federally chartered savings institutions. However, since 1989, state-chartered savings institutions, such as The Strongsville Savings Bank, are generally prohibited from acquiring or retaining any equity investment, other than certain investments in service corporations, of a type or in an amount that is not permitted for a federally chartered savings and loan association. This prohibition applies to equity investments in real estate, investments in equity securities and any other investment or transaction that is in substance an equity investment, even if the transaction is nominally a loan or other permissible transaction. At March 31, 1999, The Strongsville Savings Bank had no investments subject to the foregoing prohibition.

     Furthermore, a state-chartered savings institution may not engage as principal in any activity not permitted for federal institutions unless the Federal Deposit Insurance Corporation has determined that such activity would pose no significant risk to the affected deposit insurance fund and the institution is in compliance with the capital standards. When certain activities are permissible for a federal institution, the state institution may engage in the activity in a higher amount if the Federal Deposit Insurance Corporation has not determined that such activity would pose a significant risk of loss to the affected deposit insurance fund and the association meets its capital requirements. This increased investment authority does not apply to investments in nonresidential real estate loans. At March 31, 1999, The Strongsville Savings Bank had no investments that were affected by these limitations.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for Emerald by Grady & Associates, Rocky River, Ohio. Francis X. Grady, a principal of Grady & Associates, owns 8,849 shares of Emerald common stock, 200 shares of Fifth Third common stock and 2,980 shares of common stock of South Florida Bank Holding Corporation (which is expected to be converted into 1,037 shares of Fifth Third common stock). Counsel employed by Fifth Third Bank has rendered his opinion that the shares of Fifth Third common stock to be issued to the shareholders of Emerald in connection with the merger have been duly authorized and, if issued pursuant to the affiliation agreement, will be validly issued, fully paid and non-assessable under the current laws of the State of Ohio. Graydon, Head & Ritchey, Cincinnati, Ohio, will render its opinion to Emerald and Fifth Third with respect to certain federal income tax consequences of the merger.

                                    EXPERTS

     The consolidated financial statements incorporated in this document by reference from Fifth Third Bancorp's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Emerald incorporated in this document by reference from Emerald's Annual Report on Form 10-K for the year ended December 31, 1998, which are also included in Emerald's Summary Annual Report attached hereto as Annex F, have been audited by KPMG LLP, independent auditors, as stated in their report included therein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of income, shareholders' equity, and cash flows of Emerald (successor to The Strongsville Savings Bank) for the year ended December 31, 1996 included and incorporated by reference in this document have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is included and incorporated by reference herein, and have been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     Fifth Third and Emerald file annual, quarterly and special reports, proxy statements and other information with the SEC. Shareholders may read and copy reports, proxy statements and other information filed by Fifth Third and Emerald at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, 13th Floor, New York, New York 10048; or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Fifth Third's and Emerald's reports, proxy statements and other information are also available from commercial document retrieval services and at the SEC's website located at http://www.sec.gov.

     COPIES OF EMERALD'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST FROM JOHN
F. ZIEGLER, CHIEF FINANCIAL OFFICER, EMERALD FINANCIAL CORP., 14092 PEARL ROAD, STRONGSVILLE, OHIO 44136 (TELEPHONE NUMBER: (440) 238-7311).

     Fifth Third has filed a registration statement to register with the SEC the shares of Fifth Third common stock to be issued to Emerald shareholders in the merger. This document is part of that registration statement and constitutes a prospectus of Fifth Third as well as a proxy statement of Emerald for the annual and special meetings.

     Fifth Third common stock and Emerald common stock are traded on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbols "FITB," and "EMLD," respectively.

     As allowed by SEC rules, this document does not contain all the information that shareholders can find in the Fifth Third registration statement or the exhibits to the Fifth Third registration statement.

     The SEC allows Fifth Third and Emerald to "incorporate by reference" information into this document, which means that they can disclose important information to shareholders by referring them to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document.

     This document incorporates by reference the documents set forth below:

Fifth Third SEC Filings:

     - Fifth Third's Annual Report on Form 10-K for the year ended December 31, 1998, as amended;

     - Fifth Third's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

     - Pages 1 and 13 through 39 of Fifth Third's 1998 Annual Report to Shareholders (enclosed with this document); and

     - Fifth Third's Proxy Statement dated February 9, 1999.

Emerald SEC Filings:

     - Emerald's Annual Report on Form 10-K for the year ended December 31,
       1998;

     - Emerald's Current Report on Form 8-K filed March 2, 1999; and

     - Emerald's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

     Additional documents that Fifth Third and Emerald may file with the SEC between the date of this document and the date of the special meeting of Emerald's shareholders are also incorporated by reference. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Copies of any of the documents incorporated by reference into this document (excluding exhibits unless the exhibits are specifically incorporated into this document) are available without charge upon written or oral request from Paul L. Reynolds, Assistant Secretary, Fifth Third Bancorp, Fifth Third Center, Cincinnati, Ohio 45263 (telephone number: (513) 579-5300), as relates to Fifth Third, and from John F. Ziegler, Chief Financial Officer, Emerald Financial Corp., 14092 Pearl Road, Strongsville, Ohio 44136 (telephone number: (440) 238-7311) as relates to Emerald. In order to ensure timely delivery of the documents, any request should be made by July 1, 1999.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. NO ONE HAS BEEN AUTHORIZED TO PROVIDE ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS DOCUMENT. THIS DOCUMENT IS DATED MAY 19, 1999. SHAREHOLDERS SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS DOCUMENT TO SHAREHOLDERS NOR THE ISSUANCE OF FIFTH THIRD COMMON STOCK IN THE MERGER WILL CREATE ANY IMPLICATION TO THE CONTRARY.

                                    ANNEX A

                             AFFILIATION AGREEMENT

     This Affiliation Agreement ("Affiliation Agreement") dated as of February 27, 1999 is entered into by and between FIFTH THIRD BANCORP, a corporation organized and existing under the corporation laws of the State of Ohio with its principal office located in Cincinnati, Hamilton County, Ohio ("Fifth Third"), and EMERALD FINANCIAL CORP., a corporation organized and existing under the corporation laws of the State of Ohio, with its principal office located in Strongsville, Cuyahoga County, Ohio ("Emerald").

                             W I T N E S S E T H :

     WHEREAS, Fifth Third is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and Emerald is a unitary savings and loan holding company under Section 10 of the Home Owners' Loan Act, as amended ("HOLA"), and Fifth Third and Emerald desire to effect a merger under the authority and provisions of the corporation laws of the State of Ohio pursuant to which at the Effective Time (as herein defined in Section IX) Emerald will be merged into Fifth Third, with Fifth Third to be and become the surviving corporation (the "Merger");

     WHEREAS, Emerald owns all of the outstanding stock of The Strongsville Savings Bank, an Ohio-chartered savings association ("Thrift Subsidiary"), which, at the Effective Time, will be merged with and into Fifth Third's wholly owned subsidiary Fifth Third Bank, Northwestern Ohio, N.A., a national banking association ("Fifth Third Bank, N.W."), with Fifth Third Bank, N.W. to become the surviving corporation (the "Subsidiary Merger");

     WHEREAS, under the terms of this Agreement each of the issued and outstanding shares of the Common stock, no par value per share, of Emerald which are issued and outstanding (excluding any treasury shares and preferred shares) immediately prior to the Effective Time will at the Effective Time be canceled and extinguished and in substitution therefor such Emerald shares will, at the Effective Time, be converted into shares of the Common Stock, without par value, of Fifth Third ("Fifth Third Common Stock"), all as more fully provided in this Agreement;

     WHEREAS, the parties to this Agreement intend that the Merger qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) and related provisions of the Internal Revenue Code of 1986, as amended (the "Code");

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, Fifth Third and Emerald, agree together as follows:

I. MODE OF EFFECTUATING CONVERSION OF SHARES

     A. Upon the terms and conditions set forth in the Agreement, Emerald shall be merged with and into Fifth Third.

     B. At the Effective Time (as defined in Article IX) all of the shares of Fifth Third Common Stock that are issued and outstanding or held by Fifth Third as treasury shares immediately prior to the Effective Time will remain unchanged and will remain outstanding or as treasury shares, as the case may be, of the surviving corporation. Any stock options, subscription rights, warrants or other securities outstanding immediately prior to the Effective Time, entitling the holders to subscribe for purchase of any shares of the capital stock of any class of Fifth Third, and any securities outstanding at such time that are convertible into shares of the capital stock of any class of Fifth Third will remain unchanged and will remain outstanding, with the holders thereof entitled to subscribe for, purchase or convert their securities into the number of shares of the class of capital stock of Fifth Third to which they are entitled under the terms of the governing documents.

     C. 1. At the Effective Time, each of the shares of the Common Stock, no par value per share, of Emerald that is issued and outstanding immediately prior to the Effective Time ("Emerald Common Stock") will, when the Merger becomes effective, be converted by virtue of the Merger and without further action, into .30 shares of Fifth Third Common Stock (the "Exchange Ratio"), or cash in lieu thereof for fractional shares, if any, as described in the immediately succeeding paragraph, subject to adjustment as provided in Section I.F. below. All issued and outstanding shares of the Preferred Stock of Emerald, if any, shall be canceled at the Effective Time. At the Effective Time, all shares of Emerald Common Stock held in treasury will be canceled and terminated and will not be converted into shares of Fifth Third Common Stock.

     2. At the Effective Time, each award, option, or other right to purchase or acquire shares of Emerald Common Stock pursuant to stock options ("Emerald Rights") granted by Emerald under the 1994 Long Term Incentive Plan and the 1998 Stock Option and Incentive Plan ("Stock Plan"), which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become options with respect to Fifth Third Common Stock, and Fifth Third shall assume each Emerald Right, in accordance with the terms of the Stock Plan and stock option agreement by which the Emerald Right is evidenced, except from and after the Effective Time, (i) Fifth Third and its Compensation Committee shall be substituted for the Committee of Emerald's Board of Directors (including, if applicable, the entire Board of Directors of Emerald) administering such Stock Plan, (ii) each Emerald Right assumed by Fifth Third may be exercised solely for shares of Fifth Third Common Stock, (iii) the number of shares of Fifth Third Common Stock subject to such Emerald Right shall be equal to the number of shares of Emerald Common Stock subject to such Emerald Right immediately prior to the Effective Time multiplied by the Exchange Ratio, however, such number of Emerald Rights shall not exceed 481,412 shares in the aggregate, which amount equals the number of Emerald Rights in existence on the date of this Agreement, and (iv) the per share exercise price under each such Emerald Right shall be adjusted by dividing the per share exercise price under each such Emerald Right by the Exchange Ratio and rounding up to the nearest four decimal places. Notwithstanding, the provisions of clause (iii) of the preceding sentence, Fifth Third shall not be obligated to issue any fraction of a share of Fifth Third Common Stock upon exercise of Emerald Rights and any fraction of a share of Fifth Third Common Stock that otherwise would be subject to a converted Emerald Right shall represent the right to receive a cash payment equal to the product of such fraction and the difference between the Applicable Market Value Per Share of Fifth Third Common Stock as defined in Article I Section E hereof. In addition, notwithstanding the foregoing, each Emerald Right which is an "incentive stock option" shall be adjusted as required by Section 424 of the Code so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Code. Fifth Third agrees to take all reasonable steps which are necessary to effectuate the foregoing provisions of this Section.

     3. The grants pursuant to the Stock Plan shall continue in effect on the terms and conditions (subject to the adjustments required by Section I.C.2 after giving effect to the Merger), and Fifth Third shall take all reasonable steps to comply with the terms of the Stock Plan to ensure, to the extent reasonably required by, and subject to the provisions of, the Stock Plan, the Emerald Rights which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, Fifth Third shall take all corporate action necessary to reserve for issuance sufficient shares of Fifth Third Common Stock for delivery upon exercise of Emerald Rights assumed by Fifth Third in accordance with this Section. Within 60 days after the Effective Time, Fifth Third shall file, if required by applicable laws or regulations, a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or appropriate forms), with respect to shares of Fifth Third Common Stock subject to the Emerald Rights assumed by Fifth Third in accordance with this Section and shall use its reasonable efforts to maintain the effectiveness of such registration statements and maintain the current status of the prospectus or prospectuses contained therein), as well as comply with any applicable state securities or "blue sky" laws, for so long as such options remain outstanding.

     D. At the Effective Time, all of the shares of Emerald Common Stock, whether issued or unissued (including treasury shares), will be canceled and extinguished and the holders of certificates for shares thereof shall cease to have any rights as shareholders of Emerald, except as aforesaid, their sole rights as shareholders shall pertain to the Fifth Third Common Stock and cash in lieu of fractional shares, if any (as described in the immediately succeeding paragraph), into which their Emerald Common Stock shall have been converted by virtue of the Merger.

     E. After the Effective Time, each holder of a certificate or certificates for shares of Emerald Common Stock, upon surrender of the same duly transmitted to Fifth Third Trust Department, as Exchange Agent (or in lieu of surrendering such certificates in the case of lost, stolen, destroyed or mislaid certificates, upon execution of such documentation as may be reasonably required by Fifth Third), shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Fifth Third Common Stock into which such holder's shares of Emerald Common Stock shall have been converted by the Merger pursuant to the Exchange Ratio, plus a cash payment for any fraction of a share to which the holder is entitled, in lieu of such fraction of a share, equal in amount to the product resulting from multiplying such fraction by the per share closing price of Fifth Third Common Stock as reported on the NASDAQ National Market System on the Effective Time (the "Applicable Market Value Per Share of Fifth Third Common Stock"). Within seven
(7) business days after the Effective Time, the Exchange Agent will send a notice and transmittal form to each Emerald shareholder of record at the Effective Time advising such shareholder of the effectiveness of the Merger and the procedures for surrendering to the Exchange Agent outstanding certificates formerly evidencing Emerald Common Stock in exchange for new certificates of Fifth Third Common Stock. Until so surrendered, each outstanding certificate that prior to the Effective Time represented shares of Emerald Common Stock shall be deemed for all corporate purposes to evidence ownership of the number of full shares of Fifth Third Common Stock into which the same shall have been converted; provided, however, that dividends or distributions otherwise payable with respect to shares of Fifth Third Common Stock into which Emerald Common Stock shall have been so converted shall be paid with respect to such shares only when the certificate or certificates evidencing shares of Emerald Common Stock shall have been so surrendered (or in lieu of surrendering such certificates in the case of lost, stolen, destroyed or mislaid certificates, upon execution of such documentation as may be reasonably required by Fifth Third) and thereupon any such dividends and distributions shall be paid, without interest, to the holder entitled thereto subject however to the operation of any applicable escheat or similar laws relating to unclaimed funds.

     F. The Exchange Ratio referred to in Paragraph C of this Article I shall be adjusted so as to give the Emerald shareholders the economic benefit of any stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares, distributions or combinations or subdivisions of Fifth Third Common Stock effected between the date of this Agreement and the Effective Time. In the event between the date of this Agreement and the Effective Time, Fifth Third has engaged in either the distribution of any of its assets (other than a cash dividend), or caused the distribution of capital stock in a company which holds any asset(s) previously held by Fifth Third or in any affiliate thereof, to the Fifth Third shareholders, then the Exchange Ratio shall be increased in such amount so that the equivalent fair market value of such transaction shall also be distributed to the Emerald shareholders, as of the Effective Time, provided, however, if, prior to the Effective Time, Fifth Third should split, reclassify or combine the Fifth Third Common Stock, or pay a stock dividend or other stock distribution in Fifth Third Common Stock, as of a record date prior to the Effective Time, appropriate adjustments (rounded to four digits to the right of the decimal point) will be made to the Exchange Ratio and the total number of shares of Fifth Third Common Stock to be issued in the transaction so as to maintain the proportional interest in Fifth Third Common Stock which the shareholders of Emerald would otherwise have received.

     G. When all necessary documents have been filed and recorded in accordance with the laws of the State of Ohio, and the Merger becomes effective, the separate existence of Emerald shall cease and Emerald shall be merged into Fifth Third (which will be the "Surviving Corporation"), and which shall continue its corporate existence under the laws of the State of Ohio under the name "Fifth Third Bancorp".

     H. The Second Amended Articles of Incorporation, as amended, of Fifth Third of record with the Secretary of State of Ohio as of the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until further amended as provided by law.

     I. The Directors of Fifth Third who are in office at the Effective Time shall be the directors of the Surviving Corporation, each of whom shall continue to serve as a Director for the term for which he was elected, subject to the Regulations of the Surviving Corporation and in accordance with law. The officers of Fifth Third who are in office at the time the Merger becomes effective shall be the officers of the Surviving Corporation, subject to the Regulations of the Surviving Corporation and in accordance with law.

     J. The Regulations of Fifth Third at the Effective Time shall be the Regulations of the Surviving Corporation, until amended as provided therein and in accordance with law.

     K. At the Effective Time, the effect of the Merger shall be as provided by the applicable provisions of the laws of Ohio. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time: the separate existence of Emerald shall cease; Fifth Third shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as a private nature, of each of Fifth Third and Emerald, and all obligations owing by or due each of Fifth Third and Emerald shall be vested in, and become the obligations of, Fifth Third, without further act or deed, including, without limitation, any liability to Dissenting Shareholders under Sections 1701.84 and 1701.85 of the Ohio Revised Code laws; and all rights of creditors of each of Fifth Third and Emerald shall be preserved unimpaired, and all liens upon the property of each of Fifth Third and Emerald shall be preserved unimpaired, on only the property affected by such liens immediately prior to the Effective Time.

     L. From time to time as and when requested by the Surviving Corporation, or by its successors or assigns, the officers and Directors of Emerald in office at the Effective Time shall execute and deliver such instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in the Surviving Corporation or to confirm of record or otherwise, title to, and possession of, all the assets, property, interests, rights, privileges, immunities, powers, franchises and authority of Emerald and otherwise to carry out the purposes of this Agreement.

     M. This Agreement shall be filed (only if necessary) and recorded along with Articles or a Certificate of Merger in accordance with the requirements of the laws of the State of Ohio. This Agreement shall not be filed with the Secretary of the State of Ohio until, but shall be filed promptly after, all of the conditions precedent to consummating the Merger as contained in Article VI of this Agreement shall have been fully met or effectively waived.

     N. The Merger is a reorganization within the meaning of Section 368(a) of the Code, and the Agreement and the Agreement is intended to be a "plan of reorganization" within the meaning of the regulations promulgated under the Code and for purposes of Section 354 and 361 of the Code.

     O. 1. Each outstanding share of Emerald Common Stock the holder of which has perfected his right to dissent under the Ohio General Corporation Law (the "OGCL") and has not effectively withdrawn or lost such rights as of the Effective Time shall not be converted into or represent a right to receive Fifth Third Common Stock, and the holder thereof shall be entitled only to such rights as are granted by the OGCL. Emerald shall give Fifth Third prompt notice upon receipt by Emerald of any such written demands for payment of the fair value of such shares (such shares being referred to as "Dissenting Shares") of Emerald Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the OGCL (any shareholder duly making such demands being hereinafter called a "Dissenting Shareholder"). Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation or Fifth Third. If any Dissenting Shareholders shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment, such holder's shares of Emerald Common Stock shall be converted into a right to receive Fifth Third Common Stock in accordance with the applicable provisions of this Agreement.

     2. No holder of Fifth Third Common Stock shall be entitled to relief as a dissenting shareholder pursuant to Section 1701.85 of the OGCL or otherwise.

II. REPRESENTATIONS AND WARRANTIES OF EMERALD.

     Emerald represents and warrants to Fifth Third that as of the date hereof or as of the indicated date, as appropriate, and except as otherwise disclosed in Schedule 1 hereto delivered by Emerald to Fifth Third in connection with the execution of this Agreement by Fifth Third:

     A. Emerald (i) is duly incorporated, validly existing and in good standing as a corporation under the corporation laws of the State of Ohio and is a registered unitary savings and loan holding company under the HOLA; (ii) is duly authorized to conduct the business in which it is engaged; (iii) has 20,000,000 shares, no par value per share, of Emerald Common Stock and no shares of Preferred Stock ("Emerald Preferred Stock") authorized pursuant to its Articles of Incorporation, which are the total number of shares Emerald is authorized to have outstanding; (iv) has no outstanding securities of any kind, nor any outstanding options, warrants or other rights entitling another person to acquire any securities of Emerald of any kind, other than (a) 10,968,551 shares of Emerald Common Stock, which presently are authorized, duly issued and outstanding and fully paid and non-assessable as of February 24, 1999, and (b) options to purchase a total of 481,412 shares of Emerald Common Stock as of February 24, 1999, which were granted to and are currently held by the employees, officers and Directors of Emerald and/or Thrift Subsidiary; (v) owns of record and beneficially free and clear of all liens and encumbrances, all of the 2,530,800 outstanding shares of the capital stock of the Thrift Subsidiary, no par value per share, (vi) owns of record and beneficially free and clear of all liens and encumbrances, the one (1) outstanding share of the common stock of the Emerald Development Corp., an Ohio corporation ("EMD Corp."), no par value per share. EMD Corp. is an inactive corporation without any assets or liabilities. Emerald has no direct or indirect subsidiaries other than Thrift Subsidiary and EMD Corp.

     B. Thrift Subsidiary is duly incorporated, validly existing and in good standing as an Ohio-chartered savings association under the laws of the State of Ohio, and has all the requisite power and authority to conduct the savings association business as now conducted by it; and Thrift Subsidiary does not have any outstanding securities of any kind, nor any outstanding options, warrants or other rights entitling another person to acquire any securities of the Thrift Subsidiary of any kind, other than 2,530,800 shares of the common stock, no par value per share, of the Thrift Subsidiary owned of record and beneficially by Emerald. The Thrift Subsidiary owns of record and beneficially free and clear of all liens and encumbrances, all of the 1,000 outstanding shares of the capital stock of the Dennis Financial Corp., an Ohio corporation ("DF Corp."), no par value per share. DF Corp. is an inactive corporation with no assets or liabilities. The Thrift Subsidiary has no direct or indirect subsidiaries other than DF Corp.

     C. Emerald has previously furnished to Fifth Third its audited, consolidated balance sheets, statements of operations, statements of stockholders' equity and cash flows as at December 31, 1997, and for the year then ended, together with the opinions of its independent certified public accountants associated therewith. Emerald also has previously furnished to Fifth Third the Thrift Financial Reports as filed with OTS of the Thrift Subsidiary as at December 31, 1995, 1996 and 1997. Emerald also has furnished to Fifth Third
(i) its unaudited, consolidated financial statements as at December 31, 1998, and for the twelve (12) months then ended, and (ii) the Thrift Financial Reports as filed with the OTS of the Thrift Subsidiary for the quarter ended December 31, 1998. As soon as they are available, Emerald will provide to Fifth Third Emerald's audited, consolidated balance sheets, statements of operations, statements of stockholders' equity and cash flows as at December 31, 1998, and for the year then ended, together with the opinions of Emerald's independent certified public accountants associated therewith. Such audited consolidated financial statements of Emerald fairly present or will fairly present, as applicable, the consolidated financial condition of Emerald as of the date thereof, and for the years or periods covered thereby in conformity with generally accepted accounting principles, consistently applied (except as stated therein and except for the omission of notes to unaudited statements and year-end adjustments to interim results). There are no material liabilities, obligations or indebtedness of Emerald or the Thrift Subsidiary required to be disclosed in the financial statements so furnished other than the liabilities, obligations or indebtedness disclosed in such financial statements (including footnotes). Emerald shall furnish Fifth Third with unaudited, consolidated financial statements as at March 31, 1999, June 30, 1999 and September 30, 1999, and for the months then ended as soon as practicable, and shall continue to furnish such financial information for subsequent monthly and quarterly periods to Fifth Third as soon as practicable until the Closing Date.

     D. Emerald and the Thrift Subsidiary have good and marketable title to all of the material properties and assets reflected in its separate statement of financial condition as at December 31, 1998, and which are still owned by each and each has good and marketable title to all material properties and assets acquired by it after such date and still owned by it, subject to (i) any liens and encumbrances that do not materially adversely impair the use of the property, (ii) statutory liens for taxes not yet due and payable, and (iii) minor defects and irregularities in title that do not materially adversely impair the use of the property.

     E. Except as disclosed in Schedule 1 and for events relating to the business environment in general: (i) since December 31, 1998, to the date hereof there have been no material adverse changes in the financial condition, operations or business of Emerald and the Thrift Subsidiary on a consolidated or separate basis; and (ii) Emerald is not aware of any events which have occurred since December 31, 1998 to the date hereof or which as of the date hereof are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the financial condition, operations or business of Emerald and the Thrift Subsidiary on a consolidated or separate basis, excluding in each instance matters (which shall include but not be limited to changes in general economic condition, changes in interest rates, changes in laws or regulations or changes in generally accepted accounting principles) of general application to the thrift or banking industry.

     F. Except as disclosed in Schedule 1, there are no actions, suits, proceedings, investigations or assessments of any kind pending, or to the best knowledge of Emerald, threatened against Emerald or the Thrift Subsidiary which reasonably can be expected to result in any material adverse change in the financial condition, operations or business of Emerald and the Thrift Subsidiary on a consolidated or separate basis.

     G. Except as disclosed in Schedule 1, since December 31, 1998, to the date hereof Emerald and the Thrift Subsidiary each has been operated in the ordinary course of business, has not made any changes in its respective capital or corporate structures, nor any material changes in its methods of business operations and has not provided any increases in employee salaries or benefits other than in the ordinary course of business. Except as disclosed in Schedule 1, since December 31, 1998, to the date hereof Emerald has not declared or paid any dividends nor made any distributions of any other kind to its shareholders.

     H. Except as disclosed in Schedule 1, Emerald and the Thrift Subsidiary have timely filed all federal, state and local tax returns required to be filed (after giving effect to all extensions) by them, respectively, and have paid or provided for all tax liabilities shown to be due thereon or which have been assessed against them, respectively. All tax returns filed by Emerald or the Thrift Subsidiary through the date hereof constitute complete and accurate representations of the tax liabilities of Emerald and the Thrift Subsidiary for such years and accurately set forth all items (to the extent required to be included or reflected in such returns) relevant to its future tax liabilities, including the tax basis of its properties and assets in all material respects.

     I. Except as disclosed in Schedule 1, neither Emerald nor the Thrift Subsidiary is a party to (i) any written employment contracts or written contracts of any other kind with any of its officers, Directors or employees or
(ii) any material contract, lease or agreement of any other kind which is not assignable as a result of the merger provided for herein without the consent of another party, except for contracts, leases or agreements which do not have terms extending beyond six months from the date of this Agreement or contracts, leases or agreements (excluding contracts, leases and agreements pursuant to which credit has been extended by the Thrift Subsidiary) which do not require a total expenditure over the term of the contract, lease or agreement of more than $100,000.00 thereunder.

     J. Except as disclosed in Schedule 1, since December 31, 1998, to the date hereof the Thrift Subsidiary has not incurred any unusual or extraordinary loan losses which are material to Emerald and the Thrift Subsidiary on a consolidated basis; to the best knowledge of Emerald and in light of the Thrift Subsidiary's historical loan loss experience and its management's analysis of the quality and performance of its loan portfolio, as of December 31, 1998, its reserve for loan losses was, in the opinion of Emerald, adequate to absorb all known and reasonably anticipated losses as of such date.

     K. Except as disclosed in Schedule 1 and except for dealings with and obligations to McDonald Investments Inc., neither Emerald nor the Thrift Subsidiary has, directly or indirectly, dealt with any broker or finder in connection with this transaction and neither has incurred or will incur any obligation for any broker's or finder's fee or commission in connection with the transactions provided for in this Agreement.

     L. 1. The Directors of Emerald, by resolution adopted by the unanimous vote of all Directors present at a meeting duly called and held in accordance with applicable law, have duly approved this Agreement, and have directed that this Agreement be submitted to a vote of Emerald's shareholders at the annual or a special meeting of the shareholders to be called for that purpose, all in accordance with and as required by law and in accordance with the Articles of Incorporation and Code of Regulations of Emerald.

     2. Emerald has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder subject to certain required regulatory and shareholder approvals. The Agreement, when executed and delivered, will have been duly authorized and will constitute the valid and binding obligation of Emerald, enforceable in accordance with its terms, except to the extent that (i) enforceability thereof may be limited by insolvency, reorganization, liquidation, bankruptcy, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the availability of certain remedies may be precluded by general principles of equity, subject, however, to the receipt of requisite regulatory approvals and the approval of Emerald's shareholders.

     3. Except as disclosed in Schedule 1, neither the execution of the Agreement, nor the consummation of the transactions contemplated hereby and thereby, (i) conflicts with, results in a breach of, violates or constitutes a default under, Emerald's Articles of Incorporation or Code of Regulations or, to the best knowledge of Emerald, any federal, state or local law, statute, ordinance, rule, regulation or court or administrative order, or any agreement, arrangement, or commitment, to which Emerald or the Thrift Subsidiary is subject or bound; (ii) to the best knowledge of Emerald, results in the creation of or gives any person the right to create any material lien, charge, encumbrance, or security agreement or any other material rights of others or other material adverse interest upon any material right, property or asset belonging to Emerald or the Thrift Subsidiary; (iii) except as disclosed in Schedule 1, terminates or gives any person the right to terminate, amend, abandon, or refuse to perform any material agreement, arrangement or commitment to which Emerald or the Thrift Subsidiary is a party or by which Emerald's or the Thrift Subsidiary's rights, properties or assets are subject or bound; or (iv) to the best knowledge of Emerald, accelerates or modifies, or gives any party thereto the right to accelerate or modify, the time within which, or the terms according to which, Emerald or the Thrift Subsidiary is to perform any duties or obligations or receive any rights or benefits under any material agreements, arrangements or commitments. For purposes of subparagraphs (iii) and (iv) immediately preceding, material agreements, arrangements or commitments exclude agreements, arrangements or commitments having a term expiring less than six months from the date of this Agreement or which do not require the expenditure of more than $100,000 over the term of the agreement, arrangement or commitment (but shall include all agreements, arrangements or commitments pursuant to which credit has been extended by the Thrift Subsidiary).

     M. Complete and accurate copies of the (i) Articles of Incorporation and Code of Regulations of Emerald and (ii) the Charter and Bylaws of the Thrift Subsidiary in force as of the date hereof have been delivered to Fifth Third.

     N. Except as disclosed in Schedule 1, neither Emerald nor the Thrift Subsidiary nor any employee, officer or Director of any of them has engaged in any activity or omitted to take any action which, in any material way, has resulted or could result in the violation of, or material failure to comply with the regulatory requirements of (i) any local, state or federal law (including without limitation the Bank Secrecy Act, the Community Reinvestment Act, applicable consumer protection and disclosure laws and regulations, including without limitation, Truth in Lending, Truth in Savings and similar disclosure laws and regulations, and equal employment and employment discrimination laws and regulations) or (ii) any regulation, order, injunction or decree of any court or governmental body, the violation of either of which could reasonably be expected to have a material adverse effect on the financial condition of Emerald and the Thrift Subsidiary. To the best knowledge of Emerald and except as disclosed in Schedule 1, the Thrift Subsidiary possesses all licenses, franchises, permits and other governmental authorizations necessary for the continued conduct of its business without material interference or interruption.

     O. Except as disclosed in Schedule 1, neither this Agreement nor any report, statement, list, certificate or other information furnished by Emerald or the Thrift Subsidiary to Fifth Third or its agents in connection with this Agreement or any of the transactions contemplated hereby (including, without limitation, any information which has been or shall be supplied with respect to their business operations and financial condition for inclusion in the proxy statement/prospectus and registration statement relating to the Merger) contains or shall contain (or, in the case of information relating to the proxy statement/prospectus, at the time it is mailed, in the case of the registration statement, at the time it becomes effective and in the case of the proxy statement/prospectus and the registration statement, at the time the annual or special meeting of shareholders of Emerald is held to consider the adoption of this Agreement) an untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

     P. Except as disclosed in Schedule 1, there are no actions, proceedings or investigations pending before any environmental regulatory body, with respect to or threatened against or affecting Emerald or the Thrift Subsidiary in respect to any "facility" owned, leased or operated by any of them (but excluding any "facility" as to which sole interest of Emerald or the Thrift Subsidiary is that of a lienholder or mortgagee, but including any "facility" to which title has been taken pursuant to mortgage foreclosure or similar proceedings and including any "facility" in which Emerald or the Thrift Subsidiary ever participated in the financial management of such facility to a degree sufficient to influence, or have the ability to influence, the facility's treatment of hazardous waste) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or under any Federal, state, local or municipal statue, ordinance or regulation in respect thereof, in connection with any release of any toxic or "hazardous substance", pollutant or contaminant into the "environment" which, if adversely determined, (a) would require the payment by Emerald or the Thrift Subsidiary and/or require Emerald or the Thrift Subsidiary to incur expenses of more than $25,000 (whether or not covered by insurance) or
(b) would otherwise have a material adverse effect on Emerald or the Thrift Subsidiary, nor, to the best knowledge of Emerald after reasonable inquiry, is there any reasonable basis for the institution of any such actions or proceedings or investigations which is probable of assertion, nor are there any such actions or proceedings or investigations in which Emerald or the Thrift Subsidiary is a plaintiff or complainant. Neither Emerald nor the Thrift Subsidiary is liable in any material respect under any applicable law for any release by either of them or for any release by any other "person" of a hazardous substance caused by the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of hazardous wastes or other chemical substances, pollutants or contaminants into the environment, nor is Emerald or the Thrift Subsidiary liable for any material costs (as a result of the acts or omissions of Emerald or the Thrift Subsidiary or, to the best knowledge of Emerald, as a result of the acts or omissions of any other "person") of any remedial action including, without limitation, costs arising out of security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body having jurisdiction over Emerald or the Thrift Subsidiary to prevent or minimize any actual or threatened release by Emerald or the Thrift Subsidiary of any hazardous wastes or other chemical substances, pollutants and contaminants into the environment which would endanger the public health or the environment. All terms contained in quotation marks in this paragraph and the paragraph immediately following shall have the meaning ascribed to such terms, and defined in, CERCLA.

     Except as disclosed in Schedule 1, to the best knowledge of Emerald each "facility" owned, leased or operated by Emerald or the Thrift Subsidiary (but excluding any "facility" as to which the sole interest of Emerald or the Thrift Subsidiary is that of a lienholder or mortgagee, but including any "facility" to which title has been taken pursuant to mortgage foreclosure or similar proceedings and including any "facility" in which Emerald or the Thrift Subsidiary ever participated in the financial management of such facility to a degree sufficient to influence, or have the ability to influence, the facility's treatment of hazardous waste) is, in all material respects, in compliance with all applicable Federal, state, local or municipal statutes, ordinances, laws and regulations and all orders, rulings or other decisions of any court, administrative agency or other governmental authority relating to the protection of the environment, except to the extent a failure to comply would not have a material adverse effect on the business, operations and financial condition of Emerald and the Thrift Subsidiary taken as a whole.

     Q. 1. Benefit Plans. Schedule 1 lists the name and a short description of each Benefit Plan (as herein defined), together with an indication of its funding status (e.g., trust, insured or general company assets). For purposes hereof, the term "Benefit Plan" shall mean any plan, program, arrangement or system of employee or director benefits maintained by Emerald or the Thrift Subsidiary for the benefit of employees, former employees or Directors of Emerald or the Thrift Subsidiary and shall include (a) any qualified retirement plan such as a pension, profit sharing, stock bonus plan or employee stock ownership plan ("ESOP"), (b) any plan, program or arrangement providing deferred compensation, bonus deferral or incentive benefits, whether funded through trust or otherwise, and (c) any welfare plan, program or policy providing vacation, severance, salary continuation, supplemental unemployment, disability, life, health coverage, retiree health, Voluntary Employees' Beneficiary Association, medical expense reimbursement or dependent care assistance benefits, in any such foregoing case without regard to whether the Benefit Plan constitutes an employee benefit plan under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the number of employees covered under such Benefit Plan. Through the date of this Agreement neither Emerald nor Thrift Subsidiary have made or have committed to make any contributions to any Benefit Plan outside the ordinary course of business and inconsistent with past practice with regard to amounts.

     2. Plan Documents, Reports and Filings. Except as disclosed on Schedule 1, Emerald or the Thrift Subsidiary has provided true, complete and correct copies of all plan documents, if any, comprising each Benefit Plan, together with, when applicable, (a) the most recent summary plan description, (b) the most recent actuarial and financial reports and the most recent annual reports filed with any governmental agency and (c) all Internal Revenue Service ("IRS") or other governmental agency rulings and determination letters or any open requests for IRS rulings or letters with respect to Benefit Plans.

     3. Qualified Retirement Plan Compliance. With respect to each Benefit Plan which is an employee pension benefit plan (as defined in section 3(2) of ERISA) other than any such plan that meets the "top-hat" exception under section 201(1) of ERISA (a "Qualified Benefit Plan"), except as disclosed on Schedule 1: (a) the IRS has issued a determination letter which determined that such Qualified Benefit Plan (as amended by any and all amendments) satisfied the requirements of section 401(a) of the Code, as amended by all of the laws referred to in
Section 1 of Revenue Procedure 93-39, such determination letter has not been revoked or threatened to be revoked by the IRS, and the scope of such determination letter is complete and does not exclude consideration of any of the requirements or matters referred to in sections 4.02 through 4.04 of Revenue Procedure 93-39; (b) such Qualified Benefit Plan is in material compliance with all qualification requirements of Section 401(a) of the Code; (c) such Qualified Benefit Plan is in substantial compliance with all notice, reporting and disclosure requirements of ERISA and the Code; (d) any Qualified Benefit Plan which is an ESOP as defined in Section 4975(e)(7) of the Code (an "ESOP Qualified Benefit Plan") is in material compliance with the applicable qualification requirements of Section 409 of the Code; (e) any previously terminated Qualified Benefit Plan was terminated in material compliance with the requirements of ERISA and the Code, has received a favorable determination letter therefor, and the liabilities of such Qualified Benefit Plan and the requirements of the Pension Benefit Guaranty Corporation ("PBGC") were fully satisfied; and (f) any and all amendments to the Qualified Benefit Plans not covered by an IRS determination letter do not adversely affect the qualified and tax exempt status of such plans .

     4. Welfare Plan Compliance. With respect to each Benefit Plan which is an employee welfare benefit plan (as defined in Section 3(1) of ERISA) (a "Welfare Benefit Plan"), except as noted on Schedule 1: (a) such Welfare Benefit Plan, if it is intended to provide favorable tax benefits to plan participants, has been, to the best knowledge of Emerald, in compliance with applicable Code provisions;
(b) such Welfare Benefit Plan has been, to the best knowledge of Emerald, operated in substantial compliance with all applicable notice, reporting and disclosure requirements of ERISA and the Code; and (c) such Welfare Benefit Plan, if a group health plan subject to the requirements of Section 4980B of the Code ("COBRA"), has been, to the best knowledge of Emerald, operated in substantial compliance with such COBRA requirements.

     5. Prohibited Transactions. No prohibited transaction under Section 406 of ERISA and not exempt under Section 408 of ERISA has occurred with respect to any Benefit Plan which would result, with respect to any person, in (a) the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or (b) material fiduciary liability under Section 409 of ERISA.

     6. Lawsuits or Claims. No material actions, suits or claims (other than routine claims of benefits) are pending or, to the best knowledge of Emerald, threatened against any Benefit Plan or against Emerald or the Thrift Subsidiary with respect to any Benefit Plan.

     7. Disclosure of Unfunded Liabilities. All material Unfunded Liabilities with respect to each Benefit Plan have been recorded and disclosed on the most recent financial statement of Emerald and the Thrift Subsidiary or, if not, in
Schedule 1. For purposes hereof, the term "Unfunded Liabilities" shall mean any amounts properly accrued to date under generally accepted accounting principles in effect as of the date of this Agreement (GAAP), or amounts not yet accrued for GAAP purposes but for which an obligation (which has legally accrued and cannot legally be eliminated and which is subject to reasonable estimate) exists for payment in the future which is attributable to any Benefit Plan, including but not limited to (a) severance pay benefits, (b) deferred compensation or unpaid bonuses, (c) any liabilities on account of the change in control which will result from this Agreement, including any potential 20% excise tax under
Section 4999 of the Code relating to excess parachute payments under Section 280G of the Code, (d) any unpaid pension contributions for the current plan year or any accumulated funding deficiency under Section 412 of the Code and related penalties under Section 4971 of the Code, including unpaid pension contributions or funding deficiencies owed by members of a controlled group of corporations which includes Emerald or the Thrift Subsidiary and for which Emerald or the Thrift Subsidiary is liable under applicable law, (e) any authorized but unpaid profit sharing contributions or contributions under Section 401(k) and Section 401(m) of the Code, (f) retiree health benefit coverage and (g) unpaid premiums for contributions required under any group health plan to maintain such plan's coverage through the Effective Time.

     8. Defined Benefit Pension Plan Liabilities. Emerald and the Thrift Subsidiary (or any pension plan maintained by any of them) have not incurred any material liability to the PBGC or the IRS with respect to any Benefit Plan which is a defined benefit pension plan, except for the payment of PBGC premiums pursuant to Section 4007 of ERISA, all of which if due prior to the date of this Agreement have been fully paid, and no PBGC reportable event under Section 4043 of ERISA has occurred with respect to any such pension plan. Except as otherwise disclosed in Schedule 1, the benefit liabilities, as defined in Section 4001(a)(16) of ERISA, of each Benefit Plan subject to Title IV of ERISA, using the actuarial assumptions that would be used by the PBGC in the event of termination of such plan, do not exceed the fair market value of the assets of such plan. Neither Emerald, the Thrift Subsidiary nor any controlled group member of Emerald or the Thrift Subsidiary participates in, or has incurred any liability under Sections 4201, 4063 or 4064 of ERISA for a complete or partial withdrawal from a multiple employer plan or a multi-employer plan (as defined in Section 3(37) of ERISA).

     9. Independent Trustee. Emerald and the Thrift Subsidiaries (a) have not incurred any asserted or, to the best knowledge of Emerald, unasserted material liability for breach of duties assumed in connection with acting as an independent trustee of any employee pension plan (as defined in Section 3(2) of ERISA) which is intended to be qualified under Section 401(a) of the Code and which is maintained by an employer unrelated in ownership to Emerald or the Thrift Subsidiary, (b) have not authorized nor knowingly participated in a material prohibited transaction under Section 406 of ERISA and not exempt under
Section 408 of ERISA and (c) have not received notice of any material actions, suits or claims (other than routine claims for benefits) pending or threatened against the unrelated employer or against them.

     10. Retiree Benefits. Except as listed on Schedule 1 and identified as "Retiree Liability", Emerald and Thrift Subsidiary have no obligation to provide medical benefits, or life insurance benefits to or with respect to retirees, former employees or any of their relatives.

     11. Right to Amend and Terminate. Except as listed on Schedule 1, Emerald or Thrift Subsidiary has all power and authority necessary to amend or terminate each Benefit Plan without incurring any penalty or liability provided that, in the case of an employee pension benefit plan (as defined in section 3(2) of ERISA), benefits accrued as of the date of amendment or termination are not reduced.

     12. Material. For purposes of this Paragraph Q as a whole, the term "material" in connection with a liability shall mean a liability or loss, taxes, penalties, interest and related legal fees in the total amount of $25,000 or more, with such determination being made on the basis of the aggregate affected participants of a Benefit Plan and not with respect to any single participant.

     R. The investment portfolios of Emerald and the Thrift Subsidiary consist of securities in marketable form. Except as disclosed in Schedule 1, since December 31, 1998 to the date hereof neither Emerald nor the

Thrift Subsidiary has incurred any unusual or extraordinary losses in its investment portfolio, and, except for matters of general application to the thrift or banking industry (including, but not limited to, changes in laws or regulations or generally accepted accounting principles) or for events relating to the business environment in general, including market fluctuations and changes in interest rates, Emerald is not aware of any events which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the quality or performance of Emerald's and the Thrift Subsidiary's investment portfolio on a consolidated basis.

     S. Except as disclosed in Schedule 1, there are no actions, suits, claims, proceedings, investigations or assessments of any kind pending, or to the best knowledge of Emerald, threatened against any of the Directors or officers of Emerald or the Thrift Subsidiary in their capacities as such, and no Director or officer of Emerald or the Thrift Subsidiary currently is being indemnified or seeking to be indemnified by either Emerald or the Thrift Subsidiary pursuant to applicable law or Emerald's Articles of Incorporation or Code of Regulations or the Thrift Subsidiary's Charter or Bylaws.

     T. Schedule 1 sets forth, among other things, exceptions to Emerald's representations and warranties in this Section II. While Emerald has used its best efforts to identify in Schedule 1 the particular representation or warranty to which such exception relates, each such exception shall be deemed disclosed for purposes of any other representations and warranties in this Section II unless otherwise expressly stated in on Schedule 1.

     U. All representations and warranties contained in this Section II shall expire at the Effective Time, and, thereafter, neither Emerald nor the Thrift Subsidiary nor any officer or director of either of them shall have any liability or obligations with respect thereto.

     V. There is no agreement to which Emerald is a party which (i) prohibits or restricts Emerald's ability to perform its obligations under this Agreement, or its ability to consummate the transactions contemplated hereby, (ii) would have the effect of invalidating or voiding this Agreement, or any provisions hereof, or (iii) would subject Fifth Third to any impediment or condition in connection with the exercise of any of Fifth Third rights under this Agreement.

     W. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for Emerald's own account, or for the account of one or more of its subsidiaries or their customers, were entered into (i) in accordance with prudent banking practices and all material applicable laws, rules, regulations and regulatory policies and
(ii) with counter-parties reasonably believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Emerald or one of its subsidiaries, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect (except to the extent that they have been fully performed or terminated) in all respects material to Emerald. Neither Emerald nor its subsidiaries, nor to its knowledge any other party thereto is, in any respect material to Emerald on a consolidated basis, in breach of any of its obligations under any such agreement or arrangement.

III. REPRESENTATIONS AND WARRANTIES OF FIFTH THIRD

     Fifth Third represents and warrants to Emerald that as of the date hereof or as of the indicated date, as appropriate:

     A. Fifth Third is duly incorporated, validly existing and in good standing as a corporation under the corporation laws of the State of Ohio, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is duly authorized to conduct the business in which it is engaged, and Fifth Third Bank, N.W., is a national banking association validly existing and in good standing as a corporation under the laws of the United States of America and is duly authorized to conduct the business in which it is engaged.

     B. Pursuant to Fifth Third's Second Amended Articles of Incorporation, as amended, the total number of shares of capital stock Fifth Third is authorized to have outstanding is 300,500,000 of which 300,000,000 shares are classified as Common Stock without par value ("Fifth Third Common Stock") and 500,000 shares are classified as Preferred Stock without par value. Pursuant to its Proxy Statement sent to its shareholders and filed with the SEC on February 9, 1999, Fifth Third proposed to increase the authorized number of shares from 300,000,000 shares to 500,000,000 shares. As of the close of business on February 1, 1999, 267,147,048 shares of Fifth Third Common Stock were issued and outstanding and 681,214 shares were held in its treasury. As of the date of this Agreement, no shares of its Preferred Stock have been issued. Fifth Third does not have outstanding any stock options, subscription rights, warrants or other securities entitling the holders to subscribe for or purchase any shares of its capital stock other than options granted and to be granted to employees and Directors under its stock option plans. At February 1, 1999, (a) 13,332,886 shares of Fifth Third Common Stock were reserved for issuance in connection with outstanding options granted under it stock option plans and 11,102,535 shares were reserved for issuance under options to be granted in the future, (b) 1,420,000 shares of Fifth Third Common Stock were reserved for the issuance to the shareholders of Ashland Bankshares, Inc., (c) 1,800,000 shares of Fifth Third Common Stock were reserved for the issuance to the shareholders of Enterprise Federal Bancorp, Inc., and (d) 443,000 shares of Fifth Third Common Stock were reserved for the issuance to the shareholders of South Florida Bank Holding Corporation.

     C. All shares of Fifth Third Common Stock to be received by the shareholders of Emerald as a result of the merger pursuant to the terms of this Agreement shall be, upon transfer or issuance, validly issued, fully paid and non-assessable, and will not, upon such transfer or issuance, be subject to the preemptive rights of any shareholder of Fifth Third.

     D. Fifth Third has furnished to Emerald Fifth Third's consolidated financial statements as at December 31, 1998, December 31, 1997 and December 31, 1996 and for the respective years then ended together with the opinions of its independent public accountants associated therewith. Such consolidated financial statements fairly present the consolidated financial condition of Fifth Third as of their respective dates and for the respective periods covered thereby in conformity with generally accepted accounting principles consistently followed throughout the periods covered thereby. Neither Fifth Third nor any significant subsidiaries of Fifth Third have any material liabilities, obligations or indebtedness required to be disclosed in such financial statements other than the liabilities, obligations and indebtedness disclosed in such financial statements (including footnotes). Fifth Third will furnish to Emerald its unaudited consolidated financial statements as at March 31, 1999 and for the three (3) month period then ended as soon as such statements are publicly available, and shall continue to furnish information for subsequent calendar quarter periods to Emerald as soon as such subsequent quarterly statements become publicly available until the Closing Date.

     E. Except for events relating to the business environment in general: (i) since December 31, 1998, to the date hereof there have been no material adverse changes in the consolidated financial condition, operations or business of Fifth Third; (ii) the chief executive officer and the chief financial officer of Fifth Third are not aware of any events which have occurred since December 31, 1998, or which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the consolidated financial condition, operations or business of Fifth Third; and (iii) since December 31, 1998, to the date hereof there have been no material changes in the methods of business operations of Fifth Third and its subsidiaries.

     F. 1. The Executive Committee of the Board of Directors of Fifth Third, by resolution adopted by the members present at a meeting duly called and held, at which meeting a quorum was at all times present and acting, has approved this Agreement, including reserving for issuance to Emerald shareholders in accordance with this Agreement, a sufficient number of shares of Fifth Third Common Stock. Approval and adoption of this Agreement by the shareholders of Fifth Third is not required under Ohio law or under the Second Amended Articles of Incorporation, as amended, or Code of Regulations of Fifth Third.

     2. Fifth Third has corporate power and authority to enter into this Agreement and to carry out its obligations hereunder subject to certain required regulatory approvals. This Agreement, when executed and delivered, will have been duly authorized and will constitute the valid and binding obligation of Fifth Third, enforceable in accordance with its terms, except to the extent that (i) enforceability thereof may be limited by insolvency, reorganization, liquidation, bankruptcy, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the availability of certain remedies may be precluded by general principles of equity, subject, however, to the receipt of requisite regulatory approvals.

     3. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby and thereby, does or will (i) conflict with, result in a breach of, violate or constitute a default, under Fifth Third's Second Amended Articles of Incorporation, as amended, or Code of Regulations or, to the best knowledge of its chief executive officer and chief financial officer, any federal, foreign, state or local law, statute, ordinance, rule, regulation or court or administrative order, or any agreement, arrangement, or commitment to which Fifth Third is subject or bound; (ii) to the best knowledge of the chief executive officer and chief financial officer of Fifth Third, result in the creation of or give any person the right to create any material lien, charge, encumbrance, security agreement or any other material rights of others or other material adverse interest upon any material right, property or asset belonging to Fifth Third or any of its subsidiaries other than such rights as may be given the shareholders of Emerald pursuant to the provisions of Sections 1701.84 and 1701.85 of the Ohio Revised Code; (iii) terminate or give any person the right to terminate, amend, abandon, or refuse to perform any material agreement, arrangement or commitment to which Fifth Third is a party or by which Fifth Third's rights, properties or assets are subject or bound; or
(iv) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, Fifth Third is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangements or commitments.

     G. Complete and accurate copies of (i) the Second Amended Articles of Incorporation, as amended, and (ii) the Code of Regulations of Fifth Third in force as of the date hereof have been delivered to Emerald.

     H. To the best knowledge of the chief executive officer and chief financial officer of Fifth Third, neither Fifth Third nor any of its subsidiaries has knowingly engaged in any activity or omitted to take any action which, in any material way, has resulted or could result in the violation of (i) any local, state or federal law or (ii) any regulation, order, injunction or decree of any court or governmental body, the violation of either of which could reasonably be expected to have a material adverse effect on the financial condition Fifth Third and its subsidiaries taken as a whole. To the best knowledge of the chief executive officer and chief financial officer of Fifth Third, Fifth Third and its subsidiaries possess all licenses, franchise, permits and other governmental authorizations necessary for the continued conduct of their businesses without material interference or interruption.

     I. 1. To the best knowledge of the chief executive officer and chief financial officer of Fifth Third, neither this Agreement nor any report, statement, list, certificate or other information furnished or to be furnished by Fifth Third to Emerald or Emerald's agents in connection with this Agreement or any of the transactions contemplated hereby (including, without limitation, any information which has been or shall be supplied with respect to its business operations and financial condition for inclusion in the proxy statement/prospectus and registration statement relating to the Merger) contains or shall contain (in the case of information relating to the proxy statement/prospectus, at the time it is mailed, and, in the case of the registration statement, at the time it becomes effective and, in the case of the proxy statement/prospectus and the registration statement, at the time the annual or special meeting of shareholders of Emerald is held to consider the adoption of this Agreement) an untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

     2. Fifth Third has furnished to Emerald or Emerald's agents true and complete copies (including all exhibits and all documents incorporated by reference) of the following documents as filed by Fifth Third with the SEC:

          a. Fifth Third's Annual Report on Form 10-K for the year ended December 31, 1998;

          b. any Current Report on Form 8-K with respect to any event occurring after December 31, 1998 and prior to the date of this Agreement;

          c. any report filed by Fifth Third to amend or modify any of the reports described above; and

          d. all proxy statements prepared in connection with meetings of Fifth Third's shareholders held or to be held subsequent to December 31, 1998.

     The information set forth in the documents described in this subsection 2 (including all exhibits thereto and all documents incorporated therein by reference) did not, as of the dates on which such reports were filed with the SEC, (a) contain any untrue statement of a material fact, (b) omit any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or (c) omit any material exhibit required to be filed therewith. Prior to the date hereof no event has occurred subsequent to December 31, 1998 which Fifth Third is required to describe in a Current Report on Form 8-K other than the Current Reports heretofore furnished by Fifth Third to Emerald. Fifth Third timely shall furnish Emerald with copies of all reports filed by Fifth Third with the SEC subsequent to the date of this Agreement and until the Closing Date.

     J. There are no actions, suits, proceedings, investigations or assessments of any kind pending or, to the best knowledge of the chief executive officer and chief financial officer of Fifth Third, threatened against Fifth Third or any Fifth Third subsidiary, which reasonably can be expected to result in any material adverse change in the consolidated financial condition, operations or business of Fifth Third.

     K. Since December 31, 1998 to the date hereof, none of Fifth Third's banking subsidiaries and thrift subsidiaries has incurred any unusual or extraordinary loan losses which would be material to Fifth Third on a consolidated basis; and to the best knowledge and belief of the chief executive officer and chief financial officer of Fifth Third, and in the light of any banking or thrift subsidiary's historical loan loss experience and their managements' analysis of the quality and performance of their respective loan portfolios, as of December 31, 1998, their consolidated reserves for loan losses are adequate to absorb all known and reasonably anticipated losses as of such date.

     L. Fifth Third and its subsidiaries have filed all federal, state and local tax returns required to be filed (after giving effect to all extensions) by them, respectively, and have paid or provided for all tax liabilities shown to be due thereon or which have been assessed against them, respectively.

     M. Fifth Third has not, directly or indirectly, dealt with any broker or finder in connection with this transaction and has not incurred and will not incur any obligation for any broker's or finder's fee or commission in connection with the transactions provided for in this Agreement.

     N. Fifth Third has no unfunded liabilities with respect to any Benefit Plan (as such term is defined in subparagraph Q.1. of Section II hereof, but applied to Fifth Third, its subsidiaries and affiliates) that are material, either individually or in the aggregate, to Fifth Third on a consolidated basis and that have not been recorded and disclosed as required by generally accepted accounting principles (GAAP) in the most recent year-end, audited financial statements of Fifth Third supplied to Emerald pursuant to Paragraph D of Section III hereof.

     O. The investment portfolios of Fifth Third and its subsidiaries and affiliates consist of securities in marketable form. Since December 31, 1998, to the date hereof Fifth Third and its affiliates, on a consolidated basis, have not incurred any unusual or extraordinary losses in their respective investment portfolios, and, except for events relating to the business environment in general, including market fluctuations, the management of Fifth Third is not aware of any events which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the quality or performance of the investment portfolios of Fifth Third and its affiliates on a consolidated basis.

     P. As of the date hereof, Fifth Third is not aware of the existence of any factor that would materially delay or materially hinder issuance of any of the required regulatory approvals necessary to consummate the Merger or the other transactions contemplated hereby.

     Q. All representations and warranties contained in this Section III shall expire at the Effective Time, and thereafter, neither Fifth Third nor any officer or Director of Fifth Third shall have any further liability or obligation with respect thereto, except for any misrepresentations, breaches of warranties or violations of covenants that were made with intent to defraud.

IV. OBLIGATIONS OF EMERALD BETWEEN THE DATE OF THIS AGREEMENT AND THE EFFECTIVE TIME.

     A. Emerald, in consultation with Fifth Third, will take all actions necessary to call and hold an annual or a special meeting of Emerald's shareholders as soon as practicable after the Fifth Third registration statement relating to this transaction has been declared effective by the Securities and Exchange Commission (the "SEC") and under all applicable state securities laws for the purpose of approving and adopting this Agreement and any other documents or actions necessary to the consummation of the Merger provided for herein pursuant to law. The Board of Directors of Emerald intends to inform the shareholders of Emerald in the proxy materials relating to the annual or special meeting that all Directors of Emerald presently intend to vote all shares of Emerald Common Stock which they own of record in favor of approving this Agreement and any such other necessary documents or actions, and all Directors will recommend approval of this Agreement to the other shareholders of Emerald, subject only to such Directors' fiduciary obligations, the Directors' receipt of an updated fairness opinion from McDonald Investments Inc. received immediately prior to the effectiveness of the registration statement and Emerald's review of Fifth Third's registration statement to be filed with the SEC as set forth in
Article IV Section A hereof and Emerald's reasonable satisfaction with the information set forth therein.

     B. (i) Consistent with generally accepted accounting principles, Emerald agrees that on or before the Effective Time based on a review of the Thrift Subsidiary's loan losses, current classified assets and commercial, multi-family and residential mortgage loans and investment portfolio, Emerald will work with Fifth Third with the goal of establishing collection procedures, internal valuation reviews, credit policies and practices and general valuation allowances which are consistent with the guidelines used within the Fifth Third holding company system, provided that no adjustment to general valuation allowances or reserves shall be made until immediately prior to the Effective Time and all conditions precedent to the obligations of the parties hereto have either been satisfied or waived as confirmed by such parties in writing. Fifth Third shall provide such assistance and direction to Emerald as is necessary in conforming to such polices, practices, procedures and asset dispositions which are mutually agreeable between the date of this Agreement until the Effective Time; and (ii) from the date of this Agreement until the Effective Time, Emerald and the Thrift Subsidiary each will be operated in the ordinary course of business, and neither of them will, without the prior written consent of Fifth Third, which consent shall not be unreasonably withheld: except for ordinary costs and expenses incurred in the construction of the Northfield branch and the Avon Lake office (provided that Emerald consults with Fifth Third regarding the Northfield branch prior to commencing any construction thereof) and payments owed for labor, materials and furniture relating to the repairs and improvement to Emerald's headquarters, make any changes in its capital or corporate structures; issue any additional shares of its Common Stock other than pursuant to the exercise of options granted prior to the date hereof; issue any other equity securities, other than pursuant to the exercise of options granted prior to the date hereof; or, issue as borrower any long term debt or convertible or other securities of any kind, or right to acquire any of its securities; make any material changes in its method of business operations; make, enter into any agreement to make, or become obligated to make, any capital expenditures in excess of $25,000, make, enter into or renew any agreement for services to be provided to Emerald or the Thrift Subsidiary or permit the automatic renewal of any such agreement, other than the agreements identified in Schedule 1 which are specifically identified on such Schedule as agreements which Emerald intends to renew, except any agreement for services having a term of not more than three months or requiring the expenditure of not more than $25,000

(for this purpose the phrase "permit the automatic renewal" includes the failure to send a notice of termination of such contract if such failure would constitute a renewal), open for business any branch office which has been approved by the appropriate regulatory authorities but not yet opened or apply to the appropriate regulatory authorities to establish a new branch office or expand any existing branch office, however, Emerald may proceed to file an application with appropriate regulatory authorities for operation of its proposed Northfield branch; acquire, become obligated to acquire, or enter into any agreement to acquire, any banking or non-banking company or any branch offices of any such companies; other than such Agreements existing on the date hereof and disclosed to Fifth Third; declare or pay any cash dividends on its own stock other than normal and customary cash dividends per quarter paid in such amounts and at such times as Emerald historically has done on its Common Stock and which shall not exceed $.05 per share or be paid more frequently than once per calendar quarter, provided this covenant shall only apply to Emerald, and provided further that notwithstanding anything to the contrary herein, Emerald and Fifth Third shall cooperate in selecting the Effective Time to ensure that the holders of Emerald Common Stock do not become entitled to receive both a dividend with respect to their Emerald Common Stock and a dividend with respect to their Fifth Third Common Stock or fail to be entitled to receive any dividend with respect to any quarterly period or portion thereof in which the Effective Time occurs; pay any stock dividends or make any other distributions on its stock other than cash dividends as described in the immediately preceding clause; change or otherwise amend any Benefit Plans other than as required by law or as contemplated herein; and provide any increases in employee salaries or benefits other than in the ordinary course of business, Emerald agrees that it will not sell or otherwise dispose of or encumber any of the shares of the capital stock of the Thrift Subsidiary which are now owned by it.

     C. Not later than the 15th day prior to the mailing of Emerald's proxy statement with respect to the Merger, Emerald shall deliver to Fifth Third a list of each person that, to the best of Emerald's knowledge, is or is reasonably likely to be, as of the date of the annual or special meeting called to approve the Merger, deemed an "affiliate" of it as that term is used in Rule 145 under the Securities Act of 1933, as amended, or SEC Accounting Series Releases 130 and 135 (the "Emerald Affiliates"). Emerald shall use its best efforts to cause each Emerald Affiliate to execute and deliver to Fifth Third on or before the mailing of such proxy statement an agreement in the form of Appendix D hereto.

     D. Subsequent to December 31, 1998 through the Closing Date, Emerald and the Thrift Subsidiary will accrue during 1999 (a) an amount to distribute as a retention bonus to employees of the Thrift Subsidiary payable to the employees, in the amounts and on the terms set forth on Schedule 1, and (b) an amount sufficient to fund pro rata annual incentive compensation payments, annual bonus plan payments and non-annual incentive plan payments in the amounts, for their employees eligible for such payments all of which are payable as more fully set forth in Schedule 1. Emerald shall be entitled to make such payments based upon the earnings and operating profitability of Emerald and the Thrift Subsidiary without deduction of merger-related expenses.

V. COOPERATION AND OTHER OBLIGATIONS AND OTHER COVENANTS

     A. Fifth Third will, prepare and cause to be filed at its expense such applications and other documents with the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Ohio Division of Financial Institutions, the Office of Thrift Supervision, and any other governmental agencies as are required to secure the requisite approval of such agencies to the consummation of the transactions provided for in this Agreement, and the parties shall cooperate in the preparation of an appropriate registration statement, including the prospectus, proxy statement, and such other documents necessary to comply with all federal and state securities laws relating to the registration and issuance of the shares of Fifth Third Common Stock to be issued to the shareholders of Emerald in this transaction (the expenses thereof, other than accounting, legal, investment banking, financial consulting and associated expenses of Emerald and its affiliates, to be paid by Fifth Third), and any other laws applicable to the transactions provided for in this Agreement. Fifth Third shall use all reasonable efforts to file all such applications within ninety (90) days of the date of this Agreement and to secure all such approvals. Emerald agrees that it will, as promptly as practicable after request and at its own expense, provide

Fifth Third with all information and documents concerning Emerald and Thrift Subsidiary, as shall be required in connection with preparing such applications, registration statements and other documents and in connection with securing such approvals. Prior to filing any such applications or other documents with the applicable governmental agencies, Fifth Third shall provide copies thereof to Emerald. Fifth Third agrees that it will, as promptly as practicable after request and at its own expense, provide Emerald with all information and documents concerning Fifth Third and its subsidiaries as shall be required in connection with preparing such applications, registration statements and other documents which are to be prepared and filed by Emerald and in connection with approvals required to be obtained by Emerald hereunder. Prior to filing any such applications, statements or other documents with the applicable governmental agency, Emerald shall provide, at least five (5) days prior to the filing date, copies thereof to Fifth Third.

     B. Each of the parties hereto agrees to use its best efforts and to cooperate with the other party in all reasonable respects in order to carry out and consummate the transactions contemplated by this Agreement at the earliest practicable time including, without limitation, the filing of applications, notices and other documents with, and obtaining approval from, appropriate governmental regulatory agencies.

     C. Emerald agrees to permit Fifth Third, its officers, employees, accountants, agents and attorneys, and Fifth Third agrees to permit Emerald, its officers, employees, accountants, agents and attorneys, to have reasonable access during business hours to their respective books, records and properties, and those of the Thrift Subsidiary and Fifth Third Bank, N.W., as well, for the purpose of making a detailed examination, or updating and amplifying prior examinations, of the financial condition, assets, liabilities, legal compliance, affairs and the conduct of the business of Emerald and the Thrift Subsidiary or Fifth Third or Fifth Third Bank, N.W., as the case may be, prior to the Effective Time, and also to permit the monitoring of the foregoing on an ongoing basis (such rights of examination and monitoring to be subject to the confidentiality obligations set forth in such Paragraph VII.D. hereof); provided, however, that any such examination by Fifth Third or Emerald shall not relieve Fifth Third or Emerald from any responsibility or liability for any material misrepresentation or material breach of warranty hereunder discovered in the course of or subsequently to such examination and prior to the Effective Time.

     D. If all Emerald Rights have not been exercised prior to the Effective Time, such Emerald Rights shall be converted to options to purchase Fifth Third Common Stock based on the Exchange Ratio with the option exercise price adjusted accordingly to take into account the change in the number of options.

     E. (1) Emerald or Thrift Subsidiary shall take all actions necessary to freeze the Qualified Benefit Plans as of a date least thirty (30) days prior to the Effective Time such that no further contributions (including employee 401(k) contributions) shall be made under the Qualified Benefit Plans after the Effective Time. Emerald and Thrift Subsidiary shall have the right to make discretionary contributions to the Thrift Subsidiary Profit Sharing Plan ("Profit Sharing Plan") with respect to the 1999 plan year but such contributions shall not exceed $270,000 (as reduced, if applicable, by the amounts described in (6) below), provided that the Profit Sharing Plan is first amended in a manner approved in advance by Fifth Third (which approval shall not be unreasonably withheld or delayed) to provide for the allocation of the contribution for the period prior to the Effective Time. In addition, Emerald and Thrift Subsidiary shall be entitled to continue to make employer contributions to the 401(k) plan so long as such contributions are required by the 401(k) plan and are consistent with prior levels and rates of employer contributions.

     (2) If Fifth Third so requests, Emerald or the Thrift Subsidiary shall develop a plan and timetable for terminating any or all of the Qualified Benefit Plans, and, with the advance written approval of Fifth Third, shall proceed with the implementation of said termination plan and timetable.

     (3) Emerald and Thrift Subsidiary, without the advance written consent of Fifth Third, which shall not be unreasonably withheld or delayed, shall not (a) adopt any amendments to the Qualified Benefit Plans after the date of this Agreement (except as set forth in Section (1) above); or (b) make any distributions from the Qualified Benefit Plans after the date of this Agreement; or (c) except as set forth in Section (1) above, make any contributions to the Qualified Benefit Plans (except 401(k) employee contributions) after the date of this Agreement.

     (4) Emerald or Thrift Subsidiary shall provide to Fifth Third at least sixty (60) days prior to the Effective Time, documentation reasonably satisfactory to Fifth Third demonstrating that the requirements of Sections 404, 412, 415, 416, 401(k) and (m) of the Code have been satisfied by all of its Qualified Benefit Plans.

     (5) With respect to any Benefit Plan that provides for vesting of benefits, there shall be no discretionary acceleration of vesting without Fifth Third's consent whether or not such discretionary acceleration of vesting is provided under the terms of the Benefit Plan; provided that a Benefit Plan which pursuant to its terms provides for an acceleration of vesting upon a change of control of Emerald shall not be deemed to involve a discretionary acceleration of vesting and vesting thereunder shall accelerate as of the Effective Time.

     (6) (a) Within three (3) weeks of the date of the Agreement, Emerald or Thrift Subsidiary shall cause to be filed with the Internal Revenue Service applications for complete determination letters covering (i) The Strongsville Savings Bank 401(k) Retirement Savings Plan including any and all amendments to that plan (including in particular the amendments executed on November 28, 1995 and March 26, 1997) and (ii) The Strongsville Savings Bank, Profit Sharing Plan including any and all amendments to the plan.

     (b) Within three (3) weeks of the date of the Agreement, Emerald or Thrift Subsidiary shall cause the testing required by Code Sections 415, 404 and 416 to be properly computed for the years 1995 through 1998; and the results of those tests shall be provided to Fifth Third. If any of those limits are violated, Fifth Third may require Emerald or Thrift Subsidiary to properly compute the tests for earlier years.

     (c) If there are any violations of the limits referred to in (b) above or if any other violations or requirements applicable to the Qualified Benefit Plans are identified, Emerald or Thrift Subsidiary shall take such corrective actions as Fifth Third requires.

     (d) Any and all costs incurred by Emerald or Thrift Subsidiary in connection with (a), (b) and (c) above including but not limited to any required plan contributions, taxes, penalties or other payments to the IRS, legal fees and administrative firm fees that, in total are in excess of $100,000, shall reduce the $270,000 amount that otherwise could be contributed under (1) above so that only the net amount may be contributed.

VI. CONDITIONS PRECEDENT TO CLOSING.

A. Conditions to the Obligations of Each of the Parties:

     The obligation of each of the parties hereto to consummate the transactions provided for herein is subject to the fulfillment on or prior to the Effective Time of each of the following conditions:

          1. The shareholders of Emerald shall have duly approved and adopted this Agreement in accordance with and as required by law and in accordance with Emerald's Articles of Incorporation and Code of Regulations.

          2. All necessary governmental and regulatory orders, consents, clearances and approvals and requirements shall have been secured and satisfied for the consummation of such transactions, including without limitation, those of the Federal Reserve System, the Ohio Division of Financial Institutions, the Office of Thrift Supervision and the Federal Deposit Insurance Corporation to the extent required.

          3. Prior to or at the Effective Time, no material investigation by any state or federal agency shall have been threatened or instituted seeking to enjoin or prohibit, or enjoining or prohibiting, the transactions contemplated hereby and no material governmental action or proceeding shall have been threatened or instituted before any court or government body or authority, seeking to enjoin or prohibit, or enjoining or prohibiting, the transactions contemplated hereby other than investigations, actions and proceedings which have been withdrawn prior to or at the Effective Time without material adverse effect to Fifth Third or Emerald and other than regularly scheduled regulatory examinations.

          4. Any waiting period mandated by law in respect of the final approval by any applicable Federal regulator(s) of the transaction contemplated herein shall have expired.

B. Conditions to the Obligations of Fifth Third:

     The obligation of Fifth Third to consummate the transactions provided for herein is subject to the fulfillment at or prior to the Effective Time of each of the following conditions unless waived by Fifth Third in a writing delivered to Emerald which specifically refers to the condition or conditions being waived:

          1. All of the representations and warranties of Emerald set forth in
     Section II of this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date (as hereinafter defined) as if each such representation and warranty was given on and as of the Closing Date, except for (i) any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date, and (ii) inaccuracies of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the financial condition, business or operations of Emerald and the Thrift Subsidiary taken as a whole.

          2. Emerald shall have performed all of the obligations required of it under the terms of this Agreement, except for breaches of obligations which would not have, or would not reasonably be expected to have, any material adverse effect on the financial condition, business or operations of Emerald and the Thrift Subsidiary taken as a whole.

          3. Grady & Associates, counsel for Emerald and the Thrift Subsidiary, shall have delivered an opinion addressed to Fifth Third in substantially the form appended hereto as Appendix A.

          4. The aggregate amount of consolidated shareholders' equity (including Common Stock and Retained Earnings and excluding Treasury Stock) of Emerald immediately prior to the Effective Time, as shown by and reflected in its books and records of accounts on a consolidated basis in accordance with generally accepted principles, consistently applied, shall not be less than $54,784,000. For purposes of this subparagraph 4 to
     Section VI.B., (A) any expenses or accruals after the date hereof relating to (i) the adjustments contemplated by Section IV.B.(i) herein, (ii) termination or funding of any of Emerald's or the Thrift Subsidiary's Benefit Plans, as contemplated herein, (iii) expenses associated with the Merger, or (iv) expenses or losses associated with the valuing of the investments of Emerald or the Thrift Subsidiary at current market value as required by generally accepted accounting principles (including without limitation the requirements of accounting rule SFAS 115) shall be excluded for purposes of calculation of Emerald's shareholders' equity as contemplated herein prior to the Effective Time.

          5. Emerald's independent certified public accountants shall have reviewed the unaudited consolidated financial statements of Emerald as at the end of the month immediately preceding the Effective Time, as well as the unaudited separate financial statements of the Thrift Subsidiary as of the same date, performed such other auditing procedures as may be requested by Fifth Third and reported in good faith that they are not aware of any material modifications which would have a material adverse effect on the financial condition of Emerald or the Thrift Subsidiary that should be made in order for such financial statements to (i) be in conformity with generally accepted accounting principles, consistently applied, excluding the presentation of footnotes, and (ii) accurately state the financial condition and results of operations of Emerald and the Thrift Subsidiary, and such modifications, in either case, would have a material adverse effect on the financial condition of Emerald or the Thrift Subsidiary.

          6. The receipt of a certificate from Emerald and the Thrift Subsidiary, executed by the chief executive officer and chief financial officer of each, dated the Closing Date, certifying to the best knowledge and belief of the chief executive officer and chief financial officer of each that: (i) all of the representations and warranties set forth in
     Section II hereof were true and correct as of the date of this Agreement and as of the Closing Date in all material respects, except for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date; and (ii) each of Emerald and the Thrift Subsidiary has met and fully complied in all material respects with all of the obligations required of each of Emerald and the Thrift Subsidiary under the terms of this Agreement.

          7. The total issued and outstanding shares of Emerald Common Stock shall not exceed 11,449,963 shares including all options to purchase Emerald Common Stock. As of the date of execution of this Agreement, Emerald shall have taken all steps necessary to cease accepting contributions in the form of cash or dividend reinvestments with respect to Emerald's Dividend Reinvestment Plan (the "Emerald DRI Plan").

          8. (a) In consideration of the consummation of this transaction, the Directors of Emerald shall execute and deliver to Fifth Third an agreement by which the Directors shall agree for the Restricted Period to refrain from directly or indirectly, whether for their own account or for the account of any other person, firm, corporation, or other business organization, (i) in the states of Ohio, Kentucky, Indiana, Florida or Arizona, engage in providing Banking Services (as defined below) on behalf of any other business organization who is a competitor of Fifth Third, (ii) provide Banking Services to any Client (as defined below), (iii) make any statement or take any actions that may interfere with Fifth Third's or any Affiliate's business relationships with any Client, (iv) contact either directly or indirectly any Client or otherwise induce or attempt to induce any Client to enter into any business relationship with any person or firm other than Fifth Third or an Affiliate relating to Banking Services of any type, (v) endeavor or entice away from Fifth Third any person who the Director has actual knowledge that such person is, or was at any time during the period the Director was employed by Fifth Third or during the Restricted Period, employed by or associated with Fifth Third as an executive, officer, employee, manager, salesperson, consultant, independent contractor, representative or other agent, or (vi) take any actions that may interfere with Fifth Third's property rights in lists of Clients or otherwise diminish the value of such lists to Fifth Third. Notwithstanding any provision contained in this Section 8, the restrictions contained herein shall not be applicable to (i) any activity of the Director which existed at the time of this Agreement and which was disclosed by the Director to Fifth Third, or (ii) any activity of the Director's spouse.

          (b) The term "Restricted Period" shall mean the period beginning on the Effective Date and ending the earlier of: (i) two (2) years after the removal of the Director from the Board of Directors or (ii) three (3) years from the Effective Time.

          (c) The term "Banking Services" shall mean retail or commercial deposit or lending business, asset management and all other services which are customarily provided by banks or which are otherwise provided by Fifth Third or its affiliates.

          (d) For all purposes of this Agreement, the term "Client" shall mean all persons or entities who are or were clients of Fifth Third at the date of termination of employment or at any time during the two year period prior to the date of termination of the Director's term, any potential clients who to the Director's actual knowledge, have been identified and contacted by a representative of Fifth Third. The term "Client" shall not include any member of the Employee's immediate family, as defined under Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any trust of which the Employee or any member of his immediate family (as defined in Rule 16a-1 of the Exchange Act) is a trustee or beneficiary.

          9. No material adverse differences or deviations exist between the financial information presented by Emerald's unaudited financial statements dated as of December 31, 1998 and the audited financial statements delivered to Fifth Third for the same period to be delivered to Fifth Third subsequent to the execution of this Agreement.

          10. On the date of execution of this Agreement, Joan M. Dzurilla executes and delivers to Fifth Third a Shareholder Support Agreement in the form of Appendix G attached hereto.

C. Conditions to the Obligations of Emerald:

     The obligation of Emerald to consummate the transactions provided for herein is subject to the fulfillment at or prior to the Effective Time of each of the following conditions unless waived by Emerald in a writing delivered to Fifth Third which specifically refers to the condition or conditions being waived:

          1. All of the representations and warranties of Fifth Third set forth in Section III of this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as if each such representation and warranty was given on and as of the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date.

          2. Fifth Third shall have performed all of the obligations required of it under the terms of this Agreement in all material respects.

          3. Paul L. Reynolds, counsel for Fifth Third, shall have delivered an opinion addressed to Emerald in substantially the form appended hereto as Appendix B.

          4. The receipt of a certificate from Fifth Third, executed by its chief executive officer and chief financial officer, dated the Closing Date, certifying to each of such officers' best knowledge and belief that:
     (i) all of the representations and warranties set forth in Section III were true and correct as of the date of this Agreement and as of the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date; and, (ii) Fifth Third has met and fully complied in all material respects with all of the obligations required of it under the terms of this Agreement.

          5. Fifth Third shall have registered its shares of Common Stock to be issued to the Emerald shareholders hereunder with the SEC pursuant to the Securities Act of 1933, as amended, and with all applicable state securities authorities. The registration statement with respect thereto shall have been declared effective by the SEC and all applicable state securities authorities and no stop order shall have been issued. The shares of Fifth Third Common Stock to be issued to the Emerald shareholders hereunder shall have been authorized for trading on the National Market System of the National Association of Securities Dealers upon official notice of issuance.

          6. Fifth Third's Trust Department, as the Exchange Agent, will acknowledge in writing to Emerald that Fifth Third's Trust Department is in receipt of (i) certificates representing a whole number of shares of Fifth Third Common Stock to be issued to the shareholders of Emerald pursuant to this Agreement, and (ii) sufficient cash to be paid to the Emerald shareholders for fractional shares.

          7. Fifth Third shall have executed and delivered the Fifth Third Employment Contracts (as defined in Article VII, Section B, Subsection 4 of this Agreement) and provide, or make provision for payment of any and all severance payments described in Article VII below.

          8. Fifth Third and Emerald shall have received an opinion of Graydon, Head & Ritchey, dated as of the Closing Date, in form and substance satisfactory to Fifth Third and Emerald and its counsel, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization described in
     Section 368(a) of the Code. In rendering such opinion, Graydon, Head & Ritchey may require and rely upon the representations contained in the certificates of officers of Fifth Third and Emerald, as well as beneficial owners of five (5) percent or more of the outstanding Emerald Common Stock if Graydon, Head & Ritchey determines that such certificates are necessary for purposes of rendering their opinion.

          9. Fifth Third shall have received a letter from Deloitte & Touche, LLP, as Fifth Third's independent public accountant, and Emerald shall have received a letter from KPMG Peat Marwick LLP, as Emerald's independent public accountant to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

VII. ADDITIONAL COVENANTS

     A. The Thrift Subsidiary shall be merged with and into Fifth Third Bank, N.W., to be effective at the Effective Time. The parties hereto agree to cooperate with one another to effect such merger. Upon consummation of any merger of the Thrift Subsidiary, the separate corporate existence of the Thrift Subsidiary shall cease by operation of law.

     B. 1. Fifth Third shall consider employing at Fifth Third or other Fifth Third subsidiaries or affiliates as many of the Emerald and Thrift Subsidiary employees who desire employment within the Fifth Third holding company system as possible, to the extent of available positions and consistent with Fifth Third's standard staffing levels and personnel policies; provided that such continuing employees will not be subject to any exclusion or penalty for pre-existing conditions that were covered under the Thrift Subsidiary's medical plan immediately prior to the Effective Time or any waiting period relating to coverage under Fifth Third's medical plan.

     2. Those employees who do not have an employment or severance agreement and who are not to be employed by Fifth Third or who are terminated or voluntarily resign after being notified that, as a condition of employment, such employee must work at a location more than thirty (30) miles from such employee's former location of employment or that such employee's salary will be decreased, in any case and in both cases, within thirty (30) days after the Effective Time, and who sign and deliver a termination and release agreement in the form attached as Appendix C hereto, shall be entitled to severance pay equal to, in the case of officers of Emerald or the Thrift Subsidiary, two (2) weeks of pay for each year of service up to a maximum of twelve (12) weeks of pay; in the case of all other exempt employees two (2) weeks of pay for each year of service up to a maximum of eight (8) weeks of pay; and in the case of all other employees two (2) weeks of pay for each year of service up to a maximum of eight (8) weeks of pay for these purposes, if there has been a break in an employee's period of employment, the prior period shall be added to the current period of employment. Fifth Third shall provide sufficient notification to Emerald of those employees it will not be hiring in order that such employees terminated by Emerald can be given appropriate notice of termination in advance of the effectiveness thereof. Nothing contained in this Paragraph VII.B.2 shall be construed or interpreted to limit or modify in any way Fifth Third's at will employment policy.

     3. Any officer of Emerald or the Thrift Subsidiary who has an employment or severance agreement with Emerald or the Thrift Subsidiary as of December 31, 1998 (each a "Contract Officer") shall receive as of the Effective Time, the severance or termination payments provided for in their respective employment agreements in effect as of such date ("Contract Payments") as their sole severance payments from Emerald and Fifth Third in connection with the Merger. As a condition to receiving their Contract Payments each Contract Officer shall sign and deliver to Fifth Third a termination and release agreement. All such agreements shall be in the form attached hereto as Appendix VII.B.3. Fifth Third agrees to honor and pay on the Effective Date the change in control portions of the employment agreements of Thomas Perciak and John F. Ziegler. In addition, Fifth Third agrees to pay Mr. Perciak a retention bonus of $115,000 on the Closing Date provided Mr. Perciak remains employed by the Thrift Subsidiary through that date. Notwithstanding the foregoing or any other provision of this Agreement, in no event shall any Contract Officer receive any payment that would be considered an "Excess Parachute Payment" pursuant to Section 280(G) of the Code.

     4. Fifth Third agrees that (a) Thomas P. Perciak shall be appointed as Executive Vice President and Director of Fifth Third Bank, N.W. for a term of one (1) year from and after the Effective Time, (b) Kenneth J. Piechowski shall be appointed a Director of Fifth Third Bank, N.W. for a term of one (1) year from and after the Effective Time, and (c) Mike Kalinich, Sr. shall be appointed shall be appointed as a Director of Fifth Third Bank, N.W. Fifth Third shall enter into employment agreements with Thomas P. Perciak and John F. Ziegler to be employed with Fifth Third Bank, N.W. in the form of Appendix E & Appendix F, respectively, attached hereto (the "Fifth Third Employment Contracts").

     5. Subject to normal credit evaluation and standard loan guidelines, a Fifth Third subsidiary bank will provide financing to qualified option holders to allow them to fully exercise any outstanding options to purchase Fifth Third stock issued by Emerald.

     6. On or before the dates of expiration thereof, Fifth Third agrees to allow Emerald to renew the term of each of the severance agreements with the employees of Emerald and the Thrift Subsidiary as more fully described on
Schedule 1, on the same terms and conditions as are currently in place, other than the expiration date set forth therein, copies of which have been provided to Fifth Third by Emerald.

     7. Fifth Third agrees that it will honor, assume and perform the obligations of Emerald and the Thrift Subsidiary under its Executive Supplemental Benefit Agreements dated January 1, 1995 and dated July 15, 1997 relating to Messrs. Perciak and Ziegler (the "SERPs"). Messrs. Perciak and Ziegler acknowledge and agree that there will be no vesting of benefits thereunder by reason of a change in control and no payments to other officers shall be made in any manner that would result in an "excess parachute payment" (as defined in Section 280G of the Code).

     C. (i) From and after the Effective Time, Fifth Third shall assume the obligations of Emerald and Thrift Subsidiary or any of their subsidiaries arising under applicable Ohio and Federal law in existence as of the date hereof or as amended prior to the Effective Time and under the Emerald Articles of Incorporation and Code of Regulations or Thrift Subsidiary Articles of Incorporation, Constitution or Bylaws as in effect on the date hereof to indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who become, prior to the Effective Time, an officer or director of Emerald, Thrift Subsidiary, or any of their subsidiaries (the "Indemnified Parties") against losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Fifth Third) of or in connection with any claim, action, suit, proceeding or investigation (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Emerald, the Thrift Subsidiary or any of their subsidiaries if such Claim pertains to any matter or fact arising, existing or occurring prior to the Effective Time (including, without limitation, the merger and the transactions contemplated by this Agreement), regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time. Fifth Third shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law and under the Emerald Articles of Incorporation or Code of Regulations or Thrift Subsidiary's Articles of Incorporation, Constitution or Bylaws. Fifth Third's assumption of the indemnification obligations of Emerald, Thrift Subsidiary or any of their subsidiaries as provided herein shall continue for a period of three years after the Effective Time or, in the case of claims asserted prior to the fifth anniversary of the Effective Time until such matters are finally resolved. Any Indemnified Party wishing to claim indemnification under this provision, upon learning of any Claim shall notify Fifth Third (but the failure to so notify Fifth Third shall not relieve Fifth Third from any liability which Fifth Third may have under this section except to the extent Fifth Third is materially prejudiced thereby). Notwithstanding the foregoing, the Indemnified Parties as a group may retain only one law firm to represent them with respect to each matter under this section unless there is, under applicable standards of professional conduct, a conflict on any one significant issue between the positions of any two or more Indemnified Parties.

     (ii) From and after the Effective Time, the directors, officers and employees of Emerald and its subsidiaries who become directors, officers or employees of Fifth Third or any of its subsidiaries, except for the indemnification rights set forth in subparagraph (i) above, shall have indemnification rights with prospective application only. The prospective indemnification rights shall consist of such rights to which directors, officers or employees of Fifth Third or the subsidiary by which such person is employed are entitled under the provisions of the Articles of Incorporation of Fifth Third or similar governing documents of Fifth Third or its applicable subsidiaries, as in effect from time to time after the Effective Time, as applicable, and provisions of applicable law as in effect from time to time after the Effective Time.

     (iii) The obligations of Fifth Third provided under this Section VII.C. are intended to benefit, and be enforceable against Fifth Third directly by, the Indemnified Parties, and shall be binding on all respective successors of Fifth Third.

     (iv) Fifth Third shall also purchase and keep in force for a three (3) year period, a policy of directors' and officers' liability insurance to provide coverage for acts or omissions of the type currently covered by

Emerald's existing directors' and officers' liability insurance for acts or omission occurring on or prior to the Effective Time, but only to the extent such insurance may be purchased or kept in full force on commercially reasonable terms taking into account the cost thereof and the benefits provided thereby. It is agreed that such costs shall be commercially reasonable so long as they do not exceed 150% of the costs currently paid for such coverage by Emerald.

     D. Fifth Third will not disclose to others, shall not use in respect of its (or any of its subsidiaries) business operations, and will hold in confidence any non-public, confidential information disclosed to it by Emerald concerning Emerald or the Thrift Subsidiary. Emerald will not disclose to others, shall not use in respect of its (or any of its subsidiaries) business operations, and will hold in confidence any non-public, confidential information disclosed to it concerning Fifth Third or any of its affiliates. In the event the Merger is not completed, all non-public financial statements, documents and materials, and all copies thereof, shall be returned to Emerald or Fifth Third, as the case may be, and shall not be used by Fifth Third or Emerald, as the case may be, in any way detrimental to Emerald or Fifth Third.

     E. All notices, requests, consents, and demands under this Agreement shall be in writing and shall be sufficient in all respects if delivered in person or mailed by certified mail, return receipt requested, with postage prepaid, or by confirmed air courier, and addressed, if to Emerald to Mr. Thomas P. Perciak, President and CEO, Emerald Financial Corp., 14092 Pearl Road, P.O. Box 360515, Strongsville, Ohio 44136-8706, with a copy to Francis X. Grady, Esq., Grady & Associates, 20800 Center Ridge Road, Suite 116, Rocky River, Ohio 44116-4306; and, if to Fifth Third, to Mr. George A. Schaefer, Jr., President and Chief Executive Officer, Fifth Third Bancorp, 38 Fountain Square Plaza, Cincinnati, Ohio 45263, with a copy to Paul L. Reynolds, Esq., Senior Vice President and General Counsel, Fifth Third Bank, Legal Division, 38 Fountain Square Plaza, M.D. 10AT76, Cincinnati, Ohio 45263. Such notices shall be deemed to be received when delivered in person or when deposited in the mail by certified mail, return receipt requested with postage prepaid. If sent by confirmed air courier, such notice shall be deemed to be given upon the earlier to occur of the date upon which it is actually received by the addressee or the business day upon which delivery is made at such address as confirmed by the air courier (or if the date of such confirmed delivery is not a business day, the next succeeding business day). If mailed, such notice shall be sent by certified mail, postage pre-paid, return receipt requested.

     F. This Agreement, together with the written instruments specifically referred to herein and such other written agreements delivered by Fifth Third or Emerald to each other pursuant hereto, constitute the entire agreement between the parties with regard to the transactions contemplated herein and supersede any prior agreements, whether oral or in writing. This Agreement may be hereafter amended only by a written instrument executed by each of the parties pursuant to Section X hereof.

     G. During the period from the date of this Agreement to the Effective Time, except with the prior approval of Fifth Third, Emerald shall not, and shall not permit its representatives to, directly or indirectly, subject to the exercise by the Directors of Emerald of their fiduciary duties, initiate, solicit, negotiation with, encourage discussions with, provide information to, or agree to a transaction with, any corporation, partnership, person or other entity or group concerning any merger of either Emerald or the Thrift Subsidiary or any sale of substantial assets, sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock) or similar transaction involving Emerald or the Thrift Subsidiary (any such transaction being referred to herein as an "Acquisition Transaction"). Emerald promptly shall communicate to Fifth Third the terms of any proposal which it may receive in respect of an Acquisition Transaction and any request by or indication of interest on the part of any third party with respect to initiation of any Acquisition Transaction or discussions with respect thereto.

     H. Fifth Third and Emerald shall each indemnify and hold the other harmless for any claim, liability or expense (including reasonable attorneys' fees) arising from a misstatement or omission in the applications submitted to regulatory agencies for approval of the transaction contemplated by this Agreement relating to the indemnifying party which is based or made in reliance upon any representation, warranty, or covenant of such party in this Agreement or any certification, document, or other information furnished or to be furnished by such party pursuant to this Agreement. From and after Closing Date, this subsection shall be of no further force or effect.

     I. Following the satisfaction of all conditions to closing the Merger, other than the expiration of any waiting period required by any regulatory agency after its approval of the Merger is issued before the transaction may be consummated and conditions which are only capable of being satisfied at closing, upon the request of Fifth Third and at the sole option of Fifth Third, Emerald and the Thrift Subsidiary shall execute and deliver to Midwest Payment Systems, Inc. ("MPS") an agreement to convert all electronic funds transfer ("EFT") related services to MPS and the Jeanie(R) system. Such Agreement shall provide that MPS will be the exclusive provider of such services to Emerald and Thrift Subsidiary for a period of five (5) years from the date such agreements are executed. Fifth Third agrees that the cost of the conversion of Emerald and Thrift Subsidiary to EFT provided by MPS and conversion to the Jeanie(R) system (including, without limitation, the cost of all card reissue, signage and penalties relating to terminating its current EFT relationships) will be paid by Fifth Third. Fifth Third further agrees that the costs and fees to Emerald and the Thrift Subsidiary for the Jeanie(R) service shall not exceed those charged by the current EFT service provider of Emerald and the Thrift Subsidiary, subject to any increases in such costs and fees which would otherwise be permitted under their current EFT processing agreements. In the event this Agreement is terminated pursuant to Article VIII hereof for any reason except a material breach or default by Emerald, and if, in such instance, Emerald desires to convert to another provider of EFT services, Fifth Third shall pay all costs and expenses associated with such conversion, provided, however, such costs and expenses are reasonable when compared to costs and expenses ordinarily charged in the EFT services industry. In no event shall Emerald or the Thrift Subsidiary be required to take any actions pursuant to this Paragraph I or otherwise under this Agreement that are contrary to any applicable law, regulation, rule or order or which constitute a breach of the fiduciary duties of the directors of Emerald or the Thrift Subsidiary.

     J. Fifth Third and Emerald shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby and thereby, and shall consult with each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit either party from making any disclosure which its counsel deems required by law, and provided, further, however, that Fifth Third shall not be required to incorporate any comments from Emerald into such releases or public filings unless determined to be appropriate by Fifth Third in good faith.

     K. Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including, without limitation, fees, costs and expenses of its own financial consultants, investment bankers, accountants and counsel, without reduction or modification in the number of shares of Fifth Third Common Stock to be issued hereunder. The expenses of printing and mailing the prospectus/proxy statement shall be paid by Fifth Third.

     L. 1. Between the date hereof and the Closing Date, Emerald shall promptly advise Fifth Third in writing of any fact that, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact that, if existing or known at the date hereof, would have made any of the representations contained herein untrue to any material extent, and which in each case, would be likely to have a material adverse effect on Emerald and its subsidiaries, taken as a whole.

     2. Between the date hereof and the Closing Date, Fifth Third shall promptly advise Emerald in writing of any fact that, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact that, if existing or known at the date hereof, would have made any of the representations contained herein untrue to any material extent, and which in each case, would be likely to have a material adverse effect on Fifth Third and its subsidiaries, taken as a whole.

     M. Each party hereto will promptly notify the other party in writing of the occurrence of any event which will or may result in the failure to satisfy any material condition precedent set forth in this Agreement. Between the date of this Agreement and the Closing Date, each party hereto will notify the other of the satisfaction of such material conditions precedent as they occur.

VIII. TERMINATION

     A. This Agreement may be terminated at any time prior to the Effective Time by written notice delivered by Fifth Third to Emerald or by Emerald to Fifth Third in the following instances:

          1. By Fifth Third or Emerald, if there has been to the extent contemplated in Section VI.B.1. and 2. and Section VI.C.1. and 2. herein, a material misrepresentation, a material breach of warranty or a material failure to comply with any covenant on the part of the other party with respect to the representations, warranties, and covenants set forth herein and such misrepresentations, breach or failure to comply has not been cured (if capable of cure) within thirty (30) days after receipt of written notice, provided, the party in default shall have no right to terminate for its own default.

          2. By Fifth Third or Emerald, in each case taken as a whole, if the business or assets or financial condition of the other party shall have materially and adversely changed from that in existence at December 31, 1998, other than any such change attributable to or resulting from any change in law, regulation or generally accepted accounting principles, changes in interest rates, economic or financial conditions affecting the banking or thrift industry generally or changes that may occur as a consequence of actions or inactions that either party hereto is expressly obligated to take under this Agreement.

          3. By Fifth Third or Emerald, if the merger transaction contemplated herein has not been consummated by October 31, 1999, provided the terminating party is not in material breach or default of any representations, warranty or covenant contained herein on the date of such termination.

          4. By the mutual written consent of Fifth Third and Emerald.

          5. By Fifth Third if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of Fifth Third to effect the Merger set forth in Sections VI.A. and B. herein and non-compliance is not waived by Fifth Third.

          6. By Emerald if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions of the obligations of Emerald to effect the Merger as set forth in Sections VI.A. and C. herein and non-compliance is not waived by Emerald.

          7. By Emerald if the average of the closing price of Fifth Third Common Stock for the thirty (30) trading days ending five (5) trading days before the Effective Time is less than $45 per share.

          8. By Fifth Third if the average of the closing price of Fifth Third Common Stock for the thirty (30) trading days ending five (5) trading days before the Effective Time is greater than $85 per share.

     B. If Emerald shareholders, acting at a meeting held for the purpose of voting upon this Agreement, fail to approve such agreement in the manner required by law, then this Agreement shall be deemed to be automatically terminated.

     C. Upon termination as provided in this Section, this Agreement, except for the provisions of Paragraphs D, H, J and K of Section VII hereof shall be void and of no further force or effect, and, except as provided in Paragraph H of
Section VII hereof, neither party hereto not in material breach or default of its representations, warranties and covenants hereunder shall have any liability of any kind to the other party including but not limited to liability for expenses incurred by the other party in connection with this transaction; provided that no such termination shall relieve a breaching party from liability for any uncured willful breach of a covenant, undertaking, representation or warranty giving rise to such termination.

IX. CLOSING AND EFFECTIVE TIME

     The consummation of the transactions contemplated by this Agreement shall take place at a closing to be held at the offices of Fifth Third in Cincinnati, Ohio on a Friday which is as soon as is reasonably possible following the date that all of the conditions precedent to closing set forth in Section VI hereof, including the waiting period required by any banking or bank holding company regulatory agency after its approval of the Merger is issued before the transaction may be consummated, have been fully met or effectively waived (the "Closing Date"). Pursuant to the filing of articles or a certificate of merger (which shall be acceptable to

Emerald and Fifth Third) with the Secretary of the State of Ohio in accordance with law and this Agreement, the Merger provided for herein shall become effective at the close of business on said day (the "Effective Time"). By mutual agreement of the parties, the closing may be held at any other time or place or on any other date and the effectiveness of the Merger (and the Effective Time) may be changed by such mutual agreement. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for agreements of the parties which by their terms are intended to be performed after the Effective Time.

X. AMENDMENT

     This Agreement may be amended, modified or supplemented by the written agreement of Emerald and Fifth Third upon the authorization of each company's respective Board of Directors at any time before or after approval of the Merger and this Agreement by the shareholders of Emerald, but after any such approval by the shareholders of Emerald no amendment shall be made (without further shareholder approval) which changes in any manner adverse to such shareholders the consideration to be provided to such shareholders pursuant to this Agreement.

XI. GENERAL

     This Agreement was made in the State of Ohio and shall be interpreted under the laws of the United States and the State of Ohio. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but except as specifically set forth herein none of the provisions hereof shall be binding upon and inure to the benefit of any other person, firm or corporation whomsoever. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or transferred by operation of law or otherwise by any party hereto without the prior written consent of the other party hereto; provided, however, that the merger or consolidation of Fifth Third shall not be deemed an assignment hereunder if Fifth Third is the surviving corporation in such merger or consolidation and its Common Stock shall thereafter continue to be publicly traded and issuable to Emerald shareholders pursuant to the terms of this Agreement.

XII. COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes but such counterparts taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Affiliation Agreement as of the date hereinabove set forth.

                                          FIFTH THIRD BANCORP

(SEAL)                                       By: /s/ P. MICHAEL BRUMM
                                              ----------------------------------
                                                       P. Michael Brumm
                                                   Executive Vice President

                                          Attest: /s/ PAUL L. REYNOLDS
                                              ----------------------------------
                                                       Paul L. Reynolds
                                                     Assistant Secretary

                                          EMERALD FINANCIAL CORP.

(SEAL)                                       By: /s/ THOMAS P. PERCIAK
                                              ----------------------------------
                                                      Thomas P. Perciak
                                                          President

                                          Attest: /s/ PAULA M. DEWEY
                                              ----------------------------------
                                                        Paula M. Dewey
                                                          Secretary

                                                            McDonald Investments

                                    ANNEX B

May 19, 1999

Board of Directors
Emerald Financial Corp.
14092 Pearl Road
Strongsville, OH 44136

Attention: Mr. Thomas P. Perciak
           President & Chief Executive Officer

Madame and Gentlemen:

     You have requested our opinion with respect to the fairness, from a financial point of view, as of the date hereof, to the holders of the common stock, without par value per share ("Emerald Common"), of Emerald Financial Corp. ("Emerald"), of the Exchange Ratio, as set forth in Section I.C.1. of the Affiliation Agreement dated as of February 27, 1999 (the "Agreement"), between Emerald and Fifth Third Bancorp ("Fifth Third").

     The Agreement provides for the merger (the "Merger") of Emerald with and into Fifth Third, pursuant to which, among other things, at the Effective Time (as defined in the Agreement), each outstanding share of Emerald Common, other than shares held in the treasury of Emerald, will be exchanged for the right to receive 0.3000 shares of the common stock, without par value, of Fifth Third ("Fifth Third Common"), as set forth in Section I.C.1. of the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement.

     McDonald Investments Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     We have acted as Emerald's financial advisor in connection with, and have participated in certain negotiations leading to, the Agreement. In connection with rendering our opinion set forth herein, we have among other things:

     (i) Reviewed Emerald's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 1998, December 31, 1997 and December 31, 1996, including the audited financial statements contained therein, and Emerald's Quarterly Report on Form 10-Q for the first quarter of 1999;

     (ii) Reviewed Fifth Third's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 1998, December 31, 1997 and December 31, 1996, including the audited financial statements contained therein, and Fifth Third's Quarterly Report on Form 10-Q for the first quarter of 1999;

     (iii) Reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of Emerald and Fifth Third provided to us or publicly available;

     (iv) Participated in meetings and telephone conferences with members of senior management of Emerald and Fifth Third concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters we believed relevant to our inquiry;

     (v) Reviewed certain stock market information for Emerald Common and Fifth Third Common, and compared it with similar information for certain companies, the securities of which are publicly traded;

     (vi) Compared the results of operations and financial condition of Emerald and Fifth Third with that of certain companies, which we deemed to be relevant for purposes of this opinion;

     (vii) Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions, which we deemed to be relevant for purposes of this opinion;

     (viii) Reviewed the Agreement dated February 27, 1999 and certain related documents; and

     (ix) Performed such other reviews and analyses as we have deemed appropriate.

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have relied upon the accuracy and completeness of the representations, warranties and covenants of Emerald and Fifth Third contained in the Agreement. We have not been engaged to undertake, and have not assumed any responsibility for, nor have we conducted an independent investigation or verification of such matters. We have not been engaged to and we have not conducted a physical inspection of any of the assets, properties or facilities of either Emerald or Fifth Third, nor have we made or obtained or been furnished with any independent valuation or appraisal of any such assets, properties or facilities or any of the liabilities of either Emerald or Fifth Third. With respect to financial forecasts used in our analysis, we have assumed that such forecasts have been reasonably prepared by management of Emerald and Fifth Third, as the case may be, on a basis reflecting the best currently available estimates and judgments of the management of Emerald and Fifth Third, as to the future performance of Emerald, Fifth Third, and Emerald and Fifth Third combined, as the case may be. We have not been engaged to and we have not assumed any responsibility for, nor have we conducted any independent investigation or verification of such matters, and we express no view as to such financial forecasts or the assumptions on which they are based. We have also assumed that all of the conditions to the consummation of the Merger, as set forth in the Agreement, including the tax-free treatment of the Merger to the holders of Emerald Common, would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Agreement.

     We will receive a fee for our services as financial advisor to Emerald, a substantial portion of which is contingent upon closing of the Merger. We will also receive a fee for our services in rendering this opinion. In the past, we have also provided certain other investment banking services for Emerald and have received compensation for such services.

     In the ordinary course of business, we may actively trade securities of Emerald and Fifth Third for our own account and for the accounts of customers and accordingly, we may at any time hold a long or short position in such securities.

     This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the Exchange Ratio, to the holders of Emerald Common, and does not address the underlying business decision by Emerald's Board of Directors to effect the Merger, does not compare or discuss the relative merits of any competing proposal or any other terms of the Merger, and does not constitute a recommendation to any Emerald shareholder as to how such shareholder should vote with respect to the Merger. This opinion does not represent an opinion as to what the value of Emerald Common or Fifth Third Common may be at the Effective Time of the Merger or as to the prospects of Emerald's business or Fifth Third's business.

     This opinion is directed to the Board of Directors of Emerald and may not be reproduced, summarized, described or referred to or given to any other person without our prior written consent. Notwithstanding the foregoing, this opinion may be included in the proxy statement to be mailed to the holders of Emerald Common in connection with the Merger, provided that this opinion will be reproduced in such proxy statement in full, and any description of or reference to us or our actions, or any summary of the opinion in such proxy statement, will be in a form reasonably acceptable to us and our counsel.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Emerald Common from a financial point of view.

                                          Very truly yours,
                                          /s/ McDonald Investmens Inc.
                                          McDonald Investments Inc.

                                    ANNEX C

                               OHIO REVISED CODE
                    TITLE XVII CORPORATIONS -- PARTNERSHIPS
                     CHAPTER 1701: GENERAL CORPORATION LAW

SEC. 1701.85  QUALIFICATIONS OF AND PROCEDURES FOR DISSENTING SHAREHOLDERS.

     (A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

     (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

     (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

     (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

     (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

     (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

     (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

     (D) (1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

          (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

          (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

          (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

          (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

          (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

     (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                                    ANNEX D

                           ACQUIRING PERSON STATEMENT

     1. The identity of the "Acquiring Person" is: Fifth Third Bancorp, a corporation organized and existing under the laws of the State of Ohio and registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "Acquiring Person").

     2. This Acquiring Person Statement is being given by the Acquiring Person pursuant to Section 1701.831 of the Ohio Revised Code.

     3. The number of common shares, no par value per share, of Emerald Financial Corp., a corporation organized and existing under the laws of the State of Ohio and a unitary savings and loan holding company under Section 10 of the Home Owners Loan Act, as amended, owned, directly or indirectly, by the Acquiring Person on the date of this statement is: None.

     4. The range of voting power, described in division (Z)(1) of Section 1701.01 of the Ohio Revised Code, under which the proposed control share acquisition will, if and on the date it is consummated, fall is: (c) a majority or more of such voting power.

     5. The proposed control share acquisition is to be consummated on the terms contained in the affiliation agreement dated as of February 27, 1999 between the Acquiring Person and Emerald Financial Corp. (the "Affiliation Agreement"), a copy of which is attached hereto as Annex A.

     6. The acquiring Person hereby represents that the proposed control share acquisition, if consummated in accordance with the terms of the Affiliation Agreement, will not be contrary to law and hereby further represents that the Acquiring Person has the financial capacity to make the proposed control share acquisition.

     IN WITNESS WHEREOF, the undersigned has caused this Acquiring Person Statement to be executed and delivered to Emerald Financial Corp. this 19th day of April, 1999.

                                          FIFTH THIRD BANCORP

                                          By: /s/ PAUL L. REYNOLDS
                                            ------------------------------------
                                              Name: Paul L. Reynolds
                                              Title: Assistant Secretary

                                    ANNEX E

                         SHAREHOLDER SUPPORT AGREEMENT

                              FIFTH THIRD BANCORP
                            38 FOUNTAIN SQUARE PLAZA
                             CINCINNATI, OHIO 45263

                                                               February 27, 1999

Mrs. Joan M. Dzurilla
c/o Emerald Financial Corp.
14902 Pearl Road
Strongsville, Ohio 44136

Dear Mrs. Dzurilla:

     As you know, Fifth Third Bancorp, an Ohio corporation ("Fifth Third"), and Emerald Financial Corp., an Ohio corporation ("Emerald."), are concurrently entering into an Affiliation Agreement (the "Affiliation Agreement") pursuant to which Emerald, will merge (the "Merger") with and into Fifth Third with Fifth Third as the surviving corporation in the Merger.

     As a shareholder, you believe it is in the best interests of Emerald and all Emerald shareholders for the Merger to be consummated on the terms set forth in the Affiliation Agreement. As a condition and inducement to Fifth Third's willingness to enter in the Affiliation Agreement:

          1. You represent that you have sole voting and dispositive power over 2,477,340 shares of common stock, no par value per share, of Emerald. (the "Emerald Common Stock"), including 176,400 shares which are owned by the Joan M. Dzurilla Charitable Remainder Trust of which you are the Trustee.

          2. You agree that any additional shares of Emerald Common Stock acquired by you shall be subject to the provisions of this Agreement.

          3. At such time as Emerald conducts a meeting of or otherwise seeks a vote of its shareholders for the purpose of approving and adopting the Affiliation Agreement and the Merger (the "Emerald Meeting"), you agree to vote all Emerald Common Stock then held or controlled by you in favor of the Affiliation Agreement and the Merger.

          4. You will use all reasonable efforts to cooperate with Fifth Third in connection with the Merger, promptly take such actions as are necessary or appropriate to consummate the Merger, and provide any information reasonably requested by Fifth Third for any registration of the shares of Fifth Third issued in the Merger, any regulatory application or filing made or approval sought for the transactions contemplated by the Affiliation Agreement.

          5. You hereby waive all rights available to you under the General Corporation Law as contained in the Ohio Revised Code to demand appraisal with respect to your Emerald Common Stock.

          6. From the date hereof until the Effective Time or earlier termination of this Agreement as provided in Paragraph 10 (the "Voting Term") you agree not to sell your Emerald Common Stock or otherwise transfer your voting rights with respect thereto (exclusive of your right to designate a proxy to vote your shares).

          7. You agree that during the Voting Term, you will not, and you will not permit affiliates (as that term is defined in Rule 405 of the Securities Act of 1933 (the "Securities Act")), to:

             (i) acquire, offer to acquire or agree to acquire (directly or indirectly, beneficially or of record, by purchase or otherwise, alone or in concert with others) a majority of Emerald outstanding common stock;

             (ii) undertake any merger, consolidation, asset acquisition or disposition or tender offer or other takeover action involving Emerald or any of its affiliates or any of its assets, except as expressly permitted by the Affiliation Agreement;

             (iii) other than as a director of Emerald make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as a such terms are used in the proxy rules of the Securities and Exchange Commission) or seek to advise or influence any person or entity with respect to the voting or acquisition of any securities of Emerald;

             (iv) other than as a director of Emerald, directly or indirectly, whether through any employees, agents, affiliates or otherwise, encourage, initiate, solicit or participate in, any inquiries or proposals or engage in any discussions or negotiations, concerning any of the foregoing; or

             (v) agree to do any of the foregoing.

          8. The voting obligations set forth in this Agreement only extend to the matters set forth herein and do not extend to the voting on other matters and questions on which you have the right to vote under the articles of incorporation of Emerald, its regulations, or the Ohio Revised Code.

          9. You are an "accredited investor" as such term is defined in Rule 501 under the Securities Act. You are purchasing the shares of Fifth Third Common Stock for investment for your own account and not with any present view toward resale or other distribution thereof. You have such knowledge and experience in factual and business matters that you are capable of evaluating the merits and risks of the investment in the shares of Fifth Third Common Stock and are able to bear the economic risk of investment in the shares of Fifth Third Common Stock. You acknowledge that Fifth Third has made available to you prior to the date hereof and prior to the purchase of any of the shares of Fifth Third Common Stock, the opportunity to ask questions of, and receive answers from, the representatives of Fifth Third concerning Fifth Third and the terms and conditions of the Merger.

          10. This Agreement shall terminate upon the termination of the Affiliation Agreement in accordance with its terms.

          11. This Agreement shall not affect your obligations, to the extent you serve in such capacity, as a director of Emerald.

          12. This Agreement shall bind and benefit the successors, assigns, executors, trustees and heirs of the parties hereto. You agree that damages are inadequate for breach by you of any term of this Agreement and that Fifth Third shall be entitled to preliminary and permanent injunctive relief and specific performance to enforce this Agreement. This Agreement shall be governed by and construed under the laws of the State of Ohio (without giving effect to the choice of law provisions thereof). Any term hereof which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without affecting the remaining terms or their validity or enforceability in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of such counterparts together shall constitute one and the same instrument.

     Please confirm that the foregoing correctly states the understanding between us by signing and returning to Fifth Third a counterpart hereof.

                                          Very truly yours,

                                          FIFTH THIRD BANCORP

                                          By: /s/ P. MICHAEL BRUMM
                                          --------------------------------------

Accepted and agreed as of
the date first above written:

Joan M. Dzurilla

/s/ JOAN M. DZURILLA
---------------------------------------------------------
(signature)

                                    ANNEX F

                         SUMMARY 1998 ANNUAL REPORT OF
                            EMERALD FINANCIAL CORP.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

     Emerald Financial Corp. (Emerald or Company), a unitary thrift holding company, became The Strongsville Savings Bank's (Strongsville Savings or Bank) holding company in a tax-free exchange of shares of the Bank for shares of Emerald on March 6, 1997. As a result, Emerald owns and operates the Bank.

     Strongsville Savings takes great pride in its history of providing friendly and professional service to its customers. Our commitment to providing customers with the financial products and services they need and want has brought success to Strongsville Savings and to our customers. We help our customers achieve their financial goals by providing a variety of products. The Bank offers a traditional product line which includes NOW accounts, IRA accounts and a variety of term deposit, passbook and other deposit vehicles. Many customers have enjoyed the American dream of home-ownership with mortgage loan financing from Strongsville Savings. We offer home equity lines of credit, loans for residential construction and development, commercial property and many other purposes.

     Emerald's franchise is strong with a network of 15 Community Financial Centers (Offices) throughout Southwestern Cuyahoga County, Lorain County and Medina County. Our strategy is to position our full service Offices in communities poised for growth. Our customer service approach has proved successful as evidenced by our strong growth at each Office. We expect the tradition to continue through our close attention to the marketplace, to our customers and to their financial needs.

FINANCIAL REVIEW

     The Company's total assets were $668.5 million at December 31, 1998, representing an increase of $64.5 million or 10.7% over the previous year total assets of $604.0 million. The Company's 13.4% loan growth was funded by increases in deposits and by advances from the Federal Home Loan Bank (FHLB) of Cincinnati. Emerald's deposits increased 7.4% during 1998 from $520.7 million to $559.2 million.

     The composition of Emerald's assets and liabilities at year end 1998 and 1997 are displayed below.
                         [ASSETS AND LIABILITIES CHART]

     Shareholders' equity increased $6.3 million, or 12.9% to $54.8 million during 1998 primarily through the retention of net income of $7.8 million offset by dividends of $2.0 million.

     Emerald's dividend payments have increased over the past five years as noted below. The Bank paid quarterly dividends totaling 19.5c per share for 1998, an increase of 62.5% over the 12.0c per share paid in 1997. The Company's stock split two-for-one on May 15, 1998. All share and per-share information has been adjusted to reflect the effect of the stock split.
                                      LOGO

                             RESULTS OF OPERATIONS

     Emerald strives to produce strong, stable core earnings from operations. Core earnings consist of net interest income and recurring non-interest income, reduced by recurring non-interest expenses. The Company's revenue enhancement and cost reduction measures have contributed to the increase in core earnings over the three years ended December 31, 1998, as evidenced in the chart below. Recurring noninterest income excludes gains (losses) on sales of loans and other assets for all periods presented.

     Core earnings before federal income tax for the three years ended December 31, 1998, are noted below. Noninterest expense for 1996 is before the effect of the one-time SAIF assessment of $2.5 million on September 30, 1996.

                                                                    DECEMBER 31
                                                              -----------------------
                                                              1998     1997     1996
                                                              -----    -----    -----
                                                                   (IN MILLIONS)
Net interest income.........................................  $17.4    $16.7    $15.4
Less provision for loan losses..............................    0.7      0.2      0.3
                                                              -----    -----    -----
                                                               16.7     16.5     15.1
Noninterest income (recurring)..............................    2.8      1.9      1.3
Noninterest expense (recurring).............................    9.8      9.5      9.5
                                                              -----    -----    -----
Core earnings...............................................  $ 9.7    $ 8.9    $ 6.9
                                                              =====    =====    =====

NET INTEREST INCOME

     Net interest income is the chief component of net income. Net interest income is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Net interest income is determined by changes in the composition of interest-earning assets and interest-bearing liabilities and fluctuations in the levels of interest rates.

     Interest rates in general declined slightly throughout the three years ended December 31, 1998. Yields on interest-earning assets decreased six basis points during 1998 while costs on interest-bearing liabilities decreased fifteen basis points during the year.

INTEREST INCOME

     Emerald's primary source of income is interest income from its loan portfolio and other interest-earning assets. The Company's commitment to providing residential home loans is evident by its $400.3 million portfolio of permanent and construction single-family residential mortgage loans. The Company's interest-earning assets include the residential mortgage loan portfolio, the residential acquisition and development loan portfolio, the other loan portfolios and the investment securities and mortgage-backed securities portfolios.

     Emerald's interest income was $46.1 million in 1998, $44.9 million in 1997 and $39.9 million in 1996, representing annual increases of 2.53% and 12.72% for the years ended December 31, 1998 and 1997, respectively. These increases are attributable to a combination of the effects of increases in volume and changes in rate that are set forth in Table 2. Average interest-earning assets were $600.2 million with an average yield of 7.68% in 1998, $580.2 million with an average yield of 7.74% in 1997 and $512.2 million with an average yield of 7.78% in 1996. See Table 1 for more details regarding average interest-earning assets and their yields.

INTEREST EXPENSE

     Emerald's primary source of funding for interest-earning assets is retail deposits. Management believes that by providing professional service, the Bank has achieved deposit growth during a period characterized by disintermediation. As financial institutions often struggle to retain retail deposits, the Bank has been able to increase deposits by 7.4% in 1998 and 5.5% in 1997. Management has dedicated resources to focus employees to providing excellent customer service, to understanding the Bank's products and to cross sell the

Banks products. Management believes the Bank has a stable deposit base because the base consists of retail deposits from the people in the communities the Bank serves.

     The Bank's interest expense was $28.7 million in 1998, $28.3 million in 1997 and $24.5 million in 1996. The change in interest expense was primarily a result of the growth in deposits. The average cost of interest-bearing liabilities decreased fifteen basis points to 5.06% during 1998 from 5.21% in 1997. See tables 1 and 2 for more information regarding average balances, average rates and changes in interest expense attributable to changes in volume and changes in rates.

     Table 1 presents information regarding the average balances of interest-earning assets and interest-bearing liabilities, the total dollar amount of interest income from interest-earning assets and their average yields and the total dollar amount of interest expense on interest-bearing liabilities and their average rates. The table also presents net interest income, interest rate spread, net interest margin and the ratio of average interest-earning assets to average interest-bearing liabilities. Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities, and net interest margin represents net interest income as a percent of average interest-earning assets. Average balance calculations were based on daily and monthly balances. Assets available for sale are included in the major asset category at amortized cost.

                                    TABLE I

                             AVERAGE BALANCE TABLE

                                                                YEAR ENDED DECEMBER 31,
                               ------------------------------------------------------------------------------------------
                                           1998                           1997                           1996
                               ----------------------------   ----------------------------   ----------------------------
                               AVERAGE               YIELD/   AVERAGE               YIELD/   AVERAGE               YIELD/
                               BALANCE    INTEREST    RATE    BALANCE    INTEREST    RATE    BALANCE    INTEREST    RATE
                               --------   --------   ------   --------   --------   ------   --------   --------   ------
                                                                 (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS
Loans, net(1)................  $488,438   $39,077      8.00%  $451,820   $36,892      8.17%  $394,329   $32,442      8.23%
Investment securities........    41,553     2,690      6.47     56,712     3,441      6.07     63,189     3,836      6.07
Mortgage-backed securities...    52,117     3,419      6.56     56,708     3,882      6.85     44,792     3,110      6.94
Other interest-earning
  assets.....................    18,094       913      5.05     14,991       713      4.76      9,937       470      4.73
                               --------   -------    ------   --------   -------    ------   --------   -------    ------
Total........................   600,202    46,099      7.68    580,231    44,928      7.74    512,247    39,858      7.78
Noninterest-earning assets...    26,982                         14,734                         12,808
                               --------                       --------                       --------
     TOTAL ASSETS............  $627,184                       $594,965                       $525,055
                               ========                       ========                       ========
INTEREST-BEARING LIABILITIES
Deposits(2)..................  $533,380    26,779      5.02   $513,950    26,575      5.17   $457,974    23,516      5.13
Advances from FHLB...........    34,079     1,957      5.74     28,095     1,680      5.98     16,303       978      6.00
                               --------   -------    ------   --------   -------    ------   --------   -------    ------
Total........................   567,459    28,736      5.06    542,045    28,255      5.21    474,277    24,494      5.16
Noninterest-bearing
  liabilities................     7,427                          7,256                          8,434
Shareholders' equity.........    52,298                         45,664                         42,344
                               --------                       --------                       --------
     TOTAL LIABILITIES AND
       SHAREHOLDERS'
       EQUITY................  $627,184                       $594,965                       $525,055
                               ========                       ========                       ========
Net interest income..........             $17,363                        $16,673                        $15,364
Interest-rate spread.........                          2.62                           2.53                           2.62
Net interest margin..........                          2.89                           2.87                           3.00
Ratio of average
  interest-earning assets to
  average interest-bearing
  liabilities................                        105.77%                        107.04%                        108.01%

---------------
(1) Average balances include non-accrual loans. Interest income includes deferred loan fee amortization of $1,372,000, $1,613,000 and $1,650,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

(2) Deposits include noninterest-bearing demand accounts which were $19,581,000, $11,739,000 and $11,535,000 at December 31, 1998, 1997 and 1996,
    respectively.

     Table 2 presents certain information regarding changes in interest income and interest expense of the Company for the years ended December 31, 1998, 1997 and 1996. The table shows the changes in interest income and expense by major category attributable to changes in the average balance (volume) and changes in interest rates. The net change not attributable to either rate or volume is allocated on a pro-rata basis to the change in rate or volume. Assets available for sale are included in the major asset category at amortized cost.

                                    TABLE II

                               RATE/VOLUME TABLE

                                                   1998 COMPARED TO 1997     1997 COMPARED TO 1996
                                                    INCREASE (DECREASE)       INCREASE (DECREASE)
                                                     DUE TO CHANGES IN         DUE TO CHANGES IN
                                                  -----------------------   -----------------------
                                                  VOLUME   RATE    TOTAL    VOLUME   RATE    TOTAL
                                                  ------   -----   ------   ------   -----   ------
                                                                   (IN THOUSANDS)
INTEREST INCOME ON INTEREST-EARNING ASSETS
Loans, net......................................  $2,940   $(755)  $2,185   $4,684   $(234)  $4,450
Investment securities...........................    (996)    213     (783)    (363)     --     (363)
Mortgage-backed securities......................    (304)   (159)    (463)     812     (40)     772
Other...........................................     155      45      200      240       3      243
                                                  ------   -----   ------   ------   -----   ------
          Total.................................   1,795    (656)   1,139    5,373    (271)   5,102
                                                  ======   =====   ======   ======   =====   ======
INTEREST EXPENSE ON INTEREST-BEARING LIABILITIES
Deposits........................................     875    (671)     204    2,876     183    3,059
Advances from FHLB..............................     342     (65)     277      705      (3)     702
                                                  ------   -----   ------   ------   -----   ------
          Total.................................   1,217    (736)     481    3,581     180    3,761
                                                  ------   -----   ------   ------   -----   ------
CHANGE IN NET INTEREST INCOME...................  $  578   $  80   $  658   $1,792   $(451)  $1,341
                                                  ======   =====   ======   ======   =====   ======

PROVISIONS FOR LOAN LOSSES

     The provision for loan losses represents a charge to income for possible credit losses on loans. The Bank maintains the level of the allowance for loan losses at an amount adequate to absorb potential losses inherent in the loan portfolio. A quarterly review of the adequacy of the allowance for loan losses considers growth in the loan portfolio, potential losses identified by the portfolio review process, and the Company's historical loan loss experience. In addition, management considers economic conditions, including the overall level of interest rates and the general trend of the national economy, local economy and housing markets.

     The provision for loan losses was $710,000 in 1998, $215,000 in 1997 and $305,000 in 1996. The provisions for the three years ended December 31, 1998, reflect generally stable economic conditions in Emerald's market area, as well as the high credit quality of the Company's loan portfolio. The allowance for loan losses throughout 1998, 1997 and 1996 was commensurate with management's estimate of the credit risk in the loan portfolio.

NONINTEREST INCOME

     Noninterest income is composed mainly of fees the Bank earns from services performed for customers and for servicing loans sold to the secondary market. Loan servicing and other loan related fees were $859,000 in 1998, $738,000 in 1997 and $623,000 in 1996.

     Gains on the sale of loans to the secondary market and gains on sales of securities and other assets are included in noninterest income. This is the component of noninterest income with the greatest level of variation. Gains on sales of loans experience variations due to the number of loans sold to the secondary market and to the price offered by the secondary market for such loans. The Bank sells loans to the secondary market in conjunction with certain fixed-rate loan programs, to provide funding and as an interest rate risk management tool. The Bank recorded gains on loan sales of $1,035,000 in 1998, $437,000 in 1997 and $711,000 in 1996.

NONINTEREST EXPENSE

     Emerald's major subsidiary, Strongsville Savings Bank, has made a commitment to expand its franchise value by blanketing its market area with easy access Community Financial Centers. We believe the expansion of the Company's financial network will benefit current and future customers by being close to their homes. There are operating costs involved in franchise expansion; however, we believe the benefits of expanding to provide full coverage to our targeted market are worth the investment. Our strategy has shown good results as the deposits at the five Offices added since 1993 stood at $104.3 million at December 31, 1998, and $87.3 million at December 31, 1997. The Bank entered the Avon Lake market when it opened its fifteenth office in February 1999 in Avon Lake.

     While Strongsville Savings grew and expanded its franchise and services into more communities, management worked hard to control costs. The Company's ratio of noninterest expense to average assets was 1.55% in 1998 and in 1997 an improvement over the 1.79% in 1996. The common industry benchmark for this ratio is 2.00% or less. According to SNL Securities Thrift Performance as of September 30, 1998, industry averages were 2.25% for the twelve months ended September 30, 1998, and 2.21% and 2.23% for the years ended December 31, 1997 and 1996, respectively.

     Noninterest expense was $9,790,000 in 1998, $9,485,000 in 1997 and
$9,524,000 in 1996. The increase of $305,000 in 1998 is primarily due to marketing and data processing expenses.

     Congress passed legislation to recapitalize the SAIF fund of the FDIC during 1996 that required thrift institutions, such as Strongsville Savings, to pay a one-time assessment to recapitalize the SAIF fund of 65.7c per $100 of deposits as of March 31, 1995. The Bank recognized a charge to earnings of $2.5 million (pre-tax) as a result. The Company has adjusted 1996 results in the paragraphs above as if this one-time charge had not been incurred.

FEDERAL INCOME TAXES

     The Bank provided for federal income taxes as follows: $3,592,000 in 1998, $3,170,000 in 1997 and $1,941,000 in 1996. The changes in the level of the Company's provision for federal income taxes were primarily due to changes in the level of pre-tax income. The effective tax rates for the periods were 32.0% in 1998, 34.0% in 1997 and 35.4% in 1996. The reduction in the effective rate is attributable to tax planning strategies implemented by the Company.

LENDING ACTIVITIES

     The cornerstone of Strongsville Savings' lending activities is providing mortgage loans to homeowners. The Bank principally originates conventional first mortgage loans secured by residential real estate. The Bank's newest loan product, the Emerald Home Equity Line of Credit (the Emerald Line), enables customers to utilize the equity in their homes to fund improvements, education or whatever they choose. The Emerald Line's interest rate is based on the Company's prime rate. Loans made to home-owners on owner-occupied one-to-four family residences typically have low credit risk because the borrower occupies the home. Credit risk management is also enhanced by the historically stable real estate values in Northeastern Ohio.

     Strongsville Savings has developed a niche in the residential construction loan market. The Bank makes residential land development loans to local builders and developers with whom strong business relationships have been developed. These loans are made on land zoned for residential use which will be developed into residential building lots. In addition, the Bank provides construction loans to builders for the construction of homes, most of which are pre-sold, and to individuals for the construction of their homes.

     Management considers these development and construction loans as having somewhat greater credit risk than conventional residential mortgage loans because there is uncertainty related to the completion of projects within their time and cost budgets. Strongsville's management constantly monitors these loans and reviews the progress of each with the borrowers and contractors to manage and mitigate the risk involved.

     Management believes that loans secured by commercial property may present a higher degree of credit risk than residential loans. The factors that tend to increase the credit risk of these loans include the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income-producing properties and the increased difficulty of evaluating and monitoring such properties. Furthermore, the repayment of loans secured by commercial real estate is typically dependent upon the cash flows of the related business enterprise. The Bank has instituted procedures to monitor the cash flows of its commercial real estate loan customers.

ASSET QUALITY

     Management has designed stringent underwriting standards to minimize credit risk in the Company's loan portfolio. All loans are subject to these standards, which include evaluating each applicant's ability to make periodic payments, his or her equity in the property, and the value of the underlying collateral. Management monitors the loan portfolio to determine that the level of credit risk remains stable and acceptable.

     The Bank defines non-performing loans as those loans where there is an indication that the borrower no longer has the ability to repay. Generally, these loans are more than 90 days delinquent. Non-performing assets include non-performing loans. The Company's non-performing assets have consistently been below peer group averages. The Company's ratio of non-performing assets to total assets was 0.35%, 0.55% and 0.30% at December 31, 1998, 1997 and 1996,
respectively. According to the SNL Securities Thrift Performance as of September 30, 1998, the industry average ratio of non-performing assets to total assets was 0.50% at September 30, 1998, and 0.54% and 0.59% at December 31, 1997 and 1996, respectively.

                                    TABLE V

                             NON-PERFORMING ASSETS

                                                                  DECEMBER 31,
                                                           --------------------------
                                                            1998      1997      1996
                                                           ------    ------    ------
Total non-performing loans...............................  $2,000    $2,144    $1,699
Other non-performing assets..............................     344     1,169        --
                                                           ------    ------    ------
          Total non-performing assets....................  $2,344    $3,313    $1,699
                                                           ======    ======    ======
Non-performing assets to total assets....................    0.35%     0.55%     0.30%
Allowance for loan losses to non-performing loans........   88.87%    75.80%    83.76%
Net charge-offs to average loans outstanding for the
  year...................................................    0.11%     0.00%     0.01%

     At December 31, 1998, non-performing loans included eleven residential loans totaling $987,000, two construction loans totaling $654,000, two land loans totaling $181,000, two commercial business loans totaling $171,000 and eight consumer loans totaling $7,000. Other non-performing assets included three investments totaling $344,000. The Bank's strict underwriting standards and collection procedures serve to minimize credit risk.

     At December 31, 1998, there was one loan secured by a funeral home totaling $483,000 which is not included in the table above. Indications of possible cash flow problems have caused management concern regarding the borrower's ability to comply with present loan repayment terms and may result in the classification of this loan as non-performing in the future. Based on written opinions from an independent fee appraiser, the collateral value of the property is sufficient to cover the total outstanding debt.

LIQUIDITY

     The Bank is required to maintain an average daily balance of liquid assets (cash, certain time deposits, bankers' acceptances, specified United States Government, state or federal agency obligations, shares of certain mutual funds and certain corporate debt securities and commercial paper) equal to a monthly average of not less than specified percentages of its net withdrawable deposit accounts plus short-term borrowings. The average eligible liquidity at December 31, 1998 was 8.57%, which exceeded the 5.0% requirement. The Company's short-term liquidity at December 31, 1998, was 5.67%, which exceeded the 1.0% requirement.

     Financial institutions, such as Strongsville Savings, must ensure that sufficient funds are available to meet deposit withdrawals, loan commitments and expenses. Management of cash flows requires the anticipation of deposit flows and loan payments. The Company's primary sources of funds are deposits and loan payments. The Bank uses funds from deposit inflows and loan payments primarily to originate loans, and to purchase short-term investment securities and interest-earning deposits.

     At December 31, 1998, loans-in-process to be funded over a future period of time totaled $43.5 million, and loan commitments or loans committed but not closed totaled $47.4 million. There were no commitments to purchase or sell loans at December 31, 1998 or 1997. Funding for these amounts is expected to be provided by the sources described above. Management believes the Bank has adequate resources to meet its normal funding requirements.

     The Bank is a party to a credit agreement with the Federal Home Loan Bank
(FHLB) of Cincinnati whereby the Bank can obtain advances. The Bank had $48.2 million in advances outstanding from FHLB of Cincinnati at December 31, 1998.

IMPACT OF INFLATION AND CHANGING PRICES

     The financial statements and related data herein have been prepared in accordance with generally accepted accounting principles, which require measurement of financial condition and results of operations in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

     Changes in the general level of prices for goods and services have a relatively minor impact on the Company's total expenses because the Company's primary assets and liabilities are monetary in nature. Increases in operating expenses such as salaries and maintenance are in part attributable to inflation. However, interest rates have a far more significant effect than inflation on the performance of financial institutions, including the Bank.

YEAR 2000 ISSUE

     The Company is aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The Year 2000
(Y2K)problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit year value to 00. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause the system to fail.

     Emerald has established a company-wide program to address the Y2K issue. The effort encompasses software, hardware, networks, PC's and other facilities, and supplier and customer readiness. The target date for mission critical system to be Y2K compliant is March 31, 1999. The Company is currently on schedule and is over 90% complete. The Company has identified and remediated its mission critical systems. Testing of mission critical systems is scheduled to be completed by March 31, 1999. The Company has established contingency plans for its mission critical systems which involve alternative processing or manual processing, depending on the nature of each system involved. Through 1998, the Company has expensed incremental remediation costs of $25,000 with remaining incremental remediation costs estimated at $ 60,000. The company does not track employee time separately for Y2K projects, therefore any Y2K-related payroll costs are included in compensation expense.

     There are certain market risks associated with the Y2K issue that could impact the Company. The Bank may experience increases in problem loans and credit losses in the event that borrowers fail to properly respond to the Y2K issue. Costs of funds could increase in the event that customers react to publicity about the Y2K issue by withdrawing deposits. The Company could also be impacted if third parties it deals with in conducting its business, such as governmental agencies, telephone companies, and other service providers, fail to properly address the Y2K issue. The Bank has identified critical business interfaces and is assessing their efforts related to the Y2K issue.

NEW ACCOUNTING PRONOUNCEMENTS

     See the Notes to the Consolidated Financial Statements, Note 1, caption New Accounting Standards for a discussion of accounting and reporting developments affecting the Bank.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The Company's asset and liability management program is intended to minimize the impact of significant changes in interest rates on net interest income and net portfolio value. The Executive Committee of the Bank, which includes representatives from the Board and from senior management, monitors and evaluates methods for managing interest rate risk within acceptable levels as determined by the Board of Directors. If projected changes in the Bank's net portfolio value are not within the limits established by the Board, the Board may direct management to change the asset and liability mix to bring interest rate risk within such approved limits. Management believes the keys to successful interest rate and credit risk management include the monitoring and management of interest rate sensitivity and the quality of assets, discussed above. Interest rate risk is the risk that net interest income or net portfolio value will decline significantly in periods of changing interest rates.

     Strongsville Savings has endeavored to buffer net income from the effect of changes in interest rates by reducing the maturity or repricing mismatch between its interest-earning assets and interest-bearing liabilities. The Bank's strategy includes originating adjustable rate mortgage (ARM) loans, selling certain fixed-rate residential mortgage loans to the Federal Home Loan Mortgage Corporation (Freddie Mac) and investing in securities with short to medium terms. This strategy has resulted in an investment of $264.7 million, or 45.5% of the Company's total loan portfolio in ARM loans at December 31, 1998. The Bank originated $156.8 million, $129.3 million and $97.7 million in ARM loans in 1998, 1997 and 1996, respectively. Although the Bank is committed to originating ARM loans, management believes that discounted "teaser" rate loans diminish the effectiveness of ARM loans for managing interest rate risk; therefore the Bank does not offer teaser rate loans.

     Strongsville Savings sold $94.9 million in long-term fixed-rate loans to Freddie Mac during 1998. The Bank only sells loans to the secondary market on a non-recourse basis with servicing retained.

     The Company's investment portfolio consists primarily of investment grade corporate debt, government agency debt and mortgage-backed securities issued by government agencies. Substantially all of the Company's investment portfolio are available for sale thus allowing the company the flexibility to respond to anticipated interest rate risk challenges or opportunities.

     The Company's strategy to reduce the maturity or repricing mismatch between its interest rate sensitive assets and liabilities includes reducing the terms to maturity of its long-term interest-earning assets, as noted above, and lengthening the terms to repricing or maturity of its interest-bearing liabilities. At December 31, 1998, the Company's long-term fixed-rate deposits with terms exceeding three years were $40.2 million.

     A common industry measure of a financial institution's general sensitivity to interest rates is called the gap (the GAP). The GAP represents the difference between the Company's interest-earning assets and interest-bearing liabilities maturing within certain time frames as a percent of the Company's total assets.

     Generally, a negative gap indicated that a company's net interest income
(NII)would decrease during periods of rising interest rates and NII would increase during periods of declining interest rates. The Company considers the gap as a component of its interest rate risk analysis and is pleased with the decline in negative gap from 4.11% of assets at December 31, 1997 to negative 3.71% of total assets at December 31, 1998.

     Table 6 illustrates the maturities or repricing of the Company's assets and liabilities at December 31, 1998 based on information from the financial model used by Strongsville Savings concerning prepayments and decay rates of major asset and liability categories.

TABLE VI

                                                                  DECEMBER 31, 1998
                              ------------------------------------------------------------------------------------------
                                                                                          10 OR
        MATURING OR            WITHIN       6-12        1-3         3-5        5-10       MORE                    FAIR
     REPRICING PERIODS        6 MONTHS     MONTHS      YEARS       YEARS       YEARS      YEARS      TOTAL       VALUE
     -----------------        --------    --------    --------    --------    -------    -------    --------    --------
Interest-earning assets
  Adjustable-rate
    mortgages...............  $130,704    $ 33,206    $ 40,581                                      $204,491    $204,480
    Weighted average
      yield.................      8.49%       7.71%       7.90%                                         8.24%
  Fixed-rate mortgage
    loans...................    28,213      25,757      82,488      57,292     77,167     31,155     302,072     305,327
    Weighted average
      yield.................      6.89%       6.88%       6.85%       6.82%      6.78%      6.73%       6.82%
  Other loans...............    21,769         461       1,506       1,046        503         --      25,285      25,559
    Weighted average
      yield.................      8.55%       9.02%       9.01%       8.97%      8.90%      0.00%       8.61%
  Investments...............    51,570       9,544       6,163       7,529     18,505      6,485      99,796      99,950
    Weighted average
      yield.................      6.42%       6.22%       6.04%       5.51%      6.16%      6.73%       6.28%
                              --------    --------    --------    --------    -------    -------    --------    --------
        Total...............   232,256      68,968     130,738      65,867     96,175     37,640     631,644     635,316
                              --------    --------    --------    --------    -------    -------    --------    --------
Interest-bearing liabilities
    Certificates of
      deposit...............   153,253     144,068      90,367      40,240                           427,928     435,807
    Weighted average rate...      5.38%       5.74%       5.96%       6.63%                             5.74%
  Money markets.............     1,905       1,650       4,667       2,625      2,574        801      14,222      14,223
    Weighted average rate...      2.27%       2.27%       2.27%       2.27%      2.27%      2.27%       2.27%
  NOW and passbooks.........    13,150      10,732      32,210      18,118     17,766      5,528      97,504      98,162
    Weighted average rate...      2.39%       2.37%       2.39%       2.39%      2.39%      2.39%       2.39%
  Advances from the FHLB....     1,293          --      23,939          --     23,000                 48,232      47,781
    Weighted average rate...      6.14%       0.00%       5.82%       0.00%      4.97%                  5.42%
                              --------    --------    --------    --------    -------    -------    --------    --------
        Total...............   169,601     156,450     151,183      60,983     43,340      6,329     587,886     595,973
                              --------    --------    --------    --------    -------    -------    --------    --------
Interest rate sensitivity
  gap.......................  $ 62,655    $(87,482)   $(20,445)   $  4,884    $52,835    $31,311    $ 43,758
Cumulative gap..............  $ 62,655    $(24,827)   $(45,272)   $(40,388)   $12,447    $43,758
                              ========    ========    ========    ========    =======    =======    ========    ========
Cumulative interest rate
  sensitivity gap as a
  percent of total assets at
  December 31, 1998.........      9.37%      -3.71%      -6.77%      -6.04%      1.86%      6.55%
Cumulative interest rate
  sensitivity gap as a
  percent of total assets at
  December 31, 1997.........     10.37%      -4.11%      -7.50%      -6.69%      2.06%      7.25%

     The table presents the repricing dates of the Company's interest-earning assets and interest-bearing liabilities at December 31, 1998. The annual prepayment and decay rates used in this table are obtained from an independent analysis service. Annual prepayment assumptions for 1998 range from 11% to 26% on fixed-rate mortgage loans, 9% to 45% on ARM loans, 11% to 18% on non-residential real estate mortgage loans, and 11% to 16% on other loans. Annual prepayment assumptions for 1997 range from 8% to 22% on fixed-rate mortgage loans, 9% to 34% on ARM loans, 12% to 15% on non-residential real estate mortgage loans, and 9% to 20% on other loans. The NOW, money market deposit and passbook accounts' decay rates were assumed to vary across time horizons from 0% to 33% in 1998 and in 1997.

     The method used to analyze interest-rate sensitivity in Table 6 has a number of limitations. Certain assets and liabilities may react differently to changes in interest rates even though they reprice or mature in the same or similar time periods. The interest rates on certain assets and liabilities may change at different times from changes in market rates, with some changing in advance of changes in market rates and some lagging behind changes in market rates. Also, certain assets, e.g. ARM loans, often have provisions that may limit changes in interest rates each time the interest rate changes and on a cumulative basis over the life of the loan. Additionally, the actual prepayments and withdrawals experienced in the event of a change in interest rates could deviate significantly from those assumed in calculating the data shown in the table. Finally, the ability of some borrowers to service their debt may decrease in the event of an interest rate increase.

                    EMERALD FINANCIAL CORP. AND SUBSIDIARIES

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Independent Auditors' Reports...............................  F-13
Consolidated Statements of Financial Condition..............  F-15
Consolidated Statements of Income...........................  F-16
Consolidated Statements of Shareholders' Equity.............  F-17
Consolidated Statements of Cash Flows.......................  F-18
Notes to Consolidated Financial Statements..................  F-19

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Emerald Financial Corp.:

     We have audited the accompanying consolidated statements of financial condition of Emerald Financial Corp. and Subsidiaries (Company), including The Strongsville Savings Bank, as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated financial statements of The Strongsville Savings Bank and Subsidiary for the year ended December 31, 1996 were audited by other auditors whose report thereon dated January 25, 1997, expressed an unqualified opinion on those statements.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the 1998 and 1997 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Emerald Financial Corp. and Subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

February 5, 1999

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Emerald Financial Corp.

     We have audited the accompanying consolidated statements of income, shareholders' equity, and cash flows of Emerald Financial Corp. (successor to The Strongsville Savings Bank) for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Emerald Financial Corp. for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Cleveland, Ohio
January 25, 1997

                    EMERALD FINANCIAL CORP. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           DECEMBER 31, 1998 AND 1997
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                1998        1997
                                                              --------    --------
Cash and cash equivalents:
  Cash and deposits with banks..............................  $  9,980    $  7,729
  Interest-bearing deposits with banks......................        62       3,033
Securities (note 2):
  Held to maturity (fair values of $4,603 and $14,037 at
    December 31, 1998 and 1997, respectively)...............     4,694      14,231
  Available for sale (at fair value), (amortized cost of
    $46,779 and $32,240 at December 31, 1998 and 1997,
    respectively)...........................................    46,499      32,465
Mortgage-backed and related securities (note 3):
  Held to maturity (fair value of $26,416 at December 31,
    1997)...................................................        --      25,825
  Available for sale (at fair value), (amortized cost of
    $44,980 and $27,209 at December 31, 1998 and 1997,
    respectively)...........................................    44,963      27,312
Loans held for investment, net (including allowance for loan losses of $1,778 and $1,625 at December 31, 1998 and 1997,
  respectively) (note 4)....................................   526,197     461,457
Loans held for sale (note 4)................................     5,873       7,823
Accrued interest receivable.................................     3,449       3,343
Federal Home Loan Bank stock, at cost.......................     3,823       3,504
Premises and equipment, net (note 5)........................     4,948       4,259
Cash surrender value of life insurance......................    16,404      10,341
Prepaid expenses and other assets...........................     1,567       2,643
                                                              --------    --------
         Total assets.......................................  $668,459    $603,965
                                                              ========    ========
                       LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Deposits (note 6).........................................  $559,235    $520,690
  Advances from Federal Home Loan Bank (note 7).............    48,232      28,138
  Advance payments by borrowers for taxes and insurance.....     1,847       1,574
  Deferred federal income taxes (notes 8)...................     1,911       1,875
  Accrued interest payable..................................       861       1,002
  Accounts payable and other accrued expenses...............     1,589       2,171
                                                              --------    --------
         Total liabilities..................................  $613,675    $555,450
                                                              ========    ========
Commitments and contingencies (note 14)
Shareholders' equity (notes 8 and 12) Common stock, no par
  value; 20,000,000 shares authorized; 10,283,164 and
  10,145,200 shares issued and outstanding at December 31,
  1998 and 1997, respectively...............................    10,074       9,831
  Treasury stock at cost, 25,800 shares.....................      (267)         --
  Retained earnings -- substantially restricted.............    45,174      38,468
  Accumulated other comprehensive income (loss).............      (197)        216
                                                              --------    --------
         Total shareholders' equity.........................    54,784      48,515
                                                              --------    --------
         Total liabilities and shareholders' equity.........  $668,459    $603,965
                                                              ========    ========

See accompanying notes to consolidated financial statements.

                    EMERALD FINANCIAL CORP. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                 YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               1998       1997       1996
                                                              -------    -------    -------
Interest income:
  Loans.....................................................  $39,077    $36,892    $32,442
  Investment securities.....................................    2,690      3,473      3,836
  Mortgage-backed and related securities....................    3,419      3,882      3,110
  Other investments.........................................      913        713        470
                                                              -------    -------    -------
         Total interest income..............................   46,099     44,960     39,858
                                                              -------    -------    -------
Interest expense:
  Deposits (note 6).........................................   26,779     26,575     23,516
  Advances from Federal Home Loan Bank......................    1,957      1,680        978
                                                              -------    -------    -------
         Total interest expense.............................   28,736     28,255     24,494
                                                              -------    -------    -------
         Net interest income................................   17,363     16,705     15,364
Provision for loan losses (note 4)..........................      710        215        305
                                                              -------    -------    -------
         Net interest income after provision for loan
           losses...........................................   16,653     16,490     15,059
Noninterest income:
  Loan servicing fees.......................................      859        738        623
  Service fees and other charges............................    1,078        952        680
  Gain on sale of loans held for sale and other assets......    1,014        463      1,008
  Gain on sale of securities (note 2).......................      509          6         --
  Gain on sale of mortgage-backed securities (note 3).......       55          6         83
  Other.....................................................      853        141         41
                                                              -------    -------    -------
                                                                4,368      2,306      2,435
Noninterest expense:
  Salaries and employee benefits (note 10)..................    3,819      4,084      3,716
  Net occupancy and equipment...............................    1,565      1,550      1,549
  Federal deposit insurance premium.........................      327        316        935
  One-time SAIF assessment (note 11)........................       --         --      2,481
  Franchise tax.............................................      641        586        560
  Advertising and promotions................................      683        467        537
  Other.....................................................    2,755      2,482      2,227
                                                              -------    -------    -------
                                                                9,790      9,485     12,005
                                                              -------    -------    -------
         Income before federal income taxes and cumulative
           effect of a change in accounting principle.......   11,231      9,311      5,489
Federal income taxes (note 8)...............................    3,592      3,170      1,941
                                                              -------    -------    -------
         Income before cumulative effect of a change in
           accounting principle.............................    7,639      6,141      3,548
                                                              -------    -------    -------
Cumulative effect of a change in accounting principle, net
  of related income taxes of $60 (note 1)...................      117         --         --
                                                              -------    -------    -------
         Net income.........................................  $ 7,756    $ 6,141    $ 3,548
                                                              =======    =======    =======
Basic earnings per common share.............................  $  0.76    $  0.61    $  0.35
                                                              =======    =======    =======
Diluted earnings per common share...........................  $  0.72    $  0.59    $  0.35
                                                              =======    =======    =======

See accompanying notes to consolidated financial statements.

                    EMERALD FINANCIAL CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                       ACCUM-
                                                                                       ULATED
                                                                                        OTHER
                                                      COMMON STOCK                     COMPRE-                 TOTAL
                                                 ----------------------                HENSIVE                 SHARE-
                                                   SHARES                  RETAINED    INCOME     TREASURY    HOLDERS'
                                                 OUTSTANDING    AMOUNT     EARNINGS    (LOSS)      STOCK       EQUITY
                                                 -----------    -------    --------    -------    --------    --------
Balance at December 31, 1995...................  10,123,200     $ 9,831    $31,064      $ 196         --      $41,091
Dividends -- $0.118 per share..................          --          --     (1,190)        --         --       (1,190)
Comprehensive income:
  Net unrealized loss in fair value of
    securities.................................          --          --         --       (291)        --         (291)
  Net income...................................          --          --      3,548         --         --        3,548
                                                 ----------     -------    -------      -----      -----      -------
        Total comprehensive income.............          --          --      3,548       (291)        --        3,257
                                                 ----------     -------    -------      -----      -----      -------
Balance at December 31, 1996...................  10,123,200       9,831     33,422        (95)        --       43,158
Stock options exercised........................      22,000          --        106         --         --          106
Tax benefits of stock options exercised........          --          --         14         --         --           14
Dividends -- $0.12 per share...................          --          --     (1,215)        --         --       (1,215)
Comprehensive income:
  Net unrealized gain in fair value of
    securities.................................          --          --         --        311         --          311
  Net income...................................          --          --      6,141         --         --        6,141
                                                 ----------     -------    -------      -----      -----      -------
        Total comprehensive income.............          --          --      6,141        311         --        6,452
                                                 ----------     -------    -------      -----      -----      -------
Balance at December 31, 1997...................  10,145,200       9,831     38,468        216         --       48,515
Stock options exercised........................     142,188          --        672         --         --          672
Treasury shares acquired.......................     (25,800)         --         --         --      $(267)        (267)
Tax benefits of stock options exercised........          --          --        282         --                     282
Dividends -- $0.195 per share..................          --          --     (2,004)        --         --       (2,004)
Dividend reinvestment plan shares..............      21,576         243         --         --         --          243
Comprehensive income:
  Net unrealized loss in fair value of
    securities.................................          --          --         --       (413)        --         (413)
  Net income...................................          --          --      7,756         --         --        7,756
                                                 ----------     -------    -------      -----      -----      -------
        Total comprehensive income.............          --          --      7,756       (413)        --        7,343
                                                 ----------     -------    -------      -----      -----      -------
Balance at December 31, 1998...................  10,283,164     $10,074    $45,174      $(197)     $(267)     $54,784
                                                 ==========     =======    =======      =====      =====      =======

Disclosure of reclassification amount:

                                                              1998     1997    1996
                                                              -----    ----    -----
Unrealized holding gains (losses) arising during the period
  net of tax effect of $(40), 171, and (122) for the periods
  ended December 31, 1998, 1997 and 1996, respectively......  $ (78)   $331    $(236)
Less reclassification adjustment for gains and losses
  included in net income net of tax effect of $(173), (10),
  and (28) for the periods ended December 31, 1998, 1997 and
  1996, respectively........................................   (335)    (20)     (55)
                                                              -----    ----    -----
                                                              $(413)   $311    $(291)
                                                              =====    ====    =====

See accompanying notes to consolidated financial statements.

                    EMERALD FINANCIAL CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996
                             (DOLLARS IN THOUSANDS)

                                                                1998        1997        1996
                                                              --------    --------    --------
Cash flows from operating activities:
  Net income................................................  $  7,756    $  6,141    $  3,548
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities:
    Provision for loan losses...............................       710         215         305
    Gain on sale of loans held for sale and other assets....    (1,014)       (463)     (1,008)
    Gain on sale of securities..............................      (509)         (6)         --
    Gain on sale of mortgage-backed and related
     securities.............................................      (233)         (6)        (83)
    Amortization of deferred loan fees, premiums, and
     discounts, net.........................................    (3,281)     (2,517)     (2,780)
    Proceeds from sale of loans originated for sale.........    93,847      55,221      54,222
    Disbursements on loans originated for sale..............   (91,011)    (61,820)    (49,251)
    Depreciation and amortization...........................       744         740         815
    Change in accrued interest receivable and payable.......      (247)        311         222
    Deferred federal income taxes...........................       248         131         151
    Other, net..............................................    (1,623)     (1,035)       (282)
                                                              --------    --------    --------
        Net cash provided by (used in) operating
        activities..........................................     5,387      (3,088)      5,859
                                                              --------    --------    --------
Cash flows from investing activities:
  Net increase in loans.....................................   (61,095)    (29,164)    (89,255)
  Purchases of:
    Loans...................................................      (926)     (4,922)     (2,250)
    Mortgage-backed securities available for sale...........   (28,687)    (14,519)    (14,488)
    Mortgage-backed securities held to maturity.............        --          --      (3,149)
    Securities available for sale...........................   (41,665)    (44,645)    (30,600)
    Securities held to maturity.............................   (27,400)    (18,200)    (13,420)
    Federal Home Loan Bank stock............................       (58)       (441)       (239)
    Premises and equipment..................................    (1,343)       (910)       (566)
    Cash surrender value of life insurance..................    (5,000)    (10,000)         --
  Proceeds from:
    Maturities and principal repayments of Securities
     available for sale.....................................    12,806      19,746      17,906
      Securities held to maturity...........................    36,671      51,491      32,318
      Mortgage-backed securities available for sale.........    21,937       5,738       2,604
      Mortgage-backed securities held to maturity...........     5,098       6,712       8,035
    Sales of available for sale securities..................    15,095      15,710          --
    Sales of available for sale mortgage-backed
     securities.............................................     9,939       1,299       6,744
    Sales of premises and equipment.........................        --          --         645
  Other.....................................................       683        (683)         --
                                                              --------    --------    --------
        Net cash used in investing activities...............   (63,945)    (22,788)    (85,715)
                                                              --------    --------    --------
Cash flows from financing activities:
  Net increase in deposits..................................    38,545      27,219      60,908
  Proceeds from advances from Federal Home Loan Bank........    35,000      26,900      73,650
  Payments on advances from Federal Home Loan Bank..........   (14,906)    (23,996)    (61,749)
  Increase in advance payments by borrowers for taxes and
    insurance...............................................       273          72         280
  Exercise of stock options.................................       954         106          --
  Payment of dividends on common stock......................    (2,004)     (1,215)     (1,190)
  Purchase of treasury shares...............................      (267)         --          --
  Dividend reinvestment plan shares issued..................       243          --          --
                                                              --------    --------    --------
        Net cash provided by financing activities...........    57,838      29,086      71,899
                                                              --------    --------    --------
        Net increase (decrease) in cash and cash
        equivalents.........................................      (720)      3,210      (7,957)
Cash and cash equivalents at beginning of year..............    10,762       7,552      15,509
                                                              --------    --------    --------
Cash and cash equivalents at end of year....................  $ 10,042    $ 10,762    $  7,552
                                                              ========    ========    ========
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Interest................................................  $ 28,877    $ 27,839    $ 24,333
    Income taxes............................................     3,507       2,944       1,863
                                                              ========    ========    ========
Supplemental disclosure of noncash investing activities:
  Transfer from mortgage loans to real estate owned.........  $    233    $  1,794    $    696
  Loans made to finance the sale of real estate owned.......       710       1,237         600
                                                              ========    ========    ========

See accompanying notes to consolidated financial statements.

                    EMERALD FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1998, 1997, AND 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (A) NATURE OF OPERATIONS

     Emerald Financial Corp. (Emerald or Company) is a unitary thrift holding company whose wholly owned subsidiary is The Strongsville Savings Bank (Bank). Emerald became the Bank's holding company in a tax-free exchange of shares of the Bank for shares of Emerald consummated on March 6, 1997. The Company formed Emerald Development Corp., a wholly owned subsidiary, on June 3, 1997. The development company was formed to take advantage of opportunities to develop real estate as well as to enter into joint real estate development ventures in the future. Also, the Bank has an inactive wholly owned subsidiary, Dennis Financial Corp. The Bank conducts its principal activities from its Community Financial Centers located in southwestern Cuyahoga, Lorain, and Medina counties. The Bank's principal activities include residential lending and retail banking.

     (B) PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its Subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.

     (C) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (D) SECURITIES

     The Company classifies debt and equity securities into one of three categories: held to maturity, available for sale, or trading. Securities held to maturity are limited to debt securities that the Company has the positive intent and ability to hold to maturity; these securities are reported at amortized cost. Securities held for trading are limited to debt and equity securities that are held to be sold in the near term; these securities are reported at fair value, and unrealized gains and losses are reflected in income. Securities held as available for sale consist of all other securities; these securities are reported at fair value, and unrealized gains and losses, net of deferred income taxes, are reflected as a separate component of accumulated other comprehensive income in shareholders' equity until realized.

     Realized gains or losses on the sale of securities are reported in the consolidated statements of income on the trade date. The cost of securities sold is based on the specific identification method.

     (E) LOANS

     Interest income on loans is based on the principal balance outstanding. Interest is accrued and credited to income as earned unless there is a distinct indication that the borrower's cash flow or collateral may not be sufficient to meet contractual obligations. Loans are also placed on nonaccrual status when principal or interest is past due more than 90 days, unless the loan is well secured and in the process of collection. When a loan is placed on nonaccrual status, all previously accrued and unpaid interest is charged against income. Interest is subsequently recognized only to the extent that cash payments are received. When the borrower has demonstrated the intent and ability to make scheduled principal and interest payments, the loan may be returned to accrual status.

                    EMERALD FINANCIAL CORP. AND SUBSIDIARIES

                       DECEMBER 31, 1998, 1997, AND 1996

     Loan origination fees, net of certain direct loan origination costs, are deferred and amortized over the life of the related loans as a yield adjustment for loans originated for investment. Loan origination fees, net of certain direct loan origination costs, are deferred and recognized as a basis adjustment for loans held for sale. Loan commitment fees are deferred and recognized as yield adjustments over the estimated life of the related loans or recognized immediately if a commitment expires unexercised.

     Residential mortgage loans held for sale are valued at the lower of aggregate cost or market value. Gains or losses on sales are recognized upon settlement date.

     In June 1996, the Financial Accounting Standards Board (FASB) issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, and was effective for transactions entered into on or after January 1, 1997. The adoption of SFAS No. 125 did not have a material impact on the Bank's consolidated financial position or results of operations.

     Impaired loans include all non-one-to-four family residential mortgage loans greater than $500,000 on nonaccrual status. Loan impairment is measured as the present value of expected future cash flows discounted at the loan's initial effective interest rate, the fair value of the collateral of an impaired collateral-dependent loan, or an observable market price.

     (F) FEDERAL INCOME TAXES

     Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the temporary differences are expected to be recovered or settled, and the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (G) ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is maintained at a level management considers adequate to absorb loan losses. Loans charged-off are charged to, and recoveries are credited to, the allowance. Provisions for loan losses are based on management's review of the historical loan loss experience, known and inherent risks in the portfolio, current economic conditions, and such other factors that, in management's judgment, are relevant.

     (H) PREMISES AND EQUIPMENT

     Bank premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is computed on the straight-line method over the lives of the related leases or the useful lives of the related assets, whichever is shorter. Maintenance, repairs, and minor improvements are charged to operating expenses as incurred.

     (I) INTANGIBLE ASSETS

     Cost in excess of the fair value of net assets acquired (goodwill) is stated net of accumulated amortization and is included in prepaid expenses and other assets in the consolidated statements of financial condition. Goodwill resulting from acquisitions is amortized over 25 years on a straight-line basis. For acquisitions in which the fair value of liabilities assumed exceeds the fair value of tangible and identifiable intangible assets acquired, goodwill is amortized by the level-yield method based upon the outstanding balances, and over the estimated remaining lives, of the long-term assets acquired. Management periodically

                    EMERALD FINANCIAL CORP. AND SUBSIDIARIES

                       DECEMBER 31, 1998, 1997, AND 1996

reviews goodwill and the related estimated useful lives for impairment, or for events or changes in circumstances that may indicate the carrying amount of the asset may not be recoverable, and would write goodwill down, if necessary.

     (J) REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS

     Real estate acquired in settlement of loans represents real estate acquired through foreclosure, or deed in lieu of foreclosure, and is initially recorded at the lower of cost or fair value less estimated selling costs. Valuations are performed periodically by management and an allowance for loan losses is established if the carrying value of the property exceeds its fair value less estimated selling costs.

     (K) EARNINGS PER SHARE

     The following table reconciles the weighted average shares outstanding and the income available to common shareholders used for basic and diluted earnings per share:

                                                               YEAR ENDED DECEMBER 31,
                                                      -----------------------------------------
                                                         1998           1997           1996
                                                      -----------    -----------    -----------
Weighted average number of common shares outstanding
  in basic earnings per common share calculation....   10,263,081     10,130,312     10,123,200
Net dilutive effect of stock options................      482,180        300,272         98,326
                                                      -----------    -----------    -----------
     Weighted average number of shares outstanding
       adjusted for effect of dilutive securities...   10,745,261     10,430,584     10,221,526
                                                      ===========    ===========    ===========
Income before cumulative effect of a change in
  accounting principle..............................  $ 7,639,000    $ 6,141,000    $ 3,548,000
Cumulative effect of a change in accounting
  principle, net of related income taxes............      117,000             --             --
                                                      -----------    -----------    -----------
     Net income.....................................  $ 7,756,000    $ 6,141,000    $ 3,548,000
                                                      ===========    ===========    ===========
Basic earnings per common share:
  Income before cumulative effect of a change in
     accounting principle...........................  $      0.75    $      0.61    $      0.35
  Cumulative effect of a change in accounting
     principle, net of related income tax...........         0.01             --             --
                                                      -----------    -----------    -----------
     Basic earnings per common share................  $      0.76    $      0.61    $      0.35
                                                      ===========    ===========    ===========
Diluted earnings per common share:
  Income before cumulative effect of a change in
     accounting principle...........................  $      0.71    $      0.59    $      0.35
  Cumulative effect of a change in accounting
     principle, net of related income taxes.........         0.01             --             --
                                                      -----------    -----------    -----------
     Diluted earnings per common share..............  $      0.72    $      0.59    $      0.35
                                                      ===========    ===========    ===========

     (L) CONSOLIDATED STATEMENTS OF CASH FLOWS

     For purposes of the consolidated statements of cash flows, the Bank considers all cash and deposits with banks maturing in three months or less to be cash equivalents.

     (M) COMPREHENSIVE INCOME

     On January 1, 1998, the Company adopted the provisions of SFAS No. 130, Reporting Comprehensive Income. This Statement establishes standards for reporting and display of comprehensive income and its

                    EMERALD FINANCIAL CORP. AND SUBSIDIARIES

                       DECEMBER 31, 1998, 1997, AND 1996

components. Accumulated other comprehensive income consists of net income and the net unrealized holding gains and losses on securities available-for-sale, net of the related tax effect. Prior year financial statements have been reclassified to conform to the requirements of the Statement.

     (N) NEW ACCOUNTING PRONOUNCEMENTS

     The Company adopted Statement of Financial Accounting Standards (SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information, on January 1, 1998. This statement provides accounting and reporting standards for the way public enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also established standards for related disclosures about products and services, geographic areas, and major customers. The Company has determined that the adoption of SFAS No. 131 has no effect on its consolidated financial statements as the Company's activities are considered to be in a single industry segment.

     The Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, in June 1998. The statement is effective for quarters of fiscal years beginning after June 15, 1999, with earlier application encouraged. The statement requires that all derivatives be recognized as either assets or liabilities in the statement of financial condition and those instruments be measured at fair value. The statement also requires certain criteria to be met to apply hedge accounting. The Company adopted the statement on July 1, 1998, and during the third quarter reclassified $20,727,000 in securities from held to maturity to available for sale. Of these, $5,944,000 were sold during the third quarter, resulting in a net gain of $177,000 which is recorded as a cumulative effect of a change in accounting principle in the consolidated statements of income.

     SFAS No. 134, Accounting for Mortgage-Backed Securities Retained after Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise was issued in October 1998 and is effective for the first fiscal quarter beginning after December 15, 1998. This statement amends SFAS No. 65 to require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities must classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. After the securitization of a mortgage loan held for sale, any retained mortgage-backed securities shall be classified in accordance with the provisions of SFAS No. 115. However, a mortgage banking enterprise must classify as trading any retained mortgage-backed securities that it commits to sell before or after the securitization process. At the present time, the Company has not fully analyzed the effect of the adoption of SFAS No. 134 on its consolidated financial statements. However, management does not believe that the adoption of SFAS No. 134 will have a significant impact on the Company's consolidated financial statements.

     (O) RECLASSIFICATIONS

     Certain amounts in the accompanying 1997 and 1996 consolidated financial statements have been reclassified to conform to the 1998 presentation.

                    EMERALD FINANCIAL CORP. AND SUBSIDIARIES

                       DECEMBER 31, 1998, 1997, AND 1996

(2) SECURITIES

     Securities held to maturity as of December 31, 1998 and 1997, consist of the following (dollars in thousands):

                                                                  GROSS         GROSS       ESTIMATED
                                                   AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                                     COST         GAINS         LOSSES        VALUE
                                                   ---------    ----------    ----------    ---------
DECEMBER 31, 1998
U.S. government and agency obligations...........   $ 4,350        $--          $  --        $ 4,350
Other............................................       344         --            (91)           253
                                                    -------        ---          -----        -------
                                                    $ 4,694        $--          $ (91)       $ 4,603
                                                    =======        ===          =====        =======
DECEMBER 31, 1997
U.S. government and agency obligations...........   $ 7,750        $--          $  --        $ 7,750
Corporate bonds..................................     5,816          1             --          5,817
Other............................................       665         --           (195)           470
                                                    -------        ---          -----        -------
                                                    $14,231        $ 1          $(195)       $14,037
                                                    =======        ===          =====        =======

     The weighted average yield on securities held to maturity was 5.35% and 5.76% as of December 31, 1998 and 1997, respectively.

     Securities held to maturity at December 31, 1998, mature within one year.

     Securities available for sale as of December 31, 1998 and 1997, consist of the following (dollars in thousands):

                                                                  GROSS         GROSS       ESTIMATED
                                                   AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                                     COST         GAINS         LOSSES       VALUES
                                                   ---------    ----------    ----------    ---------
DECEMBER 31, 1998
U.S. government and agency obligations...........   $ 9,432        $ 46         $ (13)       $ 9,465
Corporate bonds..................................    32,465          64          (185)        32,344
Other............................................     4,882           8          (200)         4,690
                                                    -------        ----         -----        -------
                                                    $46,779        $118         $(398)       $46,499
                                                    =======        ====         =====        =======
DECEMBER 31, 1997
U.S. government and agency obligations...........   $10,852        $  1         $  (6)       $10,847
Corporate bonds..................................    20,403         245           (15)        20,633
Other............................................       985          --            --            985
                                                    -------        ----         -----        -------
                                                    $32,240        $246         $ (21)       $32,465
                                                    =======        ====         =====        =======

     The weighted average yield on securities available for sale was 5.94% and 6.55% as of December 31, 1998 and 1997, respectively.

     The amortized cost and estimated market value of securities available for sale at December 31, 1998, by contractual maturity, are shown below (dollars in thousands). Expected maturities may differ from contractual maturities because certain securities contain provisions which permit the issuer to repay, at par, the obligation prior to the stated maturity.

                    EMERALD FINANCIAL CORP. AND SUBSIDIARIES

                       DECEMBER 31, 1998, 1997, AND 1996

                                                                      ESTIMATED
                                                         AMORTIZED      FAIR
                                                           COST         VALUE
                                                         ---------    ---------
Due in one year or less................................   $19,043      $18,895
Due after one year through five years..................    11,618       11,653
Due in more than five years............................    16,118       15,951
                                                          -------      -------
                                                          $46,779      $46,499
                                                          =======      =======

     There were no sales of securities held to maturity in 1998, 1997, or 1996. Gross proceeds from sales of investment securities available for sale during the years ended December 31, 1998 and 1997, totaled $15,095,000 and $15,710,000, respectively; gross realized gains on these sales of investment securities available for sale totaled $509,000 and $6,000 in 1998 and 1997, respectively. There were no sales of investment securities available for sale in 1996.

     At December 31, 1998 and 1997, securities with a book value of $2,350,000 and $7,750,000, respectively, were pledged as collateral for public funds and treasury, tax, and loan deposits.

(3) MORTGAGE-BACKED SECURITIES

     Mortgage-backed securities held-to-maturity as of December 31, 1997 consisted of the following (dollars in thousands):

                                                                  GROSS         GROSS       ESTIMATED
                                                   AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                                     COST         GAINS         LOSSES        VALUE
                                                   ---------    ----------    ----------    ---------
DECEMBER 31, 1997
Mortgage-backed securities
  Federal Home Loan Mortgage Corporation (FHLMC)
     participation certificates..................   $ 3,223        $ 49          $ (5)       $ 3,267
  Federal National Mortgage Association (FNMA)...       758          --            (2)           756
  Government National Mortgage Association
     (GNMA)......................................     4,883         201            --          5,084
  Other..........................................     3,823          26            --          3,849
                                                    -------        ----          ----        -------
                                                     12,687         276            (7)        12,956
Real estate mortgage investment trusts and
  collateralized mortgage obligations:
  FHLMC participation certificates...............     2,778          28            --          2,806
  FNMA...........................................     6,421         238            --          6,659
  Other..........................................     3,939          59            (3)         3,995
                                                    -------        ----          ----        -------
                                                     13,138         325            (3)        13,460
                                                    -------        ----          ----        -------
                                                    $25,825        $601          $(10)       $26,416
                                                    =======        ====          ====        =======

                    EMERALD FINANCIAL CORP. AND SUBSIDIARIES

                       DECEMBER 31, 1998, 1997, AND 1996

     Mortgage-backed securities available for sale as of December 31, 1998 and 1997, consist of the following (dollars in thousands):

                                                                    GROSS        GROSS      ESTIMATED
                                                      AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                        COST        GAINS        LOSSES       VALUE
                                                      ---------   ----------   ----------   ---------
DECEMBER 31, 1998
Mortgage-backed securities:
  Federal Home Loan Mortgage Corporation (FHLMC)
     participation certificates.....................   $ 1,599       $ 13        $  --       $ 1,612
Federal National Mortgage Association (FNMA)........     1,367          2           (4)        1,365
Government National Mortgage Association (GNMA).....     4,324        117           (9)        4,432
Other...............................................     2,632         --           (4)        2,628
                                                       -------       ----        -----       -------
                                                         9,922        132          (17)       10,037
Real estate mortgage investment trusts and
  collateralized mortgage obligations:
  FHLMC participation certificates..................     6,279         23           (4)        6,298
  FNMA..............................................    12,248         27          (97)       12,178
  Other.............................................    16,531         16          (97)       16,450
                                                       -------       ----        -----       -------
                                                        35,058         66         (198)       34,926
                                                       -------       ----        -----       -------
                                                       $44,980       $198        $(215)      $44,963
                                                       =======       ====        =====       =======
DECEMBER 31, 1997
Mortgage-backed securities:
  FHLMC participation certificates..................   $ 1,363       $ --        $  (3)      $ 1,360
                                                       -------       ----        -----       -------
                                                         1,363         --           (3)        1,360
Real estate mortgage investment trusts and
  collateralized mortgage obligations:
  FHLMC participation certificates..................    12,026         82          (13)       12,095
  FNMA..............................................    13,489         53          (15)       13,527
  Other.............................................       331         --           (1)          330
                                                       -------       ----        -----       -------
                                                        25,846        135          (29)       25,952
                                                       -------       ----        -----       -------
                                                       $27,209       $135        $ (32)      $27,312
                                                       =======       ====        =====       =======

     There were no sales of mortgage-backed securities held to maturity in 1998, 1997, or 1996. Gross proceeds from sales of mortgage-backed securities available for sale during the years ended December 31, 1998, 1997, and 1996 totaled $9,939,000, $1,299,000, and $6,744,000, respectively; gross realized gains on these sales of mortgage-backed securities available for sale totaled $233,000 (of which $177,000 is classified as a cumulative effect of a change in accounting principle), $6,000, and $83,000 in 1998, 1997, and 1996, respectively.

     The Bank's portfolio of privately issued mortgage-backed securities is backed by mortgages on residential and multifamily properties.

(4) LOANS

     The primary goal of the Bank's lending activities is to provide residential real estate mortgage loans to homeowners in its lending area. The Bank's 14 Community Financial Centers are located in Strongsville, Hinckley, Berea, North Royalton, Medina Township, Wellington, Parma Heights, Westlake, North Ridgeville, Brecksville, Broadview Heights, Columbia Station, Avon, and Brunswick.

                    EMERALD FINANCIAL CORP. AND SUBSIDIARIES

                       DECEMBER 31, 1998, 1997, AND 1996

     The composition of the overall loan portfolio is as follows (dollars in thousands):

                                                             DECEMBER 31,
                                                         --------------------
                                                           1998        1997
                                                         --------    --------
Real estate mortgage loans:
  Permanent first mortgage loans:
     One-to-four family................................  $358,765    $319,796
     Multi-family......................................       506         924
     Commercial........................................    51,845      52,499
     Land..............................................       621         553
  Construction first mortgage loans:
     Acquisition and development (residential).........    88,206      56,217
     One-to-four family................................    41,485      37,413
     Multi-family......................................       375       1,050
     Commercial........................................     8,816       6,879
                                                         --------    --------
          Total mortgage loans.........................   550,619     475,331
Other loans:
  Commercial business..................................     6,656       5,736
  Consumer installment.................................    18,297      15,460
                                                         --------    --------
          Total other loans............................    24,953      21,196
                                                         --------    --------
          Total loans..................................   575,572     496,527
Less:
  Undisbursed portion of loans in process..............  $(43,547)   $(30,015)
  Deferred loan fees and discounts.....................    (4,050)     (3,430)
  Allowance for loan losses............................    (1,778)     (1,625)
                                                         --------    --------
                                                          (49,375)    (35,070)
                                                         --------    --------
          Total loans held for investment, net.........  $526,197    $461,457
                                                         ========    ========
Real estate mortgage loans held for sale...............  $  5,997    $  7,916
  Less deferred loan fees..............................      (124)        (93)
                                                         --------    --------
          Total loans held for sale, net...............  $  5,873    $  7,823
                                                         ========    ========

     Adjustable-rate mortgage and other loans represent $264,683,000 and $231,202,000 of the loans included in the table above at December 31, 1998 and 1997, respectively.

     The Bank sells loans to the secondary market in conjunction with certain loan programs, to provide funding and as a tool for managing interest rate risk. Loans are sold to the secondary market without recourse and with servicing retained. The Bank was servicing loans for investors totaling $265,665,000 and $225,344,000 at December 31, 1998 and 1997, respectively. Custodial escrow balances maintained in connection with loans serviced for investors were $3,377,000 and $1,957,000 at December 31, 1998 and 1997, respectively.

     Residential acquisition and development loans are extended to local builders and developers with whom the Bank has generally had long-standing business relationships. These loans are secured by land zoned for residential development located in the Bank's market area.

     Under federal regulations, real estate loans to one borrower cannot exceed 15% of unimpaired capital and surplus without a waiver of this requirement from the OTS. The Bank obtained such a waiver which

                    EMERALD FINANCIAL CORP. AND SUBSIDIARIES

                       DECEMBER 31, 1998, 1997, AND 1996

increases the limit on loans to one borrower for residential real estate to 30% of unimpaired capital and surplus.

     The Bank's commercial real estate loan portfolio includes permanent and construction loans. Because commercial real estate loans are dependent on income production or future development for repayment, management believes these loans present somewhat greater risk of default than conventional mortgage loans. The Bank's commercial real estate loan portfolio consists of loans collateralized by property located in the Bank's primary lending area. The Bank's aggregate commercial real estate loans may not exceed 400% of its core capital. As of December 31, 1998, the Bank could lend an additional $153,395,000 before reaching the $214,056,000 limit.

     The following table summarizes the Bank's commercial real estate and commercial construction loan portfolios by type of collateral (dollars in thousands):

                                                        DECEMBER 31, 1998    DECEMBER 31, 1997
                                                        -----------------    -----------------
                                                        AMOUNT       %       AMOUNT       %
                                                        -------    ------    -------    ------
Permanent:
  Industrial/warehouse................................  $11,520     18.99%   $ 7,481     12.60%
  Retail..............................................   18,630     30.71     17,973     30.27
  Office buildings....................................   14,110     23.26     18,902     31.83
  Churches............................................    2,171      3.58      1,922      3.24
  Other...............................................    5,414      8.93      6,221     10.47
                                                        -------    ------    -------    ------
                                                        $51,845     85.47    $52,499     88.41
Construction:
  Retail..............................................    3,463      5.71      2,600      4.38
  Office buildings....................................      848      1.40        850      1.43
  Industrial/warehouse................................    2,025      3.34         --        --
  Churches............................................    1,780      2.93         --        --
  Other...............................................      700      1.15      3,429      5.78
                                                        -------    ------    -------    ------
                                                          8,816     14.53      6,879     11.59
                                                        -------    ------    -------    ------
                                                        $60,661    100.00%   $59,378    100.00%
                                                        =======    ======    =======    ======

     Activity in the allowance for loan losses is as follows (dollars in thousands):

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                               1998      1997      1996
                                                              ------    ------    ------
Balance at beginning of year................................  $1,625    $1,423    $1,168
Provision charged to expense................................     710       215       305
Loans charged-off...........................................    (563)      (19)      (60)
Recoveries..................................................       6         6        10
                                                              ------    ------    ------
                                                              $1,778    $1,625    $1,423
                                                              ======    ======    ======

                    EMERALD FINANCIAL CORP. AND SUBSIDIARIES

                       DECEMBER 31, 1998, 1997, AND 1996

     Nonaccrual loans totaled $1,739,000 and $1,428,000 at December 31, 1998 and 1997, respectively. Interest income that would have been recorded under the original terms of all nonaccrual loans during each period and the interest income actually recognized for each period are summarized below (dollars in thousands):

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              1998     1997     1996
                                                              -----    -----    -----
Interest income that would have been recorded...............  $202     $119     $101
Interest income recognized..................................    23      112        9
                                                              ----     ----     ----
          Interest income foregone..........................  $179     $  7     $ 92
                                                              ====     ====     ====

     The Bank is not committed to lend additional funds to debtors whose loans have been placed on nonaccrual status.

     At December 31, 1998 and 1997, there were no loans which were considered to be impaired.

(5) PREMISES AND EQUIPMENT

     Premises and equipment consist of the following (dollars in thousands):

                                                                DECEMBER 31,
                                                              ----------------
                                                               1998      1997
                                                              ------    ------
Land........................................................  $  612    $  612
Buildings and leasehold improvements........................   3,703     3,384
Furniture, fixtures, and equipment..........................   3,918     3,844
                                                              ------    ------
                                                               8,233     7,840
Less accumulated depreciation and amortization..............   3,285     3,581
                                                              ------    ------
                                                              $4,948    $4,259
                                                              ======    ======

     Depreciation and amortization expense related to Bank premises and equipment was $633,000 in 1998; $617,000 in 1997; and $682,000 in 1996.

     The Bank has entered into a number of noncancelable operating leases with respect to office space. Rental expense for all leases was $298,000 in 1998; $294,000 in 1997; and $251,000 in 1996. The following is a schedule of future minimum annual lease commitments as of December 31, 1998 (dollars in thousands):

1999................................................  $  304
2000................................................     272
2001................................................     265
2002................................................     266
2003................................................     266
Thereafter..........................................     592
                                                      ------
                                                      $1,965
                                                      ======

                    EMERALD FINANCIAL CORP. AND SUBSIDIARIES

                       DECEMBER 31, 1998, 1997, AND 1996

(6) DEPOSITS

     Deposit account balances are summarized as follows (dollars in thousands):

                                               DECEMBER 31, 1998                 DECEMBER 31, 1997
                                         ------------------------------    ------------------------------
                                         WEIGHTED                          WEIGHTED
                                         AVERAGE                           AVERAGE
                                           RATE       AMOUNT       %         RATE       AMOUNT       %
                                           ------    --------    ------    --------    --------    ------
Passbook accounts......................    2.78%     $ 59,894     10.71      2.93%     $ 51,629      9.91
Negotiable order of withdrawal (NOW)...    1.76        37,610      6.73      2.02        33,229      6.52
Checking accounts (non-interest
  bearing).............................      --         1,832      0.33        --           747        --
Commercial accounts (noninterest
  bearing).............................      --        17,749      3.17        --        12,992      2.50
Money market deposit accounts..........    2.27        14,222      2.54      2.53        15,506      2.98
                                                     --------    ------                --------    ------
                                           2.02       131,307     23.48      2.27       114,103     21.91
Certificates of deposit
  4.50% and less.......................    4.19        27,868      4.98      4.01        26,391      5.07
  4.51% to 5.50%.......................    5.32       131,876     23.58      5.38        52,424     10.07
  5.51% to 6.50%.......................    5.97       210,366     37.62      6.04       264,388     50.78
  6.51% to 7.50%.......................    7.36        50,506      9.03      7.36        55,516     10.66
  7.51% and greater....................    8.96         7,312      1.31      8.92         7,868      1.51
                                                     --------    ------                --------    ------
                                           5.87       427,928     76.52      6.06       406,587     78.09
                                                     --------    ------                --------    ------
                                           4.96%     $559,235    100.00%     5.23%     $520,690    100.00%
                                                     ========    ======                ========    ======

     The maturity periods of certificates of deposit were as follows (dollars in thousands):

                                                      DECEMBER 31, 1998     DECEMBER 31, 1997
                                                      ------------------    ------------------
                                                       AMOUNT       %        AMOUNT       %
                                                      --------    ------    --------    ------
Within six months...................................  $153,252     35.81%   $139,626     34.34%
Six months to one year..............................   144,069     33.67     119,841     29.48
One to five years...................................   100,065     23.38     115,317     28.36
Over five years.....................................    30,542      7.14      31,803      7.82
                                                      --------    ------    --------    ------
                                                      $427,928    100.00%   $406,587    100.00%
                                                      ========    ======    ========    ======

     Deposits over $100,000 at December 31, 1998 and 1997, totaled $107,996,000 and $82,306,000, respectively. The Bank does not enter into brokered deposit arrangements and had no brokered deposits at December 31, 1998 or 1997.

     Interest expense on deposits is summarized as follows (dollars in thousands):

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1998       1997       1996
                                                              -------    -------    -------
Passbook accounts...........................................  $ 1,596    $ 1,391    $ 1,328
NOW accounts................................................      621        571        505
Money market deposit accounts...............................      362        413        499
Certificates of deposit.....................................   24,200     24,200     21,184
                                                              -------    -------    -------
          Interest expense..................................  $26,779    $26,575    $23,516
                                                              =======    =======    =======

(7) ADVANCES FROM FEDERAL HOME LOAN BANK

     Advances from the Federal Home Loan Bank (FHLB) consist of $18.7 million with a weighted average variable rate of 5.49% and $29.5 million with a weighted average fixed rate of 5.38% at December 31, 1998

                    EMERALD FINANCIAL CORP. AND SUBSIDIARIES

                       DECEMBER 31, 1998, 1997, AND 1996

and $20.5 million with a weighted average variable rate of 5.90% and $7.6 million with a weighted average fixed rate of 6.84% at December 31, 1997.

     Although individual loans are not specifically pledged, the FHLB requires that the Bank have mortgage loans which are, among other things, clear of pledges, liens, and encumbrances and equal to at least 150% of the advances from the FHLB amounting to $72,347,264. The stock of the FHLB owned by the Bank is also pledged as collateral for these borrowings.

     Scheduled payments on FHLB advances at December 31, 1998 are as follows (dollars in thousands):

1999...............................................  $ 1,294
2000...............................................   19,380
2001...............................................    1,558
2002...............................................    3,000
2003...............................................       --
Beyond.............................................   23,000
                                                     -------
                                                     $48,232
                                                     =======

(8) FEDERAL INCOME TAXES

     Emerald and its wholly owned Subsidiaries file a consolidated federal income tax return. A summary of the provision for federal income taxes is as follows (dollars in thousands):

                                                    YEAR ENDED DECEMBER 31,
                                                   --------------------------
                                                    1998      1997      1996
                                                   ------    ------    ------
Current..........................................  $3,344    $3,039    $1,790
Deferred.........................................     248       131       151
Cumulative effect adjustment.....................      60        --        --
                                                   ------    ------    ------
          Total..................................  $3,652    $3,170    $1,941
                                                   ======    ======    ======

     A reconciliation between the expected income tax expense (benefit) using the statutory federal rate and the actual consolidated income tax provision follows (dollars in thousands):

                                                          YEAR ENDED DECEMBER 31,
                                          --------------------------------------------------------
                                                1998                1997                1996
                                          ----------------    ----------------    ----------------
                                                     % OF                % OF                % OF
                                                    PRETAX              PRETAX              PRETAX
                                          AMOUNT    INCOME    AMOUNT    INCOME    AMOUNT    INCOME
                                          ------    ------    ------    ------    ------    ------
Tax expense at statutory rate...........  $3,993     35.0%    $3,259     35.0%    $1,921     35.0%
Other...................................    (341)    (3.0)      (89)     (1.0)       20        .4
                                          ------     ----     ------     ----     ------     ----
                                          $3,652     32.0%    $3,170     34.0%    $1,941     35.4%
                                          ======     ====     ======     ====     ======     ====

                    EMERALD FINANCIAL CORP. AND SUBSIDIARIES

                       DECEMBER 31, 1998, 1997, AND 1996

     The Company's net deferred tax liability is as follows (dollars in thousands):

                                                               1998      1997
                                                              ------    ------
Deferred tax assets:
  Loan loss allowances......................................  $  662    $  608
  Other.....................................................      92        54
                                                              ------    ------
          Total deferred tax assets.........................     754       662
Deferred tax liabilities:
  Deferred loan fees........................................     790       645
  FHLB stock dividends......................................     575       486
  Mortgage servicing rights.................................     116       115
  Bad debt reserves over base year reserves.................     918     1,102
  Depreciation and amortization.............................     230       168
  Other.....................................................      36        21
                                                              ------    ------
          Total deferred tax liabilities....................   2,665     2,537
                                                              ------    ------
          Net deferred tax liability........................  $1,911    $1,875
                                                              ======    ======

     Retained earnings include $2,383,000 at December 31, 1998 for which no provision for federal income taxes has been made. This amount represents allocations of income during years prior to 1988 to bad debt deductions for tax purposes only. These qualifying and nonqualifying base year reserves and supplemental reserves will be recaptured into income in the event of certain distributions and redemptions. Such recapture would create income for tax purposes only, which would be subject to the then current corporate income tax rate. Recapture would not occur upon the reorganization, merger, or acquisition of the Bank, nor if the Bank is merged or liquidated tax-free into a bank or undergoes a charter change. If the Bank fails to qualify as a bank or merges into a nonbank entity, these reserves will be recaptured into income.

     The favorable reserve method previously afforded to thrifts was repealed for tax years beginning after December 31, 1995. Large thrifts were switched to the specific charge-off method of Section 166. In general, a thrift is required to recapture the amount of its qualifying and nonqualifying reserves in excess of its qualifying and nonqualifying base year reserves. As the Bank has previously provided deferred taxes on the recapture amount, no additional financial statement tax expense will result from the recapture.

                    EMERALD FINANCIAL CORP. AND SUBSIDIARIES

                       DECEMBER 31, 1998, 1997, AND 1996

(9) LONG-TERM INCENTIVE PLAN

     Options have been granted under the Emerald Financial Corp. 1994 Long-Term Incentive Plan (Plan) and the Emerald Financial Corp. 1998 Stock Option and Incentive Plan to key employees and directors of the Bank. Options awarded under the Plans are vested over a one to ten year schedule after the date granted. Following is activity under the plans during the years ended December 31, 1998, 1997, and 1996:

                                                                1998        1997       1996
                                                              ---------    -------    -------
Options outstanding, beginning of year......................    978,000    836,000    836,000
Exercised at $4.56 per share................................    (88,088)        --         --
Exercised at $4.82 per share................................    (50,000)   (22,000)        --
Exercised at $7.13 per share................................     (4,100)        --         --
Forfeited...................................................         --         --         --
Granted.....................................................    345,000    164,000         --
                                                              ---------    -------    -------
          Options outstanding, end of year..................  1,180,812    978,000    836,000
                                                              =========    =======    =======
Exercisable at $13.31 per share, expiring 4/18/2003.........      4,000         --         --
Exercisable at $13.31 per share, expiring 4/18/2008.........    341,000         --         --
Exercisable at $4.82 per share, expiring 10/18/2004.........     84,000    134,000    156,000
Exercisable at $7.13 per share, expiring 6/1/2007...........    159,900    164,000         --
Exercisable at $4.56 per share, expiring 1/11/99............     16,000     16,000     16,000
Exercisable at $4.56 per share, expiring 1/11/2004..........    575,912    664,000    664,000
                                                              ---------    -------    -------
                                                              1,180,812    978,000    836,000
                                                              =========    =======    =======
          Options available for grant, end of year..........    155,000         --    164,000
                                                              =========    =======    =======

     SFAS No. 123, Accounting for Stock-Based Compensation, encourages, but does not require, adoption of a fair-value-based accounting method for employee stock-based compensation arrangements and was effective January 1, 1996. Management has elected to continue to use the Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees, intrinsic value method for measurement and recognition of stock-based compensation. Accordingly, no compensation cost has been recognized. Had compensation cost for the Company's plan been determined consistent with SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share amounts):

                                                    1998      1997      1996
                                                   ------    ------    ------
Net income:
  As reported....................................  $7,756    $6,141    $3,548
  Pro forma......................................   6,900     5,832     3,310
Earnings per common shares:
  Basic:
     As reported.................................    0.76      0.61      0.35
     Pro forma...................................    0.67      0.58      0.33
  Diluted:
     As reported.................................    0.72      0.59      0.35
     Pro forma...................................    0.64      0.56      0.33

     The fair value for each option grant used in the foregoing pro forma amounts is estimated on the date of grant using an option pricing model. The model incorporates the following weighted-average assumptions

                    EMERALD FINANCIAL CORP. AND SUBSIDIARIES

                       DECEMBER 31, 1998, 1997, AND 1996

used for grants in 1998, 1997, and 1996; 2.0% dividend growth; 37.0% to 61.0% expected volatility; risk-free interest rates ranging from 5.03% to 7.71%; and expected lives ranging from five to ten years.

(10) EMPLOYEE BENEFIT PLANS

     The Bank has a profit-sharing retirement plan covering substantially all employees, to which the Bank makes discretionary contributions as determined annually by its Board of Directors. Contributions were $242,000 in 1998; $144,000 in 1997; and $139,000 in 1996.

     The Bank also has a qualified, tax-exempt profit-sharing plan with a cash or deferred feature qualifying under Section 401(k) of the Internal Revenue Code; under this plan, the Bank provides matching contributions of up to 3% of qualifying employees' annual eligible compensation. The Bank's contributions were $91,000 in 1998; $88,000 in 1997; and $79,000 in 1996.

     In addition, the Bank has a nonqualified, Supplemental Executive Retirement Plan (SERP) that provides certain officers with retirement benefits. SERP pension costs charged to noninterest expense amounted to $75,000 in 1997 and $100,000 in 1996. No SERP pension costs were charged to noninterest expense in 1998.

(11) SAVINGS ASSOCIATION INSURANCE FUND ASSESSMENT

     On September 30, 1996, the Omnibus Appropriations Bill was enacted which imposed a special assessment on Savings Association Insurance Fund (SAIF) deposits held as of March 31, 1995, to recapitalize the SAIF. Therefore, the Bank recorded a one-time pretax charge of $2,481,000 representing the special assessment of 65.7 basis points on the Bank's deposits held as of March 31, 1995. This assessment was deductible for tax purposes on the Bank's fiscal year 1996 federal income tax return.

(12) REGULATORY MATTERS

     Office of Thrift Supervision regulations require savings institutions to maintain certain minimum levels of regulatory capital. An institution that fails to comply with its regulatory capital requirements must obtain OTS approval of a capital plan and can be subject to a capital directive and certain restrictions on its operations. At December 31, 1998, the minimum regulatory capital regulations require institutions to have tangible capital equal to 1.5% of adjusted total assets, a 4% leverage capital ratio, and an 8% risk-based capital ratio. At December 31, 1998, the Bank exceeded all of the aforementioned regulatory capital requirements.

     The prompt corrective action regulations of the Federal Deposit Insurance Corporation define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." To be considered "well capitalized," an institution must generally have a leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6%, and a total risk-based capital ratio of at least 10%.

                    EMERALD FINANCIAL CORP. AND SUBSIDIARIES

                       DECEMBER 31, 1998, 1997, AND 1996

     At December 31, 1998 and 1997, the Bank was in compliance with regulatory capital requirements and is considered "well capitalized" as set forth below (dollars in thousands):

                                                                            TIER 1     TOTAL
                                                                 CORE/      RISK-      RISK-
                                           EQUITY    TANGIBLE   LEVERAGE    BASED      BASED
                                          CAPITAL    CAPITAL    CAPITAL    CAPITAL    CAPITAL
                                          --------   --------   --------   --------   --------
DECEMBER 31, 1998
GAAP capital............................  $ 53,869   $ 53,869   $ 53,869   $ 53,869   $ 53,869
Goodwill................................                 (552)      (552)      (552)      (552)
Unrealized losses on securities
  available
  for sale..............................                  197        197        197        197
General valuation allowances............                   --         --         --      1,778
                                                     --------   --------   --------   --------
Regulatory capital......................               53,514     53,514     53,514     55,292
Total regulatory assets.................   667,667
                                          --------
Adjusted total assets...................              667,414    667,414
                                                     --------   --------
Risk-weighted assets....................                                    438,842    438,842
                                                                           --------   --------
Capital ratio...........................      8.07%      8.02%      8.02%     12.19%     12.60%
Regulatory requirement..................                 1.50%      4.00%                 8.00%
Regulatory capital category.............
Well capitalized -- equal to or greater
  than..................................                            5.00%      6.00%     10.00%
DECEMBER 31, 1997
GAAP capital............................    47,324     47,324     47,324     47,324     47,324
Goodwill................................                 (663)      (663)      (663)      (663)
Unrealized gains on securities available
  for sale..............................                  (61)       (61)       (61)       (61)
General valuation allowances............                   --         --         --      1,625
                                                     --------   --------   --------   --------
Regulatory capital......................               46,600     46,600     46,600     48,225
Total regulatory assets.................   602,910
                                          --------
Adjusted total assets...................              602,155    602,155
                                                     --------   --------
Risk-weighted assets....................                                    375,289    375,289
                                                                           --------   --------
Capital ratio...........................      7.85%      7.74%      7.74%     12.42%     12.85%
Regulatory requirement..................                 1.50%      3.00%                 8.00%
Regulatory capital category.............
Well capitalized -- equal to or greater
  than..................................                            5.00%      6.00%     10.00%

     Management believes, as of December 31, 1998, that the Bank meets all capital requirements to which it is subject. Events beyond management's control, such as fluctuations in interest rates or a downturn in the economy in areas in which the Bank's loans and securities are concentrated, could adversely affect future earnings and, consequently, the Bank's ability to meet its future capital requirements.

(13) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative

                    EMERALD FINANCIAL CORP. AND SUBSIDIARIES

                       DECEMBER 31, 1998, 1997, AND 1996

of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                         DECEMBER 31, 1998      DECEMBER 31, 1997
                                                        --------------------   --------------------
                                                                   ESTIMATED              ESTIMATED
                                                        CARRYING     FAIR      CARRYING     FAIR
                                                         AMOUNT      VALUE      AMOUNT      VALUE
                                                        --------   ---------   --------   ---------
                                                                  (DOLLARS IN THOUSANDS)
Financial assets:
  Cash and cash equivalents...........................  $ 10,042   $ 10,042    $ 10,762   $ 10,762
  Investment securities:
     Held to maturity.................................     4,694      4,603      14,231     14,037
     Available for sale...............................    46,499     46,499      32,465     32,465
  Mortgage-backed securities:
     Held to maturity.................................        --         --      25,825     26,416
     Available for sale...............................    44,963     44,963      27,312     27,312
  Loans held for investment, net......................   526,197    529,474     461,457    458,525
  Loans held for sale.................................     5,873      5,892       7,823      7,852
  Accrued interest receivable.........................     3,449      3,449       3,343      3,343
  Federal Home Loan Bank stock........................     3,823      3,823       3,504      3,504
Financial liabilities:
  Deposits............................................   559,235    563,731     520,690    521,211
  Advances from Federal Home Loan Bank................    48,232     47,781      28,138     28,178
  Advance payments by borrowers for taxes and
     insurance........................................     1,847      1,847       1,574      1,574
  Accrued interest payable............................       861        861       1,002      1,002

     The fair value estimates are based on the following methods and assumptions:

     - CASH AND CASH EQUIVALENTS, ACCRUED INTEREST RECEIVABLE, ADVANCE PAYMENTS BY BORROWERS FOR TAXES AND INSURANCE, AND ACCRUED INTEREST PAYABLE. The carrying amounts approximate their fair value.

     - INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES. Fair values for securities are based on quoted market prices or dealer quotes; where such quotes are not available, fair values are based on quoted market prices of comparable instruments.

     - LOANS HELD FOR INVESTMENT. The fair values of loans receivable are estimated using a discounted cash flow calculation that applies estimated discount rates reflecting the credit and interest rate risk inherent in the loans to homogeneous categories of loans with similar financial characteristics; these loan categories are further segmented into fixed and adjustable rate interest terms.

     - LOANS HELD FOR SALE. Fair values are based on actual sales prices for loans subject to sales commitments; fair values of loans not subject to sales commitments are based on the market price of loans with similar characteristics.

     - FEDERAL HOME LOAN BANK STOCK. This item is valued at cost, which represents redemption value and approximates fair value.

     - DEPOSITS. The fair values of fixed maturity certificate accounts are estimated using a discounted cash flow calculation that applies interest rates currently offered for deposits of similar remaining maturities. The fair values of other deposit accounts (passbook, NOW, and money market accounts) equal their carrying values (i.e., the amount payable on demand at the reporting date).

                    EMERALD FINANCIAL CORP. AND SUBSIDIARIES

                       DECEMBER 31, 1998, 1997, AND 1996

     - ADVANCES FROM FEDERAL HOME LOAN BANK. The fair value of FHLB advances is estimated by discounting future cash flows at rates currently available for borrowings with similar terms and remaining maturities.

     - OFF-BALANCE SHEET FINANCIAL INSTRUMENTS. The fair value of commitments is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of undisbursed lines of credit is based on fees currently charged for similar agreements or on estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. The carrying amount and fair value of off-balance sheet instruments is not significant as of December 31, 1998 and 1997.

(14) COMMITMENTS AND CONTINGENCIES

     In the normal course of business, the Bank enters into commitments with off-balance sheet risk to meet the financing needs of its customers. Commitments to extend credit involve elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The Bank's exposure to credit loss in the event of nonperformance by the other party to the commitment is represented by the contractual amount of the commitment. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments. Interest rate risk on commitments to extend credit results from the possibility that interest rates may have moved unfavorably from the position of the Bank since the time the commitment was made.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates of 60 days or other termination clauses and may require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

     The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained by the Bank upon extension of credit is based on management's credit evaluation of the applicant. Collateral held is generally residential and commercial real estate.

     The Bank's lending is concentrated in northeastern Ohio; as a result, the economic conditions and market for real estate in northeastern Ohio could have a significant impact on the Bank.

     At December 31, 1998, the Bank had commitments to lend $47,356,000, of which $16,173,000 were for adjustable-rate loans and $31,183,000 were for fixed-rate loans. At December 31, 1997, the Bank had commitments to lend $29,974,000, of which $14,492,000 were for adjustable-rate loans and $15,482,000 were for fixed-rate loans. Adjustable-rate loans generally reprice with the prime rate or the one- or three-year constant maturity treasury rate. The interest rates and fees associated with these commitments were prevailing at the time applications were taken. In management's opinion, these loans will be funded through normal operations.

     There were no commitments to sell any loans at either December 31, 1998 or 1997.

     As of December 31, 1998 and 1997, the Bank had line-of-credit commitments totaling $14,528,000 and $8,175,000, respectively. Commitments generally are extended at prime-sensitive interest rates and are secured by real estate.

                    EMERALD FINANCIAL CORP. AND SUBSIDIARIES

                       DECEMBER 31, 1998, 1997, AND 1996

     There are pending against the Bank various lawsuits and claims which arise in the normal course of business. In the opinion of management, any liabilities that may result from pending lawsuits and claims will not materially affect the consolidated financial position of the Bank.

(15) PARENT COMPANY ONLY FINANCIAL STATEMENTS

     The condensed statements of financial condition as of December 31, 1998 and 1997, and related condensed statements of income and cash flows for the year ended December 31, 1998 and the period from March 6, 1997 through December 31, 1997 for Emerald Financial Corp. should be read in conjunction with the consolidated financial statements and the notes thereto (dollars in thousands).

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1998       1997
                                                              -------    -------
CONDENSED STATEMENT OF FINANCIAL CONDITION
Assets:
  Cash......................................................  $   106    $    77
  Securities available for sale.............................    5,485      5,372
  Note receivable...........................................       --         85
  Equity in net assets of the Bank..........................   53,869     47,324
  Interest receivable on investments........................       45        104
  Other assets..............................................       63         83
                                                              -------    -------
          Total assets......................................  $59,568    $53,045
                                                              =======    =======

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1998       1997
                                                              -------    -------
Liabilities and shareholders' equity:
  Other liabilities.........................................  $   114    $   130
  Notes payable.............................................    4,670      4,400
  Shareholders' equity......................................   54,784     48,515
                                                              -------    -------
          Total liabilities and shareholders' equity........  $59,568    $53,045
                                                              =======    =======

                                                                                PERIOD FROM
                                                               YEAR ENDED     MARCH 6, 1997 TO
                                                              DECEMBER 31,      DECEMBER 31,
                                                                  1998              1997
                                                              ------------    ----------------
CONDENSED STATEMENT OF INCOME
Income:
  Equity in earnings of the Bank............................     $7,491            $6,175
  Interest income...........................................        462               328
  Gain on sale of securities available for sale.............        575                --
                                                                 ------            ------
          Total income......................................      8,528             6,503
                                                                 ------            ------
Expenses:
  Interest..................................................        365               268
  Other.....................................................        247               133
                                                                 ------            ------
          Total expenses....................................        612               401
                                                                 ------            ------
     Income before federal income taxes.....................      7,916             6,102
Federal income tax benefit (expense)........................       (160)               39
                                                                 ------            ------
     Net income.............................................     $7,756            $6,141
                                                                 ======            ======

                    EMERALD FINANCIAL CORP. AND SUBSIDIARIES

                       DECEMBER 31, 1998, 1997, AND 1996

                                                                                PERIOD FROM
                                                               YEAR ENDED     MARCH 6, 1997 TO
                                                              DECEMBER 31,      DECEMBER 31,
                                                                  1998              1997
                                                              ------------    ----------------
CONDENSED STATEMENT OF CASH FLOWS
Cash flows from operating activities:
  Net income................................................    $ 7,756           $ 6,141
  Adjustments to reconcile net income to net cash used in
     operating activities:
       Equity in earnings of the Bank.......................     (7,491)           (6,175)
       Gain on sale of securities available for sale........       (575)               --
       Amortization and accretion...........................         20                18
       Deferred federal income taxes........................         80               (80)
       (Decrease) increase in liabilities...................        (12)              102
       Change in accrued interest receivable and payable....         58              (104)
       Other, net...........................................         83              (104)
                                                                -------           -------
          Net cash used in operating activities.............        (81)             (202)
                                                                -------           -------
Cash flows from investing activities:
  Purchase of securities available for sale.................     (4,749)           (5,137)
  Proceeds from sale of securities available for sale.......      4,975                --
  Dividend from the Bank....................................        970             2,180
                                                                -------           -------
          Net cash provided by investing activities.........      1,196            (2,957)
                                                                -------           -------
Cash flows from financing activities:
  Proceeds from borrowings..................................        270             4,425
  Repayment of borrowings...................................         --               (80)
  Dividend paid.............................................     (2,004)           (1,215)
  Proceeds from stock options exercised.....................        672               106
  Proceeds from shares issued under DRIP....................        243                --
  Purchase of treasury shares...............................       (267)               --
                                                                -------           -------
          Net cash provided by financing activities.........     (1,086)            3,236
                                                                -------           -------
          Net increase in cash and cash equivalents.........         29                77
Cash and cash equivalents at beginning of period............         77                --
                                                                -------           -------
Cash and cash equivalents at end of period..................    $   106           $    77
                                                                =======           =======

(16) SHAREHOLDERS' EQUITY

     The Bank paid dividends of $2,004,000 in 1998; $1,215,000 in 1997; and
$1,190,000 in 1996. The Bank's ability to make capital distributions is restricted by Office of Thrift Supervision (OTS) regulations. As a Tier 1 Association under OTS regulations, the Bank is granted the greatest flexibility in capital distributions; the Bank is authorized to distribute the greater of
(1) 100% of year-to-date net income plus 50% of excess capital at the beginning of the year or (2) 75% of net income over the most recent four-quarter period. Dividend payments were limited to $17,583,000 at December 31, 1998.

     On May 15, 1998, the Company declared a two-for-one stock split in the form of a 100% common stock dividend payable May 15, 1998 to stockholders of record as of May 1, 1998. The stock split increased the Company's outstanding common shares from 5.1 million to 10.2 million shares. Shareholders' equity has been restated to give retroactive recognition to the stock split for all periods presented. In addition, all references in the consolidated financial statements and notes thereto to number of shares, per-share amounts, stock option data, and market prices of the Company's common stock have been restated giving retroactive recognition to the stock split.